As filed with the Securities and Exchange Commission on August 20, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AXALTA COATING SYSTEMS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	2851	98-1073028
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Two Commerce Square

2001 Market Street

Suite 3600

Philadelphia, Pennsylvania 19103

(855) 547-1461

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Michael F. Finn

Senior Vice President and General Counsel

Axalta Coating Systems Ltd.

Two Commerce Square

2001 Market Street

Suite 3600

Philadelphia, Pennsylvania 19103

(855) 547-1461

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Patrick H. Shannon Jason M. Licht Latham & Watkins LLP 555 Eleventh Street, NW Washington, D.C. 20004 (202) 637-2200	Craig F. Arcella Cravath, Swaine & Moore LLP 825 Eighth Avenue New York, NY 10019 (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Smaller reporting company

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Proposed maximum aggregate offering price(a)(b)	Amount of registration fee
Common shares, $1.00 par value per share	$100,000,000	$12,880

(a)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) promulgated under the Securities Act of 1933.
(b)	Includes offering price of additional common shares that may be purchased by the underwriters.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We and the selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus dated August 20, 2014

PROSPECTUS

                     Shares

Axalta Coating Systems Ltd.

Common Shares

This is Axalta Coating Systems Ltd.’s initial public offering. We are selling                      common shares in this offering. The selling shareholders named in this prospectus, including affiliates of The Carlyle Group (“Carlyle”), are selling                      shares of our common shares in this offering.

We expect the public offering price to be between $             and $             per share. Currently, no public market exists for our common shares. We will apply for listing of our common shares on the                      under the symbol “                    ”.

Investing in the common shares involves risks that are described in the “Risk Factors” section beginning on page 21 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to us	$	$
Proceeds, before expenses, to the selling shareholders	$	$

The underwriters may also purchase up to an additional                      common shares from the selling shareholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus. We will not receive any of the proceeds from the sale of common shares by the selling shareholders in this offering, including from any exercise by the underwriters of their option to purchase additional common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between residents and non-residents of Bermuda for exchange control purposes provided our common shares remain listed on an appointed stock exchange, which includes                     . In granting such consent, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

The common shares will be ready for delivery on or about                     , 2014.

Citigroup	Goldman, Sachs & Co.	Deutsche Bank Securities	J.P. Morgan

BofA Merrill Lynch	Barclays	Credit Suisse	Morgan Stanley

The date of this prospectus is                     , 2014.

AXALTA COATING SYSTEMS

Built for performance.

AXALTA

©2014 Axalta Coating Systems. All rights reserved.

We are responsible only for the information contained in this prospectus and in any related free-writing prospectus we prepare or authorize. We and the selling shareholders have not, and the underwriters have not, authorized anyone to give you any other information and take no responsibility for any other information that others may give you. We and the selling shareholders are offering to sell, and seeking offers to buy, the common shares only in jurisdictions where offers and sales are permitted. The information in this document may only be accurate on the date of this document, regardless of its time of delivery or of any sales of the common shares. Our business, financial condition, results of operations or cash flows may have changed since such date.

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MARKET, INDUSTRY AND OTHER DATA

This prospectus includes estimates regarding market and industry data and forecasts, which are based on publicly available information, industry publications and surveys, reports from government agencies, reports by market research firms or other independent sources such as Orr & Boss, Inc. (“Orr & Boss”) and LMC Automotive (“LMC Automotive”), and our own estimates based on our management’s knowledge of and experience in the market sectors in which we compete. Although we believe them to be accurate, we have not independently verified market and industry data from third-party sources. This information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process, and other limitations and uncertainties inherent in industry research and surveys of market size.

References to market share are based on sales generated in the relevant market.

References to EMEA refer to Europe, the Middle East and Africa. References to Latin America include Mexico and references to North America exclude Mexico.

References to emerging markets refer collectively to Latin America (including Mexico) and Asia (excluding Japan).

Certain monetary amounts, percentages and other figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.

TRADEMARKS

We own or otherwise have rights to the trademarks, service marks, copyrights and trade names, including those mentioned in this prospectus, used in conjunction with the marketing and sale of our products and services. This prospectus includes trademarks, such as Alesta®, Abcite®, Aqua EC®, Centari®, Chemolit®, Chemophan®, Corlar®, CorMax®, Cromax®, Cromax Mosaic®, ExcelPro®, Imron®, Imron Elite®, Lutopen®, Nap-Gard®, Nason®, Rival®, Standox®, Spies Hecker®, Stollaqua®, Stollaquid®, Syntopal®, Voltatex®, Voltron®, Eco-Concept, 3-Wet™ and 2-Wet Monocoat™, which are protected under applicable intellectual property laws and are our property and the property of our subsidiaries. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Solely for convenience, our trademarks, service marks and trade names referred to in this prospectus may appear without the ® or ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks and trade names.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Selected Historical Financial Information” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. On February 1, 2013, Axalta Coating Systems Ltd. (“ACS”) acquired from E. I. du Pont de Nemours and Company (“DuPont”) all of the capital stock, other equity interests and assets of certain entities that, together with their subsidiaries, comprised the DuPont Performance Coatings business (“DPC”), which is referred to herein as the “Acquisition.” Following the Acquisition, we renamed our business Axalta Coating Systems (“Axalta”). References herein to the “Company,” “we,” “us,” “our” and “our company” refer to ACS and its consolidated subsidiaries. References herein to “fiscal year” refer to our fiscal years, which end on December 31. References herein to the “LTM Period” refer to the twelve months ended June 30, 2014. See “—Summary Historical and Pro Forma Financial Information.” References herein to the financial measures “EBITDA” and “Adjusted EBITDA” refer to financial measures that do not comply with generally accepted accounting principles in the United States (“U.S. GAAP”). For information about how we calculate EBITDA and Adjusted EBITDA, see footnote 3 to the table under the heading “—Summary Historical and Pro Forma Financial Information.”

Our Company

We are a leading global manufacturer, marketer and distributor of high performance coatings systems. We generate approximately 90% of our revenue in markets where we hold the #1 or #2 global market position, including the #1 position in our core automotive refinish end-market with approximately a 25% global market share. We have a nearly 150-year heritage in the coatings industry and are known for manufacturing high-quality products with well-recognized brands supported by market-leading technology and customer service. Over the course of our history we have remained at the forefront of our industry by continually developing innovative coatings technologies designed to enhance product performance and appearance, while improving customer productivity and profitability.

Our diverse global footprint of 35 manufacturing facilities, 7 technology centers, 45 customer training centers and approximately 12,650 employees allows us to meet the needs of customers in over 130 countries. We serve our customer base through an extensive sales force and technical support organization, as well as through over 4,000 independent, locally based distributors. Our scale and strong local presence are critical to our success, allowing us to leverage our technology portfolio and customer relationships globally while meeting customer demands locally.

For the LTM Period, our net sales were $4,342 million, Adjusted EBITDA was $799 million, or 18.4% of net sales, and net income was $3 million. We have renewed the organization’s focus on profitable growth, achieving year-over-year net sales and Adjusted EBITDA growth for each of the five full quarters following the Acquisition. Additionally, we have undertaken several transformational initiatives that we believe have laid the foundation for future growth, resulting in significant new business wins, many of which we expect to contribute to sales beginning in 2015. We have also begun implementing several EBITDA enhancement initiatives that we believe will drive meaningful earnings growth over the next several years.

Our business is organized into two segments, Performance Coatings and Transportation Coatings, serving four end-markets globally as highlighted below:

Performance Coatings

Through our Performance Coatings segment we provide high-quality liquid and powder coatings solutions to a fragmented and local customer base. We are one of only a few suppliers with the technology to provide precise color matching and highly durable coatings systems. The end-markets within this segment are refinish and industrial as described below.

Refinish End-Market (#1 global market position): We provide waterborne and solventborne coatings to approximately 80,000 independent body shops, dealers and multi-shop operators (“MSOs”) to facilitate high-quality, efficient automotive collision repairs. Our advanced color matching technology and library of over four million color variations comprise an advanced color system that enables body shops to refinish vehicles regardless of vehicle brand, color, age, or original paint supplier.

Industrial End-Market: We provide a wide range of liquid and powder coatings to customers who use them in diverse applications, including industrial machinery, electrical insulation, automotive components, architectural cladding and fittings, appliances, outdoor furniture and oil & gas pipelines. Our coatings are often used under severe operating conditions and require high performance such as high mechanical resistance, corrosion protection, elasticity and colorfastness.

Transportation Coatings

Through our Transportation Coatings segment, we provide advanced coatings technologies to original equipment manufacturers (“OEMs”) of light and commercial vehicles. These increasingly global customers require a high level of technical support coupled with cost-effective, environmentally responsible coatings systems that can be applied with a high degree of precision, consistency and speed.

Light Vehicle End-Market (#2 global market position): We provide light vehicle OEMs and Tier 1 component suppliers a full range of waterborne and solventborne coatings systems that are a critical, integrated step in the vehicle assembly process. We compete and win new business on the basis of our quality, service and proprietary products that generate significant energy and cost savings for our customers while enhancing productivity and first pass quality. Our global capabilities and focus on technology enable us to provide our global customers with next-generation offerings to enhance appearance, durability and corrosion protection and comply with increasingly strict environmental regulations.

Commercial Vehicle End-Market: We provide liquid coatings to commercial vehicle OEMs, including those in the heavy duty truck (“HDT”), bus, rail and agricultural and construction equipment (“ACE”) markets, as well as related markets such as trailers, recreational vehicles and personal sport vehicles. As the #1 global supplier in both the HDT and bus markets, we meet the demands of our customers with an extensive offering of over 70,000 colors.

Transformational Initiatives

Since the Acquisition, we have migrated from a business segment of DuPont to an independent global company exclusively focused on coatings. We have completed the separation from DuPont and implemented several initiatives designed to unlock our business’s full potential, including:

•	Enhanced Senior Leadership Team: We have augmented our management team with world-class talent and significant end-market expertise, with 12 of our 17 most senior managers joining since the Acquisition, including our CEO and CFO. We have also recruited key regional and local managers with both operational and commercial leadership experience.

•	Implemented New Customer Strategies: We have realigned our resources to more effectively meet the varying demands of our customers. In end-markets characterized by large global customers such as light and commercial vehicle OEMs, we transitioned from a regional to a global management and sales model. In the refinish end-market, we have reorganized our sales force to target and meet the needs of additional customers in high-growth areas of the market.
•	Aligned Incentives: We have implemented a performance-based compensation structure that closely aligns the interests of our global leadership team with those of our shareholders. We have also transitioned to a more incentive-based compensation structure for our global sales force designed to increase their focus on profitable growth.
•	Investing for Growth: As an independent company, we are able to focus our time and capital exclusively on coatings. As a result, we are pursuing investments with attractive returns such as low-risk capacity expansion projects in China, Germany, Mexico and Brazil that will position us to grow with our customers. We are also investing in operational improvement initiatives such as the realignment of our European manufacturing operations as well as growing our sales force in emerging markets and end-markets where we are currently underrepresented.

Our Industry

In 2013, we were the fourth largest supplier in the $127 billion global coatings industry as measured by sales, according to Orr & Boss. The global coatings industry is characterized by multiple end-markets and applications. Market participants include a few global coatings suppliers and many smaller, regionally focused suppliers that maintain a presence in select product categories and local markets.

Within the broad global coatings market, we focus on the automotive refinish, light vehicle, commercial vehicle and industrial end-markets, which Orr & Boss estimates to collectively represent $37 billion of annual sales. The chart below illustrates the composition of the global coatings industry by application and indicates the end-markets in which we participate:

We operate in attractive end-markets, with the top four suppliers collectively holding an estimated 67% market share in the automotive refinish end-market and 74% market share in the light vehicle end-market. This structure is a result of few suppliers having the technological capabilities, global manufacturing footprint, efficient supply chain and overall scale to meet customer needs. These characteristics allow global coatings providers to serve customers locally while continuing to leverage global innovation, product platforms, relationships and best practices.

The refinish, industrial, light vehicle and commercial vehicle end-markets are collectively expected to grow at a compound annual growth rate (“CAGR”) of 5.8%, or $12.2 billion, from 2013 to 2018, according to Orr & Boss. This growth is due to specific end-market drivers as well as key industry trends, which favor large multi-national suppliers, including:

•	Increasingly stringent environmental regulations: Evolving regulations in all major geographies have placed limits on the emission of volatile organic compounds (“VOCs”) and hazardous air pollutants (“HAPs”). As a result, customers are shifting toward regulation-compliant, low-VOC solventborne and waterborne coatings. Few coatings suppliers have the technology and products to meet these increasingly stringent requirements.

•	Global procurement model: Multi-national light vehicle OEMs are increasingly utilizing global procurement teams to stipulate product specifications and color standardization requirements, which are implemented at the local level. These customers select coatings providers on the basis of their ability to consistently deliver advanced technological solutions on a global basis.

•	Increased efficiency: Customers are encouraging coatings manufacturers to invest in new product offerings that require fewer application steps, resulting in lower capital and energy costs.

•	Vehicle light-weighting: With more stringent vehicle emissions and fuel consumption regulations, light vehicle OEMs are focused on reducing vehicle weight to improve fuel economy. This is driving the need for new, and frequently multiple, substrates on the exterior of the vehicle. Historically, OEMs have manufactured vehicles primarily with steel components but are now increasingly incorporating other materials, including aluminum, carbon fiber and plastics. These materials often require specialized primers and low-temperature curing formulations to achieve uniform appearance, color and finish.

•	Emerging market growth: Emerging market demand in our end-markets is expected to grow at a CAGR of approximately 8.4% from 2013 to 2018, according to Orr & Boss. This is primarily due to increased government infrastructure spending and increased middle class consumption, which will increase the car parc (the number of vehicles in use). As per-capita wealth expands, consumers are also demanding higher-quality products, driving demand for more advanced coatings systems in these markets.

Performance Coatings

Refinish

The refinish end-market represented an estimated $7.3 billion in 2013 global sales, according to Orr & Boss. Sales in this end-market are driven by the number of vehicle collisions and owners’ propensity to repair their vehicles. The number of vehicle collisions in a given market is primarily determined by the size of the car parc and the aggregate number of miles driven in that market. The global automotive refinish end-market is expected to grow at a CAGR of approximately 4.3% from 2013 to 2018, with emerging markets expected to grow at a CAGR of approximately 7.7% over the same period, according to Orr & Boss.

Refinish products are critical to vehicle appearance and customer satisfaction but typically represent a small percentage of the overall cost of repair. As a result, body repair shop operators are most focused on coatings brands with a strong track record of performance and reliability. Such brands offer exact color matching technologies, productivity enhancements, regulatory compliance, consistent quality and ongoing technical support in order to facilitate timely repairs that restore a damaged vehicle’s appearance to its original condition.

Industrial

The industrial end-market represented an estimated $19.7 billion in 2013 global sales and is forecasted to grow at a CAGR of approximately 6.8% from 2013 to 2018, according to Orr & Boss. This end-market is comprised of liquid and powder coatings with demand driven by a wide variety of macroeconomic factors, such as growth in GDP and industrial production. Customers select industrial coatings based on protection, durability and appearance.

Transportation Coatings

Light Vehicle

The light vehicle end-market represented an estimated $7.3 billion in 2013 global sales and is expected to grow at a CAGR of approximately 4.9% from 2013 to 2018, according to Orr & Boss. Sales in this end-market are driven by new vehicle production, which is expected to grow in both the developed markets and the emerging markets. Light vehicle production growth is expected to be highest in emerging markets where OEMs plan to open 67 new assembly plants between 2014 and 2017.

Light vehicle OEMs select coatings providers on the basis of their global ability to deliver advanced technological solutions that improve exterior appearance and durability and provide long-term corrosion protection. Customers also look for suppliers that can enhance process efficiency to reduce overall manufacturing costs and provide on-site technical support. Rigorous environmental and durability testing as well as engineering approvals are also key criteria used by global light vehicle OEMs when selecting coatings providers.

Commercial Vehicle

The commercial vehicle end-market represented an estimated $3.3 billion in 2013 global sales and is expected to grow at a CAGR of approximately 4.8% from 2013 to 2018, according to Orr & Boss. Sales in this end-market are generated from a variety of applications including non-automotive transportation (e.g., HDT, bus and rail) and ACE. This end-market is primarily driven by global commercial vehicle production, which is influenced by overall economic activity, government infrastructure spending, equipment replacement cycles and evolving environmental standards.

Commercial vehicle OEMs select coatings providers on the basis of their ability to deliver extensive color libraries and advanced technological solutions that improve exterior appearance, protection and durability while meeting stringent environmental requirements.

Our Competitive Strengths

Leading positions in attractive end-markets

We are a global leader in manufacturing, marketing and distributing advanced coatings systems with approximately 90% of our revenue generated in markets where we hold the #1 or #2 global market position. We are one of only a small number of global coatings suppliers in each of our end-markets, which positions us favorably in an industry where global scale is a competitive advantage.

Market-leading refinish business driven by recurring aftermarket sales: We are the leading coatings supplier to the global automotive refinish end-market where we hold an estimated 25% share and the top four global suppliers hold an estimated 67% share. This end-market has consistently grown across economic cycles as the overall rate of collisions and repairs are not highly cyclical. Our refinish products offer quality, durability and superior color technology supported by a large color formula library that enables customers to precisely match colors. We supply our fragmented customer base of approximately 80,000 body shops through a global network of over 4,000 independent local distributors. Furthermore, body shops utilize our color matching system, inventory replacement process and training capabilities, which foster brand loyalty and have historically resulted in a high customer retention rate.

Well positioned in light vehicle end-market poised for growth: We are the second largest coatings provider to the global light vehicle end-market, which is expected to grow at a CAGR of approximately 4.9% from 2013 to 2018, according to Orr & Boss. In this end-market, the top four suppliers hold an estimated 74% share. We have developed a full complement of unique consolidated coating systems. These integrated solutions include our “Eco-Concept,” “3-Wet” and “2-Wet Monocoat” products that provide our customers with advanced, environmentally responsible systems that eliminate either a coatings layer or steps in the coatings process, thereby increasing productivity and reducing energy costs. In addition, we offer our customers on-site technical services as well as “just-in-time” product delivery. We are an integrated part of our customers’ assembly lines, which allows our technical support teams to improve operating efficiency and provide real-time performance feedback to our formulating chemists and manufacturing teams. We have been awarded new business in 26 OEM plants globally since the beginning of 2013, demonstrating the strength of our competitive positioning. We expect to recognize sales from the majority of these new contracts in 2015.

Sustainable competitive advantages driven by global scale, established brands and technology

We believe we are one of only a few coatings providers that have the scale, manufacturing capabilities, brand reputation and technology to meet the purchasing criteria that are most critical to our customers on a global basis.

Our extensive manufacturing and distribution networks as well as our high-caliber technical capabilities enable us to meet customers’ volume and service requirements without interruption. Our global footprint also enables us to react quickly to changing local dynamics while leveraging our overall scale to cost-effectively develop and deliver leading edge technologies and solutions. In refinish, our scale gives us the ability to convert a large number of body shops to our systems in a short period of time, which has been a key competitive advantage in the growing North American MSO segment. Additionally, our scale and technical abilities enable us to meet the needs of our multi-national light vehicle customers, who increasingly require dedicated global account teams and high-quality, advanced coatings systems that can be applied consistently to global vehicle platforms.

Branding is another key factor that customers consider when choosing a coatings provider. Customers typically look to established brands when making their purchase decisions in our refinish, industrial and commercial vehicle end-markets. We have an extensive portfolio of established brands that leverage our advanced technology and a nearly 150-year heritage including our flagship global brand families of Cromax, Standox, Spies Hecker and Imron liquid products, our Alesta and Nap-Gard powder products and our Voltatex electrical insulation coatings.

Our technology is also a key competitive advantage. Our technology portfolio includes over 1,800 patents issued or pending and includes key assets such as our extensive color database and color matching technology, advanced multi-substrate formulations, process technology and VOC-compliant products. We also benefit from technology synergies across our end-markets. The colors, coatings properties and multi-substrate formulations we develop as a light vehicle coatings manufacturer help us sustain our leading refinish market position as we leverage insights from new light vehicle coatings to help develop innovative refinish coatings in the future.

Diverse revenue base

We generate our revenue from diverse end-markets, customers and geographies, which has historically reduced the financial impact of any single end-market, customer or region and limited the impact of economic cycles. Net sales in our end-markets of refinish, light vehicle, industrial and commercial vehicle represented 42%, 32%, 17% and 9% of net sales during the LTM Period, respectively. We also serve a globally diverse and highly fragmented customer base, with no single customer representing more than 7.6% of our net sales and our top ten customers representing approximately 31% of our net sales during the LTM Period. Additionally, we generated approximately 39% of our net sales in EMEA, 30% in North America, 16% in Asia Pacific and 15% in Latin America during the LTM Period.

Strong financial performance and cash flow characteristics

We have an attractive financial profile with gross margins of 34.3% and Adjusted EBITDA margins of 18.4% for the LTM Period.

The refinish end-market serves as the foundation of our financial profile, representing 42% of our consolidated net sales for the LTM Period. Our track record of consistent price increases driving strong Adjusted EBITDA performance and low levels of maintenance capital expenditures has allowed us to consistently generate strong cash flows that we are re-investing in the business to position us for future earnings growth.

We have generated year-over-year net sales and Adjusted EBITDA growth for each of the five full quarters since the Acquisition, driven in part by the initial impact of our transformational growth initiatives. In addition, we have implemented numerous initiatives to reduce our fixed and variable costs and improve working capital productivity. We believe that these initiatives will continue to generate significant cost savings in the future. Many are in their early stages of implementation and have only recently begun to contribute to our financial results.

Experienced management team

We have augmented our management team with world-class talent and meaningful end-market expertise, with 12 of our 17 most senior managers joining since the Acquisition. This team has added new and diverse perspectives to the business from a range of industries. Our management team is led by our CEO, Charlie Shaver, who has over 34 years of chemical and global operating experience, including most recently President and CEO of TPC Group. He is supported by a senior management team comprised of global, regional and country focused leaders with diverse backgrounds and skill sets. The management team has extensive international experience with a strong track record of improving operations and executing strategic growth initiatives, including mergers and acquisitions.

Our Business Strategy

Pursue and execute new business wins in high-growth areas of our end-markets

We have aligned our resources to better serve the high-growth areas of our refinish and light vehicle end-markets. In the North American refinish end-market, we have created dedicated sales, conversion and service teams to serve MSOs, which are gaining share in the North American collision repair market by reducing insurance company costs and providing consistently high customer satisfaction. Through new business wins with MSO customers, we have become a leading coatings provider to the North American MSO market, which we expect to grow from 14% of the North American collision repair market in 2012 to 24% by 2017. We are targeting growth opportunities with both existing MSO and new MSO accounts and believe that we are well positioned to gain additional market share as a result of our dedicated account teams, high productivity offerings and broad distribution network.

We have been awarded new business in 26 OEM plants globally since the beginning of 2013, with 16 of these plants located in China, where OEMs are rapidly expanding production to meet increasing demand for new vehicles. We expect that many of these new contracts will begin generating sales in 2015. Our success in this end-market has been driven by a new leadership team that has restructured our organization to mirror the increasingly global focus of OEMs. We will continue to pursue new business by leveraging our proprietary manufacturing processes, our broad range of VOC-compliant coatings and our substantial sales and technical support organizations.

Accelerate growth in emerging markets

We have a strong presence in emerging markets, which generated 30% of our sales during the LTM Period. These markets are characterized by increasing levels of vehicle production, a growing car parc, an expanding middle class and GDP growth above the global average, all of which drive greater demand for coatings. We believe that we are well positioned to capitalize on this increasing demand with local manufacturing facilities and extensive sales and technical service teams dedicated to these markets. In China, where we have operated a wholly owned business for 30 years, we are expanding our sales force and investing in new plant capacity, including a $50 million waterborne capacity expansion at our Jiading facility, which we expect to come on line in early 2015. We are also in the process of expanding our production capacity in Mexico and Brazil to drive future earnings growth.

Globalize existing product lines

Since the Acquisition, we have identified significant opportunities to leverage our existing products across geographies. For example, we are the market leader in the North American HDT market, but only recently began serving the Chinese market, which produces nearly four times the number of heavy duty trucks produced in the United States. This initiative has generated early positive results; for example, in 2014 we began serving Foton Daimler, one of the largest truck manufacturers in the region, with our high performance waterborne coatings. In refinish, we are leveraging legacy formulations from developed markets to satisfy growing mainstream demand in emerging markets. We also intend to pursue similar geographic opportunities with several of our other industrial and commercial vehicle product offerings.

Invest in high-return projects to drive earnings growth

We are in the early stages of implementing several initiatives that we believe will continue to generate significant earnings growth, including establishing a global procurement organization, realigning our European manufacturing operations and investing capital in growth projects with high expected returns. Since the Acquisition, we have built a global procurement organization, which is executing several programs to reduce costs by streamlining inputs, reducing the number of sole-sourced raw materials and partnering with new, high-quality suppliers to meet our purchasing needs. These programs are in their early stages and we believe they will continue to generate significant earnings growth over the next several years. In Europe, we are investing to upgrade, automate and re-align disparate manufacturing operations to bring the region’s cost structure in line with the rest of the world and better position us to meet increasing local demand. We believe that these European investments, which we began in 2014, will generate approximately $100 million of incremental Adjusted EBITDA by 2017. Finally, we believe we have significant opportunities to pursue high return projects identified since the Acquisition. These include capacity expansion projects in China, Germany, Mexico and Brazil and productivity initiatives from which we expect to benefit over the next several years.

Maintain and further develop technology leadership

We will continue to build on our nearly 150-year heritage of developing market-leading technology. We leverage our intimate customer relationship and network of customer training centers to align product innovation with customer needs. For example, in the North American refinish end-market we have recently launched Cromax Mosaic, a new VOC-compliant solventborne coatings line, to complement our broad waterborne coatings portfolio. Body shops have embraced this product, which enables them to meet environmental regulations while using existing application equipment and techniques. We have a robust pipeline of over 80 new product innovations, the majority of which we intend to launch over the next two years, including several products focused on emerging markets. Similarly in the light vehicle end-market, our proprietary 3-Wet, Eco-Concept, 2-Wet monocoat systems and high throw electrocoat products have generated new customer wins as OEMs seek to increase efficiency and reduce costs. We believe this commitment to new product development will help us maintain our technology leadership and strong market position.

Risks Related to Our Business

Investing in our common shares involves substantial risk. You should carefully consider all of the information in this prospectus prior to investing in our common shares. There are several risks related to our business that are described under “Risk Factors” elsewhere in this prospectus. Among these important risks are the following:

•	adverse developments in economic conditions and, particularly, in conditions in the automotive and transportation industries;

•	our ability to successfully execute our growth strategy;

•	risks associated with our non-U.S. operations;

•	currency-related risks;

•	increased competition;

•	risks of the loss of any of our significant customers or the consolidation of MSOs, distributors and/or body shops;

•	price increases or interruptions in our supply of raw materials;

•	failure to develop and market new products and manage product life cycles;

•	litigation and other commitments and contingencies;

•	our substantial indebtedness;

•	Carlyle’s ability to control our common shares; and

•	other risks and uncertainties, including those listed under the caption “Risk Factors.”

Our Principal Shareholders

Our principal shareholders are certain investment funds affiliated with Carlyle.

Founded in 1987, Carlyle is a global alternative asset manager and one of the world’s largest global private equity firms with approximately $203 billion of assets under management across 126 funds and 139 fund of funds vehicles as of June 30, 2014. Carlyle invests across four segments—Corporate Private Equity, Real Assets, Global Market Strategies and Fund of Funds Solutions—in Africa, Asia, Australia, Europe, the Middle East, North America and South America. In addition to the industrials & transportation industry, Carlyle has expertise in various industries, including aerospace, defense & government services, consumer & retail, energy, financial services, healthcare, technology & business services and telecommunications & media. Carlyle employs more than 1,600 employees, including more than 750 investment professionals, in 40 offices across six continents.

Company Information

Axalta Coating Systems Ltd. was incorporated pursuant to the laws of Bermuda on August 24, 2012. Our principal executive offices are located at Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, Pennsylvania 19103, and our telephone number is (855) 547-1461. Our website address is www.axaltacoatingsystems.com. Information on, or accessible through, our website is not part of this prospectus, nor is such content incorporated by reference herein.

We maintain a registered office in Bermuda at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda. The telephone number of our registered office is (441) 295-5950.

The Offering

Common shares offered by us	common shares.

Common shares offered by the selling shareholders	common shares.

Selling shareholders	The selling shareholders identified in “Principal and Selling Shareholders.”

Common shares outstanding after this offering	common shares.

Option to purchase additional shares	The selling shareholders have granted the underwriters a 30-day option from the date of this prospectus to purchase up to additional common shares at the initial public offering price, less underwriting discounts and commissions.

Use of proceeds	We estimate the proceeds to us from this offering will be approximately $ million, based on an assumed public offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive any net proceeds from the sale of common shares by the selling shareholders, including from any exercise by the underwriters of their option to purchase additional common shares. We intend to use the net proceeds from this offering, plus cash on hand, for the repayment of indebtedness and to pay fees and expenses. See “Use of Proceeds” for additional information.

Dividend policy	We do not currently pay and do not currently anticipate paying dividends on our common shares following this offering. Any declaration and payment of future dividends to holders of our common shares may be limited by restrictive covenants in our debt agreements, and will be at the sole discretion of the board of directors of ACS (our “Board of Directors”), and will depend on many factors, including our financial condition, earnings, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. See “Dividend Policy,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness” and “Description of Share Capital.”

Proposed stock exchange symbol	“ ”.

Risk factors	See “Risk Factors” beginning on page 21 of this prospectus for a discussion of factors you should carefully consider before deciding to invest in our common shares.

The number of our common shares to be outstanding after completion of this offering is based on common shares outstanding as of                     , 2014, which includes                      common shares to be sold by the selling shareholders and excludes:

•	common shares issuable upon the exercise of options outstanding at a weighted average exercise price of $ ; and

•	common shares reserved for issuance under our 2014 Incentive Plan (the “2014 Plan”), which we plan to adopt in connection with this offering.

Unless we specifically state otherwise, all information in this prospectus assumes:

•	no exercise of the option to purchase additional common shares by the underwriters;

•	an initial offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus;

•	the filing of our amended and restated memorandum of association and the adoption of our amended and restated bye-laws immediately prior to the closing of this offering; and

•	the completion of a -for- split of our common shares in connection with the filing of our amended and restated memorandum of association.

Summary Historical and Pro Forma Financial Information

The following table sets forth summary historical and pro forma financial information of Axalta. As a result of the Acquisition, we applied acquisition accounting whereby the purchase price paid was allocated to the acquired assets and liabilities at fair value. The financial reporting periods presented are as follows:

•	The years ended December 31, 2011 and 2012 and the period from January 1, 2013 through January 31, 2013 (“Predecessor” periods) reflect the combined results of operations of the DPC business.

•	The year ended December 31, 2013 and the six-month periods ended June 30, 2013 and 2014 (“Successor” periods) reflect the consolidated results of operations of Axalta, which includes the effects of acquisition accounting commencing on the acquisition date of February 1, 2013 and the effects of the financing of the Acquisition commencing on February 1, 2013 and the refinancing of our Senior Secured Credit Facilities (as defined under “Capitalization”) that was consummated and commenced on February 3, 2014 (collectively referred to herein as the “Financing”).

•	The pro forma year ended December 31, 2013 and the pro forma six months ended June 30, 2013 reflect the combined historical results of operations of the DPC business for the period from January 1, 2013 through January 31, 2013 and Axalta for the year ended December 31, 2013 and for the six months ended June 30, 2013, as adjusted for the pro forma effects of certain transactions as described in “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

•	The pro forma six month period ended June 30, 2014 reflects consolidated results of operations of Axalta for the six month period ended June 30, 2014, adjusted to give pro forma effect to certain transactions as described in “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information.”

The historical results of operations and cash flow data for the six months ended June 30, 2013 and 2014 and the historical balance sheet data as of June 30, 2014 presented below were derived from our Successor unaudited financial statements and the related notes thereto included elsewhere in this prospectus. As of and for the Successor period of August 24, 2012 (inception) through December 31, 2012, the Successor had no operations or activity, other than merger and acquisition costs of $29.0 million, which consisted primarily of investment banking, legal and other professional advisory services costs. The historical financial data for the period January 1, 2013 through January 31, 2013 for the DPC business is included elsewhere in this prospectus.

The historical results of operations data and cash flow data for the year ended December 31, 2013 and the historical balance sheet data as of December 31, 2013 presented below were derived from our Successor audited financial statements and the related notes thereto included elsewhere in this prospectus. The historical combined financial data for the years ended December 31, 2011 and 2012 and the historical balance sheet data as of December 31, 2012 presented below have been derived from the Predecessor audited combined financial statements and the related notes thereto for the DPC business included elsewhere in this prospectus.

Our historical financial data and that of the DPC business are not necessarily indicative of our future performance, nor does such data reflect what our financial position and results of operations would have been had we operated as an independent publicly traded company during the periods shown. The unaudited pro forma financial data presented below was derived from our unaudited financial statements for the six months ended June 30, 2013 and 2014 and related notes thereto, our audited financial statements for the year ended December 31, 2013 and the related notes thereto and the audited financial statements of the DPC business for the period from January 1, 2013 through January 31, 2013 and the related notes thereto, each of which are included elsewhere in this prospectus.

Our unaudited pro forma statements of operations data are presented for the six months ended June 30, 2014 and 2013 and the year ended December 31, 2013 assuming:

•	the Acquisition was completed on January 1, 2013;

•	the Financing was completed on January 1, 2013; and

•	this initial public offering (the “Offering”), but not the use of proceeds therefrom, was completed on January 1, 2013.

The unaudited pro forma balance sheet data is presented assuming this offering was completed on June 30, 2014.

We have also presented summary unaudited pro forma consolidated financial data for the twelve-month period ended June 30, 2014, which does not comply with U.S. GAAP (this period is referred to elsewhere in this prospectus as the LTM Period). This data has been calculated by subtracting the pro forma unaudited statements of operations and cash flow data for the six-month period ended June 30, 2013 from the pro forma statements of operations and cash flow data for the year ended December 31, 2013 and then adding the pro forma statements of operations and cash flow data for the six-month period ended June 30, 2014 included elsewhere in this prospectus. We have presented this financial data because we believe it provides our investors with useful information to assess our recent performance.

The unaudited pro forma information set forth below is based upon available information and assumptions that we believe are reasonable. The unaudited pro forma information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the above transactions occurred on the dates indicated. The unaudited pro forma information also should not be considered representative of our future financial condition or results of operations. You should read the information contained in this table in conjunction with “Selected Historical Financial Information,” “Unaudited Pro Forma Condensed Combined and Consolidated Financial Information,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical audited and unaudited financial statements and the related notes thereto included elsewhere in this prospectus.

	Predecessor			Successor						Pro forma
	Year Ended December 31,		January 1 through January 31,	Year Ended December 31,		Six Months Ended June 30,				Year Ended December 31,		Six Months Ended June 30,				12 Months Ended June 30,
(dollars and shares in millions, except per share data)	2011	2012	2013	2013		2013		2014		2013		2013		2014		2014
Statement of operations data:
Net sales	$4,281.5	$4,219.4	$326.2		$3,951.1		$1,783.6		$2,174.0		$4,277.3		$2,109.8		$2,174.0		$4,341.5
Other revenue	34.3	37.4	1.1		35.7		13.7		14.7		36.8		14.8		14.7		36.7

Total revenue	4,315.8	4,256.8	327.3		3,986.8		1,797.3		2,188.7		4,314.1		2,124.6		2,188.7		4,378.2
Cost of goods sold and other operating charges(1)	3,074.5	2,932.6	232.2		2,772.8		1,327.6		1,446.0		2,909.0		1,463.8		1,446.0		2,891.2
Selling, general and administrative expenses(2)	869.1	873.4	70.8		1,040.6		397.0		497.3		1,113.6		470.0		497.3		1,140.9
Research and development expenses	49.6	41.5	3.7		40.5		18.5		23.4		44.2		22.2		23.4		45.4
Amortization of acquired intangibles	—	—	—		79.9		38.0		42.4		86.5		44.9		42.4		84.0
Merger and acquisition related expenses	—	—	—		28.1		28.1		—		—		—		—		—

Operating income (loss)	322.6	409.3	20.6		24.9		(11.9)		179.6		160.8		123.7		179.6		216.7
Interest expense, net	0.2	—	—		228.3		96.8		119.9		225.2		106.7		116.7		235.2
Bridge financing commitment fees	—	—	—		25.0		25.0		—		—		—		—		—
Other expense (income), net	20.2	16.3	5.0		48.5		59.1		2.9		31.0		43.4		(1.8)		(14.2)

Income (loss) before income taxes	302.2	393.0	15.6		(276.9)		(192.8)		56.8		(95.4)		(26.4)		64.7		(4.3)
Provision (benefit) for income taxes	120.7	145.2	7.1		(46.5)		(6.4)		10.0		—		38.2		11.0		(27.2)

Net income (loss)	181.5	247.8	8.5		(230.4)		(186.4)		46.8		(95.4)		(64.6)		53.7		22.9
Less: Net income attributable to noncontrolling interests	2.1	4.5	0.6		6.0		2.3		2.6		6.6		2.9		2.6		6.3

Net income (loss) attributable to controlling interests	$179.4	$243.3	$7.9		$(236.4)		$(188.7)		$44.2		$(102.0)		$(67.5)		$51.1		$16.6

Per share data:
Earnings (loss) per share:
Basic and diluted				$		$		$		$		$		$		$
Weighted average shares outstanding, basic and diluted				$		$		$		$		$		$		$

Other financial data:
Cash flows from:
Operating activities	$236.2	$388.8	$(37.7)		$376.8		$161.6		$13.7
Investing activities	(116.6)	(88.2)	(8.3)		(5,011.2)		(4,872.2)		(102.8)
Financing activities	(125.1)	(290.6)	43.0		5,098.1		5,095.8		(12.2)
Depreciation and amortization	108.7	110.7	9.9		300.7		140.6		152.9		327.3		167.5		152.9		312.7
Capital expenditures	82.7	73.2	2.4		107.3		23.4		100.8		109.7		25.8		100.8		184.7
Adjusted EBITDA(3)	570.1	661.8	38.4		699.0		307.5		407.8		737.6		346.1		407.8		799.3

	Predecessor		Pro Forma Successor
	Year Ended December 31,		Year Ended December 31,	12 Months Ended June 30,
(dollars in millions)	2011	2012	2013	2014
Selected annual financial data:
Net sales	$4,281.5	$4,219.4	$4,277.3	$4,341.5
Net income (loss)	$181.5	$247.8	$(95.4)	$22.9
Adjusted EBITDA(3)	$570.1	$661.8	$737.6	$799.3

	Predecessor	Successor
	December 31,	December 31,	June 30, 2014
(dollars in millions)	2012	2013	Actual	Pro Forma
Balance sheet data (at end of period):
Cash and cash equivalents	$28.7	$459.3	$350.3	$333.1
Working capital(4)	605.2	952.2	971.4	954.2
Total assets	2,878.6	6,728.3	6,691.8	6,677.6
Debt, net of discount	0.2	3,923.6	3,904.8	3,904.8
Net debt(5)	(28.5)	3,464.3	3,554.5	3,571.7
Total liabilities	1,181.6	5,528.0	5,451.9	5,451.9
Total stockholders’ equity/combined equity	1,697.0	1,200.3	1,239.9	1,225.7

(1)	In the Successor six-month period ended June 30, 2013 and year ended December 31, 2013, cost of goods sold and other operating expenses included the impact of $103.7 million attributable to the increase in inventory value resulting from the fair value adjustment associated with our acquisition accounting for inventories.
(2)	Selling, general and administrative expense included transition-related expenses of $46.5 million, $56.8 million and $231.5 million for the Successor six-month periods ended June 30, 2013 and 2014, and the Successor year ended December 31, 2013, respectively. Additionally, during the Predecessor periods ended December 31, 2011 and 2012, $(2.5) million and $0.7 million in employee separation and asset related costs (income) were recorded, respectively.
(3)	To supplement our financial information presented in accordance with U.S. GAAP, we use the following additional non-GAAP financial measures to clarify and enhance an understanding of past performance: EBITDA and Adjusted EBITDA. We believe that the presentation of these financial measures enhances an investor’s understanding of our financial performance. We further believe that these financial measures are useful financial metrics to assess our operating performance from period-to-period by excluding certain items that we believe are not representative of our core business. We also believe that these financial measures provide investors with a useful tool for assessing the comparability between periods of our ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures. We use certain of these financial measures for business planning purposes and in measuring our performance relative to that of our competitors. We utilize Adjusted EBITDA as the primary measure of segment performance.

EBITDA consists of net income (loss) before interest, taxes, depreciation and amortization. Adjusted EBITDA consists of EBITDA adjusted for (i) non-operating income or expense, (ii) the impact of certain non-cash, nonrecurring or other items that are included in net income and EBITDA that we do not consider indicative of our ongoing operating performance and (iii) certain unusual or nonrecurring items impacting results in a particular period. In addition, for the Predecessor periods, Adjusted EBITDA gives pro forma effect to the difference between the Predecessor allocated costs and the estimated standalone costs. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis.

We believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors. However, our use of the terms EBITDA and Adjusted EBITDA may vary from that of others in our industry. These financial measures should not be considered as alternatives to operating income (loss), net income (loss), earnings per share or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or operating cash flows or as measures of liquidity.

EBITDA and Adjusted EBITDA have important limitations as analytical tools and you should not consider them in isolation or as substitutes for analysis of our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA:

•	exclude certain tax payments that may represent a reduction in cash available to us;

•	do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	do not reflect changes in, or cash requirements for, our working capital needs; and

•	do not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments on our debt, including the Senior Secured Credit Facilities and the Senior Notes (as defined under “Capitalization”);

•	although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using these financial measures only supplementally.

In evaluating these financial measures, you should be aware that in the future we may incur expenses similar to those eliminated in this presentation. Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented:

	Predecessor			Successor			Pro forma
	Year Ended December 31,		January 1 through January 31,	Year Ended December 31,	Six Months Ended June 30,		Year Ended December 31,	Six Months Ended June 30,		12 Months Ended June 30,
(dollars in millions)	2011	2012	2013	2013	2013	2014	2013	2013	2014	2014
Net income (loss)	$181.5	$247.8	$8.5	$(230.4)	$(186.4)	$46.8	$(95.4)	$(64.6)	$53.7	$22.9
Interest expense, net	0.2	—	—	228.3	96.8	119.9	225.2	106.7	116.7	235.2
Provision (benefit) for income taxes	120.7	145.2	7.1	(46.5)	(6.4)	10.0	—	38.2	11.0	(27.2)
Depreciation and amortization	108.7	110.7	9.9	300.7	140.6	152.9	327.3	167.5	152.9	312.7

EBITDA	411.1	503.7	25.5	252.1	44.6	329.6	457.1	247.8	334.3	543.6
Inventory step-up(a)	—	—	—	103.7	103.7	—	—	—	—	—
Merger and acquisition related costs(b)	—	—	—	28.1	28.1	—	—	—	—	—
Financing fees(c)	—	—	—	25.0	25.0	3.1	—	—	—	—
Foreign exchange remeasurement losses (gains)(d)	23.4	17.7	4.5	48.9	59.6	(14.5)	34.0	44.7	(14.5)	(25.2)
Long-term employee benefit plan adjustments(e)	32.8	36.9	2.3	9.5	3.0	4.5	11.8	5.3	4.5	11.0
Termination benefits and other employee related costs(f)	(2.6)	8.6	0.3	147.5	17.2	5.9	147.8	17.5	5.9	136.2
Consulting and advisory fees(g)	—	—	—	54.7	21.9	20.7	54.7	21.9	20.7	53.5
Transition-related costs(h)	—	—	—	29.3	7.4	47.5	29.3	7.4	47.5	69.4
Non-cash adjustments(i)	14.7	12.6	0.1	2.3	(0.2)	11.0	2.4	(0.1)	11.0	13.5
Dividends in respect of noncontrolling interest(j)	(1.0)	(1.9)	—	(5.2)	(4.1)	(1.6)	(5.2)	(4.1)	(1.6)	(2.7)
Management fee expense(k)	—	—	—	3.1	1.3	1.6	—	—	—	—
Allocated corporate and standalone costs, net(l)	91.7	84.2	5.7	—	—	—	5.7	5.7	—	—

Adjusted EBITDA	$570.1	$661.8	$38.4	$699.0	$307.5	$407.8	$737.6	$346.1	$407.8	$799.3

(a)	During the Successor six months ended June 30, 2013 and year ended December 31, 2013, we recorded a non-cash fair value adjustment associated with our acquisition accounting for inventories. These amounts increased cost of goods sold by $103.7 million.
(b)	In connection with the Acquisition, we incurred $28.1 million of merger and acquisition costs during the Successor six months ended June 30, 2013 and year ended December 31, 2013. These costs consisted primarily of investment banking, legal and other professional advisory services costs.
(c)	On August 30, 2012, we signed a debt commitment letter, which included an interim credit facility (the “Bridge Facility”). Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities, the commitments under the Bridge Facility terminated. Commitment fees related to the Bridge Facility of $21.0 million and associated fees of $4.0 million were expensed upon payment and the termination of the Bridge Facility. In connection with the refinancing of the Senior Secured Credit Facilities in February 2014 (discussed further in Note 22 to the audited consolidated and combined financial statements included elsewhere in this prospectus), we recognized $3.1 million of costs.
(d)	Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, including a $19.4 million loss related to the Acquisition date settlement of a foreign currency contract used to hedge the variability of Euro-based financing.
(e)	For the Successor six months ended June 30, 2013 and 2014 and year ended December 31, 2013, eliminates the non-service cost components of employee benefits costs. For the Predecessor period January 1, 2013 through January 31, 2013, eliminates (1) all U.S. pension and other long-term employee benefit costs that were not assumed as part of the Acquisition and (2) the non-service cost component of the pension and other long-term employee benefit costs for the foreign pension plans that were assumed as part of the Acquisition.
(f)	Represents expenses primarily related to employee termination benefits, including our initiative to improve our overall cost structure within the European region, and other employee-related costs considered one-time in nature.
(g)	Represents fees paid to consultants, advisors and other third-party professional organizations for professional services rendered in conjunction with the transition from DuPont to a standalone entity.

(h)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs and facility transition costs.
(i)	Represents costs for certain unusual or non-operational (gains) and losses and the non-cash impact of natural gas and currency hedge losses allocated to DPC by DuPont, stock-based compensation, asset impairments, equity investee dividends, indemnity income and losses associated with the Acquisition, and loss (gain) on sale and disposal of property, plant and equipment.
(j)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned.
(k)	Pursuant to Axalta’s consulting agreement with Carlyle Investment Management, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta is required to pay an annual consulting fee of $3.0 million and reimburse Carlyle Investment Management, L.L.C. for its out-of-pocket expenses. We expect that this agreement will terminate upon the completion of this offering.
(l)	Represents (1) the add-back of corporate allocations from DuPont to DPC for the usage of DuPont’s facilities, functions and services; costs for administrative functions and services performed on behalf of DPC by centralized staff groups within DuPont; a portion of DuPont’s general corporate expenses; and certain pension and other long-term employee benefit costs net of (2) estimated standalone costs based on a standalone operating structure that is similar to the operating structure used by DuPont prior to the Acquisition. Although we believe this estimate is reasonable, actual results may have differed from this estimate, and any difference may be material. See “Forward-Looking Statements” and “Risk Factors—Risks Related to our Business.”

	Predecessor Year Ended December 31, 2011	Predecessor Year Ended December 31, 2012	Predecessor Period from January 1, 2013 through January 31, 2013
Allocated corporate costs	$333.5	$333.3	$25.4
Standalone costs	(241.8)	(249.1)	(19.7)

Total	$91.7	$84.2	$5.7

(4)	Working capital is defined as current assets less current liabilities.
(5)	Net debt is defined as debt, net of discount, less cash and cash equivalents.

RISK FACTORS

An investment in our common shares involves a high degree of risk. You should consider carefully the following risks, together with the other information contained in this prospectus, before you decide whether to buy our common shares. If any of the events contemplated by the following discussion of risks should occur, our business, results of operations, financial condition and cash flows could suffer significantly. As a result, the market price of our common shares could decline, and you may lose all or part of the money you paid to buy our common shares. The following is a summary of all the material risks known to us.

Risks Related to our Business

Risks Related to Execution of our Strategic and Operating Plans

Our business performance is impacted by economic conditions and, particularly, by conditions in the light and commercial vehicle end-markets. Adverse developments in the global economy, in regional economies or in the light and commercial vehicle end-markets could adversely affect our business, financial condition and results of operations.

The growth of our business and demand for our products is affected by changes in the health of the overall global economy, regional economies and, in particular, of the light and commercial vehicle end-markets. Our business is adversely affected by decreases in the general level of global economic activity, such as decreases in business and consumer spending, construction activity and industrial manufacturing. Economic developments affect businesses such as ours in a number of ways. A tightening of credit in financial markets could adversely affect the ability of our customers and suppliers to obtain financing for significant purchases and operations, could result in a decrease in or cancellation of orders for our products and services and could impact the ability of our customers to make payments owed to us. Similarly, a tightening of credit in financial markets could adversely affect our supplier base and increase the potential for one or more of our suppliers to experience financial distress or bankruptcy.

Our financial position, results of operations and cash flows could be materially adversely affected by difficult economic conditions and/or significant volatility in the capital, credit and commodities markets.

Several of the end-markets we serve are cyclical, and macroeconomic and other factors beyond our control could reduce demand from these end-markets for our products, materially adversely affecting our business, financial condition and results of operations. Weak economic conditions could depress new car sales and/or production, reducing demand for our light vehicle OEM coatings and limit the growth of the car parc. These factors could, in turn, cause a related decline in demand for our automotive refinish coatings because, as the age of a vehicle increases, the general propensity of car owners to pay for cosmetic repairs decreases. Also, during difficult economic times, car owners may refrain from seeking repairs for their damaged vehicles. Similarly, periods of reduced global economic activity could hinder global industrial output, which could decrease demand for our industrial and commercial coating products.

Our global business is adversely affected by decreases in the general level of economic activity, such as decreases in business and consumer spending, construction activity and industrial manufacturing. Disruptions in the United States, Europe or in other economies, or weakening of emerging markets, such as Brazil, could adversely affect our sales, profitability and/or liquidity.

We may be unable to successfully execute on our growth initiatives, business strategies or operating plans.

We are executing on a number of growth initiatives, strategies and operating plans designed to enhance our business. For example, we are undertaking certain operational improvement initiatives with respect to realigning our manufacturing facilities in Europe and are growing our sales force in emerging markets and end-markets where we are underrepresented. The anticipated benefits from these efforts are based on several assumptions that may prove to be inaccurate. Moreover, we may not be able to successfully complete these growth initiatives, strategies and operating plans and realize all of the benefits, including growth targets and cost savings, we expect to achieve or it may be more costly to do so than we anticipate. A variety of risks could cause us not to realize some or all of the expected benefits. These risks include, among others, delays in the anticipated timing of activities related to such growth initiatives, strategies and operating plans; increased difficulty and cost in implementing these efforts; and the incurrence of other unexpected costs associated with operating the business. Moreover, our continued implementation of these programs may disrupt our operations and performance. As a result, we cannot assure you that we will realize these benefits. If, for any reason, the benefits we realize are less than our estimates or the implementation of these growth initiatives, strategies and operating plans adversely affect our operations or cost more or take longer to effectuate than we expect, or if our assumptions prove inaccurate, our results of operations may be materially adversely affected.

Increased competition may adversely affect our business, financial condition and results of operations.

We face substantial competition from many international, national, regional and local competitors of various sizes in the manufacturing, distribution and sale of our coatings and related products. Some of our competitors are larger than us and have greater financial resources than we do. Other competitors are smaller and may be able to offer more specialized products. We believe that technology, product quality, product innovation, breadth of product line, technical expertise, distribution, service, local presence and price are the key competitive factors for our business. Competition in any of these areas may reduce our net sales and adversely affect our earnings or cash flow by resulting in decreased sales volumes, reduced prices and increased costs of manufacturing, distributing and selling our products.

Weather conditions may reduce the demand for some of our products and could have a negative effect on our business, financial condition and results of operations.

From time to time, weather conditions have an adverse effect on our sales of coatings and related products. For example, unusually mild weather during winter months may lead to fewer vehicle collisions, reducing market demand for our refinish coatings. Conversely, harsh weather conditions can force our customers to reduce or suspend operations, thereby reducing the amount of products they purchase from us. Any such reductions in customer purchases could have a material adverse effect on our business, financial condition and results of operations.

Improved safety features on vehicles and insurance company influence may reduce the demand for some of our products and could have a negative effect on our business, financial condition and results of operations.

Vehicle manufacturers continue to develop new safety features such as collision avoidance technology that may reduce vehicle collisions in the future, potentially negatively impacting demand for our refinish coatings. In addition, insurance companies may influence vehicle owners to use certain body shops that do not use our products, which could also potentially negatively impact demand for our refinish coatings. Any resulting reduction in demand for our refinish coatings could have a material adverse effect on our business, financial condition and results of operations.

The loss of any of our largest customers or the consolidation of MSOs, distributors and/or body shops could adversely affect our business, financial condition and results of operations.

We have some customers that purchase a large amount of products from us and we are also reliant on distributors to assist us in selling our products. Our largest single customer accounted for approximately 7.6% of our LTM Period net sales, and our largest distributor accounted for approximately 2.1% of our LTM Period net sales. Consolidation of any of our customers, including MSOs, distributors and body shops, could decrease our customer base and impact our results of operations if the resulting business chooses to use one of our competitors for the consolidated business. The loss of any of our large customers or distributors, as a result of consolidation or otherwise, could have a material adverse effect on our business, financial condition and results of operations.

We rely on our distributor network and third-party delivery services for the distribution and export of certain of our products. A significant disruption in these services or significant increases in prices for those services may disrupt our ability to export material or increase our costs.

We ship a significant portion of our products to our customers through our distributor network as well as independent third-party delivery companies. If any of our key distributors or third-party delivery providers experiences a significant disruption such that any of our products cannot be delivered in a timely fashion or such that we incur additional shipping costs that we could not pass on to our customers, our costs may increase and our relationships with certain of our customers may be adversely affected. In addition, if our distributors or third-party delivery providers increase prices and we are not able to find comparable alternatives or adjust our delivery network, our business, financial condition and results of operations could be adversely affected.

We take on credit risk exposure from our customers in the ordinary course of our business.

We routinely offer customers pre-bates, loans and other financial incentives to purchase our products. These arrangements generally obligate the customer to purchase products from us and/or repay us for products over time. In the event that a customer is unwilling or unable to fulfill its obligations under these arrangements, we may incur a financial loss. In addition, in the ordinary course of our business, we guarantee certain of our customers’ obligations to third parties. Any default by our customers on their obligations could force us to make payments to the applicable creditor. It is possible that customer defaults on obligations owed to us and on third-party obligations that we have guaranteed could be significant, which could have a material adverse effect on our business, financial condition and results of operations.

Price increases or interruptions in the supply of raw materials could have a significant impact on our ability to grow or sustain earnings.

Our manufacturing processes consume significant amounts of raw materials, the costs of which are subject to worldwide supply and demand as well as other factors beyond our control. We use a significant amount of raw materials derived from crude oil and natural gas. As a result, volatile oil and gas prices can cause significant variations in our raw materials costs, affecting our operating results. Depending on our contractual arrangements and economic conditions, we may be unable to pass increased raw materials costs to our customers. If we are not able to fully offset the effects of higher raw materials costs, our financial results could deteriorate. In addition to the risks associated with raw materials price increases, supplier capacity constraints, supplier production disruptions or the unavailability of certain raw materials could result in supply imbalances that may have a material adverse effect on our business, financial condition and results of operations.

Failure to develop and market new products and manage product life cycles could impact our competitive position and have a material adverse effect on our business, financial condition and results of operations.

Our operating results are largely dependent on our development and management of our portfolio of current, new and developing products and services and our ability to bring those products and services to market. We plan to grow our business by focusing on developing and marketing our solutions to meet increasing demand for productivity. Our ability to execute this strategy and our other growth plans successfully could be adversely affected by difficulties or delays in product development, such as the inability to identify viable new products, successfully complete research and development, obtain relevant regulatory approvals, effectively manage our manufacturing process or costs, obtain intellectual property protection, or gain market acceptance of new products and services. Because of the lengthy and costly development process, technological challenges and intense competition, we cannot assure you that any of the products we are currently developing, or that we may develop in the future, will achieve substantial commercial success. For example, in addition to developing technologically advanced products, commercial success of those products will depend on customer acceptance and implementation of those products. A failure to develop commercially successful products or to develop additional uses for existing products could materially adversely affect our business, financial results or results of operations. Further, sales of our new products could replace sales of some of our current products, offsetting the benefit of even a successful product introduction.

Our business, financial condition and results of operations could be adversely impacted by business disruptions, security threats and security breaches.

Business disruptions, including supply disruptions, increasing costs for energy, temporary plant and/or power outages and information technology system and network disruptions, could harm our operations as well as the operations of our customers, distributors or suppliers. We face security threats and risks of security breaches to our facilities, data and information technology infrastructure. Although it is impossible to predict the occurrence or consequences of business disruptions, security threats or security breaches, they could harm our reputation, subject us to material liabilities, result in reduced demand for our products, make it difficult or impossible for us to deliver products to our customers or distributors or to receive raw materials from suppliers, and create delays and inefficiencies in our supply chain. Further, while we have designed and implemented controls to restrict access to our data and information technology infrastructure, it is still vulnerable to unauthorized access through cyber-attacks, theft and other security breaches.

Our efforts to minimize business disruptions and security breaches may fail. Such business disruptions and security breaches could significantly increase our cost of doing business and have a material adverse effect on our business, financial condition and results of operations.

Our ability to conduct our business might be negatively impacted if we experience difficulties with outsourcing and similar third-party relationships.

We outsource certain business and administrative functions and rely on third parties to perform certain services on our behalf. We may do so increasingly in the future. If we fail to develop and implement our outsourcing strategies, such strategies prove to be ineffective or fail to provide expected cost savings, or our third party providers fail to perform as anticipated, we may experience operational difficulties, increased costs, reputational damage and a loss of business that may have a material adverse effect on our business, financial condition and results of operations. By utilizing third parties to perform certain business and administrative functions, we may be exposed to greater risk of data security breaches. Any breach of data security could damage our reputation and/or result in monetary damages, which, in turn could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to our Global Operations

As a global business, we are subject to risks associated with our non-U.S. operations that are not present in the United States.

We conduct our business on a global basis, with approximately 74% of our net sales for the LTM Period occurring outside the United States. We anticipate that international sales will continue to represent a substantial portion of our net sales and that our strategy for continued growth and profitability will entail further international expansion, particularly in emerging markets. Changes in local and regional economic conditions could affect product demand in our non-U.S. operations. Specifically, our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. These conditions include, but are not limited to, changes in a country’s or region’s social, economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, restrictions on currency exchange activities, burdensome taxes and tariffs and other trade barriers, as well as the imposition of economic or other trade sanctions, each of which could impact our ability to do business in certain jurisdictions or with certain persons. Our international operations also present risks associated with terrorism, political hostilities, war and other civil disturbances, the occurrence of which could lead to reduced net sales and profitability. Our international sales and operations are also sensitive to changes in foreign national priorities, including government budgets.

Our day-to-day operations outside the United States are subject to cultural and language barriers and the need to adopt different business practices in different geographic areas. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. We also must communicate and monitor standards and directives across our global operations. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and to enforce compliance with non-U.S. standards and procedures.

Any payment of distributions, loans or advances to and from our subsidiaries could be subject to restrictions on or taxation of, dividends or repatriation of earnings under applicable local law, monetary transfer restrictions, foreign currency exchange regulations in the jurisdictions in which our subsidiaries operate or other restrictions imposed by current or future agreements, including debt instruments, to which our non-U.S. subsidiaries may be a party. In particular, our operations in Brazil, China, India and Venezuela where we maintain local currency cash balances are subject to import authorization or pricing controls. Our results of operations and/or financial condition could be adversely impacted, possibly materially, if we are unable to successfully manage these and other risks of international operations in a volatile environment.

Currency risk may adversely affect our financial condition and cash flows.

We derive a significant portion of our net sales from outside the United States and conduct our business and incur costs in the local currency of most countries in which we operate. Because our financial statements are presented in U.S. dollars, we must translate our financial results as well as assets and liabilities into U.S. dollars for financial statement reporting purposes at exchange rates in effect during or at the end of each reporting period, as applicable. Therefore, increases or decreases in the value of the U.S. dollar against other currencies in countries where we operate will affect our results of operations and the value of balance sheet items denominated in foreign currencies. In particular, we are exposed to the Euro, the Brazilian real, the Chinese yuan and the Venezuelan bolívar. Furthermore, many of our local businesses import or buy raw materials in a currency other than their functional currency, which can impact the operating results for these operations if we are unable to mitigate the impact of the currency exchange fluctuations. We cannot accurately predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures and the potential volatility of currency exchange rates. Accordingly, fluctuations in foreign exchange rates may have an adverse effect on our financial condition and cash flows.

Terrorist acts, conflicts, wars and natural disasters may materially adversely affect our business, financial condition and results of operations.

As a multinational company with a large international footprint, we are subject to increased risk of damage or disruption to us, our employees, facilities, partners, suppliers, distributors, resellers or customers due to terrorist acts, conflicts, wars, adverse weather conditions, natural disasters, power outages, pandemics or other public health crises and environmental incidents, wherever located around the world. The potential for future attacks and natural disasters, the national and international responses to attacks and natural disasters or perceived threats to national security and other actual or potential conflicts or wars may create economic and political uncertainties. In addition, as a multinational company with headquarters and significant operations located in the United States, actions against or by the United States could result in a decrease in demand for our products, make it difficult or impossible to deliver products to our customers or to receive components from our suppliers, create delays and inefficiencies in our supply chain and pose risks to our employees, resulting in the need to impose travel restrictions. A catastrophic loss of the use of all or a portion of one of our key manufacturing facilities due to accident, labor issues, weather conditions, acts of war, political unrest, geopolitical risk, terrorist activity, natural disaster or otherwise, whether short- or long-term, and any interruption in production capability could require us to make substantial capital expenditures to remedy the situation, which could negatively affect our business, financial condition and results of operations.

Risks Related to Legal and Regulatory Compliance and Litigation

Our failure to comply with the anti-corruption laws of the United States and various international jurisdictions could negatively impact our reputation and results of operations.

Doing business on a global basis requires us to comply with the laws and regulations of the U.S. government and those of various international and sub-national jurisdictions, and our failure to successfully comply with these rules and regulations may expose us to liabilities. These laws and regulations apply to companies, individual directors, officers, employees and agents, and may restrict our operations, trade practices, investment decisions and partnering activities. In particular, our international operations are subject to U.S. and foreign anti-corruption laws and regulations, such as the U.S. Foreign Corrupt Practices Act (the “FCPA”), the United Kingdom Bribery Act 2010 (the “Bribery Act”) as well as anti-corruption laws of the various jurisdictions in which we operate. The FCPA, the Bribery Act and other laws prohibit us and our officers, directors, employees and agents acting on our behalf from corruptly offering, promising, authorizing or providing anything of value to foreign officials for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. As part of our business, we deal with state-owned business enterprises, the employees and representatives of which may be considered foreign officials for purposes of the FCPA or the Bribery Act. We are subject to the jurisdiction of various governments and regulatory agencies outside of the United States, which may bring our personnel into contact with foreign officials responsible for issuing or renewing permits, licenses or approvals or for enforcing other governmental regulations. In addition, some of the international locations in which we operate lack a developed legal system and have elevated levels of corruption. Our global operations expose us to the risk of violating, or being accused of violating, the foregoing or other anti-corruption laws. Such violations could be punishable by criminal fines, imprisonment, civil penalties, disgorgement of profits, injunctions and exclusion from government contracts, as well as other remedial measures. Investigations of alleged violations can be very expensive and disruptive. Historically, DuPont maintained policies and procedures designed to comply with anti-corruption law and we have implemented anti-corruption policies and procedures for us as an independent company. There can be no guarantee that these policies and procedures will effectively prevent violations by our employees or representatives in the future. Additionally, we face a risk that our distributors and other business partners may violate the FCPA, the Bribery Act or similar laws or regulations. Such violations could expose us to FCPA and Bribery Act liability and/or our reputation may potentially be harmed by their violations and resulting sanctions and fines.

Our international operations require us to comply with anti-terrorism laws and regulations and applicable trade embargoes.

We are subject to trade and economic sanctions laws and other restrictions on international trade. The U.S. and other governments and their agencies impose sanctions and embargoes on certain countries, their governments and designated parties. In the United States, the economic and trade sanctions programs are principally administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, which could adversely affect our business, financial condition and results of operations. Historically, DuPont maintained policies and procedures relating to trade with potentially sensitive countries. We are in the process of developing and implementing similar policies as a standalone company. We cannot assure you that such policies will effectively prevent violations in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations.

We cannot predict the nature, scope or effect of future regulatory requirements to which our international sales and manufacturing operations might be subject or the manner in which existing laws might be administered or interpreted. Future regulations could limit the countries in which some of our products may be manufactured or sold, or could restrict our access to, or increase the cost of obtaining, products from foreign sources. The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We are subject to complex and evolving data privacy laws.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, data protection and other matters. We could be liable for loss or misuse of our customers’ personal information and/or our employee’s personally-identifiable information if we fail to prevent or mitigate such misuse or breach. Although we have developed systems and processes that are designed to protect customer and employee information and prevent misuse of such information and other security breaches, failure to prevent or mitigate such misuse or breaches may affect our reputation and operating results negatively and may require significant management time and attention.

As a result of our current and past operations and/or products, including operations and/or products related to our businesses prior to the Acquisition, we could incur significant environmental liabilities and costs.

We are subject to various laws and regulations around the world governing the protection of environment and health and safety, including the discharge of pollutants to air and water and the management and disposal of hazardous substances. These laws and regulations not only govern our current operations and products, but also impose potential liability on us for our or our predecessors’ past operations. We could incur fines, penalties and other sanctions as a result of violations of such laws and regulations. In addition, as a result of our operations and/or products, including our past operations and/or products related to our businesses prior to the Acquisition, we could incur substantial costs, including costs relating to remediation and restoration activities and third-party claims for property damage or personal injury. The ultimate costs under environmental laws and the timing of these costs are difficult to accurately predict. Our accruals for costs and liabilities at sites where contamination is being investigated or remediated may not be adequate because the estimates on which the accruals are based depend on a number of factors including the nature of the matter, the complexity of the site, site geology, the nature and extent of contamination, the type of remedy, the outcome of discussions with regulatory agencies and, at multi-party sites, other Potentially Responsible Parties (“PRPs”) and the number and financial viability of other PRPs. Additional contamination also may be identified, and/or additional cleanup obligations may be incurred, at these or other sites in the future. For example, periodic monitoring or investigation activities are ongoing at a number of our sites where contaminants have been detected or are suspected, and we may incur additional costs if more active or extensive remediation is required. In addition, in connection with the Acquisition, DuPont has, subject to certain exceptions and exclusions, agreed to indemnify us for certain liabilities relating to environmental remediation obligations and certain claims relating to the exposure to hazardous substances and products manufactured prior to our separation from DuPont. We could incur material additional costs if DuPont fails to meet its obligations, if the indemnification proves insufficient or if we otherwise are unable to recover costs associated with such liabilities. The costs of our current operations complying with complex environmental laws and regulations, as well as internal voluntary programs, are significant and will continue to be so for the foreseeable future as environmental regulations become more stringent. These laws and regulations also change frequently, and we may incur additional costs complying with stricter environmental requirements that are promulgated in the future. Concerns over global climate change as well as more frequent and severe weather events have also promoted a number of legal and regulatory measures as well as social initiatives intended to reduce greenhouse gas and other carbon emissions. We cannot predict the impact that changing climate conditions or more frequent and severe weather events, if any, will have on our business, results of operations or financial condition. Moreover, we cannot predict how legal, regulatory and social responses to concerns about global climate change will impact our business.

As a producer of coatings, we transport certain materials that are inherently hazardous due to their toxic nature.

In our business, we handle and transport hazardous materials. If mishandled or released into the environment, these materials could cause substantial property damage or personal injuries resulting in significant legal claims against us. In addition, evolving regulations concerning the handling and transportation of certain materials could result in increased future capital or operating costs.

Our results of operations could be adversely affected by litigation.

We face risks arising from various litigation matters that have been asserted against us or that may be asserted against us in the future, including, but not limited to, claims for product liability, patent and trademark infringement, antitrust, warranty, contract and claims for third party property damage or personal injury. For instance, we have noted a nationwide trend in purported class actions against chemical manufacturers generally seeking relief such as medical monitoring, property damages, off-site remediation and punitive damages arising from alleged environmental torts without claiming present personal injuries. We have also noted a trend in public and private nuisance suits being filed on behalf of states, counties, cities and utilities alleging harm to the general public. In addition, various factors or developments can lead to changes in current estimates of liabilities such as a final adverse judgment, significant settlement or changes in applicable law. A future adverse ruling or unfavorable development could result in future charges that could have a material adverse effect on us. An adverse outcome in any one or more of these matters could be material to our business, financial condition and results of operations. In particular, product liability claims, regardless of their merits, could be costly, divert management’s attention and adversely affect our reputation and demand for our products.

Risks Related to Human Resources

We may not be able to recruit and retain the experienced and skilled personnel we need to compete.

Our future success depends on our ability to attract, retain, develop and motivate highly skilled personnel. We must have talented personnel to succeed and competition for senior management in our industry is intense. Our ability to meet our performance goals depends upon the personal efforts and abilities of the principal members of our senior management who provide strategic direction, develop our business, manage our operations and maintain a cohesive and stable work environment. We cannot assure you that we will retain or successfully recruit senior executives, or that their services will remain available to us.

We rely on qualified managers and skilled employees, such as scientists, with technical and manufacturing industry experience in order to operate our business successfully. From time to time, there may be a shortage of skilled labor, which may make it more difficult and expensive for us to attract and retain qualified employees. If we are unable to attract and retain sufficient numbers of qualified individuals or our costs to do so increase significantly, our operations could be materially adversely affected.

If we are required to make unexpected payments to any pension plans applicable to our employees, our financial condition may be adversely affected.

We have defined benefit pension plans in which many of our current and former employees outside the United States participate or have participated. Many of these plans are underfunded or unfunded and the liabilities in relation to these plans will need to be satisfied as they mature from our operating reserves. In jurisdictions where the defined benefit pension plans are intended to be funded with assets in a trust or other funding vehicle, the liabilities exceed the corresponding assets in many of the plans. Various factors, such as changes in actuarial estimates and assumptions (including as to life expectancy, discount rates and rate of return on assets) as well as actual return on assets, can increase the expenses and liabilities of the defined benefit pension plans. The assets and liabilities of the plans must be valued from time to time under applicable funding rules and as a result we may be required to increase the cash payments we make in relation to these defined benefit pension plans.

Our financial condition and results of operations may be adversely affected to the extent that we are required to make any additional payments to any relevant defined benefit pension plans in excess of the amounts assumed in our current projections and assumptions or report higher pension plan expenses under relevant accounting rules.

We are subject to work stoppages, union negotiations, labor disputes and other matters associated with our labor force, which may adversely impact our operations and cause us to incur incremental costs.

Many of our employees globally are in unions or otherwise covered by labor agreements, including works councils. As of June 30, 2014, approximately 0.5% of our U.S. workforce was unionized and approximately 64% of our workforce outside the United States was unionized or otherwise covered by labor agreements. Consequently, we may be subject to potential union campaigns, work stoppages, union negotiations and other potential labor disputes. Additionally, negotiations with unions or works councils in connection with existing labor agreements may result in significant increases in our cost of labor, divert management’s attention away from operating our business or break down and result in the disruption of our operations. The occurrence of any of the preceding outcomes could impair our ability to manufacture our products and result in increased costs and/or decreased operating results. Further, we may be impacted by work stoppages at our suppliers or customers that are beyond our control.

Risks Related to Intellectual Property

Our inability to protect and enforce our intellectual property rights could adversely affect our financial results.

Intellectual property rights both in the United States and in foreign countries, including patents, trade secrets, confidential information, trademarks and trade names are important to our business and will be critical to our ability to grow and succeed in the future. We make strategic decisions on whether to apply for intellectual property protection and what kind of protection to pursue based on a cost benefit analysis. While we endeavor to protect our intellectual property rights in certain jurisdictions in which our products are produced or used and in jurisdictions into which our products are imported, the decision to file for intellectual property protection is made on a case-by-case basis. Because of the differences in foreign trademark, patent and other laws concerning proprietary rights, our intellectual property rights may not receive the same degree of protection in foreign countries as they would in the United States. Our failure to obtain or maintain adequate protection of our intellectual property rights for any reason could have a material adverse effect on our business, financial condition and results of operations.

We have applied for patent protection relating to certain existing and proposed products, processes and services in certain jurisdictions. While we generally consider applying for patents in those countries where we intend to make, have made, use, or sell patented products, we may not accurately assess all of the countries where patent protection will ultimately be desirable. If we fail to timely file a patent application in any such country, we may be precluded from doing so at a later date. Furthermore, we cannot assure you that our pending patent applications will not be challenged by third parties or that such applications will eventually be issued by the applicable patent offices as patents. We also cannot assure that the patents issued as a result of our foreign patent applications will have the same scope of coverage as our U.S. patents. It is possible that only a limited number of the pending patent applications will result in issued patents, which may have a materially adverse effect on our business and results of operations.

The patents we own could be challenged, invalidated or circumvented by others and may not be of sufficient scope or strength to provide us with any meaningful protection or commercial advantage. Furthermore, our existing patents are subject to challenges from third parties that may result in invalidations and will all eventually expire, after which we will not be able to prevent our competitors from using our previously patented technologies, which could materially adversely affect our competitive advantage stemming from those products and technologies. We also cannot assure that competitors will not infringe our patents, or that we will have adequate resources to enforce our patents.

We also rely on unpatented proprietary technology. It is possible that others will independently develop the same or similar technology or otherwise obtain access to our unpatented technology. To protect our trade secrets and other proprietary information, we require certain employees, consultants, advisors and collaborators to enter into confidentiality agreements as we deem appropriate. We cannot assure you that we will be able to enter into these confidentiality agreements or that these agreements will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use, misappropriation or disclosure of such trade secrets, know-how or other proprietary information. If we are unable to maintain the proprietary nature of our technologies, we could be materially adversely affected.

We rely on our trademarks, trade names and brand names to distinguish our products from the products of our competitors, and have registered or applied to register many of these trademarks. We cannot assure you that our trademark applications will be approved. Third parties may also oppose our trademark applications, or otherwise challenge our use of the trademarks. In the event that our trademarks are successfully challenged, we could be forced to rebrand our products, which could result in loss of brand recognition, and could require us to devote resources advertising and marketing new brands. Further, we cannot assure you that competitors will not infringe our trademarks, or that we will have adequate resources to enforce our trademarks. We also license third parties to use our trademarks. In an effort to preserve our trademark rights, we enter into license agreements with these third parties that govern the use of our trademarks and contain limitations on their use. Although we make efforts to police the use of our trademarks by our licensees, we cannot assure you that these efforts will be sufficient to ensure that our licensees abide by the terms of their licenses. In the event that our licensees fail to do so, our trademark rights could be diluted.

If we are sued for infringing intellectual property rights of third parties, it may be costly and time consuming, and an unfavorable outcome in any litigation could harm our business.

We cannot assure you that our activities will not, unintentionally or otherwise, infringe on the patents or other intellectual property rights owned by others. We may spend significant time and effort and incur significant litigation costs if we are required to defend ourselves against intellectual property rights claims brought against us, regardless of whether the claims have merit. If we are found to have infringed on the patents or other intellectual property rights of others, we may be subject to substantial claims for damages, which could materially impact our cash flow, business, financial condition and results of operations. We may also be required to cease development, use or sale of the relevant products or processes, or we may be required to obtain a license on the disputed rights, which may not be available on commercially reasonable terms, if at all.

Risks Related to Other Aspects of our Business

We may engage in acquisitions and divestitures, and may encounter difficulties integrating acquired businesses with, or disposing of divested businesses from, our current operations and, as a result, we may not realize the anticipated benefits of these acquisitions and divestitures.

We may seek to grow through strategic acquisitions, joint ventures or other arrangements. Our due diligence reviews in these transactions may not identify all of the material issues necessary to accurately estimate the cost or potential loss contingencies with respect to a particular transaction, including potential exposure to regulatory sanctions resulting from a counterparty’s previous activities. We may incur unanticipated costs or expenses, including post-closing asset impairment charges, expenses associated with eliminating duplicate facilities, litigation and other liabilities. We may also face regulatory scrutiny as a result of perceived concentration in certain markets, which could cause additional delay or prevent us from completing certain acquisitions that would be beneficial to our business. We also may encounter difficulties in integrating acquisitions with our operations, applying our internal controls processes to these acquisitions or in managing strategic investments. Additionally, we may not achieve the benefits we anticipate when we first enter into a transaction in the amount or timeframe anticipated. Any of the foregoing could adversely affect our business and results of operations. In addition, accounting requirements relating to business combinations, including the requirement to expense certain acquisition costs as incurred, may cause us to experience greater earnings volatility and generally lower earnings during periods in which we acquire new businesses. Furthermore, we may make strategic divestitures from time to time. These divestitures may result in continued financial involvement in the divested businesses, such as through indemnities, guarantees or other financial arrangements. These arrangements could result in financial obligations imposed upon us and could affect our future financial condition and results of operations.

Our joint ventures may not operate according to our business strategy if our joint venture partners fail to fulfill their obligations.

As part of our business, we have entered into certain joint venture arrangements, and may enter into additional joint venture arrangements in the future. The nature of a joint venture requires us to share control over significant decisions with unaffiliated third parties. Since we may not exercise control over our current or future joint ventures, we may not be able to require our joint ventures to take actions that we believe are necessary to implement our business strategy. Additionally, differences in views among joint venture participants may result in delayed decisions or failures to agree on major issues. If these differences cause the joint ventures to deviate from our business strategy, our results of operations could be materially adversely affected.

The insurance we maintain may not fully cover all potential exposures.

Our product liability, property, business interruption and casualty insurance coverages may not cover all risks associated with the operation of our business and may not be sufficient to offset the costs of any losses, lost sales or increased costs experienced during business interruptions. For some risks, we elect not to obtain insurance. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance policies may become unavailable or available only for reduced amounts of coverage. As a result, we may not be able to renew our insurance policies or procure other desirable insurance on commercially reasonable terms, if at all. Losses and liabilities from uninsured or underinsured events and delay in the payment of insurance proceeds could have a material adverse effect on our business, financial condition and results of operations.

We may need to recognize impairment charges related to goodwill, identifiable intangible assets and fixed assets.

Under the acquisition method of accounting, the net assets acquired were recorded at fair value as of the date of the Acquisition, with any excess purchase price allocated to goodwill. The Acquisition resulted in significant balances of goodwill and identifiable intangible assets. We are required to test goodwill and any other intangible asset with an indefinite life for possible impairment on the same date each year, unless conditions exist that would require a more frequent evaluation. We are also required to evaluate amortizable intangible assets and fixed assets for impairment if there are indicators of a possible impairment.

There is significant judgment required in the analysis of a potential impairment of goodwill, identified intangible assets and fixed assets. If, as a result of a general economic slowdown, deterioration in one or more of the markets in which we operate or impairment in our financial performance and/or future outlook, the estimated fair value of our long-lived assets decreases, we may determine that one or more of our long-lived assets is impaired. An impairment charge would be determined based on the estimated fair value of the assets and any such impairment charge could have a material adverse effect on our results of operations and financial position.

We are in the process of transitioning our IT systems. Our failure to do so successfully may have a material adverse effect on our results of operations.

We are in the process of transitioning certain IT systems from DuPont to our own platform. We have completed substantially all of this transition, including the establishment of a global IT support team, and we expect to complete the transition of our IT systems by the end of October 2014. There are inherent risks associated with transitioning and changing these types of systems, such as potential disruption of our business and substantial unplanned costs, any of which could have a material adverse effect on our business, financial condition or results of operations. We cannot assure you that we will successfully complete the transition of these systems. Any delays in implementing required systems may lead to increased operating expenses and operating difficulties.

Our Predecessor financial information may not be comparable to the Successor financial information.

Our Predecessor financial information may not reflect what our results of operations and cash flows would have been had we been a separate, standalone entity during those periods and may not be indicative of what our results of operations and cash flows will be in the future. As a result, you have limited information on which to evaluate our business. This is primarily because:

•	Our Predecessor combined financial information has been derived from the financial statements and accounting records of DuPont and reflects assumptions made by DuPont. Those assumptions and allocations may be different from the comparable expenses we would have incurred as a standalone company;

•	Certain general corporate expenses were historically allocated to the Predecessor period by DuPont that, while reasonable, may not be indicative of the actual expenses that would have been incurred had we been operating as a standalone company, nor are they indicative of the costs that will be incurred in the future as a standalone company;

•	Our working capital requirements historically were satisfied as part of DuPont’s corporate-wide cash management policies. Since becoming a standalone company, we no longer rely on DuPont for working capital. In connection with the Acquisition, we incurred a large amount of indebtedness and will therefore assume significant debt service costs. As a result, our cost of debt and capitalization is significantly different from that reflected in the Predecessor financial information; and

•	Following the Acquisition, we have experienced increases in our costs, including the cost to establish an appropriate accounting and reporting system, debt service obligations, providing healthcare and other costs of being a standalone company.

See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Note 7 to our Audited Consolidated Financial Statements contained elsewhere in this prospectus.

DuPont’s potential breach of its obligations in connection with the Acquisition, including failure to comply with its indemnification obligations, may materially affect our business and operating results.

Although the Acquisition closed on February 1, 2013, DuPont still has performance obligations to us, such as transferring delayed assets, providing IT-related transition services and fulfilling indemnification requirements. We could incur material additional costs if DuPont fails to meet its obligations or if we otherwise are unable to recover costs associated with such liabilities.

If we are treated as a financial institution under FATCA, withholding tax may be imposed on payments on our common shares.

Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and applicable Treasury Regulations commonly referred to as “FATCA” generally impose 30% withholding on certain “withholdable payments” and, in the future, may impose such withholding on “foreign passthru payments” made by a “foreign financial institution” (each as defined in the Code) that has entered into an agreement with the U.S. Internal Revenue Service to perform certain diligence and reporting obligations with respect to the foreign financial institution’s U.S.-owned accounts. The applicable Treasury Regulations treat an entity as a “financial institution” if it is a holding company formed in connection with or availed of by a private equity fund or other similar investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. The United States has entered into an intergovernmental agreement (an “IGA”) with Bermuda, which modifies the FATCA withholding regime described above, although the U.S. Internal Revenue Service and Bermuda tax authorities have not yet provided final guidance regarding compliance with the Bermuda IGA. It is not clear whether we would be treated as a financial institution subject to the diligence, reporting and withholding obligations under FATCA or the Bermuda IGA. Furthermore, it is not yet clear how the Bermuda IGA will address foreign passthru payments. Prospective investors should consult their tax advisors regarding the potential impact of FATCA, the Bermudan IGA and any non-U.S. legislation implementing FATCA, on their investment in our common shares.

We may be classified as a passive foreign investment company, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our common shares.

Based on the anticipated market price of our common shares in this offering and expected price of our common shares following this offering, and the composition of our income, assets and operations, we do not expect to be treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects, and we cannot assure you the U.S. Internal Revenue Service will not take a contrary position. Furthermore, this is a factual determination that must be made annually after the close of each taxable year. If we are a PFIC for any taxable year during which a U.S. person holds our common shares, certain adverse U.S. federal income tax consequences could apply to such U.S. person. See “Taxation—U.S. Federal Income Tax Considerations—Passive Foreign Investment Company.”

Risks Related to our Indebtedness

Our substantial indebtedness could adversely affect our ability to raise additional capital to fund our operations, limit our ability to react to changes in the economy and our industry, expose us to interest rate risk to the extent of our variable rate debt and prevent us from meeting our obligations with respect to our indebtedness.

As of June 30, 2014, after giving effect to this offering and the use of proceeds therefrom as set forth under the heading “Use of Proceeds,” we would have had approximately $             billion of indebtedness on a consolidated basis, including $             million of our Dollar Senior Notes, $             million of our Euro Senior Notes, $             million of the Dollar Term Loan Facility (as defined herein) and $             million of the Euro Term Loan Facility (as defined herein). In addition, we had no outstanding borrowings under our Revolving Credit Facility (as defined herein) and approximately $378.5 million in borrowing capacity available under our Revolving Credit Facility, after giving effect to $21.5 million of outstanding letters of credit.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	require us to devote a substantial portion of our annual cash flow to the payment of interest on our indebtedness;

•	expose us to the risk of increased interest rates as, over the term of our debt, the interest cost on a significant portion of our indebtedness is subject to changes in interest rates;

•	hinder our ability to adjust rapidly to changing market conditions;

•	limit our ability to secure adequate bank financing in the future with reasonable terms and conditions or at all; and

•	increase our vulnerability to and limit our flexibility in planning for, or reacting to, a potential downturn in general economic conditions or in one or more of our businesses.

We are more leveraged than some of our competitors, which could adversely affect our business plans. A relatively greater portion of our cash flow is used to service debt and other financial obligations. This reduces the funds we have available for working capital, capital expenditures, acquisitions and other purposes and, given current credit constriction, may make it more difficult for us to make borrowings in the future. Similarly, our relatively greater leverage increases our vulnerability to, and limits our flexibility in planning for, adverse economic and industry conditions and creates other competitive disadvantages compared with other companies with relatively less leverage.

In addition, the indentures governing the Senior Notes and the agreements governing our Senior Secured Credit Facilities contain affirmative and negative covenants that limit our and certain of our subsidiaries’ ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default that, if not cured or waived, could result in the acceleration of all of our debts.

To service all of our indebtedness, we will require a significant amount of cash and our ability to generate cash depends on many factors beyond our control.

Our operations are conducted through our subsidiaries and our ability to make cash payments on our indebtedness will depend on the earnings and the distribution of funds from our subsidiaries. None of our subsidiaries, however, is obligated to make funds available to us for payment on our indebtedness. Further, the terms of the instruments governing our indebtedness significantly restrict our subsidiaries from paying dividends and otherwise transferring assets to us. Our ability to make cash payments on and refinance our debt obligations, to fund planned capital expenditures and to meet other cash requirements will depend on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to financial, business, legislative, regulatory and other factors beyond our control. We might not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

Our business may not generate sufficient cash flow from operations and future borrowings may not be available under our Senior Secured Credit Facilities in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs, including planned capital expenditures. In such circumstances, we may need to refinance all or a portion of our indebtedness on or before maturity. We intend to use the net proceeds of this offering to repay certain indebtedness. See “Use of Proceeds.” We may not be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our indebtedness, we may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. Such actions, if necessary, may not be effected on commercially reasonable terms or at all. The instruments governing our indebtedness restrict our ability to sell assets and our use of the proceeds from such sales, and we may not be able to consummate those dispositions or to obtain proceeds in an amount sufficient to meet any debt service obligations then due.

If we are unable to generate sufficient cash flow or are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants in the instruments governing our indebtedness, we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our Revolving Credit Facility could elect to terminate their commitments thereunder, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under the credit agreement governing our Senior Secured Credit Facilities to avoid being in default. If we breach our covenants under our Senior Secured Credit Facilities or we are in default thereunder and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the credit agreement governing our Senior Secured Credit Facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Despite our current level of indebtedness and restrictive covenants, we and our subsidiaries may incur additional indebtedness or we may pay dividends in the future. This could further exacerbate the risks associated with our substantial financial leverage.

We and our subsidiaries may incur significant additional indebtedness under the agreements governing our indebtedness. Although the indentures governing the Senior Notes and the credit agreement governing our Senior Secured Credit Facilities contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of thresholds, qualifications and exceptions, and the additional indebtedness incurred in compliance with these restrictions could be substantial. Additionally, these restrictions also will not prevent us from incurring obligations that, although preferential to our common shares in terms of payment, do not constitute indebtedness. As of June 30, 2014, we had $378.5 million of additional borrowing capacity under our Revolving Credit Facility, after giving effect to $21.5 million of outstanding letters of credit.

In addition, if new debt is added to our and/or our subsidiaries’ debt levels, the related risks that we now face as a result of our leverage would intensify. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable or unwilling to fund borrowings under their credit commitments or we are unable to borrow, it could negatively impact our business.

We are dependent upon our lenders for financing to execute our business strategy and meet our liquidity needs. If our lenders are unable to fund borrowings under their credit commitments or we are unable to borrow from them for any reason, our business could be negatively impacted. During periods of volatile credit markets, there is risk that any lenders, even those with strong balance sheets and sound lending practices, could fail or refuse to honor their legal commitments and obligations under existing credit commitments, including, but not limited to, extending credit up to the maximum permitted by a credit facility, allowing access to additional credit features and otherwise accessing capital and/or honoring loan commitments. If our lenders are unable or unwilling to fund borrowings under their revolving credit commitments or we are unable to borrow from them, it could be difficult in such environments to obtain sufficient liquidity to meet our operational needs.

Our ability to obtain additional capital on commercially reasonable terms may be limited.

Although we believe our cash and cash equivalents, together with cash we expect to generate from operations and unused capacity available under our Revolving Credit Facility, provide adequate resources to fund ongoing operating requirements, we may need to seek additional financing to compete effectively.

If we are unable to obtain capital on commercially reasonable terms, it could:

•	reduce funds available to us for purposes such as working capital, capital expenditures, research and development, strategic acquisitions and other general corporate purposes;

•	restrict our ability to introduce new products or exploit business opportunities;

•	increase our vulnerability to economic downturns and competitive pressures in the markets in which we operate; and

•	place us at a competitive disadvantage.

Difficult and volatile conditions in the capital, credit and commodities markets and in the overall economy could have a material adverse effect on our financial position, results of operations and cash flows.

Difficult global economic conditions, including concerns about sovereign debt and significant volatility in the capital, credit and commodities markets, could have a material adverse effect on our financial position, results of operations and cash flows. These global economic factors, combined with low levels of business and consumer confidence and high levels of unemployment, have precipitated a slow recovery from the global recession and concern about a return to recessionary conditions. The difficult conditions in these markets and the overall economy affect our business in a number of ways. For example:

•	as a result of the volatility in commodity prices, we may encounter difficulty in achieving sustained market acceptance of past or future price increases, which could have a material adverse effect on our financial position, results of operations and cash flows;

•	under difficult market conditions there can be no assurance that borrowings under our Revolving Credit Facility would be available or sufficient, and in such a case, we may not be able to successfully obtain additional financing on reasonable terms, or at all;

•	in order to respond to market conditions, we may need to seek waivers from various provisions in the credit agreement governing our Senior Secured Credit Facilities, and in such case, there can be no assurance that we can obtain such waivers at a reasonable cost, if at all;

•	market conditions could cause the counterparties to the derivative financial instruments we may use to hedge our exposure to interest rate, commodity or currency fluctuations to experience financial difficulties and, as a result, our efforts to hedge these exposures could prove unsuccessful and, furthermore, our ability to engage in additional hedging activities may decrease or become more costly; and

•	market conditions could result in our key customers experiencing financial difficulties and/or electing to limit spending, which in turn could result in decreased sales and earnings for us.

In general, downturns in economic conditions can cause fluctuations in demand for our and our customers’ products, product prices, volumes and margins. Future economic conditions may not be favorable to our industry and future growth in demand for our products, if any, may not be sufficient to alleviate any existing or future conditions of excess industry capacity. A decline in the demand for our products or a shift to lower-margin products due to deteriorating economic conditions could have a material adverse effect on our financial condition and results of operations and could also result in impairments of certain of our assets. We do not know if market conditions or the state of the overall economy will continue to improve in the near future. We cannot provide assurance that a continuation of current economic conditions or a further economic downturn in one or more of the geographic regions in which we sell our products would not have a material adverse effect on our business, financial condition and results of operations.

Our debt obligations may limit our flexibility in managing our business.

The indentures governing our Senior Notes and the credit agreement governing our Senior Secured Credit Facilities require us to comply with a number of customary financial and other covenants, such as maintaining leverage ratios in certain situations and maintaining insurance coverage. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.” These covenants may limit our flexibility in our operations, and breaches of these covenants could result in defaults under the instruments governing the applicable indebtedness even if we had satisfied our payment obligations. If we were to default on the indentures governing our Senior Notes, the credit agreement governing our Senior Secured Credit Facilities or other debt instruments, our financial condition and liquidity would be adversely affected.

Risks Related to this Offering and Ownership of our Common Shares

Because a significant portion of our operations is conducted through our subsidiaries and joint ventures, we are largely dependent on our receipt of distributions and dividends or other payments from our subsidiaries and joint ventures for cash to fund all of our operations and expenses, including to make future dividend payments, if any.

A significant portion of our operations is conducted through our subsidiaries and joint ventures. As a result, our ability to service our debt or to make future dividend payments, if any, is largely dependent on the earnings of our subsidiaries and joint ventures and the payment of those earnings to us in the form of dividends, loans or advances and through repayment of loans or advances from us. Payments to us by our subsidiaries and joint ventures will be contingent upon our subsidiaries’ or joint ventures’ earnings and other business considerations and may be subject to statutory or contractual restrictions. We do not currently expect to declare or pay dividends on our common shares for the foreseeable future; however, to the extent that we determine in the future to pay dividends on our common shares, the credit agreement governing our Senior Secured Credit Facilities and the indentures governing the Senior Notes significantly restrict the ability of our subsidiaries to pay dividends or otherwise transfer assets to us. In addition, Bermuda law imposes requirements that may restrict our ability to pay dividends to holders of our common shares. In addition, there may be significant tax and other legal restrictions on the ability of foreign subsidiaries or joint ventures to remit money to us.

There is no existing market for our common shares, and we do not know if one will develop to provide you with adequate liquidity to sell our common shares at prices equal to or greater than the price you paid in this offering.

Prior to this offering, there has not been a public market for our common shares. We cannot predict the extent to which investor interest in our company will lead to the development of an active trading market on the stock exchange on which we will list our common shares or otherwise or how liquid that market might become. If an active trading market does not develop, you may have difficulty selling any of our common shares that you buy. The initial public offering price for the common shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the open market following this offering. Consequently, you may not be able to sell our common shares at prices equal to or greater than the price you paid in this offering, or at all.

The price of our common shares may fluctuate significantly, and you could lose all or part of your investment.

Volatility in the market price of our common shares may prevent you from being able to sell your common shares at or above the price you paid for your common shares. The market price of our common shares could fluctuate significantly for various reasons, including:

•	our operating and financial performance and prospects;

•	our quarterly or annual earnings or those of other companies in our industry;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	changes in, or failure to meet, earnings estimates or recommendations by research analysts who track our common shares or the stock of other companies in our industry;

•	the failure of research analysts to cover our common shares;

•	strategic actions by us, our customers or our competitors, such as acquisitions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	the impact on our profitability temporarily caused by the time lag between when we experience cost increases until these increases flow through cost of sales because of our method of accounting for inventory, or the impact from our inability to pass on such price increases to our customers;

•	material litigations or government investigations;

•	changes in general conditions in the United States and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events;

•	changes in key personnel;

•	sales of common shares by us, Carlyle or members of our management team;

•	termination or expiration of lock-up agreements with our management team and principal shareholders;

•	the granting of restricted common shares, stock options and other equity awards;

•	volume of trading in our common shares; and

•	the realization of any risks described under this “Risk Factors” section.

In addition, over the past several years, the stock markets have experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Hence, the price of our common shares could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price and cause you to lose all or part of your investment. Further, in the past, market fluctuations and price declines in a company’s stock have led to securities class action litigations. If such a suit were to arise, it could have a substantial cost and divert our resources regardless of the outcome.

If we fail to maintain proper and effective internal controls over financial reporting, our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

The Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) requires, among other things, that we maintain effective internal control over financial reporting and disclosure controls and procedures. One key aspect of the Sarbanes-Oxley Act is that we must perform system and process evaluation and testing of our internal control over financial reporting to allow management and our independent registered public accounting firm to report on the effectiveness of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act, with auditor attestation of the effectiveness of our internal controls, beginning with our annual report on Form 10-K for the fiscal year ending December 31, 2015. If we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our common shares could decline and we could be subject to sanctions or investigations by the stock exchange on which we will list our common shares, the SEC or other regulatory authorities, which would require additional financial and management resources.

Our ability to successfully implement our business plan and comply with the Sarbanes-Oxley Act requires us to be able to prepare timely and accurate financial statements, among other requirements. Any delay in the implementation of, or disruption in the transition to, new or enhanced systems, procedures or controls, may cause our operations to suffer and we may be unable to conclude that our internal control over financial reporting is effective and to obtain an unqualified report on internal controls from our auditors. Moreover, we cannot be certain that these measures would ensure that we implement and maintain adequate controls over our financial processes and reporting in the future. Even if we were to conclude, and our auditors were to concur, that our internal control over financial reporting provided reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, because of its inherent limitations, internal control over financial reporting may not prevent or detect fraud or misstatements. This, in turn, could have an adverse impact on trading prices for our common shares, and could adversely affect our ability to access the capital markets.

We will incur increased costs as a result of operating as a publicly traded company, and our management will be required to devote substantial time to new compliance initiatives.

As a publicly traded company, we will incur additional legal, accounting and other expenses that we did not previously incur. Although we are currently unable to estimate these costs with any degree of certainty, they may be material in amount. In addition, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules of the SEC and the stock exchange on which our common shares will be listed, have imposed various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives as well as investor relations. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to incur additional costs to maintain the same or similar coverage. Furthermore, if we are not able to comply with these requirements in a timely manner, the market price of our common shares could decline and we could be subject to potential delisting by the stock exchange on which our common shares will be listed and review by such exchange, the SEC, or other regulatory authorities, which would require the expenditure by us of additional financial and management resources and could harm our business and the market price of our common shares.

We are controlled by Carlyle, whose interests in our business may be different than yours.

As of June 30, 2014, Carlyle owned 99.5% of our common shares on a fully diluted basis and is able to control our affairs in all cases. Following this offering, Carlyle will continue to own approximately         % of our common shares (or         % if the underwriters exercise their option to purchase additional shares in full). Pursuant to a principal stockholders agreement, a majority of our Board of Directors will be designated by Carlyle. See “Certain Relationships and Related Person Transactions.” As a result, Carlyle or its respective designees to our Board of Directors will have the ability to control the appointment of our management, the entering into of mergers, sales of substantially all or all of our assets and other extraordinary transactions and influence amendments to our memorandum of association and bye-laws. So long as Carlyle continues to own a majority of our common shares, they will have the ability to control the vote in any election of directors and will have the ability to prevent any transaction that requires shareholder approval regardless of whether other shareholders believe the transaction is in our best interests. In any of these matters, the interests of Carlyle may differ from or conflict with your interests. Moreover, this concentration of stock ownership may also adversely affect the trading price for our common shares to the extent investors perceive disadvantages in owning stock of a company with a controlling shareholder. In addition, we have historically paid Carlyle an annual fee for certain advisory and consulting services pursuant to consulting agreements. See “Certain Relationships and Related Person Transactions.” We will pay Carlyle a fee to terminate the consulting agreement in connection with the consummation of this offering. In addition, Carlyle is in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are our significant existing or potential suppliers or customers. Carlyle may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

We do not intend to pay dividends on our common shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common shares.

We do not intend to declare and pay dividends on our common shares for the foreseeable future. We currently intend to invest our future earnings, if any, to fund our growth and potentially reduce our indebtedness. Therefore, you are not likely to receive any dividends on your common shares for the foreseeable future and the success of an investment in our common shares will depend upon any future appreciation in their value. There is no guarantee that our common shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares. The payment of future dividends, however, will be at the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements, level of indebtedness, statutory and contractual restrictions applying to the payment of dividends and other considerations that our Board of Directors deems relevant. The credit agreement governing our Senior Secured Credit Facilities and the indentures governing the Senior Notes also effectively limit our ability to pay dividends. As a consequence of these limitations and restrictions, we may not be able to make, or may have to reduce or eliminate, the payment of dividends on our common shares.

You may suffer immediate and substantial dilution.

The initial public offering price per share of our common shares is substantially higher than our net tangible book value per common share immediately after the offering. As a result, you may pay a price per share that substantially exceeds the tangible book value of our assets after subtracting our liabilities. At an offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, you may incur immediate and substantial dilution in the amount of $             per share. You will experience additional dilution upon the exercise of currently outstanding options to purchase our common shares as well as if any options or warrants are granted in the future, and the issuance and vesting of restricted stock or other equity awards under our existing or future stock incentive plans.

Future sales of our common shares in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common shares.

We and our shareholders may sell additional common shares in subsequent public offerings. We may also issue additional common shares or convertible debt securities to finance future acquisitions. After the consummation of this offering, we will have                     common shares authorized and                     common shares outstanding. This number includes                     common shares that we are selling in this offering and                     common shares that the selling shareholders are selling in this offering, which may be resold immediately in the public market. Of the remaining common shares,                     , or         % of our total outstanding common shares, are restricted from immediate resale under the lock-up agreements between certain of our current shareholders and the underwriters described in “Underwriting,” but may be sold into the market in the near future. These shares will become available for sale following the expiration of the lock-up agreements, which, without the prior consent of                     , is 180 days after the date of this prospectus, subject to compliance with the applicable requirements under Rule 144 of the Securities Act of 1933, as amended (the “Securities Act”).

We cannot predict the size of future issuances of our common shares or the effect, if any, that future issuances and sales of our common shares will have on the market price of our common shares. Sales of substantial amounts of our common shares (including sales pursuant to Carlyle’s registration rights, sales by members of management and shares issued in connection with an acquisition), or the perception that such sales could occur, may adversely affect prevailing market prices for our common shares. See “Certain Relationships and Related Person Transactions” and “Shares Eligible for Future Sale.”

We are a “controlled company” within the meaning of the rules of the stock exchange on which we will list our common shares and, as a result, expect to qualify for, and intend to rely on, exemptions from certain corporate governance requirements. You will not have the same protections afforded to shareholders of companies that are subject to such requirements.

Following the consummation of this offering, we expect Carlyle will collectively continue to own a majority in voting power of our outstanding common shares. As a result, we expect to be a “controlled company” within the meaning of the corporate governance standards of the stock exchange on which we will list our common shares. Under these rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of such company’s board of directors consist of independent directors;

•	the requirement that such company have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that such company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of such company’s nominating and corporate governance committee and compensation committee.

Following this offering, we intend to utilize these exemptions if we continue to qualify as a “controlled company.” If we do utilize the exemption, we will not have a majority of independent directors and our nominating and corporate governance and compensation committees will not consist entirely of independent directors and such committees will not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the stock exchange on which we will list our common shares.

We are a Bermuda company and it may be difficult for you to enforce judgments against us or our directors and executive officers.

We are a Bermuda exempted company. As a result, the rights of our shareholders will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in another jurisdiction, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions.

Bermuda law differs from the laws in effect in the United States and may afford less protection to our shareholders.

We are organized under the laws of Bermuda. As a result, our corporate affairs are governed by the Companies Act 1981 (the “Companies Act”), which differs in some material respects from laws typically applicable to U.S. corporations and shareholders, including the provisions relating to interested directors, amalgamations, mergers and acquisitions, takeovers, shareholder lawsuits and indemnification of directors. Generally, the duties of directors and officers of a Bermuda company are owed to the company only. Shareholders of Bermuda companies typically do not have rights to take action against directors or officers of the company and may only do so in limited circumstances. Shareholder class actions are not available under Bermuda law. The circumstances in which shareholder derivative actions may be available under Bermuda law are substantially more proscribed and less clear than they would be to shareholders of U.S. corporations. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than those who actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company. Additionally, under our bye-laws and as permitted by Bermuda law, each shareholder has waived any claim or right of action against our directors or officers for any action taken by directors or officers in the performance of their duties, except for actions involving fraud or dishonesty. In addition, the rights of our shareholders and the fiduciary responsibilities of our directors under Bermuda law are not as clearly established as under statutes or judicial precedent in existence in jurisdictions in the United States, particularly the State of Delaware. Therefore, our shareholders may have more difficulty protecting their interests than would shareholders of a corporation incorporated in a jurisdiction within the United States.

We have anti-takeover provisions in our bye-laws that may discourage a change of control.

Our bye-laws contain provisions that could make it more difficult for a third party to acquire us without the consent of our Board of Directors. These provisions provide for:

•	a classified Board of Directors with staggered three-year terms;

•	directors only to be removed for cause once the number of common shares owned by Carlyle ceases to be more than 50%;

•	restrictions on the time period in which directors may be nominated; and

•	our Board of Directors to determine the powers, preferences and rights of our preference shares and to issue the preference shares without shareholder approval.

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control of our company and may prevent our shareholders from receiving the benefit from any premium to the market price of our common shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common shares if the provisions are viewed as discouraging takeover attempts in the future. These provisions could also discourage proxy contests, make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take corporate actions other than those you desire. See “Description of Share Capital.”

FORWARD-LOOKING STATEMENTS

Many statements made in this prospectus that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plan and strategies. These statements often include words such as “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast,” and other similar expressions. These forward-looking statements are contained throughout this prospectus, including the sections entitled “Prospectus Summary,” “Risk Factors,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” We base these forward-looking statements or projections on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at such time. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. The forward-looking statements and projections are subject to and involve risks, uncertainties and assumptions and you should not place undue reliance on these forward-looking statements or projections. Although we believe that these forward-looking statements and projections are based on reasonable assumptions at the time they are made, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements and projections. Factors that may materially affect such forward-looking statements and projections include:

•	adverse developments in economic conditions and, particularly, in conditions in the automotive and transportation industries;

•	our inability to successfully execute on our growth strategy;

•	risks associated with our non-U.S. operations;

•	currency-related risks;

•	increased competition;

•	risks of the loss of any of our significant customers or the consolidation of MSOs, distributors and/or body shops;

•	price increases or interruptions in our supply of raw materials;

•	failure to develop and market new products and manage product life cycles;

•	litigation and other commitments and contingencies;

•	significant environmental liabilities and costs as a result of our current and past operations or products, including operations or products related to our business prior to the Acquisition;

•	unexpected liabilities under any pension plans applicable to our employees;

•	risk that the insurance we maintain may not fully cover all potential exposures;

•	failure to comply with the anti-corruption laws of the United States and various international jurisdictions;

•	failure to comply with anti-terrorism laws and regulations and applicable trade embargoes;

•	business disruptions, security threats and security breaches;

•	our ability to protect and enforce intellectual property rights;

•	intellectual property infringement suits against us by third parties;

•	our substantial indebtedness;

•	our ability to obtain additional capital on commercially reasonable terms may be limited;

•	our ability to realize the anticipated benefits of any acquisitions and divestitures;

•	our joint ventures’ ability to operate according to our business strategy should our joint venture partners fail to fulfill their obligations;

•	ability to recruit and retain the experienced and skilled personnel we need to compete;

•	work stoppages, union negotiations, labor disputes and other matters associated with our labor force;

•	terrorist acts, conflicts, wars and natural disasters that may materially adversely affect our business, financial condition and results of operations;

•	transporting certain materials that are inherently hazardous due to their toxic nature;

•	weather conditions that may temporarily reduce the demand for some of our products;

•	reduced demand for some of our products as a result of improved safety features on vehicles and insurance company influence;

•	the amount of the costs, fees, expenses and charges related to this initial public offering and the related costs of being a public company;

•	any statements of belief and any statements of assumptions underlying any of the foregoing;

•	Carlyle’s ability to control our common shares;

•	other factors disclosed in this prospectus; and

•	other factors beyond our control.

These cautionary statements should not be construed by you to be exhaustive and are made only as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

We estimate the proceeds to us from this offering will be approximately $             million, based on an assumed public offering price of $         per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Certain of the common shares offered by this prospectus are being sold by the selling shareholders. We will not receive any of the proceeds from the sale of shares by the selling shareholders in this offering, including from any exercise by the underwriters of their overallotment option. For more information about the selling shareholders, see “Principal and Selling Shareholders.”

We intend to use the net proceeds to us from this offering, plus cash on hand, to repay indebtedness and to pay fees and expenses. For a description of our indebtedness, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”

Each $1.00 increase (decrease) in the assumed public offering price would increase (decrease) the net proceeds to us by approximately $             million, after deducting assumed underwriting discounts and commissions and other estimated offering expenses payable by us, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) the net proceeds to us by approximately $             million, after deducting assumed underwriting discounts and commissions and other estimated offering expenses payable by us, assuming the public offering price of $         per share, which is the midpoint of the range set forth on the cover page of this prospectus. Any increase or decrease in the net proceeds would not change our intended use of proceeds.

DIVIDEND POLICY

We have not paid dividends in the past and we do not intend to pay any cash dividends for the foreseeable future. We intend to retain earnings, if any, for the future operation and expansion of our business and the repayment of debt. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon our results of operations, cash requirements, financial condition, contractual restrictions, restrictions imposed by applicable laws and other factors that our Board of Directors may deem relevant. Specifically, we are subject to Bermuda legal constraints that may affect our ability to pay dividends on our common shares and make other payments. Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due or (ii) the realizable value of its assets would thereby be less than its liabilities. Our ability to pay dividends to holders of our common shares is also dependent upon our subsidiaries’ ability to make distributions to us, which is limited by the terms of the agreements governing the terms of their indebtedness. Additionally, the negative covenants in the agreements governing our indebtedness limit our ability to pay dividends and make distributions to our shareholders. For additional information on these limitations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of June 30, 2014 on (i) an actual basis giving effect to the             -for-              stock split and (ii) an as adjusted basis giving effect to the consummation of this offering and the use of proceeds therefrom, including payment of estimated related fees and expenses.

The information in this table should be read in conjunction with “Use of Proceeds,” “Selected Historical Financial Information,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes thereto included elsewhere in this prospectus.

	As of June 30, 2014
	Actual	As adjusted
	(Unaudited)
(dollars in millions, except per share data)
Cash and cash equivalents	$350.3	$

Debt:
Senior Secured Credit Facilities, consisting of the following(1):
Revolving Credit Facility	—
Dollar Term Loan, net of discount	2,261.7
Euro Term Loan, net of discount	537.5
Dollar Senior Notes(2)	750.0
Euro Senior Notes(3)	340.4
Other indebtedness(4)	15.2

Total debt	3,904.8

Total stockholders’ equity:
Common Shares, $1.00 par value per share: shares authorized, actual and as adjusted; shares issued and outstanding, actual and shares issued and outstanding, as adjusted	135.5
Capital in excess of par	1,231.1
Accumulated deficit	(221.2)
Accumulated other comprehensive income	25.7

Total stockholders’ equity	1,171.1
Noncontrolling interests	68.8

Total stockholders’ equity and noncontrolling interests	$1,239.9	$

Total capitalization	$5,144.7	$

(1)	The senior secured credit facilities consist of (a) a $400.0 million revolving credit facility that matures in 2018 (the “Revolving Credit Facility”), (b) a $2,300.0 million term loan facility that matures in 2020 (the “Dollar Term Loan Facility”) and (c) a €400.0 million term loan facility that matures in 2020 (our “Euro Term Loan Facility” and, together with the Revolving Credit Facility and the Dollar Term Loan Facility, the “Senior Secured Credit Facilities”). As of June 30, 2014, we had $2,277.0 million of outstanding borrowings under the Dollar Term Loan Facility, $539.3 million of outstanding borrowings under the Euro Term Loan Facility and no outstanding borrowings under the Revolving Credit Facility. As of June 30, 2014, we had approximately $378.5 million in additional borrowing capacity available under our Revolving Credit Facility, after giving effect to $21.5 million of outstanding letters of credit. See Note 22 to our Audited Consolidated Financial Statements included elsewhere in this prospectus and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Indebtedness.”
(2)	Consists of $750.0 million in aggregate principal amount of 7.375% senior unsecured notes due 2021 (the “Dollar Senior Notes”).
(3)	Consists of €250.0 million in aggregate principal amount of 5.750% senior secured notes due 2021 (the “Euro Senior Notes” and, together with the Dollar Senior Notes, the “Senior Notes”).

(4)	Includes indebtedness to fund short-term operational requirements primarily in our Latin American jurisdictions.

The table set forth above is based on the number of common shares outstanding as of             , 2014. The table does not reflect:

•	common shares issuable upon the exercise of options outstanding at a weighted average exercise price of $ ; and

•	common shares reserved for issuance under our 2014 Plan, which we plan to adopt in connection with this offering.

Additionally, the information presented above assumes:

•	an initial public offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus;

•	the filing of our amended and restated memorandum of association and the adoption of our amended and restated bye-laws immediately prior to the closing of this offering; and

•	the completion of a for split of our common shares in connection with the filing of our amended and restated memorandum of association.

Each $1.00 increase (decrease) in the assumed public offering price of $                      per share would increase (decrease) each of our as adjusted capital in excess of par, total stockholders’ equity and total capitalization by approximately $                      million, $                      million and $                      million, respectively, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. Each increase of 1.0 million shares in the number of shares offered by us at an assumed offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, would increase each of our as adjusted capital in excess of par, total stockholders’ equity and total capitalization by approximately $                      million, $                      million and $                      million, respectively. Similarly, each decrease of 1.0 million shares in the number of shares offered by us, at an assumed offering price of $                      per share, which is the midpoint of the range set forth on the cover page of this prospectus, would decrease each of our as adjusted capital in excess of par, total stockholders’ equity and total capitalization by approximately $              million, $                      million and $                                          million, respectively. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing. To the extent that the public offering price is lower than $                      per share, which is the midpoint of the range set forth on the cover page of this prospectus, and our cash proceeds are lower than we have estimated, or our offering expenses are greater than we have estimated, the amount of our indebtedness that we repay may be reduced.

DILUTION

If you invest in our common shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering and the use of proceeds therefrom.

As of June 30, 2014, we had net tangible book value of approximately $             million, or $         per share. Our net tangible book value per share represents total tangible assets less total liabilities divided by the number of common shares outstanding. After giving effect to (i) the sale by us of              common shares in this offering, based upon an assumed initial public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, after deducting estimated offering expenses payable by us, and (ii) the use of proceeds therefrom as set forth under the heading “Use of Proceeds,” as if each had occurred on June 30, 2014, our as adjusted net tangible book value as of June 30, 2014 would have been approximately $             million, or $         per share. This represents an immediate decrease in net tangible book value of $         per share to existing shareholders and an immediate dilution of $         per share to new investors purchasing common shares in this offering. The following table illustrates this dilution on a per share basis:

Per Share
Assumed initial public offering price per share		$
Net tangible book value per share as of June 30, 2014	$
Decrease in net tangible book value per share attributable to this offering

As adjusted net tangible book value per share after this offering

Dilution per share to new investors		$

Each $1.00 increase (decrease) in the assumed initial offering price would (decrease) increase our as adjusted negative net tangible book value after this offering by approximately $             million, the as adjusted negative net tangible book value per share after this offering by $             per share and increase (decrease) the dilution per share to new investors by $            , assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting assumed underwriting discounts and commissions and other estimated offering expenses payable by us. An increase (decrease) of 1.0 million in the number of shares offered by us would (decrease) increase our as adjusted negative net tangible book value after this offering by approximately $             million, the as adjusted negative net tangible book value per share after this offering by $             per share and the dilution per share to new investors by $            , assuming the public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, remains the same and after deducting assumed underwriting discounts and commissions and other estimated offering expenses payable by us. To the extent that the public offering price is lower than $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, and our cash proceeds are lower than we have estimated, or our offering expenses are greater than we have estimated, the amount of our indebtedness that we pay down may be reduced.

The following table sets forth, as of June 30, 2014, the total number of common shares owned by existing shareholders, including the selling shareholders, and to be owned by new investors, the total consideration paid, and the average price per share paid by our existing shareholders and to be paid by new investors purchasing common shares in this offering. The calculation below is based on an assumed initial public offering price of $             per share, which is the midpoint of the range set forth on the cover page of this prospectus, before deducting the assumed underwriting discounts and commissions and other estimated offering expenses payable by us.

	Shares Purchased			Total Consideration			Average Price Per Share
	Number	Percent		Amount	Percent
(in thousands, other than shares and percentages)
Existing shareholders			%	$		%	$
New investors

Total		100%		$	100%		$

A $1.00 increase (decrease) in the assumed initial offering price would increase (decrease) total consideration paid by new investors, total consideration paid by all stockholders and average price per share paid by all shareholders by $              million, $              million and $              per share, respectively. An increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) total consideration paid by new investors, total consideration paid by all shareholders and average price per share paid by all shareholders by $              million, $              million and $              per share, respectively.

If the underwriters exercise in full their option to purchase additional common shares, the as adjusted negative net tangible book value per share would be $              per share and the dilution to new investors in this offering would be $              per share.

The tables and calculations above assume no exercise of outstanding options. As of                     , there were                  common shares issuable upon exercise of outstanding options at a weighted average exercise price of $                 per share. To the extent that the                      outstanding options are exercised, there will be further dilution to new investors purchasing common shares in the offering. See “Description of Share Capital.”

SELECTED HISTORICAL FINANCIAL INFORMATION

The following table sets forth selected historical combined and consolidated and unaudited financial data and other information of Axalta. As a result of the Acquisition, we applied acquisition accounting whereby the purchase price paid was allocated to the acquired assets and liabilities at fair value. The financial reporting periods presented are as follows:

•	The years ended December 31, 2009, 2010, 2011 and 2012 and the period from January 1, 2013 through January 31, 2013 (“Predecessor” periods) reflect the combined results of operations of the DPC business.

•	The year ended December 31, 2013 and the six-month periods ended June 30, 2013 and 2014 (“Successor” periods) reflect the consolidated results of operations of Axalta, which includes the effects of acquisition accounting commencing on the acquisition date of February 1, 2013 and the effects of the Financing.

The historical results of operations and cash flow data for the six months ended June 30, 2013 and 2014 and the historical balance sheet data as of June 30, 2014 presented below were derived from our Successor unaudited financial statements and the related notes thereto included elsewhere in this prospectus.

The historical results of operations data and cash flow data for the year ended December 31, 2013 and the historical balance sheet data as of December 31, 2013 presented below were derived from our Successor audited financial statements and the related notes thereto included elsewhere in this prospectus. As of and for the Successor period of August 24, 2012 (inception) through December 31, 2012, the Successor had no operations or activity prior to the Acquisition, other than merger and acquisition costs of $29.0 million, which consisted primarily of investment banking, legal and other professional advisory services costs. The historical financial data for the period January 1, 2013 through January 31, 2013 has been derived from the Predecessor audited combined financial statements and the related notes thereto for the DPC business included elsewhere in this prospectus. The historical combined financial data for the years ended December 31, 2009, 2010, 2011 and 2012 have been derived from the Predecessor audited combined financial statements and the related notes thereto for the DPC business.

Our historical financial data and that of the DPC business are not necessarily indicative of our future performance, nor does such data reflect what our financial position and results of operations would have been had we operated as an independent company during the periods shown.

	Predecessor					Successor
	Year Ended December 31,				January 1 through January 31,	Year Ended December 31,	Six Months Ended June 30,
(dollars in millions)	2009	2010	2011	2012	2013	2013	2013		2014
Statement of Operations Data:
Net sales	$3,431.4	$3,802.0	$4,281.5	$4,219.4	$326.2	$3,951.1		$1,783.6		$2,174.0
Other revenue	17.3	27.8	34.3	37.4	1.1	35.7		13.7		14.7

Total revenue	3,448.7	3,829.8	4,315.8	4,256.8	327.3	3,986.8		1,797.3		2,188.7
Cost of goods sold and other operating charges(1)	2,445.8	2,676.0	3,074.5	2,932.6	232.2	2,772.8		1,327.6		1,446.0
Selling, general and administrative expenses(2)	867.9	827.6	869.1	873.4	70.8	1,040.6		397.0		497.3
Research and development expenses	59.2	52.4	49.6	41.5	3.7	40.5		18.5		23.4
Amortization of acquired intangibles	—	—	—	—	—	79.9		38.0		42.4
Merger and acquisition related expenses	—	—	—	—	—	28.1		28.1		—

Operating income (loss)	75.8	273.8	322.6	409.3	20.6	24.9		(11.9)		179.6
Interest expense, net	0.4	1.1	0.2	—	—	228.3		96.8		119.9
Bridge financing commitment fees	—	—	—	—	—	25.0		25.0		—
Other expense (income), net	(31.3)	0.6	20.2	16.3	5.0	48.5		59.1		2.9

Income (loss) before taxes	106.7	272.1	302.2	393.0	15.6	(276.9)		(192.8)		56.8
Provision (benefit) for income taxes	28.7	99.1	120.7	145.2	7.1	(46.5)		(6.4)		10.0

Net income (loss)	78.0	173.0	181.5	247.8	8.5	(230.4)		(186.4)		46.8
Less: Net income attributable to noncontrolling interests	3.8	4.9	2.1	4.5	0.6	6.0		2.3		2.6

Net income (loss) attributable to controlling interests	$74.2	$168.1	$179.4	$243.3	$7.9	$(236.4)		$(188.7)		$44.2

Per share data:
Earnings (loss) per share:
Basic and diluted						$	$		$
Weighted average shares outstanding, basic and diluted

(dollars in millions)
Other Financial Data:
Cash flows from:
Operating activities	$320.6	$203.2	$236.2	$388.8	$(37.7)	$376.8		$161.6		$13.7
Investing activities	(77.6)	(77.3)	(116.6)	(88.2)	(8.3)	(5,011.2)		(4,872.2)		(102.8)
Financing activities	(238.2)	(125.0)	(125.1)	(290.6)	43.0	5,098.1		5,095.8		(12.2)
Depreciation and amortization	126.7	111.2	108.7	110.7	9.9	300.7		140.6		152.9
Capital expenditures	55.4	80.2	82.7	73.2	2.4	107.3		23.4		100.8

	Predecessor				Successor
	As of December 31,				As of December 31,	As of June 30,
(dollars in millions)	2009	2010	2011	2012	2013	2014
Balance sheet data:
Cash and cash equivalents	$17.3	$21.9	$18.8	$28.7	$459.3	$350.3
Working capital(3)	488.9	604.4	640.0	605.2	952.2	971.4
Total assets	2,851.5	2,823.8	2,833.6	2,878.6	6,728.3	6,691.8
Debt, net of discount	4.5	0.8	0.9	0.2	3,923.6	3,904.8
Total liabilities	1,155.6	1,059.1	1,028.4	1,181.6	5,528.0	5,451.9
Total stockholders’ equity/combined equity	1,695.9	1,764.7	1,805.1	1,697.0	1,200.3	1,239.9

(1)	In the Successor six-month period ended June 30, 2013 and year ended December 31, 2013, cost of goods sold and other operating expenses included the impact of $103.7 million attributable to the increase in inventory value resulting from the fair value adjustment associated with our acquisition accounting for inventories.
(2)	Selling, general and administrative expense included transition-related expenses of $46.5 million, $56.8 million and $231.5 million for the Successor six-month periods ended June, 30, 2013 and 2014, and the Successor year ended December 31, 2013, respectively. Additionally, during the Predecessor periods ended December 31, 2011 and 2012, $(2.5) million and $0.7 million in employee separation and asset related costs (income) were recorded, respectively.
(3)	Working capital is defined as current assets less current liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED AND CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma condensed combined and consolidated financial information for the six months ended June 30, 2014 and 2013 and for the year ended December 31, 2013 presented below were derived from our unaudited financial statements for the six month periods ended June 30, 2014 and 2013, our audited financial statements for the year ended December 31, 2013 and the related notes thereto and the audited financial statements for the DPC business for the period from January 1, 2013 through January 31, 2013 and the related notes thereto, each of which are included elsewhere in this prospectus.

On February 1, 2013, we consummated the Acquisition and acquired the DPC business from DuPont for $4,907.3 million plus transaction expenses. The purchase price paid was allocated to the acquired assets and liabilities at fair value. The purchase price for the Acquisition was funded by (i) an equity contribution of $1,350.0 million, (ii) proceeds from a $2,300.0 million Dollar Term Loan facility and a €400.0 million Euro Term Loan facility and (iii) proceeds from the issuance of $750.0 million in senior unsecured notes and €250.0 million in senior secured notes.

On February 3, 2014, we refinanced our Dollar Term Loan and Euro Term Loan Facilities. The Acquisition financing and refinancing are collectively referred to herein as the “Financing.”

Our unaudited pro forma condensed combined and consolidated statements of operations are presented for the six months ended June 30, 2014 and 2013 and for the year ended December 31, 2013, assuming:

•	the Acquisition was completed on January 1, 2013;

•	the Financing was completed on January 1, 2013; and

•	the Offering, but not the use of proceeds therefrom, was completed on January 1, 2013.

As the Acquisition and the Financing are reflected in the Company’s historical balance sheet at June 30, 2014, pro forma adjustments related to the Acquisition and Financing transactions are only reflected in the pro forma condensed combined and consolidated statements of operations for such period. The unaudited pro forma condensed consolidated balance sheet assumes that the Offering was completed on June 30, 2014. Historically, the DPC businesses were managed and operated in the normal course of business with other affiliates of DuPont. Accordingly, certain shared costs were allocated to DPC and reflected as expenses in the standalone Predecessor combined financial statements. DuPont had historically provided various services to the DPC business, including cash management, utilities and facilities management, information technology, finance/accounting, tax, legal, human resources, site services, data processing, security, payroll, employee benefit administration, insurance administration and telecommunications. The cost of these services were allocated to the Predecessor in the combined financial statements using various allocation methods. See Note 7 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for information regarding the historical allocations for the period from January 1, 2013 through January 31, 2013.

The unaudited pro forma information set forth below is based upon available information and assumptions that we believe are reasonable. The unaudited pro forma information is for illustrative and informational purposes only and is not intended to represent or be indicative of what our financial condition or results of operations would have been had the above transactions occurred on the dates indicated. The unaudited pro forma information also should not be considered representative of our future financial condition or results of operations.

You should read the information contained in this table in conjunction with “Selected Historical Financial Information,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical audited financial statements and the related notes thereto included elsewhere in this prospectus.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2014

(in millions)

	Historical	Adjustments for Offering		Pro forma
Assets
Current assets:
Cash and cash equivalents	$350.3	$(17.2)	(a)	$333.1
Restricted cash	1.9	—		1.9
Accounts and notes receivable, net	953.8	—		953.8
Inventories	576.4	—		576.4
Prepaid expenses and other	63.4	—		63.4
Deferred income taxes	18.1	—		18.1

Total current assets	1,963.9	(17.2)		1,946.7
Net property, plant, and equipment	1,621.3	—		1,621.3
Goodwill	1,110.1	—		1,110.1
Identifiable intangibles, net	1,394.4	—		1,394.4
Deferred financing costs, net	86.7	—		86.7
Deferred income taxes	287.9	3.0	(b)	290.9
Other assets	227.5	—		227.5

Total assets	$6,691.8	$(14.2)		$6,677.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$527.1	—		$527.1
Current portion of borrowings	43.7	—		43.7
Deferred income taxes	6.3	—		6.3
Other accrued liabilities	415.4	—		415.4

Total current liabilities	992.5	—		992.5
Long-term borrowings	3,861.1	—		3,861.1
Deferred income taxes	270.4	—		270.4
Other liabilities	327.9	—		327.9

Total liabilities	5,451.9	—		5,451.9
Commitments and contingent liabilities
Stockholders’ equity
Common stock	135.5	—		135.5
Capital in excess of par	1,231.1	—		1,231.1
Accumulated deficit	(221.2)	(14.2)	(c)	(235.4)
Accumulated other comprehensive income	25.7	—		25.7

Total stockholders’ equity	1,171.1	(14.2)		1,156.9

Noncontrolling interests	68.8	—		68.8
Total stockholders’ equity and noncontrolling interests	1,239.9	(14.2)		1,225.7

Total liabilities, stockholders’ equity and noncontrolling interests	$6,691.8	$(14.2)		$6,677.6

Unaudited Pro Forma Condensed Consolidated Statement Of Operations

For the Six Months Ended June 30, 2014

(In millions, except per share data)

	Successor
	Six Months Ended June 30, 2014	Adjustments for Financing		Adjustments for Offering		Pro forma
Net sales	$2,174.0	$—		$—			$2,174.0
Other revenue	14.7	—					14.7

Total revenue	2,188.7	—		—			2,188.7
Cost of goods sold and other operating charges	1,446.0	—		—			1,446.0
Selling, general and administrative expenses	497.3	—		—			497.3
Research and development expenses	23.4	—		—			23.4
Amortization of acquired intangibles	42.4	—		—			42.4

Income from operations	179.6	—		—			179.6
Interest expense, net	119.9	(3.2)	(e)	—			116.7
Other expense (income), net	2.9	(3.1)	(g)	(1.6)	(h)		(1.8)

Income before income taxes	56.8	6.3		1.6			64.7
Provision for income taxes	10.0	0.6	(i)	0.4	(i)		11.0

Net income	46.8	5.7		1.2			53.7
Less: Net income attributable to noncontrolling interests	2.6	—		—			2.6

Net income attributable to controlling interests	$44.2	$5.7		$1.2			$51.1

Per Share data:
Earnings per share:
Basic and diluted	$					$

Weighted average shares outstanding:
Basic and diluted

Unaudited Pro Forma Condensed Combined and Consolidated Statement Of Operations

For the Six Months Ended June 30, 2013

(In millions, except per share data)

	Predecessor	Successor
	January 1 through January 31, 2013	Six Months Ended June 30, 2013	Adjustments for Acquisition			Adjustments for Financing			Adjustments for Offering			Pro forma
Net sales	$326.2	$1,783.6	$—			$—			$—				$2,109.8
Other revenue	1.1	13.7	—			—			—				14.8

Total revenue	327.3	1,797.3	—			—			—				2,124.6
Cost of goods sold and other operating charges	232.2	1,327.6	(96.0)	(a	)	—			—				1,463.8
Selling, general and administrative expenses	70.8	397.0	2.2	(a	)	—			—				470.0
Research and development expenses	3.7	18.5	—			—			—				22.2
Amortization of acquired intangibles	—	38.0	6.9	(b	)	—			—				44.9
Merger and acquisition related expenses	—	28.1	(28.1)	(c	)	—			—				—

Income (loss) from operations	20.6	(11.9)	115.0			—			—				123.7
Interest expense, net	—	96.8	—			9.9	(e	)	—				106.7
Bridge financing commitment fees	—	25.0	—			(25.0)	(f	)	—				—
Other expense, net	5.0	59.1	(19.4)	(d	)	—			(1.3)	(h	)		43.4

Income (loss) before income taxes	15.6	(192.8)	134.4			15.1			1.3				(26.4)
Provision (benefit) for income taxes	7.1	(6.4)	36.2	(i	)	0.9	(i	)	0.4	(i	)		38.2

Net income (loss)	8.5	(186.4)	98.2			14.2			0.9				(64.6)
Less: Net income attributable to noncontrolling interests	0.6	2.3	—			—			—				2.9

Net income (loss) attributable to controlling interests	$7.9	$(188.7)	$98.2			$14.2			$0.9				$(67.5)

Per Share data:
Earnings (loss) per share:
Basic and diluted		$										$

Weighted average shares outstanding:
Basic and diluted

Unaudited Pro Forma Condensed Combined and Consolidated Statement Of Operations

For the Year Ended December 31, 2013

(In millions, except per share data)

	Predecessor	Successor
	January 1 through January 31, 2013	Year Ended December 31, 2013	Adjustments for Acquisition			Adjustments for Financing			Adjustments for Offering			Pro forma
Net sales	$326.2	$3,951.1	$—			$—			$—				$4,277.3
Other revenue	1.1	35.7	—			—			—				36.8

Total revenue	327.3	3,986.8	—			—			—				4,314.1
Cost of goods sold and other operating charges	232.2	2,772.8	(96.0)	(a	)	—			—				2,909.0
Selling, general and administrative expenses	70.8	1,040.6	2.2	(a	)	—			—				1,113.6
Research and development expenses	3.7	40.5	—			—			—				44.2
Amortization of acquired intangibles	—	79.9	6.6	(b	)	—			—				86.5
Merger and acquisition related expenses	—	28.1	(28.1)	(c	)	—			—				—

Income from operations	20.6	24.9	115.3			—			—				160.8
Interest expense, net	—	228.3	—			(3.1)	(e	)	—				225.2
Bridge financing commitment fees	—	25.0	—			(25.0)	(f	)	—				—
Other expense, net	5.0	48.5	(19.4)	(d	)	—			(3.1)	(h	)		31.0

Income (loss) before income taxes	15.6	(276.9)	134.7			28.1			3.1				(95.4)
Provision (benefit) for income taxes	7.1	(46.5)	36.3	(i	)	2.2	(i	)	0.9	(i	)		—

Net income (loss)	8.5	(230.4)	98.4			25.9			2.2				(95.4)
Less: Net income attributable to noncontrolling interests	0.6	6.0	—			—			—				6.6

Net income (loss) attributable to controlling interests	$7.9	$(236.4)	$98.4			$25.9			$2.2				$(102.0)

Per Share data:
Earnings (loss) per share:
Basic and diluted		$										$

Weighted average shares outstanding:
Basic and diluted

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

The Offering

(a)	The Company will receive no proceeds from this offering but will incur certain one-time charges as follows (in millions):

As of June 30, 2014
Payment to terminate the Consulting Services Agreement(1)	$(13.4)
Legal, accounting and associated fees	(3.8)

$(17.2)

(1)	Upon the consummation of the Offering, we expect The Carlyle Group L.P.’s Consulting Services Agreement to terminate in exchange for a one-time payment of approximately $13.4 million. As a result of the termination, Carlyle and its affiliates will have no further obligation to provide services to us, and we will have no further obligation to make annual payments of $3.0 million plus out of pocket expenses under this agreement. See “Certain Relationships and Related Person Transactions—Consulting Agreement.”

(b)	Represents the tax effect of the adjustments in note (a) above (in millions):

	Pro forma Adjustment	Weighted average statutory income tax rate(1)	As of June 30, 2014
Pro forma adjustment (a), termination payment to Carlyle(1)	$(13.4)	22.7%	$3.0
Pro forma adjustment (a), legal, accounting and associated fees(2)	(3.8)	0.0%	—

			$3.0

(1)	Reflects our United States statutory tax rate of 38.5% net of the impact of permanent differences.
(2)	Reflects our effective tax rate due to certain transaction costs in our parent company not being deductible.

(c)	Represents the cumulative impact to accumulated deficit related to the adjustments in notes (a) and (b) (in millions):

As of June 30, 2014
Pro forma adjustment (a)	$(17.2)
Pro forma adjustment (b)	3.0

$(14.2)

Notes To Unaudited Pro Forma Condensed Combined and Consolidated Statement Of Operations

The Acquisition

(a)	Represents the net pro forma adjustment to cost of sales resulting from the application of acquisition accounting (in millions):

	Year ended December 31, 2013	Six months ended June 30, 2013
Total increase in depreciation(1)	$7.9	$7.9
Impact to cost of sales for conforming Predecessor periods to weighted average cost flow assumption(2)	(0.2)	(0.2)
Impact to cost of sales for inventory step-up related to the Acquisition(3)	(103.7)	(103.7)

Decrease applicable to cost of goods sold	$(96.0)	$(96.0)

(1)	Represents incremental depreciation applicable to purchase price allocation to tangible assets. The allocation of incremental depreciation expense is based on Axalta’s historical classification.

Assumed allocation of purchase price to fair value of property, plant and equipment (in millions):

			Estimated annual depreciation and amortization
	Acquisition Date Fair Value	Estimated useful life	Year ended December 31, 2013	Six months ended June 30, 2013
Description:
Property, plant and equipment	$1,705.9	Various	$208.2	$104.1
Less: Aggregated historical depreciation			(198.1)	(94.0)

			$10.1	$10.1

Reflected in:
Cost of goods sold and other operating charges			$7.9	$7.9
Selling, general and administrative expenses			2.2	2.2

			$10.1	$10.1

(2)	Represents the effect of reversing the impact of the LIFO cost flow assumption on the Predecessor periods to conform with Successor’s weighted average cost flow assumption
(3)	Represents the effect of the increase in inventory stepped-up to fair value as a result of the application of acquisition accounting.

(b)	Represents incremental amortization applicable to purchase price allocation to intangible assets. The allocation of incremental amortization expense is based on Axalta’s historical classification.

Assumed allocation of purchase price to fair value of amortizable intangibles (in millions):

	DuPont Performance Coatings Acquisition	Weighted average estimated useful life (years)	Estimated annual depreciation and amortization
			Year ended December 31, 2013	Six months ended June 30, 2013
Description:
Technology	$403.0	10	$40.3	$20.2
Trademarks	41.7	14.8	2.8	1.4
Customer relationships	764.3	19.4	39.8	19.9
Non-compete	1.5	4	0.4	0.2
Less: Aggregated historical amortization(1)			(76.7)	(34.8)

			$6.6	$6.9

(1)	Exclusive of the $3.2 million associated with abandoned acquired in process research and development projects.

(c)	Represents the net adjustment to remove one-time non-recurring expenses related to the Acquisition (in millions):

	Year ended December 31, 2013	Six months ended June 30, 2013
Decrease in acquisition-related transaction expenses	$(28.1)	$(28.1)

(d)	Represents the adjustment to remove the non-recurring loss on foreign currency contract directly related to the Acquisition (in millions):

	Year ended December 31, 2013	Six months ended June 30, 2013
Acquisition related loss on foreign currency contract to hedge Euro denominated financing	$(19.4)	$(19.4)

Decrease in other expense, net	$(19.4)	$(19.4)

The Financing

(e)	Represents the pro forma adjustments to interest expense applicable to the Financing, as follows (in millions):

	Year ended December 31, 2013	Six Months Ended June 30, 2014	Six months ended June 30, 2013
Borrowings under Term Loans(1)	$114.3	$56.7	$57.3
Borrowings under Senior Notes(2)	74.4	37.2	37.2
Revolver unused availability fee(3)	2.0	1.0	1.0
Amortization of deferred financing fees and original issue discount(4)	34.7	16.1	17.7

Total pro forma interest expense	225.4	111.0	113.2

Less: Aggregated historical interest expense	(228.5)	(114.2)	(103.3)

	$(3.1)	$(3.2)	$9.9

(1)	As a result of the February 2014 refinancing, reflects pro forma interest expense based on $2.3 billion of borrowings under Dollar Term Loans at an assumed minimal base rate of 1.00% plus an applicable margin of 3.00% and €400 million (approximately $531.1 million) of borrowings under Euro Term Loans at an assumed minimal base rate of 1.00% plus an applicable margin of 3.25%. A 0.125% increase or decrease in the interest rate on the Term Loan facility would increase or decrease our annual interest expense by $3.5 million.
(2)	Reflects pro forma interest expense based on $750 million Dollar Senior Notes at 7.375% and €250 million Euro Senior Notes (approximately $331.9 million) at 5.75%.
(3)	Based on unused availability of $400.0 million under the Revolving Credit Facility with an unused facility charge of 0.5% per annum.
(4)	Reflects the non-cash amortization of deferred financing fees and original issue discount related to the Financing over the term of the related facility.

	Year ended December 31, 2013	Six months ended June 30, 2013
(f) Represents pro forma adjustment to remove bridge loan commitment fees	$(25.0)	$(25.0)

	Six Months Ended June 30, 2014
(g) Represents pro forma adjustment to remove debt modification fees and charges	$(3.1)

The Offering

(h)	Represents the adjustment to remove Carlyle management fees, which will terminate on the consummation of the Offering (in millions):

	Year ended December 31, 2013	Six Months Ended June 30, 2014	Six months ended June 30, 2013
Adjustment to remove historical Carlyle management fees	$(3.1)	$(1.6)	$(1.3)

The Transactions

(i)	Represents pro forma adjustments to the tax provision as a result of the Acquisition, the Financing and the Offering (in millions)

Six months ended June 30, 2014	Pro forma Adjustment	Weighted average statutory income tax rate		Six Months Ended June 30, 2014

The Financing Transactions
Pro forma adjustment (e), interest expense	$(3.2)	9.4	%(2)	$0.3
Pro forma adjustment (g), debt modification fees	$(3.1)	9.4	%(2)	0.3

				$0.6

The Offering
Pro forma adjustment (h), management fee	$(1.6)	27.8	%(3)	$0.4

Six months ended June 30, 2013	Pro forma adjustment	Weighted average statutory income tax rate		Six Months Ended June 30, 2013
The Acquisition
Pro forma adjustment (a), depreciation	$10.1	33.0	%(4)	$(3.3)
Pro forma adjustment (a), LIFO to weighted average	$(0.2)	33.2	%(5)	0.1
Pro forma adjustment (a), inventory step-up	$(103.7)	33.2	%(5)	34.5
Pro forma adjustment (b), amortization of intangibles	$6.9	23.4	%(1)	(1.6)
Pro forma adjustment (c), acquisition related expenses	$(28.1)	23.1	%(6)	6.5
Pro forma adjustment (d), foreign currency contract	$(19.4)	0.0	%(7)	—

Pro forma adjustment to income tax provision				$36.2

The Financing
Pro forma adjustment (e), interest expense	$9.9	22.2	%(2)	$(2.2)
Pro forma adjustment (f), bridge loan commitment fees	$(25.0)	12.4	%(8)	3.1

Pro forma adjustment to income tax provision				$0.9

The Offering
Pro forma adjustment (h), management fee	$(1.3)	27.8	%(3)	$0.4

Pro forma adjustment to income tax provision				$0.4

Year ended December 31, 2013	Pro forma adjustment	Weighted average statutory income tax rate		Year ended December 31, 2013
The Acquisition
Pro forma adjustment (a), depreciation	$10.1	33.0	%(4)	(3.3)
Pro forma adjustment (a), LIFO to weighted average	$(0.2)	33.2	%(5)	0.1
Pro forma adjustment (a), inventory step-up	$(103.7)	33.2	%(5)	34.5
Pro forma adjustment (b), amortization of intangibles	$6.6	23.4	%(1)	(1.5)
Pro forma adjustment (c), acquisition related expenses	$(28.1)	23.1	%(6)	6.5
Pro forma adjustment (d), foreign currency contract	$(19.4)	0.0	%(7)	—

Pro forma adjustment to income tax provision				$36.3

The Financing
Pro forma adjustment (e), interest expense	$(3.1)	(29.0	)%(2)	(0.9)
Pro forma adjustment (f), bridge loan commitment fees	$(25.0)	12.4	%(8)	3.1

Pro forma adjustment to income tax provision				$2.2

The Offering
Pro forma adjustment (h), management fee	$(3.1)	27.8	%(3)	0.9

Pro forma adjustment to income tax provision				$0.9

(1)	Reflects our weighted average statutory tax rate consisting primarily of the following jurisdictions and related rates:

Jurisdiction	Statutory Rate
United States	38.5%
Luxembourg(a)	0.0%
Germany	32.5%

(a)	Represents our effective tax rate due to prior and expected continued net operating losses.

(2)	Reflects our weighted average statutory tax rate consisting primarily of the following jurisdictions and related rates:

Jurisdiction	Statutory Rate
United States	38.5%
Netherlands(a)	0.0%

(a)	Represents our effective tax rate due to prior and expected continued net operating losses

(3)	Reflects our United States statutory tax rate of 38.5% net of impact of permanent differences.

(4)	Reflects our weighted average statutory tax rate consisting primarily of the following jurisdictions and related rates:

Jurisdiction	Statutory Rate
United States	38.5%
Brazil	34.0%
Germany	32.5%

(5)	Reflects our weighted average statutory tax rate consisting primarily of the following jurisdictions and related rates:

Jurisdiction	Statutory Rate
United States	38.5%
Belgium	34.0%
Germany	32.5%

(6)	Reflects our weighted average statutory tax rate consisting primarily of the following jurisdictions and related rates:

Jurisdiction	Statutory Rate
United States	38.5%
Germany	32.5%
Luxembourg(a)	0.0%

(a)	Represents our effective tax rate due to prior and expected continued net operating losses

(7)	Reflects our Netherlands effective tax rate due to prior and expected continued net operating losses

(8)	Reflects our weighted average statutory tax rate consisting primarily of the following jurisdictions and related rates:

Jurisdiction	Statutory Rate
United States	38.5%
Netherlands(a)	0.0%

(a)	Represents our effective tax rate due to prior and expected continued net operating losses

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with “Prospectus Summary—Summary Historical and Pro Forma Financial Information,” “Selected Historical Financial Information” and the financial statements and the related notes thereto included elsewhere in this prospectus. The statements in this discussion regarding industry outlook, our expectations regarding our future performance, liquidity and capital resources and all other non-historical statements in this discussion are forward-looking statements and are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors.”

Overview

We are a leading global manufacturer, marketer and distributor of high performance coatings systems. We have a nearly 150-year heritage in the coatings industry and are known for manufacturing high-quality products with well-recognized brands supported by market-leading technology and customer service. Our diverse global footprint of 35 manufacturing facilities, 7 technology centers, 45 customer training centers and approximately 12,650 employees allows us to meet the needs of customers in over 130 countries. We serve our customer base through an extensive sales force and technical support organization, as well as through over 4,000 independent, locally based distributors.

We operate our business in two segments, Performance Coatings and Transportation Coatings. Our segments are based on the type and concentration of customers served, service requirements, methods of distribution and major product lines.

Through our Performance Coatings segment we provide high-quality liquid and powder coatings solutions to a fragmented and local customer base. We are one of only a few suppliers with the technology to provide precise color matching and highly durable coatings systems. The end-markets within this segment are refinish and industrial.

Through our Transportation Coatings segment we provide advanced coating technologies to OEMs of light and commercial vehicles. These increasingly global customers require a high level of technical support coupled with cost-effective, environmentally responsible coatings systems that can be applied with a high degree of precision, consistency and speed.

Business Highlights and Trends

From 2011 to 2013, we managed the transition of ownership and operational separation resulting from the planned divestiture of our business by DuPont and ultimately the Acquisition, including significant changes to our senior leadership team. During this time period, our Adjusted EBITDA grew at a 14% CAGR primarily as the result of several strategic initiatives focused on margin improvement. In addition to regular price increases in our refinish end-market, these initiatives included selective price increases in other end-markets, reducing sales with lower margin customers and productivity improvements, which collectively drove Adjusted EBITDA growth in both of our segments.

From 2011 to 2013, our net sales remained flat with net sales growth in our Transportation Coatings segment offset by net sales declines in our Performance Coatings segment. Net sales in our Transportation Coatings segment grew at a 3% CAGR, driven by increases in both our light and commercial vehicle end-markets, primarily as a result of increased vehicle production in North America and Asia Pacific and improvements in average selling price driven by new product and color introductions. Net sales in our Performance Coatings segment decreased at a 2% CAGR as a result of lower volumes in both our refinish and industrial end-markets in developed markets. In EMEA, volumes declined as a result of a difficult economic environment while in North America our lack of participation in the MSO market prior to the Acquisition had a negative impact on our volumes as MSO body shops increased the number of vehicles serviced at the expense of independent body shop customers. These factors in developed markets were partially offset by continued refinish net sales growth in the emerging markets.

With 12 of our 17 most senior managers joining our company since the Acquisition, 2014 will be the first full fiscal year of results under our current senior management team. Our net sales increased 3% for the six-month period ended June 30, 2014 compared to the corresponding pro forma period in the prior year, driven by 5% growth in our Performance Coatings segment and 1% growth in our Transportation Coatings segment, with growth in both segments across all regions except Latin America. Excluding Latin America, where difficult economic conditions contributed to weak demand, our net sales grew 6% in the first six months of 2014 compared to the same pro forma period last year. The following trends have impacted our sales performance in 2014:

•	Performance Coatings: Improving economic conditions in Europe, our recent wins with growing MSO customers in North America and continued growth in Asia Pacific drove higher volumes.

•	Transportation Coatings: Significant growth in Asia Pacific driven by increases in light vehicle production combined with increased North American commercial truck volumes were largely offset by significantly lower light vehicle volumes in Latin America.

Since the Acquisition, we have implemented numerous initiatives to reduce our fixed and variable costs that have improved our Adjusted EBITDA margin during the first six months of 2014 compared to the prior year. Examples include transitioning our IT systems to more cost-effective solutions that better meet our needs as an independent company, developing a global procurement organization to reduce procurement costs and investing in a European manufacturing re-alignment to position the region for profitable growth. These initiatives are just beginning to contribute to our financial results and we believe they will continue to drive profitability improvements over the next several years.

Basis of Presentation

Axalta Coating Systems Ltd. (formerly known as Flash Bermuda Co., Ltd. or Axalta Coating Systems Bermuda Co., Ltd.) (“Axalta” or the “Company”), a Bermuda exempted limited liability company formed at the direction of affiliates of Carlyle, was incorporated on August 24, 2012 for the purpose of consummating the Acquisition.

The purchase price for the Acquisition was funded by (i) an equity contribution of $1,350.0 million into the Company by affiliates of Carlyle (the “Equity Contribution”), (ii) proceeds from borrowings under our Senior Secured Credit Facilities, consisting of a $2,300.0 million Dollar Term Loan facility and a €400.0 million Euro Term Loan facility, both of which mature on February 1, 2020 and (iii) proceeds from the issuance of $750.0 million aggregate principal amount of 7.375% Dollar Senior Notes and the issuance of €250.0 million aggregate principal amount of 5.750% Euro Senior Notes. The Senior Secured Credit Facilities and the Senior Notes are more fully described in Note 22 to the annual audited financial statements for the year ended December 31, 2013 included elsewhere in this prospectus. Subsequent to the closing, we received approximately $18.6 million in closing date working capital and pension adjustments resulting in a final purchase price of $4,907.3 million. In February 2014, we entered into an amendment to the credit agreement governing the Senior Secured Credit Facilities to reprice our existing first lien term loan facilities (the “Refinancing”).

The combined financial statements for the Predecessor one-month period ended January 31, 2013 and the years ended December 31, 2012 and 2011 have been prepared on a carve-out basis and are derived from the consolidated financial statements of DuPont and may not be comparable to the consolidated financial statements for the Successor periods ended June 30, 2014 and 2013 and the year ended December 31, 2013.

In addition to the historical analysis of results of operations, we have prepared unaudited supplemental pro forma results of operations for the six-month periods ended June 30, 2014 and 2013 and for the year ended December 31, 2013 as if the Acquisition, related financing and Refinancing (collectively referred to herein as the “Financing”) and offering transactions had occurred on January 1, 2013. The pro forma analysis is prepared and presented to aid in explaining the results of operations. The Pro Forma discussion follows the historical analysis of results of operations.

The pro forma results for the six months ended June 30, 2014 and 2013 and the year ended December 31, 2013 represent the addition of the Predecessor period January 1, 2013 through January 31, 2013 and the Successor six months ended June 30, 2014 and June 30, 2013 as well as the pro forma adjustments to reflect the Acquisition, the Financing and the offering transactions as if they had occurred on January 1, 2013, in accordance with Article 11 of Regulation S-X and are included in “Unaudited Pro Forma Combined and Consolidated Financial Information.” The pro forma results do not reflect the actual results we would have achieved had the Acquisition been completed as of January 1, 2013 and are not indicative of our future results of operations.

Acquisition Accounting

We allocated the purchase price paid to acquire DPC to the acquired assets and liabilities assumed based on their respective estimated fair value as of the acquisition date. The application of acquisition accounting resulted in an increase in amortization and depreciation expense relating to our acquired intangible assets and property, plant and equipment. In addition to the increase in the net carrying value of property, plant and equipment, we revised the remaining depreciable lives of property, plant and equipment to reflect the estimated remaining useful lives for purposes of calculating periodic depreciation expense. We adjusted the carrying values of the joint ventures to reflect their estimated fair values at the date of purchase. We adjusted the value of inventory to its estimated fair value, which increased the costs recognized upon the sale of this acquired inventory. We also provided for deferred income taxes for the future tax consequences of acquisition date basis differences between the carrying amounts of assets and liabilities utilized for financial reporting purposes and the respective amounts used for income tax purposes. The excess of the purchase price over the estimated fair value of assets and liabilities was assigned to goodwill, which is not amortized for accounting purposes but is subject to testing for impairment at least annually. See Note 4 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for further discussion on the Acquisition.

Factors Affecting Our Operating Results

The following discussion sets forth certain components of our statements of operations as well as factors that impact those items.

Net sales

We generate revenue from the sale of our products across all major geographic areas. Our net sales include total sales less estimates for returns and price allowances. Price allowances include discounts for prompt payment as well as volume-based incentives. Our overall net sales is generally impacted by the following factors:

•	fluctuations in overall economic activity within the geographic markets in which we operate;

•	underlying growth in one or more of our end-markets, either worldwide or in particular geographies in which we operate;

•	the type of products used within existing customer applications, or the development of new applications requiring products similar to ours;

•	the “mix” of products sold, including the proportion of new or improved products and their pricing relative to existing products;

•	changes in product sales prices (including volume discounts and cash discounts for prompt payment);

•	changes in the level of competition faced by our products, including price competition and the launch of new products by competitors;

•	our ability to successfully develop and launch new products and applications; and

•	fluctuations in foreign exchange rates.

While the factors described above impact net sales in each of our operating segments, the impact of these factors on our operating segments can differ, as described below. For more information about risks relating to our business, see “Risk Factors—Risks Related to our Business.”

Other revenue

Other revenue consists primarily of consulting and other service revenue and royalty income.

Cost of goods sold and other operating charges (“cost of sales”)

Our cost of sales consists principally of the following:

•	Production Materials Costs. We purchase much of the materials used in production on a global lowest-cost basis.

•	Employee Costs. These include the compensation and benefit costs for employees involved in our manufacturing operations. These costs generally increase on an aggregate basis as production volumes increase and may decline as a percent of net sales as a result of economies of scale associated with higher production volumes.

•	Depreciation Expense. Property, plant and equipment are stated at cost and depreciated or amortized on a straight-line basis over their estimated useful lives. Property, plant and equipment acquired through the Acquisition were recorded at their estimated fair value on the acquisition date resulting in a new cost basis for accounting purposes.

•	Other. Our remaining cost of sales consists of freight costs, warehousing expenses, purchasing costs, costs associated with closing or idling of production facilities and other general manufacturing expenses, such as expenses for utilities and energy consumption.

The main factors that influence our cost of goods sold and other operating charges as a percentage of net sales include:

•	changes in the price of raw materials;

•	production volumes;

•	the implementation of cost control measures aimed at improving productivity, including reduction of fixed production costs, refinements in inventory management and the coordination of purchasing within each subsidiary and at the business level; and

•	fluctuations in foreign exchange rates.

Selling, general and administrative expenses

Our selling, general and administrative expense consists of all expenditures incurred in connection with the sales and marketing of our products, as well as administrative overhead costs, including:

•	compensation and benefit costs for management, sales personnel and administrative staff, including share-based compensation expense. Expenses relating to our sales personnel increase or decrease principally with changes in sales volume due to the need to increase or decrease sales personnel to meet changes in demand. Expenses relating to administrative personnel generally do not increase or decrease directly with changes in sales volume; and

•	depreciation, advertising and other selling expenses, such as expenses incurred in connection with travel and communications.

Changes in selling, general and administrative expense as a percentage of net sales have historically been impacted by a number of factors, including:

•	changes in sales volume, as higher volumes enable us to spread the fixed portion of our administrative expense over higher sales;

•	changes in the mix of products we sell, as some products may require more customer support and sales effort than others;

•	changes in our customer base, as new customers may require different levels of sales and marketing attention;

•	new product launches in existing and new markets, as these launches typically involve a more intense sales activity before they are integrated into customer applications;

•	customer credit issues requiring increases to the allowance for doubtful accounts; and

•	fluctuations in foreign exchange rates.

Research and development expenses

Research and development expense represents costs incurred to develop new products, services, processes and technologies or to generate improvements to existing products or processes.

Interest expense, net

Interest expense, net consists primarily of interest expense on institutional borrowings and other financing obligations and changes in fair value of interest rate derivative instruments, net of capitalized interest expense. Interest expense, net also includes the amortization of debt issuance costs and debt discounts associated with our Senior Secured Credit Facilities and Senior Notes. See Note 22 to our Audited Consolidated Financial Statements included elsewhere in this prospectus.

Provision for income taxes

We and our subsidiaries are subject to income tax in the various jurisdictions in which we operate. While the extent of our future tax liability is uncertain, the impact of acquisition accounting for the Acquisition and for future acquisitions, changes to the debt and equity capitalization of our subsidiaries, and the realignment of the functions performed and risks assumed by the various subsidiaries are among the factors that will determine the future book and taxable income of the respective subsidiary and the Company as a whole. For the Predecessor periods, DPC did not file separate tax returns in the majority of its jurisdictions as it was included in the tax returns of DuPont entities within the respective tax jurisdictions. The income tax provision for the Predecessor periods was calculated using a separate return basis as if DPC was a separate taxpayer.

Results of Operations

The following discussion should be read in conjunction with the information contained in the accompanying financial statements and related footnotes included elsewhere in this prospectus. Our historical results of operations set forth below may not necessarily reflect what would have occurred if we had been a separate standalone entity prior to the Acquisition or what will occur in the future.

Successor six months ended June 30, 2014 and Pro Forma six months ended June 30, 2014 compared to the Successor six months ended June 30, 2013, Predecessor period January 1, 2013 through January 31, 2013 and the Pro Forma six months ended June 30, 2013

The following table was derived from the Successor’s consolidated statements of operations for the six months ended June 30, 2014 and 2013 and from the Predecessor’s combined statements of operations for the period from January 1, 2013 through January 31, 2013 included elsewhere in this prospectus. It should be noted that the results of operations for the Successor six-month period ended June 30, 2013 only include the results of DPC from the date of the Acquisition. Prior to the Acquisition, Axalta generated no revenue and only incurred merger and acquisition related costs and debt financing costs in anticipation of the Acquisition. We have also presented pro forma financial results for the six-month periods ended June 30, 2014 and 2013 as if the Acquisition, related Financing and Offering transactions had occurred on January 1, 2013. We believe this information, and the related comparison to the Successor six months ended June 30, 2013, provides a more meaningful comparison for the six-month period.

	Predecessor	Successor		Pro Forma
	January 1 through January 31,	Six months ended June 30,		Six months ended June 30,
(dollars in millions)	2013	2013	2014	2013	2014
Net sales	$326.2	$1,783.6	$2,174.0	$2,109.8	$2,174.0
Other revenue	1.1	13.7	14.7	14.8	14.7

Total revenue	327.3	1,797.3	2,188.7	2,124.6	2,188.7
Cost of goods sold and other operating charges	232.2	1,327.6	1,446.0	1,463.8	1,446.0
Selling, general and administrative expenses	70.8	397.0	497.3	470.0	497.3
Research and development expenses	3.7	18.5	23.4	22.2	23.4
Amortization of acquired intangibles	—	38.0	42.4	44.9	42.4
Merger and acquisition related expenses	—	28.1	—	—	—

Income (loss) from operations	20.6	(11.9)	179.6	123.7	179.6

Interest expense, net	—	96.8	119.9	106.7	116.7
Bridge financing commitment fees	—	25.0	—	—	—
Other expense (income), net	5.0	59.1	2.9	43.4	(1.8)

Income (loss) before income taxes	15.6	(192.8)	56.8	(26.4)	64.7
Provision (benefit) for income taxes	7.1	(6.4)	10.0	38.2	11.0

Net income (loss)	8.5	(186.4)	46.8	(64.6)	53.7
Less: Net income attributable to noncontrolling interests	0.6	2.3	2.6	2.9	2.6

Net income (loss) attributable to controlling interests	$7.9	$(188.7)	$44.2	$(67.5)	$51.1

Net sales

Historical: Net sales were $2,174.0 million for the Successor six months ended June 30, 2014 compared to net sales of $1,783.6 million for the Successor six months ended June 30, 2013 and $326.2 million for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Net sales increased $64.2 million, or 3.0%, to $2,174.0 million for the Pro Forma six months ended June 30, 2014, as compared to net sales of $2,109.8 million for the Pro Forma six months ended June 30, 2013. Our net sales growth was primarily driven by favorable product mix and selective price increases in North America, Asia Pacific and Latin America. Volume during the period decreased as a result of a weak economic environment in Latin America, which adversely impacted our net sales. The unfavorable impacts of currency also contributed approximately 0.2% as the benefits of the strengthening Euro were more than offset by impacts of weakening currencies in certain jurisdictions within Latin America and Asia, as well as Canada.

Other revenue

Historical: Other revenue was $14.7 million for the Successor six months ended June 30, 2014 as compared to $13.7 million for the Successor six months ended June 30, 2013 and $1.1 million for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Other revenue remained flat at $14.7 million for the Pro Forma six months ended June 30, 2014, as compared to other revenue of $14.8 million for the Pro Forma six months ended June 30, 2013.

Cost of sales

Historical: Cost of sales was $1,446.0 million for the Successor six-month period ended June 30, 2014 compared to $1,327.6 million for the Successor six-month period ended June 30, 2013 and $232.2 million for the Predecessor period January 1, 2013 through January 31, 2013. Cost of sales increased during the Successor six months ended June 30, 2013 primarily as a result of increased inventory costs of $103.7 million related to fair value adjustments to inventory in conjunction with the Acquisition. In 2014, the absence of the increased inventory costs associated with the Acquisition were partially offset by $7.9 million of increased depreciation in the six months ended June 30, 2014 resulting from the fair value adjustments to property, plant and equipment in conjunction with the Acquisition compared to only five months of increased depreciation in the Predecessor six months ended June 30, 2013.

Pro Forma: Cost of sales decreased $17.8 million, or 1.2%, to $1,446.0 million for the Pro Forma six months ended June 30, 2014 as compared to $1,463.8 million for the Pro Forma six months ended June 30, 2013. The Pro Forma six months ended June 30, 2013 is adjusted to reflect increased depreciation and the exclusion of increased inventory costs, each related to the Acquisition. As a percentage of net sales, cost of sales decreased from 69.4% to 66.5%. This decrease was driven by lower raw material costs, partially resulting from our purchasing initiatives, as well as price increases in certain markets.

Selling, general and administrative expenses

Historical: Selling, general and administrative expenses were $497.3 million for the Successor six-month period ended June 30, 2014 compared to $397.0 million for the Successor six-month period ended June 30, 2013 and $70.8 million for the Predecessor period January 1, 2013 through January 31, 2013. During the Successor six months ended June 30, 2013 we incurred $46.5 million of transition-related costs, primarily related to our transition to a standalone company, compared to $56.8 million of transition-related expenses for the Successor six months ended June 30, 2014.

Pro Forma: Selling, general and administrative expenses increased $27.3 million, or 5.8%, to $497.3 million for the Pro Forma six months ended June 30, 2014, as compared to $470.0 million for the Pro Forma six months ended June 30, 2013. The Pro Forma six months ended June 30, 2013 is adjusted to reflect the increased depreciation expense of $2.2 million resulting from the fair value adjustments to non-manufacturing assets in conjunction with the Acquisition. The increase is partially the result of additional transition-related expenses resulting in $56.8 million during the Pro Forma six-month period ended June 30, 2014, related to our transition to a standalone company, compared to $46.8 million of transition-related expenses for the Pro Forma six months ended June 30, 2013. Excluding the impact of transition costs, selling, general and administrative expenses increased $17.3 million driven by increased advertising and administration costs as well as the unfavorable impact of the strengthening Euro. These increases were slightly offset as a result of our amendment to certain long-term benefit plans, which resulted in a gain of $7.7 million for the Pro Forma six months ended June 30, 2014.

Research and development expenses

Historical: Research and development expenses were $23.4 million for the Successor six-month period ended June 30, 2014 compared to $18.5 million for the Successor six-month period ended June 30, 2013 and $3.7 million for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Research and development expenses for the Pro Forma six months ended June 30, 2014 were largely consistent, with $23.4 million of costs compared to $22.2 million for the Pro Forma six months ended June 30, 2013.

Amortization of acquired intangibles

Historical: Amortization of acquired intangibles was $42.4 million for the Successor six-month period ended June 30, 2014 compared to $38.0 million for the Successor six-month period ended June 30, 2013 and $0 for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Amortization of acquired intangibles for the Pro Forma six months ended June 30, 2014 was $42.4 million and $44.9 million for the Pro Forma six months ended June 30, 2013. Amortization of acquired intangibles for the Pro Forma period ended June 30, 2013 included a loss of $3.2 million associated with abandoned in-process research and development projects, all of which were recorded at fair value as part of the Acquisition. There was $0.1 million of comparable costs recorded during the six months ended June 30, 2014.

Merger and acquisition related expenses

Historical: In connection with the Acquisition, we incurred $28.1 million of merger and acquisition costs during the Successor six months ended June 30, 2013. These costs consisted primarily of investment banking, legal and other professional advisory services costs. There were no comparable costs for the Successor six months ended June 30, 2014.

Pro Forma: The Pro Forma six months ended June 30, 2013 has been adjusted to remove the impact of these Acquisition related costs. There were no costs for the Pro Forma six months ended June 30, 2014.

Interest expense, net

Historical: Interest expense, net for the Successor six months ended June 30, 2013 of $96.8 million represents interest expense incurred during the period associated with our debt financing for the Acquisition and our liquidity requirements as a standalone entity. Interest expense, net for the Successor six months ended June 30, 2014 of $119.9 million represented six months of interest costs including the Refinancing.

Pro Forma: Interest expense, net was $116.7 million and $106.7 million for the Pro Forma six months ended June 30, 2014 and 2013, respectively, reflecting the effects of the Financing as if the transactions had occurred on

January 1, 2013. Interest expense for the Successor six months ended June 30, 2013 includes gains of $6.5 million on interest rate derivative instruments as compared to a $7.0 million loss for the six months ended June 30, 2014. These amounts were offset slightly due to an increase in capitalized interest during the Successor six months ended June 30, 2014.

Bridge financing commitment fees

Historical: On August 30, 2012, we signed a debt commitment letter, which was subsequently amended and restated, that included a bridge facility comprised of $1,100.0 million of unsecured U.S. bridge loans and the Euro equivalent of $300.0 million of secured Euro bridge loans (the “Bridge Facility”), which was to be utilized to partially fund the Acquisition in the event that permanent financing was not obtained. Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities, the commitments under the Bridge Facility terminated. Commitment fees related to the Bridge Facility of $21.0 million and associated legal and other professional advisory services costs of $4.0 million were expensed upon the termination during the Successor six months ended June 30, 2013. There were no such costs incurred for the Successor six months ended June 30, 2014.

Pro Forma: The Pro Forma six months ended June 30, 2013 has been adjusted to remove the impact of these fees. There were no costs for the Pro Forma six months ended June 30, 2014.

Other expense (income), net

Historical: Other expense (income), net was $2.9 million for the Successor six-month period ended June 30, 2014 compared to $59.1 million for the Successor six months ended June 30, 2013 and $5.0 million of expense for the Predecessor period January 1, 2013 through January 31, 2013. Contributing to the decrease was the adverse impact of $19.4 million of expense incurred during the Successor six months ended June 30, 2013 related to the Acquisition date settlement of a foreign currency hedge contract used to hedge the variability of the U.S. dollar equivalent of the original borrowings under the Euro Term Loan and Euro Senior Notes.

Pro Forma: Other expense (income), net was $1.8 million of income for the Pro Forma six months ended June 30, 2014 as compared to $43.4 million of expense for the Pro Forma six months ended June 30, 2013, representing a change of $45.2 million, or 104.1%. The Pro Forma six months ended June 30, 2014 excludes the impact of $3.1 million in fees associated with Refinancing. The Pro Forma six months ended June 30, 2013 excludes the impact of $19.4 million of costs incurred related to the Acquisition date settlement of a foreign currency hedge contract used to hedge the variability of the U.S. dollar equivalent of the original borrowings under the Euro Term Loan and Euro Senior Notes. The Pro Forma six-month periods ended June 30, 2014 and 2013 also exclude the Carlyle management fee of $1.6 million and $1.3 million, respectively. Net foreign exchange gains of $14.5 million were recorded for the Pro Forma six months ended June 30, 2014, as compared to exchange losses of $44.7 million for the Pro Forma six months ended June 30, 2013. Net foreign exchange gains for the Pro Forma six months ended June 30, 2014 consisted of $11.8 million in gains on our Euro borrowings and $12.2 million in gains related to our Venezuelan operations, which were slightly offset by translation on intercompany transactions denominated in currencies different from the functional currency of the subsidiary.

During 2014, we changed the exchange rate we use for remeasuring our Venezuelan subsidiaries’ non-U.S. Dollar denominated monetary assets and liabilities to the rate determined by an auction process conducted by Venezuela’s Complementary System of Foreign Currency Administration (SICAD I), which was 10.0 to 1 compared to the historical indexed rate of 6.3 to 1. The devaluation resulted in a gain of $12.2 million for the Pro Forma six months ended June 30, 2014 due to our Venezuelan operations being in a net monetary liability position. These increases were slightly offset by the release of an indemnity receivable which had been recorded in conjunction with our tax indemnities from the Acquisition. This resulted in a $12.3 million expense relating to an uncertain tax position that was reversed during the Pro Forma six months ended June 30, 2014.

Provision (benefit) for income taxes

Historical: We recorded a provision for income taxes of $10.0 million for the Successor six months ended June 30, 2014, which represents a 17.6% effective tax rate in relation to the income before income taxes of $56.8 million. The effective tax rate for the six months ended June 30, 2014 differs from the U.S. federal statutory rate by 17.4%. This difference is primarily due to favorable adjustments related to prior year tax positions of $21.1 million, earnings in jurisdictions where the statutory tax rate was lower than the U.S. federal statutory rate of $16.9 million, and net foreign exchange gains that were not taxable of $3.9 million. These adjustments were partially offset by pre-tax losses attributable to jurisdictions where a tax benefit is not expected to be realized of $14.0 million and the loss of tax benefits on nondeductible expenses and withholding tax expense of $18.1 million.

We recorded a benefit for income taxes of $6.4 million for the Successor six months ended June 30, 2013, which represents a 3.3% effective tax rate in relation to the loss before income taxes of $192.8 million. The effective tax rate for the Successor six months ended June 30, 2013 differs from the U.S. federal statutory rate by 31.7%. This difference is primarily due to unfavorable adjustments for non-deductible merger and acquisition-related expenses of $10.0 million, the impact of pre-tax losses attributable to jurisdictions where a tax benefit is not expected to be realized of $33.2 million, and non-deductible expenses and withholding taxes of $15.0 million. These adjustments were partially offset by the benefit of earnings in jurisdictions where the statutory tax rate was lower than the U.S. federal statutory rate of $17.8 million and the impact of non-deductible net foreign exchange losses of $17.0 million.

Pro Forma: We recorded a provision for income taxes of $11.0 million for the Pro Forma six-month period ended June 30, 2014, which represents a 17.0% effective tax rate in relation to the pro forma income before income taxes of $64.7 million. The variance in the pro forma effective tax rate from the historical effective tax rate described in the corresponding historical discussion above was primarily due to the application of statutory income tax rates to the cumulative pro forma adjustments.

We recorded a provision for income taxes of $38.2 million for the Pro Forma six-month period ended June 30, 2013, which represents a (144.7)% effective tax rate in relation to pro forma loss before income taxes of $26.4 million. The variance in the pro forma effective tax rate from the historical effective tax rate described in the corresponding historical discussion above was primarily due to the application of statutory income tax rates to the cumulative pro forma adjustments.

Successor year ended December 31, 2013, Pro Forma year ended December 31, 2013 and Predecessor period January 1, 2013 through January 31, 2013 compared to Successor period August 24, 2012 through December 31, 2012 and the Predecessor years ended December 31, 2012 and 2011

The following table was derived from the Successor’s consolidated statements of operations for the year ended December 31, 2013 and for the period from August 24, 2012 through December 31, 2012 and from the Predecessor’s combined statements of operations for the period from January 1, 2013 through January 31, 2013 and for the years ended December 31, 2012 and 2011 included elsewhere in this prospectus. It should be noted that the results of operations for the Successor year ended December 31, 2013 only include the results of DPC from the date of the Acquisition. Prior to the Acquisition, Axalta generated no revenue and only incurred merger and acquisition related costs and debt financing costs in anticipation of the Acquisition. We have also presented pro forma financial results for the year ended December 31, 2013 as if the Acquisition, the Financing and Offering transactions had occurred on January 1, 2013. This information and the related comparison to the operating results for the Predecessor year ended December 31, 2012 is provided for a more meaningful comparison between years.

	Predecessor			Successor		Pro Forma
	Year Ended December 31,		January 1 through January 31,	August 24 through December 31,	Year Ended December 31,	Year Ended December 31,
(dollars in millions)	2011	2012	2013	2012	2013	2013
Net sales	$4,281.5	$4,219.4	$326.2		$3,951.1	$4,277.3
Other revenue	34.3	37.4	1.1	—	35.7	36.8

Total revenue	4,315.8	4,256.8	327.3	—	3,986.8	4,314.1
Cost of goods sold and other operating charges	3,074.5	2,932.6	232.2	—	2,772.8	2,909.0
Selling, general and administrative expenses	869.1	873.4	70.8	—	1,040.6	1,113.6
Research and development expenses	49.6	41.5	3.7	—	40.5	44.2
Amortization of acquired intangibles	—	—	—	—	79.9	86.5
Merger and acquisition related expenses	—	—	—	29.0	28.1	—

Income (loss) from operations	322.6	409.3	20.6	(29.0)	24.9	160.8

Interest expense, net	0.2	—	—	—	228.3	225.2
Bridge financing commitment fees	—	—	—	—	25.0	—
Other expense, net	20.2	16.3	5.0	—	48.5	31.0

Income (loss) before income taxes	302.2	393.0	15.6	(29.0)	(276.9)	(95.4)
Provision (benefit) for income taxes	120.7	145.2	7.1	—	(46.5)	—

Net income (loss)	181.5	247.8	8.5	(29.0)	(230.4)	(95.4)
Less: Net income attributable to noncontrolling interests	2.1	4.5	0.6	—	6.0	6.6

Net income (loss) attributable to controlling interests	$179.4	$243.3	$7.9	$(29.0)	$(236.4)	$(102.0)

Successor year ended December 31, 2013, Pro Forma year ended December 31, 2013 and Predecessor period January 1, 2013 through January 31, 2013 compared to the Successor period August 24, 2012 through December 31, 2012 and the Predecessor year ended December 31, 2012

Net sales

Historical: Net sales were $3,951.1 million and $326.2 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to net sales of $4,219.4 million for the Predecessor year ended December 31, 2012.

Pro Forma: Net sales increased $57.9 million, or 1.4%, to $4,277.3 million for the Pro Forma year ended December 31, 2013, as compared to net sales of $4,219.4 million for the Predecessor year ended December 31, 2012. Of the 1.4% increase in net sales, favorable product mix and price increases were the primary contributors to the increase. Volume during the period was negatively impacted as a result of a weak economic environment in Latin America, which adversely impacted our net sales. Additionally, the unfavorable impacts of currency contributed a negative 1.4% reduction in sales due to the weakening of foreign currency exchange rates compared to the U.S. dollar primarily related to certain currencies within the Latin America region.

Other revenue

Historical: Other revenue was $35.7 million and $1.1 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to other revenue of $37.4 million for the Predecessor year ended December 31, 2012.

Pro Forma: Other revenue remained largely consistent at $36.8 million for the Pro Forma year ended December 31, 2013, as compared to other revenue of $37.4 million for the Predecessor year ended December 31, 2012.

Cost of sales

Historical: Cost of sales was $2,772.8 million and $232.2 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to cost of sales of $2,932.6 million for the Predecessor year ended December 31, 2012. Cost of sales for the Successor year ended December 31, 2013 reflected increased depreciation expense of $73.4 million resulting from the fair value adjustments to property, plant and equipment in conjunction with the Acquisition. Cost of sales was also impacted by increased inventory costs of $103.7 million resulting from the fair value adjustments to inventory in conjunction with the Acquisition. Included in the Predecessor year ended December 31, 2012 was a $19.1 million benefit due to the last-in-first-out “LIFO” method of inventory accounting.

Pro Forma: Cost of sales decreased $23.6 million, or 0.8%, to $2,909.0 million for the Pro Forma year ended December 31, 2013 as compared to $2,932.6 million for the Predecessor year ended December 31, 2012. The Pro Forma year ended December 31, 2013 is adjusted to exclude the impact of $7.9 million of increased depreciation for the Predecessor period January 1, 2013 through January 31, 2013 and to exclude $103.7 million of increased inventory costs related to the Acquisition. As a percentage of net sales, cost of sales decreased from 69.5% to 68.0%. This decrease was primarily due to lower raw material costs across most regions and product lines. Cost of sales was also favorably impacted by the reduction in costs incurred in our current operating structure versus those previously allocated by DuPont during the Predecessor year ended December 31, 2012. Further, we did not assume defined benefit pension obligations for U.S. employees in connection with the Acquisition, which resulted in a net reduction in U.S. employee fringe costs compared to the Predecessor year ended December 31, 2012. These decreases were slightly offset by the $19.1 million benefit included in the Predecessor year ended December 31, 2012 due to the LIFO method of inventory accounting, as well as the impact in the Successor year ended December 31, 2013 of increased depreciation expense of $81.3 million resulting from the fair value adjustments to property, plant and equipment in conjunction with the Acquisition.

Selling, general and administrative expenses

Historical: Selling, general and administrative expenses were $1,040.6 million and $70.8 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to selling, general and administrative expenses of $873.4 million for the Predecessor year ended December 31, 2012. We incurred $231.5 million of transition-related expenses during the Successor year ended December 31, 2013, primarily due to 2013 termination benefits and other employee related costs of $147.5 million, and consulting and advisory costs of $54.7 million related to our initial separation and transition to a standalone company. In addition, selling, general and administrative expenses were adversely impacted by increased depreciation expense of approximately $23.1 million resulting from the fair value adjustments to non-manufacturing assets in conjunction with the Acquisition.

Pro Forma: Selling, general and administrative expenses increased $240.2 million, or 27.5%, to $1,113.6 million for the Pro Forma year ended December 31, 2013, as compared to $873.4 million for the Predecessor year ended December 31, 2012. The Pro Forma year ended December 31, 2013 is adjusted to reflect the increased depreciation expense resulting from the fair value adjustments to non-manufacturing assets in conjunction with the Acquisition. The 27.5% increase was primarily driven by the $231.8 million of transition-related costs incurred during the Pro Forma year ended December 31, 2013, primarily due to 2013 termination benefits and other employee related costs of $147.8 million, and consulting and advisory costs of $54.7 million related to our transition to a standalone company. Additionally, we incurred $25.3 million in additional depreciation expense associated with fair value adjustments to non-manufacturing assets in conjunction with the Acquisition. These increases were offset slightly by approximately $16.9 million reduction in U.S. pension expense and lower actual costs for our operating structure as a standalone entity.

Research and development expenses

Historical: Research and development expense was $40.5 million and $3.7 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to research and development expense of $41.5 million for the Predecessor year ended December 31, 2012.

Pro Forma: Research and development expense increased $2.7 million, or 6.5%, for the Pro Forma year ended December 31, 2013 to $44.2 million compared to $41.5 million for the Predecessor year ended December 31, 2012. Research and development expense for the Pro Forma year ended December 31, 2013 increased due to focused spending on growth projects. This increase was partially offset by a decrease in allocations of costs of $2.1 million for the Pro Forma year ended December 31, 2013 compared to the Predecessor year ended December 31, 2012 representing costs associated with the DuPont Corporate research and development activities in 2012.

Amortization of acquired intangibles

Historical: Amortization of acquired intangibles was $79.9 million for the Successor year ended December 31, 2013. Amortization of acquired intangibles in the Successor year ended December 31, 2013 includes a loss of $3.2 million associated with abandoned acquired in-process research and development projects, all of which was related to the Acquisition. There were no comparable costs recorded in the Predecessor period January 1, 2013 through January 31, 2013 and the Predecessor year ended December 31, 2012.

Pro Forma: Amortization of acquired intangibles was $86.5 million for the Pro Forma year ended December 31, 2013. Amortization expense for the Pro Forma year ended December 31, 2013 has been adjusted to reflect amortization expense for January 2013. There were no comparable costs recorded in the Predecessor year ended December 31, 2012.

Merger and acquisition costs

Historical: In connection with the Acquisition, we incurred $28.1 million and $29.0 million of merger and acquisition costs during the Successor year ended December 31, 2013 and the Successor period August 24, 2012 through December 31, 2012, respectively. These costs consisted primarily of investment banking, legal and other professional advisory services costs. There were no such costs associated with the Predecessor period January 1, 2013 through January 31, 2013 or the Predecessor year ended December 31, 2012.

Pro Forma: The Pro Forma year ended December 31, 2013 has been adjusted to remove the impact of these Acquisition related costs. There were no comparable costs recorded in the Predecessor year ended December 31, 2012.

Interest expense, net

Historical: Interest expense, net was $228.3 million for the Successor year ended December 31, 2013. There was no interest expense for the Predecessor year ended December 31, 2012 or the Predecessor period January 1, 2013 through January 31, 2013. The increase in interest expense, net was due to interest costs associated with the debt financing for the Acquisition and the liquidity requirements of a standalone entity.

Pro Forma: Interest expense, net for the Pro Forma year ended December 31, 2013 of $225.2 million has been adjusted to reflect interest expense for January 2013, which was more than offset by the pro forma effects of the Company’s February 2014 refinancing of its Acquisition term loans. There was no interest expense for the Predecessor year ended December 31, 2012.

Bridge financing commitment fees

Historical: Commitment fees related to the Bridge Facility of $21.0 million and associated legal and other professional advisory services costs of $4.0 million were expensed upon termination of the Bridge Facility during the Successor period ended December 31, 2013. There were no such costs associated with the Predecessor period January 1, 2013 through January 31, 2013 and the Predecessor year ended December 31, 2012.

Pro Forma: The Pro Forma year ended December 31, 2013 has been adjusted to remove the impact of these fees. There were no comparable costs recorded in the Predecessor year ended December 31, 2012.

Other expense, net

Historical: Other expense, net was $48.5 million and $5.0 million for the Successor year ended December 31, 2013 and for the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to $16.3 million for the Predecessor year ended December 31, 2012. Other expense, net during the Successor year ended December 31, 2013 primarily consists of net foreign exchange losses from intercompany transactions denominated in currencies different from the functional currency of the subsidiary involved in the transaction. In addition, the increase partially resulted from a $19.4 million loss related to the Acquisition date settlement of a foreign currency hedge contract used to hedge the variability of the U.S. dollar equivalent of the original borrowings under the Euro Term Loan and Euro Senior Notes, and the impact of the strengthening Euro against our Euro Borrowings.

Pro Forma: Other expense, net increased $14.7 million, or 90.2%, for the Pro Forma year ended December 31, 2013 to $31.0 million compared to $16.3 million for the Predecessor year ended December 31, 2012. The Pro Forma year ended December 31, 2013 excludes the impact of $19.4 million of a loss related to the Acquisition date settlement of a foreign currency hedge contract used to hedge the variability of the U.S. dollar equivalent of the original borrowings under the Euro Term Loan and Euro Senior Notes. Net foreign exchange losses of $34.0 million were recorded for the Pro Forma year ended December 31, 2013, as compared to a loss of $17.7 million for the Predecessor year ended December 31, 2012.

During the Pro Forma year ended December 31, 2013, we incurred net unrealized foreign exchange losses of $9.4 million on the remeasurement of intercompany loans. In addition, we incurred unrealized foreign exchange losses of $14.6 million related to the remeasurement of the Euro Senior Notes and Euro Term Loan into U.S. dollars. The remaining foreign exchange losses primarily related to the remeasurement of other assets and liabilities denominated in currencies other than the functional currency of the affected subsidiaries.

Provision (benefit) for income taxes

Historical: We recorded a benefit for income taxes of $46.5 million for the Successor year ended December 31, 2013, which represents a 16.8% effective tax rate in relation to the loss before income taxes of $276.9 million. The effective tax rate for the Successor year ended December 31, 2013 differs from the U.S. federal statutory rate by 18.2%. This difference is primarily due to unfavorable adjustments for the impact of pre-tax losses attributable to jurisdictions where a tax benefit is not expected to be realized of $55.5 million, prior year tax positions of $36.8 million, non-deductible expenses, unrecognized tax benefits and the impact of unremitted earnings assertions of $16.8 million. These adjustments were partially offset by the benefit of earnings in jurisdictions where the statutory tax rate was lower than the U.S. Federal statutory rate of $32.2 million and capital losses of $46.7 million.

We recorded a provision for income taxes of $145.2 million for the Predecessor year ended December 31, 2012 which represents a 37.0% effective tax rate in relation to the income before taxes of $393.0 million. The effective tax rate for the Predecessor year ended December 31, 2012 differs from the U.S. federal statutory rate by 2.0%. This difference is primarily due to the unfavorable impact of pre-tax losses attributable to jurisdictions where a tax benefit is not expected to be realized of $9.8 million, as well as a $4.7 million impact related to non-deductible net foreign exchange losses. This is offset by the benefit of earnings in jurisdictions where the statutory tax rate was lower than the U.S. Federal statutory rate of $10.9 million.

Pro Forma: We recorded a benefit for income taxes of $0 million for the Pro Forma year ended December 31, 2013, which represents a 0% effective tax rate in relation to the pro forma loss before income taxes of $95.4 million. The variance in the pro forma effective tax rate from the historical effective tax rate, described in the corresponding historical discussion above, was primarily due to the application of statutory income tax rates to the cumulative pro forma adjustments.

Predecessor year ended December 31, 2012 Compared to Predecessor year ended December 31, 2011

Net sales

Historical: Net sales decreased $62.1 million, or 1.5%, to $4,219.4 million for the Predecessor year ended December 31, 2012, as compared to net sales of $4,281.5 million for the Predecessor year ended December 31, 2011. The weakening of foreign currency exchange rates compared to the U.S. dollar primarily related to the Euro and certain currencies within the Latin American region drove a 3.1% decrease, which was partially offset by favorable product mix and price increases. Volumes during the period were also negatively impacted as a result of difficult economic conditions in Europe.

Other revenue

Historical: Other revenue increased to $3.1 million, or 9.0%, to $37.4 million for Predecessor year ended December 31, 2012 compared to $34.3 million for the Predecessor year ended December 31, 2011. The increase was primarily attributed to higher service revenue and royalty income.

Cost of sales

Historical: Cost of sales decreased $141.9 million, or 4.6%, to $2,932.6 million for Predecessor year ended December 31, 2012, as compared to $3,074.5 million for the Predecessor year ended December 31, 2011. As a percentage of net sales, cost of sales decreased from 71.8% to 69.5%. This decrease was primarily driven by the $22.0 million unfavorable impact of an increase to the LIFO reserve in the Predecessor year ended December 31,

2011 that did not re-occur in 2012 and the favorable impact on costs due to the weakening of foreign currency exchange rates compared to the U.S. dollar primarily related to the Euro and certain currencies within the Latin America region during the Predecessor year ended December 31, 2012. These decreases were partially offset by higher raw material prices and overhead costs.

Selling, general and administrative expenses

Historical: Selling, general and administrative expenses increased $4.3 million, or 0.5%, to $873.4 million for Predecessor year ended December 31, 2012, as compared to $869.1 million the Predecessor year ended December 31, 2011. This increase was primarily attributable to increased marketing-related expenses and selling resources providing technical customer sales support and inflationary cost increases. Additionally, in November 2012, DuPont concluded that consolidating the financial results of DPC’s joint venture investment in DPC Saudi was no longer appropriate due to a lack of financial control in the operations of the business. Consequently, the Predecessor deconsolidated this joint venture and accounted for the joint venture under the equity method of accounting since November 2012. This joint venture investment in DPC Saudi was not an asset acquired in connection with the Acquisition. As part of the deconsolidation of DPC Saudi, a remeasurement of the retained investment was performed based upon the estimated selling price of our related shares. The remeasurement resulted in a loss of $1.0 million for the Predecessor year ended December 31, 2012, which was recorded as a component of selling, general and administrative expenses. Partially offsetting this asset charge were reduced employee separation liabilities related to previous restructuring programs in the amount of $0.3 million due to favorable changes in estimates of these remaining employee separation liabilities.

Termination benefits and other employee related costs were a credit of $2.6 million for the year ended December 31, 2011. In the year ended December 31, 2011, we recorded a net reduction of $1.4 million in the estimated costs associated with our 2009 restructuring program. In addition during the year ended December 31, 2011, we recorded a net reduction in the estimated employee costs associated with DPC’s 2008 restructuring program of $1.2 million. These net reductions were primarily due to lower-than-estimated individual severance costs and work force reductions through non-severance programs.

Research and development expenses

Historical: Research and development expense decreased $8.1 million, or 16.3%, from $49.6 million to $41.5 million for the Predecessor year ended December 31, 2012, as compared to the Predecessor year ended December 31, 2011. Of the decrease, 5.6% was due to the impact of weakening foreign currency exchange rates compared to the U.S. Dollar primarily related to the Euro and certain currencies within the Latin America region during the Predecessor year ended December 31, 2012.

Other expense, net

Historical: Other expense, net decreased $3.9 million, or 19.3%, from $20.2 million to $16.3 million for the Predecessor year ended December 31, 2012, as compared to the year ended December 31, 2011. This decrease was primarily due to the reduction in foreign exchange losses to $17.7 million from $23.4 million during the Predecessor year ended December 31, 2012 as compared to the Predecessor year ended December 31, 2011, respectively.

Provision for income taxes

Historical: We recorded a provision for income taxes of $145.2 million for the Predecessor year ended December 31, 2012 as compared to $120.7 million for the Predecessor year ended December 31, 2011. Our effective income tax rate was 37.0% and 39.9% for the Predecessor years ended December 31, 2012 and 2011, respectively. The decrease in our effective income tax rate in relation to the prior year was due to a larger portion of earnings sourced in non-U.S. jurisdictions where the statutory tax rate was lower than the U.S. Federal statutory rate, which resulted in a benefit of $1.8 million, $5.0 million benefit relating to a decrease in the valuation allowances for net operating losses that were not previously expected to be realized, and a $2.3 million favorable impact related to an net foreign exchange gains that were not taxable. The favorable impact of these factors on our effective income tax rate was partially offset by $1.9 million of higher state income taxes, net of U.S. federal income tax benefit.

Selected Segment Information

Successor six months ended June 30, 2014 and Pro Forma six months ended June 30, 2014 compared to the Successor six months ended June 30, 2013, Predecessor period January 1, 2013 through January 31, 2013 and the Pro Forma six months ended June 30, 2013

The following table presents net sales by segment and segment Adjusted EBITDA for the following periods (in millions):

	Predecessor	Successor		Pro Forma
	January 1 through January 31,	Six Months Ended June 30,		Six Months Ended June 30,
	2013	2013	2014	2013	2014
Net Sales
Performance Coatings	$186.8	$1,036.4	$1,281.1	$1,223.2	$1,281.1
Transportation Coatings	139.4	747.2	892.9	886.6	892.9

Total	$326.2	$1,783.6	$2,174.0	$2,109.8	$2,174.0

Segment Adjusted EBITDA(1)
Performance Coatings	$18.4	$212.9	$261.2	$231.4	$261.2
Transportation Coatings	20.0	94.6	146.6	114.7	146.6

Total	$38.4	$307.5	$407.8	$346.1	$407.8

(1)	For information about Adjusted EBITDA, including the manner in which it is calculated and a reconciliation from our net income (loss) to Adjusted EBITDA see “Prospectus Summary—Summary Historical and Pro Forma Financial Information.” For additional information regarding Adjusted EBITDA, see Note 21 to our Unaudited Condensed Consolidated Financial Statements and Note 25 to our Audited Consolidated Financial Statements appearing elsewhere in this prospectus. For the Predecessor period January 1, 2013 through January 31, 2013, segment Adjusted EBITDA reflects (a) the add-back of corporate allocations from DuPont to DPC for the usage of DuPont’s facilities, functions and services; costs for administrative functions and services performed on behalf of DPC by centralized staff groups within DuPont; a portion of DuPont’s general corporate expenses; and certain pension and other long-term employee benefit costs net of (b) estimated standalone costs based on a standalone operating structure that is similar to the operating structure used by DuPont prior to the Acquisition. The net benefit was $5.7 million for the Predecessor period January 1, 2013 through January 31, 2013. This adjustment for the standalone costs is not reflected in the unaudited and audited combined and consolidated financial statements contained elsewhere in this prospectus.

Performance Coatings Segment

Successor six months ended June 30, 2014 and Pro Forma six months ended June 30, 2014 compared to Predecessor period January 1, 2013 through January 31, 2013, Successor six months ended June 30, 2013 and Pro Forma six months ended June 30, 2013

Historical: Net sales were $1,281.1 million for the Successor six months ended June 30, 2014 compared to net sales of $1,036.4 million for the Successor six months ended June 30, 2013 and $186.8 million for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Net sales increased $57.9 million, or 4.7%, to $1,281.1 million for the Pro Forma six months ended June 30, 2014, as compared to net sales of $1,223.2 million for the Pro Forma six months ended June 30, 2013. The increase in net sales for the six months ended June 30, 2014 as compared to the Pro Forma six months ended June 30, 2013 was primarily driven by volume growth in Asia Pacific and North America as well as favorable product mix and price increases. These increases were partially offset by volume declines in Latin America due to difficult economic conditions.

Historical: Adjusted EBITDA was $261.2 million for the Successor six months ended June 30, 2014 compared to Adjusted EBITDA of $212.9 million for the Successor six months ended June 30, 2013 and $18.4 million for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Adjusted EBITDA increased $29.8 million, or 12.9%, to $261.2 million for the Pro Forma six months ended June 30, 2014 as compared to $231.4 million for the Pro Forma six months ended June 30, 2013. As a percentage of net sales, Adjusted EBITDA increased to 20.4% from 18.9%. This increase was driven by lower raw material input costs and fixed manufacturing costs, partially resulting from our purchasing and operational improvement initiatives, as well as favorable product mix and price increases.

Transportation Coatings Segment

Successor six months ended June 30, 2014 and Pro Forma six months ended June 30, 2014 compared to Predecessor period January 1, 2013 through January 31, 2013, Successor six months ended June 30, 2013 and Pro Forma six months ended June 30, 2013

Historical: Net sales were $892.9 million for the Successor six months ended June 30, 2014 compared to net sales of $747.2 million for the Successor six months ended June 30, 2013 and $139.4 million for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Net sales increased $6.3 million, or 0.7%, to $892.9 million for the six months ended June 30, 2014, as compared to net sales of $886.6 million for the Pro Forma six months ended June 30, 2013. The increase in net sales for the six months ended June 30, 2014 as compared to the Pro Forma six months ended June 30, 2013 was primarily driven by volume growth in our Asia Pacific light vehicle end-market and increased volume in our commercial vehicle end-market globally. Additionally, favorable product mix and selective price increases, primarily in North America and Latin America, were partially offset by volume declines in Latin America due to difficult economic conditions.

Historical: Adjusted EBITDA was $146.6 million for the Successor six months ended June 30, 2014 compared to Adjusted EBITDA of $94.6 million for the Successor six months ended June 30, 2013 and $20.0 million for the Predecessor period January 1, 2013 through January 31, 2013.

Pro Forma: Adjusted EBITDA increased $31.9 million, or 27.8%, to $146.6 million for the six months ended June 30, 2014 as compared to $114.7 million for the Pro Forma six months ended June 30, 2013. As a percentage of net sales, Adjusted EBITDA increased to 16.4% from 12.9%. This increase was driven by lower raw material input costs and fixed manufacturing costs, partially resulting from our purchasing and operational improvement initiatives, as well as favorable product mix and selective price increases.

Successor year ended December 31, 2013, Pro Forma year ended December 31, 2013 and Predecessor period January 1, 2013 through January 31, 2013 compared to the Predecessor years ended December 31, 2012 and 2011

The following table presents net sales by segment and segment Adjusted EBITDA for the following periods (in millions):

	Predecessor			Successor	Pro Forma
	Year Ended December 31,		January 1 through January 31,	Year Ended December 31,	Year Ended December 31,
	2011	2012	2013	2013	2013
Net Sales
Performance Coatings	$2,623.7	$2,479.5	$186.8	$2,325.3	$2,512.1
Transportation Coatings	1,657.8	1,739.9	139.4	1,625.8	1,765.2

Total	$4,281.5	$4,219.4	$326.2	$3,951.1	$4,277.3

Segment Adjusted EBITDA(1)
Performance Coatings	$474.0	$503.6	$18.4	$500.2	$518.7
Transportation Coatings	96.1	158.2	20.0	198.8	218.9

Total	$570.1	$661.8	$38.4	$699.0	$737.6

(1)	For information about Adjusted EBITDA, including the manner in which it is calculated and a reconciliation from our net income (loss) to Adjusted EBITDA see “Prospectus Summary—Summary Historical and Pro Forma Financial Information.” For additional information regarding Adjusted EBITDA, see Note 21 to our Unaudited Condensed Consolidated Financial Statements and Note 25 to our Audited Consolidated Financial Statements appearing elsewhere in this prospectus. For the Predecessor years ending December 31, 2011 and 2012 and the Predecessor period January 1, 2013 through January 31, 2013, segment Adjusted EBITDA reflects (a) the add-back of corporate allocations from DuPont to DPC for the usage of DuPont’s facilities, functions and services; costs for administrative functions and services performed on behalf of DPC by centralized staff groups within DuPont; a portion of DuPont’s general corporate expenses; and certain pension and other long-term employee benefit costs net of (b) estimated standalone costs based on a standalone operating structure that is similar to the operating structure used by DuPont prior to the Acquisition. The net benefit was $91.7 million, $84.2 million and $5.7 million for the Predecessor years ended December 31, 2011 and 2012 and Predecessor period January 1, 2013 through January 31, 2013, respectively. This adjustment for the standalone costs is not reflected in the unaudited and audited combined and consolidated financial statements contained elsewhere in this prospectus.

Performance Coatings Segment

Successor year ended December 31, 2013, Pro Forma year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013 compared to the Predecessor year ended December 31, 2012

Historical: Net sales were $2,325.3 million and $186.8 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to net sales of $2,479.5 million for the Predecessor year ended December 31, 2012.

Pro Forma: Net sales increased $32.6 million, or 1.3%, to $2,512.1 million for the Pro Forma year ended December 31, 2013, as compared to net sales of $2,479.5 million for the Predecessor year ended December 31, 2012. Net sales growth was driven by favorable product mix and price increases as well as volume growth in the Asia Pacific region. These increases were slightly offset by decreased volumes in other regions. Weakening foreign currency exchange rates compared to the U.S. dollar primarily related to certain currencies within the Latin America region also had a negative impact on sales of 1.4%.

Historical: Adjusted EBITDA was $500.2 million and $18.4 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, compared to Adjusted EBITDA of $503.6 million for the Predecessor year ended December 31, 2012.

Pro Forma: Adjusted EBITDA increased $15.1 million, or 3.0%, to $518.7 million for the Pro Forma year ended December 31, 2013 as compared to $503.6 million for the Predecessor year ended December 31, 2012. As a percentage of net sales, Adjusted EBITDA increased to 20.6% from 20.3%. This increase was driven by lower raw material input costs and fixed manufacturing costs, partially resulting from our purchasing and operational improvement initiatives, as well as favorable product mix and price increases. These factors were slightly offset by the negative impact of weakening foreign currency exchange rates compared to the U.S. dollar primarily related to certain currencies within the Latin America region.

Predecessor year ended December 31, 2012 compared to the Predecessor year ended December 31, 2011

Historical: Net sales decreased $144.2 million, or 5.5%, to $2,479.5 million for the Predecessor year ended December 31, 2012, as compared to net sales of $2,623.7 million for the Predecessor year ended December 31, 2011. Our net sales decrease was primarily driven by the negative currency impact of weakening foreign currency exchange rates compared to the U.S. dollar primarily related to the Euro and certain currencies within the Latin America region combined with overall lower sales volumes primarily attributable to the European and North American regions. The volume declines were primarily concentrated in Southern Europe, where difficult economic conditions resulted in fewer repairs in our refinish end-market. These factors were partially offset by strong sales volume growth in the Asia Pacific region, increased prices and favorable product mix.

Historical: Adjusted EBITDA increased $29.6 million, or 6.2%, to $503.6 million for the Predecessor year ended December 31, 2012 compared to Adjusted EBITDA of $474.0 million for the Predecessor year ended December 31, 2011. As a percentage of net sales, Adjusted EBITDA increased to 20.3% from 18.1%, primarily driven by favorable product mix and price increases.

Transportation Coatings Segment

Successor year ended December 31, 2013, Pro Forma year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013 compared to the Predecessor year ended December 31, 2012

Historical: Net sales were $1,625.8 million and $139.4 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, as compared to net sales of $1,739.9 million for the Predecessor year ended December 31, 2012.

Pro Forma: Net sales increased $25.3 million, or 1.5%, to $1,765.2 million for the Pro Forma year ended December 31, 2013, as compared to net sales of $1,739.9 million for the Predecessor year ended December 31, 2012. Net sales growth was driven by price increases, favorable product mix and increased volume in Asia Pacific, which were partially offset by lower volumes in other regions and the negative currency impact from weakening foreign currency exchange rates compared to the U.S. dollar primarily related to certain currencies within the Latin America region.

Historical: Adjusted EBITDA was $198.8 million and $20.0 million for the Successor year ended December 31, 2013 and the Predecessor period January 1, 2013 through January 31, 2013, respectively, compared to Adjusted EBITDA of $158.2 million for the Predecessor year ended December 31, 2012.

Pro Forma: Adjusted EBITDA increased $60.7 million, or 38.4%, to $218.9 million for the Pro Forma year ended December 31, 2013 as compared to $158.2 million for the Predecessor year ended December 31, 2012. As a percentage of net sales, Adjusted EBITDA increased to 12.4% from 9.1% as a result of lower raw material input costs, price increases and favorable product mix.

Predecessor year ended December 31, 2012 compared to the Predecessor year ended December 31, 2011

Historical: Net sales increased $82.1 million, or 5.0%, to $1,739.9 million for the Predecessor year ended December 31, 2012, as compared to net sales of $1,657.8 million for the Predecessor year ended December 31, 2011. Net sales growth was driven by selective price increases, favorable product mix and higher volumes, primarily in Europe and North America light vehicle end-markets. These factors were partially offset by the negative currency impact from weakening foreign currency exchange rates compared to the U.S. dollar primarily related to the Euro and certain currencies within the Latin America region.

Historical: Adjusted EBITDA increased $62.1 million, or 64.6%, to $158.2 million for the Predecessor year ended December 31, 2012 compared to Adjusted EBITDA of $96.1 million for the Pro Forma Predecessor year ended December 31, 2011. As a percentage of net sales, Adjusted EBITDA increased to 9.1% from 5.8%, driven primarily by favorable product mix and selective price increases.

Liquidity and Capital Resources

February 2013 DPC Acquisition and Related Financing

On August 30, 2012, Axalta Bermuda entered into a purchase agreement (the “Acquisition Agreement”) with DuPont pursuant to which Axalta Bermuda and certain of its indirect subsidiaries acquired DPC, including certain assets of DPC and all of the capital stock and other equity interests of certain entities engaged in the DPC business, from DuPont for a purchase price of $4,925.9 million plus or minus a working capital and pension adjustment. On February 1, 2013, Axalta Bermuda completed the acquisition of DPC. The Company and DuPont finalized the working capital and pension adjustments to the purchase price during the year ended December 31, 2013, which resulted in a reduction to the purchase price of $18.6 million to $4,907.3 million.

The purchase price was funded by (i) the Equity Contribution, (ii) proceeds from Senior Secured Credit Facilities consisting of a $2,300.0 million Dollar Term Loan facility and a €400.0 million Euro Term Loan facility and (iii) proceeds from the issuance of $750.0 million aggregate principal amount of Dollar Senior Notes and the issuance of €250.0 million Euro Senior Notes.

Cash Flows

Successor six-month period ended June 30, 2014 compared to Successor six-month period ended June 30, 2013 and Predecessor period January 1, 2013 through January 31, 2013

The table below summarizes our primary sources and uses of cash for the Successor six-month periods ended June 30, 2014 and 2013 and the Predecessor period January 1, 2013 through January 31, 2013.

	Predecessor	Successor
(dollars in millions)	January 1 through January 31,	Six Months Ended June 30,
	2013	2013	2014
Net cash provided by (used in):
Operating activities:
Net income (loss)	$8.5	$(186.4)	$46.8
Depreciation and amortization	9.9	140.6	152.9
Deferred income taxes	9.1	(59.3)	(14.9)
Amortization of deferred financing fees and OID	—	14.7	16.3
Fair value of acquired inventory sold	—	103.7	—
Foreign exchange losses (gains)	4.5	35.2	(19.2)
Bridge financing commitment fees	—	25.0	—
Other non-cash items	(3.9)	(9.2)	3.2

Net income adjusted for non-cash items	28.1	64.3	185.1

Changes in operating assets and liabilities	(65.8)	97.3	(171.4)

Operating activities	(37.7)	161.6	13.7
Investing activities	(8.3)	(4,872.2)	(102.8)
Financing activities	43.0	5,095.8	(12.2)
Effect of exchange rate changes on cash	—	—	(7.7)

Net increase (decrease) in cash and cash equivalents	$(3.0)	$385.2	$(109.0)

Six months ended June 30, 2014 (Successor)

Net Cash Provided by Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2014 was $13.7 million. Net income before deducting depreciation, amortization and other non-cash items generated cash of $185.1 million. This was substantially offset by net increases in working capital of $171.4 million. The most significant drivers in working capital were increases in receivables and inventory of $112.3 million and $24.3 million, respectively, due primarily to increased sales compared to seasonally lower sales in the month of December and inventory builds in anticipation of certain information technology transition projects and to support ongoing operational demands compared to December 2013, as well as reductions of other accrued liabilities of $47.5 million primarily related to annual compensation payments, nonrecurring transition costs and semi-annual interest payments associated with our Senior Notes.

Net Cash Used for Investing Activities

Net cash used for investing activities for the six months ended June 30, 2014 was $102.8 million. This use was driven primarily by purchases of property, plant and equipment of $100.8 million and an increase of $1.9 million in restricted cash. Purchases of property, plant and equipment includes approximately $57.0 million associated with our transition-related capital projects including our information technology systems and finalization of our transition of our global office relocations.

Net Cash Used for Financing Activities

Net cash used for financing activities for the six months ended June 30, 2014 was $12.2 million. The change was primarily driven by repayments of short term borrowings and term loans of $17.2 million and $7.1 million, respectively, partially offset by proceeds received from short-term borrowing during the period of $16.7 million. During the six months ended June 30, 2014, we paid $3.0 million in fees related to the Refinancing (See Note 18 to our Unaudited Condensed Consolidated Financial Statements contained elsewhere in this prospectus).

Six months ended June 30, 2013 (Successor)

Net Cash Provided by Operating Activities

Net cash provided by operating activities for the Successor six months ended June 30, 2013 was $161.6 million. Net loss, before deducting depreciation and amortization and other non-cash items, provided cash of $64.3 million.

Increases in accounts payable and other accrued liabilities favorably impacted cash flow from operations by $47.6 million and $77.4 million, respectively. The increase in accounts payable was due in part to the inclusion of amounts due DuPont for services rendered pursuant to transition service agreements and for purchases of materials. Prior to the Acquisition, transactions between DuPont and DPC were deemed to be settled immediately through the parent company net investment. Subsequent to the Acquisition, amounts due to DuPont are presented as a component of trade accounts payable. Timing of disbursements also contributed to the increase in accounts payable. The increase in other accrued liabilities was primarily related to accrued interest on the Senior Notes as well as accruals related to annual employee performance related benefits. A decrease in inventories resulted in a generation of cash of $35.5 million. An increase in trade and notes receivable resulted in a use of cash of $37.8 million. All other operating assets and liabilities netted to a $25.4 million use of cash including funding of our transaction expenses of $29.0 million, which were incurred during the Successor period August 24, 2012 through December 31, 2012.

Net Cash Used for Investing Activities

During the Successor six months ended June 30, 2013, we acquired DPC for a preliminary purchase price of $4,906.7 million. Cash acquired was $79.7 million, which resulted in a net cash outflow of $4,827.0 million to acquire DPC.

During the Successor six months ended June 30, 2013, we entered into a foreign currency contract to hedge the variability of the U.S. dollar equivalent of the borrowings under the Euro Term Loan and the proceeds from the issuance of Euro Senior Notes. Net cash used to settle the derivative instrument was $19.4 million.

Purchases of property, plant and equipment during the Successor six months ended June 30, 2013 were $23.4 million.

Net Cash Provided by Financing Activities

As part of the Transactions, Carlyle made the Equity Contribution of $1,350.0 million. Borrowings during the Successor six months ended June 30, 2013 included $2,817.3 million of proceeds from borrowings under our Senior Secured Credit Facilities, net of original issue discount of $25.7 million, and the issuance of our Senior Notes in the amount of $1,089.4 million. Borrowings during the Successor six months ended June 30, 2013 also included short-term borrowings of $5.0 million payable to foreign credit institutions.

During the Successor six months ended June 30, 2013, we paid $126.0 million of deferred financing costs associated with entering into the Dollar Senior Notes, Euro Senior Notes and Senior Secured Credit Facilities and $25.0 million of commitment fees related to the Bridge Facility. During the Successor six months ended June 30, 2013, dividends paid to noncontrolling interests totaled $4.1 million.

January 1, 2013 through January 31, 2013 (Predecessor)

Net Cash Used for Operating Activities

Net cash used for operating activities for the Predecessor period from January 1, 2013 through January 31, 2013 was $37.7 million. Net income, before deducting depreciation and amortization and other non-cash items, generated cash of $28.1 million.

An increase in inventories resulted in a use of cash of $19.3 million. Decreases in other accrued liabilities and accounts payable resulted in a use of cash of $43.8 million and $29.9 million, respectively. The decrease in other current liabilities was primarily due to reductions in compensation and other employee-related cost liabilities related to payment of annual incentive compensation, a reduction in the liabilities for discounts, rebates and warranties related to payments under annual rebate programs and a reduction in our foreign currency contracts derivatives liability. The reduction in accounts payable was primarily related to timing of vendor payments. Partially offsetting these items was a decrease in trade accounts and notes receivable, which provided cash of $25.8 million. All other operating assets and liabilities netted to a $1.4 million generation of cash.

Net Cash Used for Investing Activities

During the Predecessor period January 1, 2013 through January 31, 2013, net cash used in investing activities was $8.3 million. Purchases of property, plant and equipment and intangible assets during the Predecessor period January 1, 2013 through January 31, 2013 were $2.4 million and $6.3 million, respectively.

Net Cash Provided by Financing Activities

During the Predecessor period January 1, 2013 through January 31, 2013, net cash provided by financing activities was $43.0 million, which mainly represents the net cash used by operating activities and net cash used in investing activities discussed above as a result of DuPont’s centralized cash management system.

Successor year ended December 31, 2013 and Predecessor year ended December 31, 2012 compared to 2011

	Predecessor			Successor
(dollars in millions)	Year Ended December 31,		January 1 through January 31,	August 24 through December 31,	Year Ended December 31,
	2011	2012	2013	2012	2013
Net cash provided by (used in):
Operating activities:
Net income (loss)	$181.5	$247.8	$8.5	$(29.0)	$(230.4)
Depreciation and amortization	108.7	110.7	9.9	—	300.7
Deferred income taxes	3.5	9.1	9.1	—	(122.5)
Fair value of acquired inventory sold	—	—	—	—	103.7
Foreign exchange losses (gains)	—	—	4.5	—	48.9
Bridge financing commitment fees	—	—	—	—	25.0
Other non-cash items	3.1	7.6	(3.9)	—	52.2

Net income (loss) adjusted for non-cash items	296.8	375.2	28.1	(29.0)	177.6

Changes in operating assets and liabilities	(60.6)	13.6	(65.8)	29.0	199.2

Operating activities	236.2	388.8	(37.7)	—	376.8
Investing activities	(116.6)	(88.2)	(8.3)	—	(5,011.2)
Financing activities	(125.1)	(290.6)	43.0	—	5,098.1
Effect of exchange rate changes on cash	2.4	(0.1)	—	—	(4.4)

Net increase (decrease) in cash and cash equivalents	$(3.1)	$9.9	$(3.0)	$—	$459.3

Year ended December 31, 2013 (Successor)

Net Cash Provided by Operating Activities

Cash provided by operating activities was $376.8 million for the Successor year ended December 31, 2013. The cash flow from operations was the result of cash flows generated by operating earnings and reductions in net working capital, partially offset by merger and acquisition related costs and transition costs associated with our separation from DuPont. An increase in trade and notes receivable was due largely to higher sales levels during the Successor year ended December 31, 2013 resulted in an outflow of cash of $6.4 million. A decrease in inventories resulted in a generation of cash of $33.9 million. The decrease in inventories was primarily the result of the continued focus on working capital levels relative to demand and lower raw material costs. An increase in accounts payable favorably impacted cash flow from operations by $67.1 million. The increase in accounts payable was due in part to the separation from DuPont in February 2013, which resulted in the establishment of new credit terms with our new vendors as a standalone company, including certain raw materials contracts with DuPont, which were historically related party purchases in the Predecessor period. Prior to the Acquisition, transactions between DuPont and DPC were deemed to be settled immediately through the parent company net investment. Further contributing to the cash flows provided by operating activities was an increase in accrued liabilities of $193.1 million related to the timing of cash payments for annual employee performance related benefits, which were paid by DuPont for the 2012 performance period. The remaining increases in accrued liabilities had no impact on cash flows from operations, including severance-related liabilities and transition-related expenses, which had been accrued as of December 31, 2013 and had an offsetting impact within Net income (loss). Offsetting this operating activity was cash used in operating activities related to the restructuring activities during the year ended December 31, 2013, for which $23.7 million of payments were made.

Net Cash Used for Investing Activities

During the Successor year ended December 31, 2013, we acquired DPC for a purchase price of $4,907.3 million. Cash acquired was $79.7 million, which resulted in a net cash outflow of $4,827.6 million to acquire DPC.

During the Successor year ended December 31, 2013, we entered into a foreign currency contract to hedge the variability of the U.S. dollar equivalent of the original borrowings under the Euro Term Loan and the proceeds from the issuance of Euro Senior Notes. Net cash used to settle the derivative instrument was $19.4 million. Additionally, we purchased a €300.0 million 1.5% interest rate cap on our Euro Term Loan for a premium of $3.1 million.

Purchases of property, plant and equipment during the Successor year ending December 31, 2013, were $107.3 million, which included transition costs related to our transition to a standalone entity, which included costs to transition off of the DuPont information technology systems. In addition to the transition costs, we incurred costs for several growth and improvement initiatives including the waterborne projects in Jiading, China and Front Royal, Virginia.

During the Successor year ended December 31, 2013, we also invested $54.5 million for a real estate property.

Net Cash Provided by Financing Activities

As part of the Acquisition, on February 1, 2013 Carlyle made the Equity Contribution of $1,350.0 million. Further, there were additional equity contributions of $5.4 million during the Successor year ended December 31, 2013.

Borrowings during the Successor year ended December 31, 2013 included $2,817.3 million of proceeds from borrowings under our Senior Secured Credit Facilities, net of original issue discount of $25.7 million, and the issuance of our Senior Notes in the amount of $1,089.4 million. We paid $126.0 million of deferred financing costs associated with issuing the Dollar Senior Notes and Euro Senior Notes and entering into the Senior Secured

Credit Facilities and $25.0 million of commitment fees related to the Bridge Facility. Other short-term borrowings during the Successor year ended December 31, 2013 also included short-term borrowings of $38.8 million.

During the Successor year ended December 31, 2013, we made our required quarterly amortization payments on the Dollar Term Loan and Euro Term Loan totaling $21.3 million, as well as payments of $25.3 million on short-term borrowings.

During the Successor year ended December 31, 2013, dividends paid to noncontrolling interests totaled $5.2 million.

Years ended December 31, 2012 and 2011 (Predecessor)

Net Cash Provided by Operating Activities

Cash provided by operating activities was $388.8 million for the Predecessor year ended December 31, 2012. This increase compared to the Predecessor year ended December 31, 2011 was driven by higher net income of $66.3 million, and increases in cash generated by operating assets and liabilities. Cash provided by net income adjusted for other non-cash income statement items totaled $375.2 million for the Predecessor year ended December 31, 2012 compared to $296.8 million for the Predecessor year ended December 31, 2011. Cash provided by operating assets and liabilities totaled $13.6 million for the year ended December 31, 2012. Increases in accounts payable and other current liabilities, of $53.1 million and $36.4 million, respectively, primarily related to increased employee incentive compensation and transition related liabilities, were partially offset by increases in trade accounts and notes receivable of $58.9 million and decreases in other liabilities of $25.9 million. Cash used by operating assets and liabilities totaled $60.6 million for the Predecessor year ended December 31, 2011. Decreases in other accrued liabilities and other liabilities resulted in a use of cash of $60.5 million. These decreases primarily related to payments related to our restructuring programs.

Cash Used for Investing Activities

Cash used for investing activities decreased $28.4 million for the Predecessor year ended December 31, 2012 compared to the Predecessor year ended December 31, 2011. The decrease was primarily driven by lower acquisitions of property, plant and equipment and intangibles.

Cash Used for Financing Activities

Cash used for financing activities increased $165.5 million for the Predecessor year ended December 31, 2012 compared to the Predecessor year ended December 31, 2011, which mainly represents the net cash provided by operating activities less net cash used in investing activities discussed above as a result of DuPont’s centralized cash management system, as well as DuPont incurring costs on behalf of DPC. The increase in cash used for financing activities was the result of higher cash provided by operating activities for the year ended December 31, 2012 in relation to the year ended December 31, 2011 as discussed above.

Indebtedness

Our liquidity requirements are significant due to the highly leveraged nature of our company as well as our working capital requirements. At June 30, 2014, there were no borrowings under the Revolving Credit Facility with total availability under the Revolving Credit Facility of $378.5 million. As of June 30, 2014, we had $3,904.8 million in outstanding indebtedness and $971.4 million in working capital including $350.3 million in cash and cash equivalents.

The following table details our borrowings outstanding as of June 30, 2014 and the associated interest expense, including amortization of debt issuance costs and debt discounts, and average effective interest rates for such borrowings for the Successor six-month period ended June 30, 2014:

(dollars in millions)	Principal balance as of June 30, 2014	Average Effective Interest Rate, for Successor Period	Interest Expense, for Successor Period
Term Loans	$2,799.2	5.2%	$71.4
Revolving Credit Facility	—	N/A	2.4
Senior Notes	1,090.4	7.7%	40.7
Short-term borrowings	15.2	Various	0.8

Total	$3,904.8		$115.3

The following table details our borrowings outstanding as of December 31, 2013 and the associated interest expense, including amortization of debt issuance costs and debt discounts, and average effective interest rates for such borrowings for the Successor year ended December 31, 2013:

(dollars in millions)	Principal balance as of December 31, 2013	Average Effective Interest Rate, for Successor Period	Interest Expense, for Successor Period
Term Loans	$2,810.5	6.0%	$149.9
Revolving Credit Facility	—	N/A	4.5
Senior Notes	1,094.9	7.7%	74.1
Short-term borrowings	18.2	Various	1.4

Total	$3,923.6		$229.9

As a result of the Refinancing, which is discussed below, we anticipate our annual cash interest expense to be approximately $193 million, which reflects an additional 25 basis point reduction as our Total Net Leverage Ratio was less than 4.50:1.00 as of June 30, 2014.

Senior Secured Credit Facilities

On February 1, 2013, we entered into the Senior Secured Credit Facilities. Costs of $92.9 million related to the issuance of the Senior Secured Credit Facilities are recorded within “Deferred financing costs, net” and are being amortized as interest expense over the life of the Senior Secured Credit Facilities. At December 31, 2013, the remaining unamortized balance of such costs was $73.0 million. Original issue discount of $25.7 million related to the Senior Secured Credit Facilities is recorded as a reduction of the principal amount of the borrowings and is amortized as interest expense over the life of the Senior Secured Credit Facilities. At December 31, 2013, the remaining unamortized original issue discount was $20.0 million. At December 31, 2013 and June 30, 2014, there were no borrowings under the Revolving Credit Facility. At December 31, 2013 and June 30, 2014, letters of credit issued under the Revolving Credit Facility totaled $20.7 million and $21.5 million, respectively, which reduced the availability under the Revolving Credit Facility. Availability under the Revolving Credit Facility was $379.3 million and $378.5 million at December 31, 2013 and June 30, 2014, respectively.

On February 3, 2014, we executed the second amendment to the Senior Secured Credit Facilities. The amendment (i) converted all of the outstanding Dollar Term Loans ($2,282.8 million) into a new class of term loans (the “New Dollar Term Loans”) and (ii) converted all of the outstanding Euro Term Loans (€397.0 million) into a new class of term loans (the “New Euro Term Loans”). The New Dollar Term Loans are subject to an Adjusted Eurocurrency Rate or Base Rate (each as defined in the credit agreement governing the Senior Secured Credit Facilities) floor of 1.00% and 2.00%, respectively (the “Interest Rate Floor”), plus an applicable rate. The applicable rate for such New Dollar Term Loans is 3.00% per annum for Eurocurrency Rate Loans (as defined in the credit agreement governing the Senior Secured Credit Facilities) and 2.00% per annum for Base Rate Loans

(as defined in the credit agreement governing the Senior Secured Credit Facilities). The applicable rate for both Eurocurrency Rate Loans as well as Base Rate Loans is subject to a further 25 basis point reduction if the Total Net Leverage Ratio (as defined in the credit agreement governing the Senior Secured Credit Facilities) is less than or equal to 4.50:1.00. The New Euro Term Loans are also subject to the Interest Rate Floor, plus an applicable rate. The applicable rate for such New Euro Term Loans is 3.25% per annum for Eurocurrency Rate Loans. The New Euro Term Loans may not be Base Rate Loans. The applicable rate is subject to a further 25 basis point reduction if the Total Net Leverage Ratio is less than or equal to 4.50:1.00.

The credit agreement governing the Senior Secured Credit Facilities requires us to comply with certain affirmative and negative covenants. As of June 30, 2014 and December 31, 2013, we were in compliance with all such covenants. All obligations under the Term Loans and Revolving Facility are guaranteed and collateralized by substantially all the tangible and intangible assets of the Company and its subsidiaries.

Senior Notes

On February 1, 2013, Axalta Coating Systems U.S. Holdings, Inc. (f/k/a U.S. Coatings Acquisition Inc.) and Axalta Coating Systems Dutch Holding B B.V. (f/k/a Flash Dutch 2 B.V.), our indirect wholly owned subsidiaries (the “Issuers”), offered and sold $750.0 million aggregate principal amount of 7.375% senior unsecured notes due 2021 (the “Dollar Senior Notes”) and related guarantees thereof. Additionally, the Issuers offered and sold €250.0 million aggregate principal amount of 5.750% senior secured notes due 2021 (the “Euro Senior Notes”) and related guarantees thereof. Cash fees related to the issuance of the Senior Notes were $33.1 million, are recorded as “Deferred financing costs” and are amortized as interest expense over the life of the Notes. At June 30, 2014 and December 31, 2013, the remaining unamortized balance of such costs was $24.0 million and $27.1 million, respectively. The Senior Notes are unconditionally guaranteed on a senior basis by certain of the Issuers’ subsidiaries. The indentures governing the Senior Notes contain covenants that restrict the ability of the Issuers and their subsidiaries to, among other things, incur additional debt, make certain payments including payment of dividends or repurchases of equity interest of the Issuers, make loans or acquisitions or capital contributions and certain investments, incur certain liens, sell assets, merge or consolidate or liquidate other entities and enter into transactions with affiliates.

The Euro Senior Notes were sold at par and are due February 1, 2021. The Euro Senior Notes bear interest at 5.750% payable semi-annually on February 1 and August 1. Cash fees related to the issuance of the Euro Senior Notes were $10.2 million, are recorded within “Deferred financing costs, net” and are amortized as interest expense over the life of the Senior Notes. At June 30, 2014 and December 31, 2013, the remaining unamortized balance is $7.3 million and $8.3 million, respectively.

On or after February 1, 2016, we have the option to redeem all or part of the Euro Senior Notes at the following redemption prices (expressed as percentages of principal amount):

Period	Euro Senior Notes Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2016, we may at our option redeem in the aggregate up to 40% of the original aggregate principal amount of the Euro Senior Notes with the net cash proceeds of one or more Equity Offerings (as defined in the indenture governing the Euro Senior Notes), at a redemption price of 105.750% plus accrued and unpaid interest, if any, to the redemption date. In addition, we have the option to redeem up to 10% of the Euro Senior Notes during any 12-month period from their issue date until February 1, 2016 at a redemption price of 103.0%, plus accrued and unpaid interest, if any, to the redemption date. Upon the occurrence of certain events constituting a change of control, holders of the Euro Senior Notes have the right to require us to repurchase all or any part of the Euro Senior Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.

The indebtedness evidenced by the Euro Senior Notes and related guarantees is secured on a first-lien basis by the same assets that secure the obligations under the Senior Secured Credit Facilities, subject to permitted liens and applicable local law limitations, is senior in right of payment to all future subordinated indebtedness of the Issuers, is equal in right of payment to all existing and future senior indebtedness of the Issuers and is effectively senior to any unsecured indebtedness of the Issuers, including the Dollar Senior Notes, to the extent of the value securing the Euro Senior Notes.

The Dollar Senior Notes were sold at par and are due May 1, 2021. The Dollar Senior Notes bear interest at 7.375% payable semi-annually on February 1 and August 1. Cash fees related to the issuance of the Dollar Senior Notes were $22.9 million, are recorded within “Deferred financing costs, net” and are amortized as interest expense over the life of the Senior Notes. At June 30, 2014 and December 31, 2013, the remaining unamortized balance of such fees was $16.7 million and $18.8 million, respectively.

On or after February 1, 2016, we have the option to redeem all or part of the Dollar Senior Notes at the following redemption prices (expressed as percentages of principal amount)

Period	Dollar Senior Notes Percentage
2016	105.531%
2017	103.688%
2018	101.844%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2016, we may at our option redeem in the aggregate up to 40% of the original aggregate principal amount of the Dollar Senior Notes with the net cash proceeds of one or more Equity Offerings (as defined in the indenture governing the Dollar Senior Notes), at a redemption price of 107.375% plus accrued and unpaid interest, if any, to the redemption date. Upon the occurrence of certain events constituting a change of control, holders of the Dollar Senior Notes have the right to require us to repurchase all or any part of the Dollar Senior Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.

The indebtedness evidenced by the Dollar Senior Notes is senior unsecured indebtedness of the Issuers,

is senior in right of payment to all future subordinated indebtedness of the Issuers and is equal in right of payment to all existing and future senior indebtedness of the Issuers. The Dollar Senior Notes are effectively subordinated to any secured indebtedness of the Issuers (including indebtedness of the Issuers outstanding under the Senior Secured Credit Facilities and the Euro Senior Notes) to the extent of the value of the assets securing such indebtedness.

Other short-term borrowings had an outstanding balance of $15.2 million and $18.2 million at June 30, 2014 and December 31, 2013, respectively.

Capital Resources

Our primary sources of liquidity are cash on hand, cash flow from operations and available borrowing capacity under our Revolving Credit Facility. Based on our forecasts, we believe that cash flow from operations, available cash on hand and available borrowing capacity under our Senior Secured Credit Facilities and existing lines of credit will be adequate to service debt, fund the transition-related costs, meet liquidity needs and fund necessary capital expenditures for the next twelve months.

Our ability to make scheduled payments of principal or interest on, or to refinance, our indebtedness or to fund working capital requirements, capital expenditures and other current obligations will depend on our ability to generate cash from operations. Such cash generation is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

If required, our ability to raise additional financing and our borrowing costs may be impacted by short and long-term debt ratings assigned by independent rating agencies, which are based, in significant part, on our performance as measured by certain credit metrics such as interest coverage and leverage ratios. Our highly leveraged nature may limit our ability to procure additional financing in the future.

Purchases of property, plant and equipment for 2014 are expected to be approximately $170 million, of which approximately $60 million will be related to maintenance capital expenditures and the remainder consists of growth and transition-related capital expenditures. The key growth projects include the following:

•	In May 2013, we announced that we will expand our existing facility in Jiading, China to manufacture and supply paint to automobile manufacturers that are expanding into south and central China. We began expansion of the facility with production expected to begin in 2015.

•	In February 2014, we began the next phase of construction to significantly expand our waterborne production capacity in Guarulhos, Brazil. The additional facility will more than double capacity, which will help meet the growing demands of the OEMs in South America where increases in the car parcs are forecast to continue. The additional production is expected to come on line in 2015.

•	In February 2014, we announced a commitment to build a next-generation facility that will expand capacity to provide waterborne industrial coatings within Wuppertal, Germany. Production at the new operations center is expected to begin in the first quarter of 2015.

Recent Accounting Guidance

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09 (Accounting Standard Codification 606), “Revenue from Contracts with Customers,” which sets forth the guidance that an entity should use related to revenue recognition. This ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is not permitted. We are in the process of assessing the impact the adoption of this ASU will have on our financial position, results of operations and cash flows.

Quantitative And Qualitative Disclosures About Market Risk

We are exposed to changes in interest rates and foreign currency exchange rates because we finance certain operations through fixed and variable rate debt instruments and denominate our transactions in a variety of foreign currencies. We are also exposed to changes in the prices of certain commodities that we use in production. Changes in these rates and commodity prices may have an impact on future cash flow and earnings. We manage these risks through normal operating and financing activities and, when deemed appropriate, through the use of derivative financial instruments. We do not enter into financial instruments for trading or speculative purposes.

By using derivative instruments, we are subject to credit and market risk. The fair market value of the derivative instruments is determined by using valuation models whose inputs are derived using market observable inputs, including interest rate yield curves, as well as foreign exchange and commodity spot and forward rates, and reflects the asset or liability position as of the end of each reporting period. When the fair value of a derivative contract is positive, the counterparty owes us, thus creating a receivable risk for us. We are exposed to counterparty credit risk in the event of non-performance by counterparties to our derivative agreements. We minimize counterparty credit (or repayment) risk by entering into transactions with major financial institutions of investment grade credit rating.

Our exposure to market risk is not hedged in a manner that completely eliminates the effects of changing market conditions on earnings or cash flow.

Interest rate risk

We are subject to interest rate market risk in connection with our borrowings. A one-eighth percent change in the applicable interest rate for borrowings under the Senior Secured Credit Facilities (assuming the Revolving Credit Facility is undrawn and to the extent that the Eurocurrency Rate (as defined in the credit agreement governing the Senior Secured Credit Facilities) is in excess of the floor rate of the Senior Secured Credit Facilities) would have an annual impact of approximately $1.2 million on cash interest expense considering the impact of our hedging positions currently in place.

We selectively use derivative instruments to reduce market risk associated with changes in interest rates. The use of derivatives is intended for hedging purposes only and we do not enter into derivative instruments for speculative purposes. During the Successor year ended December 31, 2013, we entered into five interest rate swaps with notional amounts totaling $1,173.0 million to hedge interest rate exposures related to our variable rate borrowings under the Senior Secured Credit Facilities. The interest rate swaps were designated and qualified as cash flow hedges.

In addition to interest rate swaps, we purchased a €300.0 million 1.5% interest rate cap on our Euro Term Loan that matures on September 29, 2017. The interest rate cap is not designated as a hedging instrument. As such, the changes in fair values of the derivatives are recorded in interest expense in the current period.

As discussed in Note 22 to the notes to our audited financial statements, we have taken additional measures to reduce our cost of borrowing by entering into an amendment to the Senior Secured Credit Facilities as of February 3, 2014. The re-pricing enacted pursuant to the amendment reduces the margin applicable to our cost of borrowing from 3.5% to 3.0% for Eurocurrency Rate Loans and from 2.5% to 2.0% for Base Rate Loans and our cost of borrowing under the Euro Term Loan facility from 4.0% to 3.25%. The amendment provides for an additional reduction of these rates by 25 basis points if the Total Net Leverage Ratio is less than or equal to 4.50:1.00. In addition, the LIBOR floor on each term loan was reduced from 1.25% to 1.00% and the base rate floor on the Dollar Term Loan facility was reduced from 2.25% to 2.0%.

Foreign exchange rates risk

We are exposed to foreign currency risk by virtue of our international operations. The majority of our net sales for both the Pro Forma year ended December 31, 2013 and the Predecessor year ended December 31, 2012 were from operations/sales outside the United States.

In the majority of our jurisdictions, we earn revenue and incur costs in the local currency of such jurisdiction. We incur significant costs in foreign currencies including the Euro, Mexican peso, Brazilian real, the Chinese yuan/renminbi and the Venezuelan bolívar. As a result, movements in exchange rates could cause our expenses to fluctuate, impacting our future profitability and cash flows. Our purchases of raw materials in Latin America, EMEA and Asia Pacific and future business operations and opportunities, including the continued expansion of our business outside North America, may further increase the risk that cash flows resulting from these activities may be adversely affected by changes in currency exchange rates. If and when appropriate, we intend to manage these risks through foreign currency hedges and/or by utilizing local currency funding of these expansions. We do not intend to hold financial instruments for trading or speculative purposes.

Our Euro Senior Notes and the Euro Term Loan are denominated in Euro. As a result, movements in the Euro exchange rate in relation to the U.S. dollar could cause the amount of Euro Senior Notes and Euro Term Loan borrowings to fluctuate, impacting our future profitability and cash flows.

Additionally, in order to fund the purchase price for certain assets of DPC and the capital stock and other equity interests of certain non-U.S. entities, a combination of equity contributions and intercompany loans were utilized to capitalize certain non-U.S. subsidiaries. In certain instances, the intercompany loans are denominated in currencies other than the functional currency of the affected subsidiaries. Where intercompany loans are not a component of permanently invested capital of the affected subsidiaries, increases or decreases in the value of the subsidiaries’ functional currency against other currencies will affect our results of operations.

Commodity price risk

We are subject to changes in our cost of sales caused by movements in underlying commodity prices (primarily oil and natural gas). Approximately 50% of our cost of sales is represented by raw materials. A substantial portion of the purchased raw materials include monomers, pigments, resins and solvents. Our price fluctuations generally follow industry indices. We historically have not entered into long-term purchase contracts related to the purchase of raw materials. If and when appropriate, we intend to manage these risks using purchase contracts with our suppliers.

Treasury policy

Our treasury policy seeks to ensure that adequate financial resources are available for the development of our businesses while managing our currency and interest rate risks. Our policy is to not engage in speculative transactions. Our policies with respect to the major areas of our treasury activity are set forth above.

Contractual Obligations

The following table summarizes our contractual obligations at December 31, 2013:

(dollars in millions)	Obligations Due In:
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Debt, including current portion(1)
Senior Secured Credit Facilities, consisting of the following:
Term Loan Facilities:
Dollar Term Loan	$2,282.8	$23.0	$46.0	$46.0	$2,167.8
Euro Term Loan	547.7	5.5	11.0	11.0	520.2
Senior Notes, consisting of the following:
Dollar Senior Notes	750.0	—	—	—	750.0
Euro Senior Notes	344.9	—	—	—	344.9
Other borrowings	18.2	18.2	—	—	—
Interest payments(1)	1,415.2	215.7	427.2	419.8	352.5
Operating Leases	138.6	34.3	50.3	29.0	25.0
Pension contributions(2)	18.9	18.9	—	—	—
Purchase obligations	19.4	6.1	11.1	1.1	1.1
Transition service agreements(3)	47.0	47.0	—	—	—
Uncertain tax positions, including interest and penalties(4)	—	—	—	—	—
Management fee(5)	27.8	3.0	6.0	6.0	12.8

Total	$5,610.5	$371.7	$551.6	$512.9	$4,174.3

(1)	Amounts assume that the Senior Secured Credit Facilities and Senior Notes are repaid upon maturity, and the Revolving Credit Facility remains undrawn, which may or may not reflect future events. Future interest payments include commitment fees on the unused portion of the Revolving Credit Facility, and reflect the interest payments on our Dollar Term Loan, Euro Term Loan and the Senior Notes. Future interest payments assume December 31, 2013 interest rates will prevail throughout all future periods. Actual interest payments and repayment amounts may change.
(2)	We expect to make contributions to our defined benefit pension plans beyond 2014; however, the amount of any contributions is dependent on the future economic environment and investment returns, and we are unable to reasonably estimate the pension contributions beyond 2014.

(3)	We have various Transition Service Agreements with DuPont, which are generally cancellable on 90-days’ notice. These amounts reflect our estimated liability through January 2015.
(4)	As of December 31, 2013, we had approximately $20.1 million of uncertain tax positions, including interest and penalties. Due to the high degree of uncertainty regards future timing of cash flows associated with these liabilities, we are unable to estimate the years in which settlement will occur with the respective taxing authorities.
(5)	We entered into a consulting services agreement with Carlyle in connection with the Acquisition. Pursuant to this agreement, subject to certain conditions, we are required to pay Carlyle an annual management fee of $3.0 million per year through the initial term, March 31, 2023. For years beyond 2023, we are unable to estimate the management fees. At the consummation of this offering, the consulting services agreement will terminate. As a result, we will be responsible for a termination payment to Carlyle, which is currently estimated to be $13.4 million dollars, and all future payment obligations set forth in this table will be terminated.

On February 3, 2014, we completed a repricing amendment to our Senior Secured Credit Facilities (see Note 27 to our Audited Consolidated Financial Statements contained elsewhere in this prospectus). The amendment lowered the effective interest rates on both the Dollar Term and Euro Term Loans. As a result, the following table reflects our obligations subsequent to the amendment:

	Obligations Due In:
Contractual Obligations	Total	2014	2015-2016	2017-2018	Thereafter
Amended debt payments
New Dollar Term Loan	$2,282.8	$17.3	$46.0	$46.0	$2,173.5
New Euro Term Loan	$547.7	$4.1	$11.0	$11.0	$521.6
Interest payments	$1,284.0	$195.2	$382.8	$376.3	$329.6

Off Balance Sheet Arrangements

In connection with the Acquisition, we assumed certain obligations under which we directly guarantee various debt obligations under agreements with third parties related to equity affiliates, customers and suppliers. At June 30, 2014 (Successor), December 31, 2013 (Successor) and December 31, 2012 (Predecessor), we had directly guaranteed $1.6 million, $1.6 million and $14.3 million of such obligations, respectively. These represent the maximum potential amount of future (undiscounted) payments that we could be required to make under the guarantees in the event of default by the guaranteed parties. No amounts were accrued at June 30, 2014 (Successor), December 31, 2013 (Successor) and December 31, 2012 (Predecessor).

No other off balance sheet arrangements existed as of June 30, 2014 and December 31, 2013.

Critical Accounting Policies and Estimates

Our discussion and analysis of results of operations and financial condition are based upon our financial statements. These financial statements have been prepared in accordance with U.S. GAAP unless otherwise noted. The preparation of these financial statements requires us to make estimates and judgments that affect the amounts reported in the financial statements. We base our estimates and judgments on historical experiences and assumptions believed to be reasonable under the circumstances and re-evaluate them on an ongoing basis. Actual results could differ from our estimates under different assumptions or conditions. Our significant accounting policies, which may be affected by our estimates and assumptions, are more fully described in Note 3 to our audited financial statements that appear elsewhere in this prospectus.

An accounting policy is deemed to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the financial statements. Management believes the following critical accounting policies reflect its most significant estimates and assumptions used in the preparation of the financial statements.

Accounting for Business Combinations

We account for business combinations under the acquisition method of accounting. This method requires the recording of acquired assets, including separately identifiable intangible assets, and assumed liabilities at their acquisition date fair values. The excess of the purchase price over the fair value of assets acquired and liabilities assumed is recorded as goodwill. Determining the fair value of assets acquired and liabilities assumed requires management’s judgment and often involves the use of significant estimates and assumptions, including assumptions with respect to future cash inflows and outflows, discount rates, royalty rates, asset lives and market multiples, among other items.

The fair values of intangible assets were estimated using an income approach, either the excess earnings method (customer relationships) or the relief from royalty method (technology and trademarks). Under the excess earnings method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows attributable solely to the intangible asset over its remaining useful life. Under the relief from royalty method, fair value is measured by estimating future revenue associated with the intangible asset over its useful life and applying a royalty rate to the revenue estimate. These intangible assets enable us to secure markets for our products, develop new products to meet the evolving business needs and competitively produce our existing products.

The fair value of real properties acquired was based on the consideration of their highest and best use in the market. The fair values of property, plant, and equipment, other than real properties, were based on the consideration that unless otherwise identified, they will continue to be used “as is” and as part of the ongoing business. In contemplation of the in-use premise and the nature of the assets, the fair value was developed primarily using a cost approach. The determination of the fair value of assets acquired and liabilities assumed involves assessing factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the date of the acquisition.

The fair value of the noncontrolling interests, related to acquired joint ventures, were estimated by applying an income approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a fair value measurement categorized within Level 3 of the fair value hierarchy. Key assumptions included a discount rate, a terminal value based on a range of long-term sustainable growth rates and adjustments because of the lack of control that market participants would consider when measuring the fair value of the noncontrolling interests.

The results of operations for businesses acquired are included in the financial statements from the date of the acquisition.

See Note 4 to our Audited Consolidated Financial Statements for further detail on the Acquisition and related accounting.

Asset Impairments

Factors that could result in future impairment charges, among others, include changes in worldwide economic conditions, changes in technology, changes in competitive conditions and customer preferences, and fluctuations in foreign currency exchange rates. These risk factors are discussed in “Risk Factors,” included elsewhere in this prospectus.

Goodwill

Goodwill represents costs in excess of fair values assigned to underlying net assets of acquired companies and is not amortized; instead it is subject to annual review unless conditions arise that require a more frequent evaluation. We conducted our initial annual goodwill impairment assessment as of October 1, 2013 and plan on conducting our annual assessment each year in October, unless conditions exist that would require a more frequent evaluation.

In reviewing goodwill for impairment, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (greater than 50%) that the estimated fair value of a reporting unit is less than its carrying amount. Such qualitative factors may include the following:

•	macroeconomic conditions;

•	industry and market considerations;

•	cost factors;

•	overall financial performance; and

•	other relevant entity-specific events.

If an entity elects to perform a qualitative assessment and determines that an impairment is more likely than not, the entity is then required to perform the two-step quantitative impairment test; otherwise no further analysis is required. An entity also may elect not to perform the qualitative assessment and, instead, proceed directly to the two-step quantitative impairment test. The ultimate outcome of the goodwill impairment review for a reporting unit should be the same whether an entity chooses to perform the qualitative assessment or proceeds directly to the two-step quantitative impairment test.

Under the two-step quantitative impairment test, the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill.

There are several methods of estimating a reporting unit’s fair value, including market quotations, underlying asset and liability fair value determinations, and other valuation techniques, such as discounted projected future net earnings or net cash flows and multiples of earnings of comparable entities with similar operations and economic characteristics and reference transactions in the same or similar lines of business. We use a combination of discounted projected future earnings or cash flow methods and multiples of earnings in estimating a reporting unit’s fair value. The inputs utilized in the analyses are classified as Level 3 inputs within the fair value hierarchy as defined in ASC 820, Fair Value Measurement.

The process of evaluating the potential impairment of goodwill is subjective because it requires the use of estimates and assumptions as to our future cash flows, discount rates commensurate with the risks involved in the assets, future economic and market conditions, competition, customer relations, pricing, raw material costs, production costs, selling, general and administrative expenses, income taxes and other taxes. Although we base cash flow forecasts on assumptions that are consistent with plans and estimates we use to manage our Company, there is significant judgment in determining the cash flows. Due to the inherent uncertainty in forecasting cash flows and earnings, actual future results may vary significantly from the forecasts. Based on the degree of uncertainty, we cannot quantify the potential effect of the change in estimates on our results of operations and financial position.

Goodwill is allocated to, and evaluated for impairment at, the reporting unit level, which is defined as an operating segment or one level below an operating segment. We have goodwill allocated to eight reporting units within our regions. At December 31, 2013, our $1,113.6 million in total goodwill is allocated to reportable segments as follows: $1,038.8 million in Performance Coatings and $74.8 million in Transportation Coatings.

If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then the fair values of the individual assets (including identifiable intangible assets) and liabilities of the reporting unit are estimated. The excess of the estimated fair value of the reporting unit over the estimated fair value of its net assets would establish the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is then charged to earnings as an impairment loss.

Due primarily to the recent timing of the Acquisition, we chose to proceed directly to the two-step quantitative impairment test for year ended December 31, 2013. Based on the results of our annual impairment review conducted in October 2013, management concluded that fair value exceeded the carrying value for all reporting units with recorded goodwill and no impairments existed.

Other intangible assets

We conducted our initial annual indefinite-lived intangible assets impairment assessment as of October 1, 2013 and plan to update this assessment annually each October, unless conditions arise that would require a more frequent evaluation. In assessing the recoverability of indefinite-lived intangible assets, projections regarding estimated discounted future cash flows and other factors are made to determine if impairment has occurred. If we conclude that there has been impairment, we will write down the carrying value of the asset to its fair value. Each year, we evaluate those intangible assets with indefinite lives to determine whether events and circumstances continue to support the indefinite useful lives. When testing indefinite-lived intangible assets for impairment, we have the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that the fair value of an indefinite-lived intangible asset is less than its carrying amount. Such qualitative factors may include the following:

•	macroeconomic conditions;

•	industry and market considerations;

•	cost factors;

•	overall financial performance; and

•	other relevant entity-specific events.

Based on the results of our annual impairment review conducted in October 2013, management concluded that the fair value exceeded carrying value and no impairments existed.

Definite-lived intangible assets, such as technology, trademarks, customer relationships and non-compete agreements are amortized over their estimated useful lives, generally for periods ranging from 4 to 20 years. The reasonableness of the useful lives of these assets is continually evaluated. Once these assets are fully amortized, they are removed from the balance sheet.

The in-process research and development projects we acquired are considered indefinite-lived intangible assets until the abandonment or completion of the associated research and development efforts. Upon completion of the research and development process, the carrying values of acquired in process research and development projects are reclassified as definite-lived assets and are amortized over their useful lives. If the project is abandoned, we record the write-off as a loss in the statement of operations. During the year ended December 31, 2013, we abandoned certain projects with a carrying amount of $3.2 million. We recorded a loss of $3.2 million associated with these projects, which is included as a component of amortization of acquired intangibles in the consolidated statement of operations.

Long-Lived Assets

Long-lived assets, which includes property, plant and equipment, and definite-lived intangible assets, are assessed for impairment whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. The impairment testing involves comparing the carrying amount of the asset to the forecasted undiscounted future cash flows generated by that asset. In the event the carrying amount of the asset exceeds the undiscounted future cash flows generated by that asset and the carrying amount is not considered recoverable, an impairment exists. An impairment loss is measured as the excess of the asset’s carrying amount over its fair value. An impairment loss is recognized in the statement of operations in the period that the impairment occurs.

Stock-Based Compensation

Successor periods

On July 31, 2013, we granted approximately 2.4 million, 3.4 million and 3.8 million non-qualified service-based stock options to certain employees with strike prices of $10, $15 and $20 (per share), respectively.

During 2014, we granted 0.6 million non-qualified service-based stock options to certain employees with strike prices of $10, $12.17, $15 and $20 per share. Options generally vest over a 5 year period, and vesting of a portion of the options could accelerate in the event of a change in control. Option life cannot exceed ten years.

During the six-month period ended June 30, 2014 and for the year ended December 31, 2013, the Company recorded compensation expense of $3.8 million and $7.4 million, respectively. Compensation expense related to service-based non-qualified stock options is equivalent to the grant-date fair value of the awards determined under the Black-Scholes option pricing model and is being recognized as compensation expense over the service period utilizing graded vesting. At the grant date, we had estimated a forfeiture rate of zero due to the limited history and expectations of forfeitures.

The fair value of options granted in 2013 ranged from $1.60 per share to $3.40 per share. The fair value of options granted in 2014 ranged from $2.58 per share to $5.08 per share. Principal weighted average assumptions used in applying the Black-Scholes model were as follows:

Key Assumptions	2014 Grants	2013 Grants
Volatility	28.38%	28.61%
Risk-Free Interest Rate	2.21%	2.13%
Dividend Yield	0%	0%
Expected Term	7.81 years	7.81 years

To estimate the expected stock option term for the $10 and $12.17 stock options referred to above, we used the simplified method as the options were granted at fair value and Axalta, a privately-held company, has no exercise history. Based upon this simplified method, the $10 per share stock options have an expected term of 6.5 years. The strike price for the $15 and $20 per share tranches of options exceeded the fair value at the grant date, which required the use of an estimate of an implicitly longer holding period, resulting in the term of 8.25 years.

As we are a privately-held company with no trading history, expected volatility was estimated using trading data derived from publicly held peer group companies over the expected term of the options. We do not anticipate paying cash dividends in the foreseeable future and, therefore, use an expected dividend yield of zero.

During 2013 we issued 0.7 million shares of common stock to certain employees at fair value for $7.4 million in proceeds. Because we were not publicly traded on the grant date, the market value of the stock for the 2013 stock awards was estimated based upon the Acquisition price as there were no significant changes in operations since the closing date of February 1, 2013.

For the 2014 stock awards, we estimated the per share fair value of our common stock using a contemporaneous valuation consistent with the American Institute of Certified Public Accountants Practice Aid, “Valuation of Privately-Held Company Equity Securities Issued as Compensation” (the “Practice Aid”). In conducting this valuation, we considered all objective and subjective factors that we believed to be relevant, including our best estimate of our business condition, prospects and operating performance. Within this contemporaneous valuation, a range of factors, assumptions and methodologies were used. The significant factors included:

•	the fact that we were a private company with illiquid securities;

•	our historical operating results;

•	our discounted future cash flows, based on our projected operating results;

•	valuations of comparable public companies; and

•	the risk involved in the investment, as related to earnings stability, capital structure, competition and market potential.

For the contemporaneous valuation of our common stock, management estimated, as of the issuance date, our enterprise value on a continuing operations basis, using the income and market approaches, as described in the Practice Aid. The income approach utilized the discounted cash flow (“DCF”) methodology based on our financial forecasts and projections, as detailed below. The market approach utilized the Guideline Public Company and Guideline Transactions methods, as detailed below.

For the DCF methodology, we prepared annual projections of future cash flows through 2018. Beyond 2018, projected cash flows through the terminal year were projected at long-term sustainable growth rates consistent with long-term inflationary and industry expectations. Our projections of future cash flows were based on our estimated net debt-free cash flows and were discounted to the valuation date using a weighted-average cost of capital estimated based on market participant assumptions.

For the Guideline Public Company and Guideline Transactions methods, we identified a group of comparable public companies and recent transactions within the chemicals industry. For the comparable companies, we estimated market multiples based on trading prices and trailing 12 months EBITDA. These multiples were then applied to our trailing 12 months EBITDA. When selecting comparable companies, consideration was given to industry similarity, their specific products offered, financial data availability and capital structure.

For the comparable transactions, we estimated market multiples based on prices paid for the related transactions and trailing 12 months EBITDA. These multiples were then applied to our trailing 12 months EBITDA. The results of the market approaches corroborated the fair value determined using the income approach.

Predecessor periods

DuPont maintained certain stock-based compensation plans for the benefit of certain of its officers, directors and employees, including, prior to the Acquisition, certain DPC employees. DPC recognized stock-based compensation within the consolidated and combined statement of operations based upon fair values. Total stock-based compensation expense included in the consolidated and combined statement of operations was $0.1 million, $0.5 million and $1.9 million for the Predecessor period January 1, 2013 through January 31, 2013 and the Predecessor years ended December 31, 2012 and 2011, respectively.

Retirement Benefits

Successor periods

In connection with the Acquisition, we assumed certain defined benefit pension plan and other long-term employee benefit plan obligations and acquired certain related plan assets for both current and former employees of our subsidiaries.

The defined benefit pension plans for our subsidiaries represent single-employer plans. ASC 805, Business Combinations, requires recognition of a pension asset or liability of a single-employer defined benefit pension plan in connection with recording assets and liabilities of a business combination accounted for as a purchase. A pension liability is recorded for the excess of the projected benefit obligation over the fair value of the plan assets. The projected benefit obligation and the fair value of plan assets were remeasured at the acquisition date using current discount rates and assumptions. The amount recorded for the pension asset or liability in a purchase transaction essentially represents a “fresh start” approach. Accordingly, our subsequent net periodic pension cost does not include amortization of any prior service cost/credit, net gain or loss, or transition amount that existed prior to the date of the acquisition.

The defined benefit obligations for remaining current employees of non-U.S. subsidiaries assumed by us were carved out of defined benefit pension plans retained by DuPont. We have created new defined benefit pension plans and are in the process of finalizing the creation of new defined benefit pension plans for all affected participants. The Acquisition Agreement requires DuPont to transfer assets generally in the form of cash, insurance contracts or marketable securities from DuPont’s defined benefit pension plans to our defined benefit pension plans. As of December 31, 2013, DuPont had completed the asset transfers for all plans except the plan covering the Company’s Canadian employees. The Canadian plan assets continue to be invested and managed by DuPont until the required regulatory approvals are received at which time the assets will be transferred to a newly created trust.

For multiemployer plans, ASC 805, Business Combinations, requires an obligation to the plan for a portion of its unfunded benefit obligations to be established at the acquisition date when withdrawal from the multiemployer plan is probable. As withdrawal from the DuPont defined benefit pension plan and related transfer of plan assets were required pursuant to the Acquisition Agreement, an estimate of the unfunded benefit obligations was recorded as of the closing date of the Acquisition for certain foreign benefit plans. The plan assets have been or will be directly transferred to the pension trust. Accordingly, assumed defined benefit obligations were presented net of the estimate of the plan assets to be transferred by DuPont.

The amounts recognized in the audited financial statements related to pension and other long-term employee benefits are determined from actuarial valuations. Inherent in these valuations are assumptions including expected return on plan assets, discount rates at which liabilities could have been settled, rate of increase in future compensations levels, mortality rates and health care costs trend rates. These assumptions will be updated annually and are disclosed in Note 9 of the audited financial statements. In accordance with U.S. GAAP, actual results that differed from the assumptions are accumulated and amortized over future periods and therefore, affect expense recognized and obligations recorded in future periods.

The discount rate is determined as of each measurement date, based on a review of yield rates associated with long-term, high-quality corporate bonds. The calculation separately discounts benefit payments using the spot rates from a long-term, high-quality corporate bond yield curve.

The estimated impact of a 25 basis point increase of the discount rate to the net periodic benefit cost for 2014 would result in a decrease of $0.4 million, while the impact of a 25 basis point decrease of the discount rate would result in an increase of approximately $0.3 million. The estimated impact of a 25 basis point increase of the expected return on asset assumption on the net periodic benefit cost for 2014 would result in a decrease of approximately $0.7 million, while the impact of a 25 basis point decrease would result in an increase of $0.7 million.

Predecessor periods

Certain of DPC’s employees participated in defined benefit pension and other long-term employee benefit plans accounted for in accordance with the guidance for defined benefit pension and other long-term employee benefit plans in accordance with ASC 715, Compensation—Retirement Benefits. Certain DPC employees were previously covered under DuPont and DuPont subsidiaries’ sponsored plans, which were accounted for in accordance with accounting guidance in ASC 715. The majority of pension and other long-term employee benefit expenses during the Predecessor periods were specifically identified by employee. In addition, a portion of expense was allocated in shared entities and reported with Cost of goods sold and other operating charges, selling, general and administrative expenses and research and development expenses in the Predecessor consolidated and combined statements of operations. For the U.S. pension plan and other defined benefit plans (the U.S. plans), DuPont considered DPC employees to be part of a multiemployer plan of DuPont. The expense related to the current and former employees of DPC is included in the Predecessor consolidated and combined financial statements. Non U.S. pensions and other long-term employee benefit plans (the non-U.S. plans) were accounted for as single employer plans where DPC recorded assets, liabilities and expenses related to the current DPC workforce.

Income taxes

Successor periods

The provision for income taxes was determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the period. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

At June 30, 2014, we had a net deferred tax asset balance of $29.3 million, after valuation allowances of $77.9 million. At December 31, 2013, we had a net deferred tax asset balance of $17.7 million, after valuation allowances of $63.9 million. In evaluating the ability to realize deferred tax assets, the Company relies on, in order of increasing subjectivity, taxable income in prior carryback years, the future reversals of existing taxable temporary differences, tax planning strategies and forecasted taxable income using historical and projected future operating results.

We provide for income and foreign withholding taxes, where applicable, on undistributed earnings of all subsidiaries and related companies to the extent that such earnings are not deemed to be permanently invested. At June 30, 2014 and December 31, 2013, deferred income taxes of approximately $17.7 million and $15.9 million have been provided on such subsidiary earnings, respectively.

The breadth of our operations and the global complexity of tax regulations require assessments of uncertainties and judgments in estimating taxes we will ultimately pay. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions, outcomes of tax litigation and resolution of disputes arising from federal, state and international tax audits in the normal course of business. A liability for unrecognized tax benefits is recorded when management concludes that the likelihood of sustaining such positions upon examination by taxing authorities is less than “more likely than not.” Interest and penalties accrued related to unrecognized tax benefits are included in the provision for income taxes. At December 31, 2013, the Company had gross unrecognized tax benefits for both domestic and foreign operations of $40.6 million.

See Note 13 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for further detail on our accounting for income taxes.

Predecessor periods

During the Predecessor periods, we attributed current and deferred income taxes of DuPont to the DPC standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by ASC 740, Income Taxes. Accordingly, our income tax provision was prepared following the “Separate Return Method.” The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group as if the group member were a separate taxpayer and a standalone enterprise. As a result, we may not have included in the separate consolidated and combined financial statements of the Predecessor actual tax transactions included in the consolidated financial statements of DuPont. Similarly, the tax treatment of certain items reflected in the separate Predecessor consolidated and combined financial statements may not be reflected in the consolidated financial statements and tax returns of DuPont; therefore, such items as alternative minimum tax, net operating losses, credit carryforwards and valuation allowances may exist in the standalone financial statements that may or may not exist in DuPont’s consolidated financial statements.

The provision for income taxes was determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the period. Deferred taxes result from differences between the financial and tax basis of our assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Income tax related penalties are included in the provision for income taxes.

In general, the taxable income (loss) of our various entities was included in DuPont’s consolidated tax returns, where applicable in jurisdictions around the world. As such, we have not historically prepared separate income tax returns for many of our entities. Consequently, income taxes currently payable for these entities are deemed to have been remitted to DuPont, in cash, in the period the liability arose and income taxes currently receivable are deemed to have been received from DuPont in the period that we would have recognized a refund had we been a separate taxpayer.

Prior to the presale structuring that occurred in the latter part of 2012, no direct ownership relationships existed among all our various legal entities. Consequently, no provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates. Four new Dutch holding companies were created in 2012 to hold a significant portion of the DPC operations in Latin America, EMEA and Asia. No provision was made for income taxes on unremitted earnings of subsidiaries and affiliates due to the indirect ownership structure (for entities not owned by the new Dutch holding companies) and because earnings of the direct subsidiaries of the new Dutch holding companies were deemed to be indefinitely invested.

Derivatives and Hedging

The fair values of all derivatives are recognized as assets or liabilities at the balance sheet date. For derivatives designated as fair value hedges, if any, we measure hedge effectiveness by formally assessing, at least quarterly, the historical high correlation of changes in the fair value of the hedged item and the derivative hedging instrument. For derivatives designated as cash flow hedges, if any, we measure hedge effectiveness by formally assessing, at least quarterly, the probable high correlation of the expected future cash flows of the hedged item and the derivative hedging instrument. The ineffective portions of both types of hedges are recorded in the consolidated statement of operations in the current period. If the hedging relationship ceases to be highly effective or it becomes probable that an expected transaction will no longer occur, future gains or losses on the derivative instrument are recorded in the statement of operations.

We account for interest rate swaps related to our existing long-term borrowings as cash flow hedges. The fair values of the derivatives are classified as current and noncurrent in the balance sheet based upon the maturity of the underlying derivative. As of December 31, 2013, theses balances are classified as noncurrent in the consolidated balance sheet. The effective portions of the changes in the fair values of these derivatives are recorded in other comprehensive income and are reclassified to interest expense in the period in which earnings are impacted by the hedged items or in the period that the transaction no longer qualifies as a cash flow hedge. The ineffective portions of the changes in fair values of the derivatives are recorded in interest expense, while the effective portion is reported in interest expense in the period in which earnings are impacted by the hedged items.

If no hedging relationship is designated, derivatives are marked to market through the statement of operations. Cash flows from derivatives are recognized in the statement of cash flows in a manner consistent with the underlying transactions.

See Note 24 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for further detail on our derivatives and hedging instruments.

Foreign Currency Translation

Successor periods

Our reporting currency is the U.S. dollar. As a result of the Acquisition, we had reevaluated our functional currency accounting conclusions. Due primarily to our new legal entity organization structure, global cash management and raw material sourcing strategies, we determined that the functional currency of certain subsidiaries operating outside of the United States is the local currency of the respective subsidiaries. Assets and liabilities of these operations are translated into U.S. dollars at end-of-period exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Resulting cumulative translation adjustments are recorded as a component of stockholders’ equity in the consolidated balance sheet of the Successor at December 31, 2013 in Accumulated other comprehensive (loss).

Gains and losses from transactions denominated in foreign currencies other than an entities’ functional currency are included in the consolidated statement of operations in Other (income) expense, net.

Predecessor periods

For the Predecessor period, our reporting currency was the U.S. dollar as DuPont management determined that the U.S. dollar was the functional currency of DPC’s legal entities and this functional currency was appropriate for the DPC organizational legal entity structure and the economic environment in which DPC operated during the period covered by the Predecessor consolidated and combined financial statements. For these legal entities, foreign currency denominated asset and liability amounts were remeasured into U.S. dollars at the end-of-period exchange rates. Nonmonetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets were remeasured in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense elements were remeasured into U.S. dollars at average exchange rates in effect during the year, except for expenses related to nonmonetary assets, which were remeasured at historical exchange rates.

Gains and losses from transactions denominated in foreign currencies other than an entities’ functional currency are included in the combined statement of operations in Other (income) expense, net.

Allowance for doubtful accounts

We maintains an allowance for doubtful accounts that reduces receivables to amounts that are expected to be collected. In estimating the allowance, management considers factors such as current overall geographic and industry-specific economic conditions, statutory requirements, accounts receivable turnover, historical and anticipated customer performance, historical experience with write-offs as a standalone company and the level of past-due amounts. Changes in these conditions may result in additional allowances. After all attempts to collect a receivable have failed and local legal requirements are met, the receivable is written off against the allowance.

Contingencies

Contingencies, by their nature, relate to uncertainties that require management to exercise judgment both in assessing the likelihood that a liability has been incurred as well as in estimating the amount of potential loss. The most important contingencies impacting our financial statements are those related to environmental remediation, pending or threatened litigation against the Company and the resolution of matters related to open tax years.

Environmental remediation costs are accrued when it is probable that a liability has been incurred and the amount can be reasonably estimated. Estimates of environmental reserves require evaluating government regulation, available technology, site-specific information and remediation alternatives. We accrue an amount equal to our best estimate of the costs to remediate based upon the available information. The extent of environmental impacts may not be fully known and the processes and costs of remediation may change as new information is obtained or technology for remediation is improved. Our process for estimating the expected cost for remediation considers the information available, technology that can be utilized and estimates of the extent of environmental damage. Adjustments to our estimates are made periodically as additional information received as remediation progresses.

We are subject to legal proceedings and claims arising out of our business operations. We routinely assess the likelihood of any adverse outcomes to these matters, as well as ranges of probable losses. A determination of the amount of the reserves required, if any, for these contingencies is made after analysis of each known claim. We have an active risk management program consisting of numerous insurance policies secured from many carriers. These policies often provide coverage that is intended to minimize the financial impact, if any, of the legal proceedings. The required reserves may change in the future due to new developments in each matter.

For more information on these matters, see Note 13 and Note 8 to our Audited Consolidated Financial Statements included elsewhere in this prospectus.

OUR INDUSTRY

In 2013, we were the fourth largest supplier in the $127 billion global coatings industry as measured by sales, according to Orr & Boss. The global coatings industry is characterized by multiple end-markets and applications. Market participants include a few global coatings suppliers and many smaller, regionally focused suppliers that maintain a presence in select product categories and local markets.

Within the broad global coatings market, we focus on automotive refinish, light vehicle, commercial vehicle and industrial end-markets, which Orr & Boss estimates to collectively represent $37 billion of annual sales. The chart below illustrates the composition of the global coatings industry by application and indicates the end-markets in which we participate:

We operate in attractive end-markets, with the top four suppliers collectively holding an estimated 67% market share in the automotive refinish end-market and 74% market share in the light vehicle end-market. This structure is a result of few suppliers having the technological capabilities, global manufacturing footprint, efficient supply chain, and overall scale to meet customer needs. These characteristics allow global coatings providers to serve customers locally while continuing to leverage global innovation, product platforms, relationships and best practices.

The refinish, industrial, light vehicle and commercial vehicle end-markets are collectively expected to grow at a CAGR of 5.8%, or $12.2 billion, from 2013 to 2018, according to Orr & Boss. This growth is due to specific end-market drivers as well as key industry trends, which favor large multi-national suppliers, including:

•	Increasingly stringent environmental regulations: Evolving regulations in all major geographies have placed limits on the emission of VOCs and HAPs. As a result, customers are shifting toward regulation-compliant, low-VOC solventborne and waterborne coatings. Few coatings suppliers have the technology and products to meet these increasingly stringent requirements.

•	Global procurement model: Multi-national light vehicle OEMs are increasingly utilizing global procurement teams to stipulate product specifications and color standardization requirements, which are implemented at the local level. These customers select coatings providers on the basis of their ability to consistently deliver advanced technological solutions on a global basis.

•	Increased efficiency: Customers are encouraging coatings manufacturers to invest in new product offerings that require fewer application steps, resulting in lower capital and energy costs.

•

Vehicle light-weighting: With more stringent vehicle emissions and fuel consumption regulations, light vehicle OEMs are focused on reducing vehicle weight to improve fuel economy. This is driving the need for new, and frequently multiple, substrates on the exterior of the vehicle. Historically, OEMs have manufactured vehicles primarily with steel components but are now increasingly incorporating other materials, including aluminum, carbon fiber and plastics. These materials often require specialized primers and low-temperature curing formulations to achieve uniform appearance, color and finish.

•	Emerging market growth: Emerging market demand in our end-markets is expected to grow at a CAGR of approximately 8.4% from 2013 to 2018, according to Orr & Boss. This is primarily due to increased government infrastructure spending and increased middle class consumption, which will increase the car parc. As per-capita wealth expands, consumers are also demanding higher-quality products, driving demand for more advanced coatings systems in these markets.

BUSINESS

We are a leading global manufacturer, marketer and distributor of high performance coatings systems. We generate approximately 90% of our revenue in markets where we hold the #1 or #2 global market position, including the #1 position in our core automotive refinish end-market with approximately a 25% global market share. We have a nearly 150-year heritage in the coatings industry and are known for manufacturing high-quality products with well-recognized brands supported by market-leading technology and customer service. Over the course of our history we have remained at the forefront of our industry by continually developing innovative coatings technologies designed to enhance product performance and appearance, while improving customer productivity and profitability.

Our diverse global footprint of 35 manufacturing facilities, 7 technology centers, 45 customer training centers and approximately 12,650 employees allows us to meet the needs of customers in over 130 countries. We serve our customer base through an extensive sales force and technical support organization, as well as through over 4,000 independent, locally-based distributors. Our scale and strong local presence are critical to our success, allowing us to leverage our technology portfolio and customer relationships globally while meeting customer demands locally.

For the LTM Period, our net sales were $4,342 million, Adjusted EBITDA was $799 million, or 18.4% of net sales, and net income was $3 million. We have renewed the organization’s focus on profitable growth, achieving year-over-year net sales and Adjusted EBITDA growth for each of the five full quarters following the Acquisition. Additionally, we have undertaken several transformational initiatives that we believe have laid the foundation for future growth, resulting in significant new business wins, many of which we expect to contribute to sales beginning in 2015. We have also begun implementing several EBITDA enhancement initiatives that we believe will drive meaningful earnings growth over the next several years.

Our business is organized into two segments, Performance Coatings and Transportation Coatings, serving four end-markets globally as highlighted below:

Segment Overview

Performance Coatings

Through our Performance Coatings segment we provide high-quality liquid and powder coatings solutions to a fragmented and local customer base. We are one of only a few suppliers with the technology to provide precise color matching and highly durable coatings systems. The end-markets within this segment are refinish and industrial.

Our Served End-Markets

Refinish:

The refinish end-market represented an estimated $7.3 billion in 2013 global sales according to Orr & Boss. We hold the #1 global market position in this end-market with an estimated 25% share, based on our 2013 net sales of $1.8 billion. The global automotive refinish end-market grew at a CAGR of approximately 2.3% from 2008 to 2013 and is expected to grow at a CAGR of approximately 4.3% from 2013 to 2018, according to Orr & Boss.

Sales in this end-market are driven by the number of vehicle collisions and owners’ propensity to repair their vehicles. The number of vehicle collisions in a given market is primarily determined by the size of the car parc and the aggregate number of miles driven in that market. The refinish end-market is expected to grow annually at 3.2% and 2.5% from 2013 to 2018 in EMEA and North America, respectively. In emerging markets, rising per capita income and a growing middle class are expected to drive continued increases in vehicle sales and size of the car parc, resulting in a projected market CAGR of 7.7% from 2013 to 2018.

Although refinish coatings typically represent only a small portion of the overall vehicle repair cost, they are critical to the vehicle owner’s satisfaction given their impact on appearance. As a result, body shop operators are most focused on coatings brands with a strong track record of performance and reliability. Body shops look for suppliers and brands with productivity enhancements, regulatory compliance, consistent quality, the presence of ongoing technical support and exact color match technologies. Color matching is a critical component of coatings supplier selection, since inexact matching adversely impacts vehicle appearance and can significantly impact the speed and volume of repairs at a given shop.

We develop, market and supply a complete portfolio of innovative coatings systems and color matching technologies to facilitate faster automotive collision repairs relative to competing technologies. Our color matching technology provides Axalta-specific formulations that enable body shops to accurately match thousands of vehicle colors, regardless of vehicle brand, color, age or supplier of the original paint during production. It would be time consuming and costly for a new entrant to create such an extensive color inventory. We believe that our global footprint, strong customer value proposition and portfolio of advanced coatings technologies position us to maintain and grow our market-leading position in refinish.

Industrial:

The industrial end-market represented an estimated $19.7 billion in 2013 global sales, growing at a CAGR of approximately 5.5% from 2008 to 2013, and is forecasted to grow at a CAGR of approximately 6.8% from 2013 to 2018, according to Orr & Boss.

The industrial end-market is comprised of liquid and powder coatings used in a broad array of end-market applications. Within the industrial end-market, we focus on the following:

•	General Industrial: coatings for a wide and diverse array of applications, including HVAC, shelving, appliances and electrical storage components, as well as specialized coatings used for coating the interior of metal drums and packaging.

•	Electrical Insulation: coatings to insulate copper wire used in motors and transformers and coatings to insulate sheets forming magnetic circuits of motors and transformers.

•	Architectural: exterior powder coatings typically used in the construction of commercial structures, residential windows and doors, as well as liquid interior and exterior house paint.

•	Transportation: coatings for automotive components, chassis and wheels to protect against corrosion, provide increased durability and impart appropriate aesthetics.

•	Oil & Gas: powder products to coat tanks, pipelines, valves and fittings protecting against chemicals, corrosion and extreme temperatures in the oil & gas industry.

Demand in this end-market is driven by a wide variety of macroeconomic factors, such as growth in GDP and industrial production. There has also been an increase in demand for products that enhance environmental sustainability, corrosion resistance and productivity. These global trends are bolstered by regional and industry specific trends, such as the high level of current investment in the North and South American oil & gas industries. Customers select industrial coatings based on protection, durability and appearance.

Performance Coatings Products and Brands

We offer a comprehensive range of specially-formulated waterborne and solventborne products and systems used by the global automotive repair industry to refinish damaged vehicles. Our refinish products and systems include a range of coatings layers required to match the vehicle’s color and appearance, producing an indistinguishable repair. These layers include:

•	Primer: designed to inhibit corrosion while providing a smooth sub-surface for the basecoat.

•	Basecoat: contains colored, metallic and effect pigments to match the vehicle’s color and aesthetics.

•	Clearcoat: final coat that protects the colored basecoat from the environment and provides a glossy finish.

•	Thinners & Reducers: used in all stages of the process for managing rheology, flow and drying rates.

We provide a system that allows body shops to match 54,000 active color variations in the global market. Our color science is manifested in our tints, one of the most technologically advanced parts of the refinish coatings system, which makes up the majority of our products in a body shop. We have a large color library composed of over 4.2 million colors and a number of well-known, long-standing brands, including Cromax, Standox and Spies Hecker. Spies Hecker and Standox are two of our oldest brands, first introduced in 1882 and 1955, respectively.

Our color matching and retrieval systems allow customers to quickly match any color, preventing body shop technicians from having to repeat the color matching process multiple times, saving time and materials. The color matching process begins with a technician scanning a damaged vehicle with one of our advanced color matching tools, such as our AcquireRx hand-held spectrophotometer. AcquireRx will determine the unique flake and color characteristics for the specific vehicle. These characteristics may vary significantly, even for vehicles of the same make, model and original color, based on a variety of factors, including a vehicle’s age, plant at which it was assembled, weather conditions and operating history. AcquireRx electronically connects with our ColorNet database, which indicates to the technician the precise mix of tints and colors needed to recreate that specific color instance. In addition to AcquireRx, we offer our customers several other color matching tools, including our VINdicator database, which identifies vehicle color based on its vehicle identification number, and traditional color matching wheels.

We are also a leading global developer, manufacturer and supplier of functional and decorative liquid and powder coatings for a large number of diversified applications in the industrial end-market. We provide a full portfolio of products for applications including architectural cladding and fittings, automotive coatings, general industrial, job coaters, electrical insulation coatings, HVAC, appliances, rebar and oil & gas pipelines. Our liquid systems are used to provide insulation and corrosion protection for electrical conductors and components, provide chemical resistance for the interiors of metal packaging drums, protect automotive parts and serve as basecoats for alloy and steel wheels. Powder coatings products, where we hold the #2 global market position, are often an environmentally responsible, lower cost alternative to liquid coatings. These coatings are typically electrostatically sprayed using a specialized spray gun and cured to create a uniform, high-quality finish. In the oil & gas industry our powder products are used to protect components from corrosion and severe conditions such as extreme temperatures.

Our industrial brands include Voltatex, Voltron, Aqua EC, CorMax, Chemophan, Lutophen, Stollaquid and Syntopal for liquid coatings and Alesta, Nap-Gard and Abcite for powder.

Performance Coatings Sales, Marketing and Distribution

We leverage a large global refinish sales and technical support team to effectively serve our broad refinish customer base of approximately 80,000 body shops. The majority of our products are supplied by our network of over 4,000 independent local distributors. In select regions, such as in parts of Europe, we also sell directly to customers. Distributors maintain an inventory of our products to fill orders from body shops in their market and assume credit risk and responsibility for logistics, delivery and billing. In certain countries, we utilize importers that buy directly from us and actively market our products to body shops. Our relationships with our top ten distributors are longstanding, with an average relationship length of over 30 years.

Our large sales force manages relationships directly with our customers to drive demand for our products, which in turn are purchased through our distributor network. Due to the local nature of the refinish industry, our sales force operates on a regional/country basis to provide clients with responsive customer service and local insight. As part of their coverage efforts, salespeople introduce new products to body shops and provide technical support and ongoing training. We have established 45 customer training centers, which helps to deepen our customer relationships.

Our sales force also helps to drive shop productivity improvements and to install or upgrade body shop color matching and mixing equipment to improve shop profitability. Once a coating and color system is installed, a body shop almost exclusively uses its specific supplier’s products. The proprietary nature of a coatings supplier’s color systems, the substantial inventory needed to support a body shop and the body shop’s familiarity with an established brand lead to high levels of customer retention. Historically, our customer retention rate has been around 95%.

To effectively reach our customers in the industrial end-market we generally ship directly and leverage a dedicated sales force and technical service team that operates on a regional basis. We are one of only three truly global powder coatings producers that can satisfy the needs and specifications of a customer in multiple regions of the world, while maximizing productivity from the broad scale and scope of our operations.

Performance Coatings Customers

Within our Performance Coatings segment, we sell coatings to customers in more than 130 countries. No single customer represented more than 3.6% of our Performance Coatings net sales and our top ten customers accounted for only 12.7% of our Performance Coatings net sales during the LTM Period.

We serve a broad, fragmented customer base of approximately 80,000 body shops, including:

•	Independent Body Shops: Single location body shops that utilize premium, mainstream, or economy brands based on the local market.

•	Multi-Shop Operators: Body shops with more than one location focused on providing premium paint jobs with industry leading efficiency. MSOs use premium/mainstream coatings and state-of-the-art painting technology to increase shop productivity, allowing them to repair more vehicles faster.

•	OEM Dealership Body Shops: High-productivity body shops, located in OEM car dealerships, that operate like MSOs and provide premium services to customers using premium/mainstream coatings.

Within North America, we believe MSOs are the fastest growing customer segment, gaining influence and share relative to other body shop segments. Underlying this trend is the MSOs’ ability to reduce repair costs for insurers, while also increasing operational consistency. As a result of this productivity and consistency, insurers have used Direct Repair Programs (DRPs) to direct traffic to MSOs, increasing their growth. We believe that we hold the #1 market position with MSOs in North America and are well positioned to grow with these customers in the future.

Performance Coatings Competition

Our primary competitors in the refinish end-market include PPG, BASF and Akzo Nobel, but we also compete against regional players in local markets. Similarly, in industrial coatings, we compete against multi-national suppliers, such as Akzo Nobel, PPG, Valspar and BASF, and regional players in local markets. We are one of the few performance coatings players that can provide the customer service, technology, color design capability and product performance necessary to deliver exceptional value to our customers.

Transportation Coatings

Through our Transportation Coatings segment, we provide advanced coating technologies to OEMs of light and commercial vehicles. These increasingly global customers require a high level of technical support coupled with cost-effective, environmentally responsible coatings systems that can be applied with a high degree of precision, consistency and speed.

Our Served End-Markets

Light Vehicle:

The light vehicle end-market represented an estimated $7.3 billion in 2013 global sales, according to Orr & Boss. We hold the #2 global market position in this end-market with an estimated 19% share, based on our 2013 net sales of $1.4 billion. Sales in this end-market are driven by new vehicle production. The global light vehicle end-market grew at a CAGR of approximately 4.6% from 2008 to 2013 and is expected to grow at a CAGR of approximately 4.9% from 2013 to 2018, according to Orr & Boss, as new vehicle production is expected to grow 4.5% from 2013 to 2018, according to LMC Automotive.

Demand for light vehicle products is driven by the production of light vehicles in a particular region. Light vehicle production growth is expected to be highest in emerging markets where OEMs plan to open 67 new plants between 2014 and 2017, resulting in a light vehicle coatings CAGR of approximately 7.4% from 2013 to 2018, according to Orr & Boss.

Light vehicle OEMs select coatings providers on the basis of their global ability to deliver advanced technological solutions that improve exterior appearance and durability and provide long-term corrosion protection. Customers also look for suppliers that can enhance process efficiency to reduce overall manufacturing costs and provide on-site technical support. Rigorous environmental and durability testing as well as obtaining engineering approvals are also key criteria used by global light vehicle OEMs when selecting coatings providers. Globally integrated suppliers are important because they offer products with consistent standards across regions and are able to deliver high-quality products in sufficient quantity while meeting OEM service requirements. Our global scale, differentiated technology platform and customer focus, including on-site support, position us to be a global partner and solutions provider to the most discerning and demanding light vehicle OEMs. We are one of the few coatings producers that can provide OEMs with global product specifications, standardized color development, compatibility with an ever-increasing number of substrates, increasingly complex colors and environmentally responsible coatings while continuing to simplify and reduce steps in the coatings application process.

Commercial Vehicle:

The commercial vehicle end-market represented an estimated $3.3 billion in 2013 global sales, according to Orr & Boss. The commercial vehicle end-market grew at a CAGR of approximately 2.2% from 2008 to 2013 and is expected to grow at a CAGR of approximately 4.8% from 2013 to 2018, according to Orr & Boss.

Sales in this end-market are generated from a variety of applications including non-automotive transportation (e.g., HDT, bus and rail) and ACE, as well as related markets such as trailers, recreational vehicles and personal sport vehicles. This end-market is primarily driven by global commercial vehicle production, which is influenced by overall economic activity, government infrastructure spending, equipment replacement cycles and evolving environmental standards.

We hold the #1 market position in the global HDT and bus market with a 31% share. We have a particularly strong presence in the North American HDT market as a result of our leading Imron brand, extensive color library and dedication to service. Since the Acquisition, we have increased our focus on globalizing our HDT business, particularly in China where commercial vehicle OEMs produce nearly four times the number of trucks produced in North America. In 2014, we began serving Foton Daimler, one of the largest truck manufacturers in the region with our high-performance waterborne coatings. We believe our broad portfolio of products, advanced technology and significant manufacturing capabilities will enable us to build upon this success and further penetrate the market.

Commercial vehicle OEMs select coatings providers on the basis of their ability to consistently deliver advanced technological solutions that improve exterior appearance, protection and durability and provide extensive color libraries and matching capabilities at the lowest total cost-in-use, while meeting stringent environmental requirements. Particularly for HDT applications, truck owners demand a greater variety of custom colors and advanced product technologies to enable custom designs. Our strong market position and growth are driven by our ability to provide customers with our market-leading brand, Imron, as well as leveraging our global product lines, regional knowledge and service. Additionally, to capture further growth we are launching a new suite of products to meet our customers’ evolving needs.

Transportation Products and Brands

We develop and supply a complete coatings product line for light vehicle OEMs for the original coating of new vehicles. Products are designed to enhance the styling and appearance of a vehicle’s exterior while providing protection from the elements, extending the life of the vehicle. Widely recognized in the industry for our advanced and patented technologies, our products not only increase productivity and profitability for OEMs but also produce attractive and durable finishes. Our light vehicle coatings portfolio is one of the broadest in the industry.

The coatings operation is a critical component of the vehicle assembly process, requiring a high degree of precision and speed. The paint shop process typically includes a dip process, three application zones and three high-temperature ovens that cure each coating layer at temperatures ranging from 320°F to 400°F (i.e., “high bake”). Our key products consist of the four main coatings layers:

•	Electrocoat: We offer a complete line of electrocoats including lead-, tin- and HAP-free and high throw-power coatings systems.

•	Primer: We manufacture advanced technology primers to meet any OEM requirement including high solids solventborne, waterborne and wet-on-wet consolidated process primers.

•	Basecoat: We are a global leader in wet-on-wet applications for consolidated processes in both solventborne and waterborne basecoats and offer a complete color palette in solventborne and waterborne basecoats in both conventional and consolidated processes.

•	Clearcoat: We provide a full line of clearcoat technology that can be specifically adapted to OEM requirements and plant application conditions. We pioneered silane-based, one-component etch resistant clearcoats and superior appearance and durability two-component urethane clearcoats.

The coatings process accounts for a majority of the total energy consumed during the vehicle manufacturing process. As a result, we have developed consolidated systems that help our OEM customers lower costs by reducing energy consumption while increasing productivity. For example, our Eco-Concept and 3-Wet systems eliminate an energy-intensive baking step in the coating process, as shown in the graphic below.

OEMs are also increasingly looking to reduce the weight of vehicles in response to increasing vehicle emissions and fuel consumption regulations. As a result, OEMs are constructing vehicle platforms using a variety of new materials in addition to steel and plastic, including aluminum, carbon fiber and other substrates, each of which requires specialized coatings formulations to create a uniform color and finish. We continue to innovate with our OEM customers in driving this trend, as evidenced by use of our coatings on their flagship vehicle platforms.

We also develop and supply a wide array of coatings systems for a broad range of commercial applications including HDT, bus, rail and ACE. The products simultaneously enhance aesthetic appearance and provide protection from the elements. We meet the demands of commercial vehicle customers with our extensive offering of over 70,000 different colors. In the HDT market, because the metal and composite components are painted simultaneously in an automatic process, most truck OEMs use low bake coatings to ensure that the plastic composite parts on a truck’s exterior do not deform during the process. Truck owners demand a wide variety of custom colors that are formulated using a combination of on-site mixing machines at the OEM or direct shipments of premixed high volume colors from us. Our commercial vehicle brands include Imron, CorMax, Centari, ExcelPro, Rival, Imron Elite, Corlar epoxy primers, Aqua EC, Stollaqua and Chemolit.

Transportation Sales, Marketing and Distribution

We have full-time technical representatives stationed at OEM facilities around the world. These on-site representatives provide customer support, monitor the painting process and track paint demand at each assembly plant. Monitoring OEM line performance in real-time allows our technical support teams to help improve paint department operating efficiency and provide performance feedback to our formulating chemists and paint manufacturing teams. Our customer technical support representatives also help OEMs manage their physical inventory by forecasting facility coatings demand based on the customer’s build schedule.

We sell and ship products directly to light vehicle OEM customers in each of our four regions coordinated via a global point of contact for each customer, and assist OEMs with on-site customer support. Located in 13 countries, our manufacturing facilities provide a local presence that enables us to cultivate strong relationships, gain intimate customer knowledge, provide superior technical support to our key customers and maintain “just-in-time” product delivery capabilities critical to OEMs. Our local presence also allows us to quickly react to changing local dynamics, offer high-quality products and provide excellent customer service.

Since the Acquisition, we have re-aligned our light vehicle organization to better reflect the global nature of our customer base. This realignment has included recruiting a global head of light vehicle with extensive automotive experience as well as the development of global account teams to serve as primary points of contact for our OEM customers. These changes have had a significant impact on our business, contributing to new business awards in 26 OEM plants globally since the beginning of 2013.

In the commercial vehicle end-market, we employ a dedicated sales and technical service team to support our diverse customer base, including a direct sales force supporting the HDT market. We ship our coatings directly to commercial vehicle OEMs and provide on-site technical service representatives that play an important role by helping optimize the painting process and by providing responsive customer support.

Transportation Customers

We provide our products to light and commercial vehicle customers at over 200 assembly plants worldwide, including nine of the top ten global automotive manufacturers. We have a stable customer base with several relationships dating back approximately 90 years and believe we are well positioned with the fastest growing OEMs in both the developed and emerging markets.

Within our Transportation Coatings segment, we sell coatings to approximately 1,400 customers in more than 55 countries. No single customer represented more than 18.5% of our Transportation Coatings net sales, and our top ten customers accounted for 72.5% of our Transportation Coatings net sales during the LTM Period.

Transportation Competition

We primarily compete against large multi-national suppliers such as PPG and BASF in the light and commercial vehicle end-markets. Additionally, we compete against certain regional players in Asia Pacific. With our state-of-the-art coatings solutions and local presence in key OEM markets, we are one of the few competitors in the industry that offers global manufacturers the combination of high-quality products, personalized, top-rate technical service and short lead-times for product delivery.

Our Competitive Strengths

Leading positions in attractive end-markets

We are a global leader in manufacturing, marketing and distributing advanced coatings systems with approximately 90% of our revenue generated in markets where we hold the #1 or #2 global market position. We are one of only a small number of global coatings suppliers in each of our end-markets, which positions us favorably in an industry where global scale is a competitive advantage.

Market-leading refinish business driven by recurring aftermarket sales: We are the leading coatings supplier to the global automotive refinish end-market where we hold an estimated 25% share and the top four global suppliers hold an estimated 67% share. This end-market has consistently grown across economic cycles as the overall rate of collisions and repairs are not highly cyclical. Our refinish products offer quality, durability and superior color technology supported by a large color formula library that enables customers to precisely match colors. We supply our fragmented customer base of approximately 80,000 body shops through a global network of over 4,000 independent local distributors. Furthermore, body shops utilize our color matching system, inventory replacement process and training capabilities, which foster brand loyalty and have historically resulted in a high customer retention rate.

Well positioned in light vehicle end-market poised for growth: We are the second largest coatings provider to the global light vehicle end-market, which is expected to grow at a CAGR of approximately 4.9% from 2013 to 2018, according to Orr & Boss. In this end-market, the top four suppliers hold an estimated 74% share. We have developed a full complement of unique consolidated coating systems. These integrated solutions include our “Eco-Concept,” “3-Wet” and “2-Wet Monocoat” products that provide our customers with advanced, environmentally responsible systems that eliminate either a coatings layer or steps in the coatings process, thereby increasing productivity and reducing energy costs. In addition, we offer our customers on-site technical services as well as “just-in-time” product delivery. We are an integrated part of our customers’ assembly lines, which allows our technical support teams to improve operating efficiency and provide real-time performance feedback to our formulating chemists and manufacturing teams. We have been awarded new business in 26 OEM plants globally since the beginning of 2013, demonstrating the strength of our competitive positioning. We expect to recognize sales from the majority of these new contracts in 2015.

Sustainable competitive advantages driven by global scale, established brands and technology

We believe that we are one of only a few coatings providers that have the scale, manufacturing capabilities, brand reputation and technology to meet the purchasing criteria that are most critical to our customers on a global basis.

Our extensive manufacturing and distribution networks as well as our high-caliber technical capabilities enable us to meet customers’ volume and service requirements without interruption. Our global footprint also enables us to react quickly to changing local dynamics while leveraging our overall scale to cost-effectively develop and deliver leading edge technologies and solutions. In refinish, our scale gives us the ability to convert a large number of body shops to our systems in a short period of time, which has been a key competitive advantage in the growing North American MSO segment. Additionally, our scale and technical abilities enable us to meet the needs of our multi-national light vehicle customers, who increasingly require dedicated global account teams and high-quality, advanced coatings systems that can be applied consistently to global vehicle platforms.

Branding is another key factor that customers consider when choosing a coatings provider. Customers typically look to established brands when making their purchase decisions in our refinish, industrial and commercial vehicle end-markets. We have an extensive portfolio of established brands that leverage our advanced technology and a nearly 150 year heritage including our flagship global brand families of Cromax, Standox, Spies Hecker and Imron liquid products, our Alesta and Nap-Gard powder products and our Voltatex electrical insulation coatings.

Our technology is also a key competitive advantage. Our technology portfolio includes over 1,800 patents issued or pending and includes key assets such as our extensive color database and color matching technology, advanced multi-substrate formulations, process technology and VOC-compliant products. Our technology is developed and supported by our extensive research, development and technical resources, including over 1,300 employees. In addition to developing new and innovative products, we also provide significant technical assistance to our customers in the initial integration of our systems and technologies into their operations as well as ongoing assistance to support their operations. We also benefit from technology synergies across our end-markets. The colors, coatings properties and multi-substrate formulations we develop as a light vehicle coatings manufacturer help us sustain our leading refinish market position as we leverage insights from new light vehicle coatings to help develop innovative refinish coatings in the future.

Diverse revenue base

We generate our revenue from diverse end-markets, customers and geographies, which has historically reduced the financial impact of any single end-market, customer or region and limited the impact of economic cycles. Net sales in our end-markets of refinish, light vehicle, industrial and commercial vehicle represented 42%, 32%, 17% and 9% of net sales during the LTM Period, respectively. We also serve a globally diverse and highly fragmented customer base, with no single customer representing more than 7.6% of our net sales, and our top ten customers representing approximately 31% of our net sales during the LTM Period. Additionally, we generated approximately 39% of our net sales in EMEA, 30% in North America, 16% in Asia Pacific and 15% in Latin America during the LTM Period. Our global reach positions us to benefit from emerging market growth in Asia, Latin America and Eastern Europe as well as the continued economic recovery in Western Europe and United States.

Strong financial performance and cash flow characteristics

We have an attractive financial profile with gross margins of 34.3% and Adjusted EBITDA margins of 18.4% for the LTM Period.

The refinish end-market serves as the foundation of our financial profile, representing 42% of our consolidated net sales for the LTM Period. Our track record of consistent price increases driving strong Adjusted EBITDA performance and low levels of maintenance capital expenditures has allowed us to consistently generate strong cash flows that we are re-investing in the business to position us for future earnings growth.

We have generated year-over-year net sales and Adjusted EBITDA growth for each of the five full quarters since the Acquisition, driven in part by the initial impact of our transformational growth initiatives. In addition, we have implemented numerous initiatives to reduce our fixed and variable costs and improve working capital productivity. Examples include transitioning our IT systems to more cost-effective solutions that better meet our needs as an independent company, developing a global procurement team to reduce procurement costs, and investing in a European manufacturing re-alignment to position the region for profitable growth. We believe that these initiatives will continue to generate significant cost savings in the future. Many are in their early stages of implementation and have only recently begun to contribute to our financial results.

Experienced management team

We have augmented our management team with world-class talent and meaningful end-market expertise, with 12 of our 17 most senior managers joining since the Acquisition. We have also recruited key regional and local managers with both operational and commercial leadership experience. This team has added new and diverse perspectives to the business from a range of industries. Our management team is led by our CEO, Charlie Shaver, who has over 34 years of chemical and global operating experience, including most recently President and CEO of TPC Group. He is supported by a senior management team comprised of global, regional and country focused leaders with diverse backgrounds and skill sets. The management team has extensive international experience with a strong track record of improving operations and executing strategic growth initiatives, including mergers and acquisitions.

Our Business Strategy

Pursue and execute new business wins in high-growth areas of our end-markets

We have aligned our resources to better serve the high-growth areas of our refinish and light vehicle end-markets. In the North American refinish end-market, we have created dedicated sales, conversion and service teams to serve MSOs, which are gaining share in the North American collision repair market by reducing insurance company costs and providing consistently high customer satisfaction. Through new business wins with MSO customers, we have become a leading coatings provider to the North American MSO market, which we expect to grow from 14% of the North American collision repair market in 2012 to 24% by 2017. We are targeting growth opportunities with both existing MSO and new MSO accounts and believe that we are well positioned to gain additional share as result of our dedicated account teams, high productivity offerings and broad distribution network.

We have been awarded new business in 26 OEM plants globally since the beginning of 2013, with 16 of these plants located in China, where OEMs are rapidly expanding production to meet increasing demand for new vehicles. We expect that many of these new contracts will begin generating sales in 2015. Our success in this end-market has been driven by a new leadership team that has restructured our organization to mirror the increasingly global focus of OEMs. We will continue to pursue business in new plants in emerging markets such as China, Mexico and Eastern Europe, by leveraging our proprietary manufacturing processes, our broad range of VOC-compliant coatings and our substantial sales and technical support organizations.

Accelerate growth in emerging markets

We have a strong presence in emerging markets, which generated 30% of our sales during the LTM Period. These markets are characterized by increasing levels of vehicle production, a growing car parc, an expanding middle class and GDP growth above the global average, all of which drive greater demand for coatings. We believe that we are well positioned to capitalize on this increasing demand with local manufacturing facilities and extensive sales and technical service teams dedicated to these markets. In China, where we have operated a wholly owned business for 30 years, we are expanding our sales force and investing in new plant capacity, including a $50 million waterborne capacity expansion at our Jiading facility, which we expect to come on line in early 2015. We are also in the process of expanding our production capacity in Mexico and Brazil to drive future earnings growth.

Globalize existing product lines

Since the Acquisition, we have identified significant opportunities to leverage our existing products across geographies. For example, we are the market leader in the North American HDT market, but only recently began serving the Chinese market, which produces nearly four times the number of heavy duty trucks produced in the United States. This initiative has generated early positive results; for example, in 2014 we began serving Foton Daimler, one of the largest truck manufacturers in the region, with our high performance waterborne coatings. As government regulations in China will require more environmentally responsible products in new production lines, we are well positioned to capture growth in the HDT end-market. In refinish, we are leveraging legacy formulations from developed markets to satisfy growing mainstream demand in emerging markets. We also intend to pursue similar geographic opportunities with several of our other industrial and commercial product offerings.

Invest in high-return projects to drive earnings growth

We are in the early stages of implementing several initiatives that we believe will continue to generate significant earnings growth, including establishing a global procurement organization, realigning our European manufacturing operations and investing capital in growth projects with high expected returns. Since the Acquisition, we have built a global procurement organization, which is executing several programs to reduce costs by streamlining inputs, reducing the number of sole-sourced raw materials, and partnering with new, high-quality suppliers to meet our purchasing needs. These programs are in their early stages and we believe they will continue to generate significant earnings growth over the next several years. In Europe, we are investing to upgrade, automate and re-align disparate manufacturing operations to bring the region’s cost structure in line with the rest of the world and better position us to meet increasing local demand. We believe that these European investments, which we began in 2014, will generate approximately $100 million of incremental Adjusted EBITDA by 2017. Finally, we believe we have significant opportunities to pursue high return projects identified since the Acquisition. These include capacity expansion projects in China, Germany, Mexico and Brazil and productivity initiatives from which we expect to benefit over the next several years.

Maintain and further develop technology leadership

We will continue to build on our nearly 150-year heritage of developing market-leading technology. We leverage our intimate customer relationship and network of customer training centers to align product innovation with customer needs. For example, in the North American refinish end-market we have recently launched Cromax Mosaic, a new VOC-compliant solventborne coatings line, to complement our broad waterborne coatings portfolio. Body shops have embraced this product, which enables them to meet environmental regulations while using existing application equipment and techniques. We have a robust pipeline of over 80 new product innovations, the majority of which we intend to launch over the next two years, including several products focused on emerging markets. Similarly in the light vehicle end-market, our proprietary 3-Wet, Eco-Concept, 2-Wet monocoat systems and high throw electrocoat systems have generated new customer wins as OEMs seek to increase efficiency and reduce costs. We believe this commitment to new product development will help us maintain our technology leadership and strong market position.

Research and Development

Our focus on technology has allowed us to proactively provide customers with next-generation offerings that enhance productivity and satisfy increasingly strict environmental regulations. Since our entry into the coatings industry nearly 150 years ago, we believe we have consistently been at the forefront of coatings technology innovation. These innovations have played a fundamental role in our ability to maintain and grow our global market share as well as deliver substantial financial returns.

We believe that we are a technology leader well positioned to benefit from a continued industry shift to more productive, environmentally responsible products. Our technology development is led by a highly experienced and educated workforce that is focused on new product development, color development, technical customer support and improving our manufacturing processes. As such, our technology development covers two critical interrelated aspects for us, Research & Development as well as Technical Support & Development. In total, as of June 30, 2014, we have more than 1,300 employees dedicated to technology development. We operate seven technology centers throughout the world where we develop and align our technology investments with regional business needs.

Intellectual Property

Our technology innovation efforts and industry expertise have built a strong intellectual property base of patents and trademarks. As of June 30, 2014, we had a portfolio of over 1,300 issued patents and over 500 pending patent applications, as well as more than 250 trademarks, and we actively apply for patents and trademarks on new products and process innovations. In addition to protecting our technology with patents, we have a rich portfolio of proprietary technical knowledge, giving us a valuable competitive advantage in the industry.

Raw Materials

We use thousands of different raw materials, which fall into five broad categories: resins; pigments; solvents; monomers and additives. For the LTM Period, our total raw material spend was approximately $1.4 billion, representing approximately 50% of our cost of sales. Approximately 78% of these raw materials are derived from crude oil and natural gas. While prices for these raw materials typically fluctuate with energy prices, such fluctuations are mitigated by the fact that our raw materials are downstream from crude oil and natural gas. The remaining raw material inputs are composed primarily of minerals (pigments) or natural products (e.g., fats and oils).

Since the Acquisition, we have created a global procurement department to help us control raw material spend. We have strong, long-standing relationships with our top suppliers and maintain multiple supplier relationships for most major raw materials in order to protect against potential work stoppages and/or significant price increases. However, we have also been focused on locating and qualifying new suppliers in developing countries to help with cost savings and localized supply, as well as to limit the number of sole sourced inputs. We purchase from a diverse group of suppliers of raw materials, with our top ten suppliers representing approximately 42% of our 2013 spending on raw materials.

Historically, we have been able to manage raw material volatility through a combination of price increases and, in limited circumstances, contractual raw material recovery mechanisms. Furthermore, since 2001, despite significant increases and unprecedented volatility in oil prices, our variable cost of sales have remained stable, between 39% to 42% of net sales. Additionally, since the economic downturn, we have worked with our light vehicle customers to better manage fluctuations in raw material prices through the addition to agreements of “opener” clauses that stipulate the renegotiation of pricing if raw material costs fluctuate significantly above or below expectations.

Real Property

Our extensive geographic footprint is comprised of 35 manufacturing facilities (including nine manufacturing sites operated by our joint ventures), 7 major technology centers and 45 customer training centers supporting our global operations. The table below presents summary information regarding our facilities as of June 30, 2014.

Type of Facility/Country	Location	Segment
Manufacturing Facilities

North America

Canada	Ajax	Transportation
United States of America	Front Royal, VA	Performance; Transportation
	Ft. Madison, IA	Performance; Transportation
	Houston, TX	Performance
	Hilliard, OH	Performance
	Mt. Clemens, MI	Performance; Transportation
	Toledo, OH	Performance; Transportation

Latin America

Brazil	Guarulhos	Performance; Transportation
Mexico	Monterrey	Performance
	Ocoyoacac	Performance; Transportation
	Tlalnepantla	Performance; Transportation
Venezuela	Valencia	Performance; Transportation

EMEA

Austria	Guntramsdorf	Performance; Transportation
Belgium	Mechelen	Performance; Transportation
France	Montbrison	Performance
Germany	Wuppertal	Performance; Transportation
Sweden	Vastervik	Performance
Switzerland	Bulle	Performance
	Landshut	Performance
Turkey	Gebze	Performance; Transportation
United Kingdom	Darlington	Performance
Asia Pacific

Australia	Riverstone	Performance; Transportation
China	Changchun	Performance; Transportation
	Jiading	Performance; Transportation
India	Savli	Performance; Transportation
Malaysia	Kuala Lumpur	Performance

Joint Venture Owned Manufacturing Facilities
China	Chengdu	Performance
	Dongguan	Performance
	Huangshan	Performance
	Qingpu	Performance
	Shangdong	Performance
Colombia	Cartagena de Indias	Performance
Indonesia	Cikarang	Performance
Taiwan	Taipei	Transportation
Guatemala	Amatitlan	Performance

Type of Facility/Country	Location	Segment

Joint Venture Partner-Owned Manufacturing Facilities
China	Wuhan	Performance
Japan	Amagasaki	Transportation
	Chiba	Transportation
South Africa	Durban	Transportation
	Port Elizabeth	Transportation
Russia	Moscow	Transportation

Technology Centers
Belgium	Mechelen	Performance; Transportation
China	Shanghai	Performance; Transportation
France	Montbrison	Performance
Germany	Wuppertal	Performance; Transportation
Mexico	Mexico City	Performance; Transportation
United States of America	Mt. Clemens, MI	Performance; Transportation
	Wilmington, DE	Performance; Transportation

Customer Training Centers	Location by Region	Number of Facilities
	North America	10
	Latin America	7
	EMEA	15
	Asia Pacific	13

Joint Ventures

We are party to 10 joint ventures, five of which are focused on the industrial end-market. We are the majority shareholder in all but three of our joint ventures. Our fully consolidated joint venture-related net sales were $221.9 million and $219.3 million for 2013 and for the LTM Period, respectively. See “Risk Factors—Risks Related to our Business—Risks Related to Other Aspects of our Business—Our joint ventures may not operate according to our business strategy if our joint venture partners fail to fulfill their obligations.”

Employees

As of June 30, 2014, we had approximately 12,650 employees located throughout the world consisting of sales, technical, manufacturing operations, supply chain and customer service personnel. This figure does not include joint venture employees and contractors.

As of June 30, 2014, approximately 64% of our employees globally were covered by organized labor agreements, including works councils, with fewer than 50 employees in the United States covered by organized labor agreements. We consider our employee relations to be excellent.

Health, Safety and Environmental

We are subject to various laws and regulations around the world governing the protection of the environment and health and safety, including the discharge of pollutants to air and water and the management and disposal of hazardous substances. We have an excellent safety record. Our enhanced focus on health, safety and environmental improvements has resulted in a 54% reduction in our Total Recordable Safety Incident rate from year-end 2003 to year-end 2013, which is seven times better than the 2012 U.S. coatings industry average (0.35 versus a U.S. industry average of 2.44). Furthermore, all of our manufacturing facilities are ISO14001 certified.

We believe that all of our manufacturing and distribution facilities are operated in compliance in all material respects, with existing environmental requirements, including the operating permits required thereunder at our facilities. From time to time, we may be subject to notices of violation from environmental regulatory agencies or other claims regarding our compliance with environmental requirements. For example, in April 2014, the U.S. Environmental Protection Agency (the “EPA”) issued a notice of violation regarding certain hazardous waste management requirements relating to our Front Royal, Virginia facility, and has proposed a penalty of $552,700 in connection with such notice. We have responded to the EPA, dispute the basis upon which the EPA has alleged a violation and continue to discuss the resolution of this matter with the EPA. In addition, the EPA has informed us that it may issue a notice of violation in connection with the alleged failure by our Front Royal facility prior to the Acquisition to report certain chemical emissions data in 2009, 2010 and 2011 required to be reported to the EPA under federal law. We believe that we are currently in compliance with such reporting requirements and will work with the EPA to resolve any alleged past violations. We do not expect that either of these compliance issues will have a material impact on us.

In addition, many of our manufacturing sites have a long history of industrial operations, and cleanup is or may be required at a number of these locations. Although we are indemnified by DuPont for certain environmental liabilities and we do not expect outstanding cleanup obligations to have a material impact on our financial position, the ultimate cost of cleanup is subject to a number of variables and difficult to accurately predict. We also may incur significant additional costs as a result of contamination that is discovered and/or cleanup obligations that are imposed at these or other properties in the future.

Legal Proceedings

We are from time to time party to legal proceedings that arise in the ordinary course of business. We are not involved in any litigation other than that which has arisen in the ordinary course of business. We do not expect that any currently pending lawsuits will have a material effect on us. See “Risk Factors—Risks Related to our Business—Risks Related to Legal and Regulatory Compliance and Litigation—Our results of operations could be adversely affected by litigation” and “Risk Factors—Risks Related to our Business—Risks Related to Other Aspects of our Business—DuPont’s breach of its obligations in connection with the Acquisition, including failure to comply with its indemnification obligations, may materially affect our business and operating results.”

MANAGEMENT

The following table provides information regarding our executive officers and our Board of Directors:

Name	Age	Position
Charles W. Shaver	55	Chairman and Chief Executive Officer
Robert W. Bryant	46	Executive Vice President and Chief Financial Officer
Steven R. Markevich	54	Senior Vice President and President, OEM
Joseph F. McDougall	43	Senior Vice President and Chief Human Resources Officer
Michael F. Finn	48	Senior Vice President and General Counsel
Michael A. Cash	52	Senior Vice President and President, Industrial Coatings
Orlando A. Bustos	50	Director
Robert M. McLaughlin	57	Director
Andreas C. Kramvis	62	Director
Gregory S. Ledford	57	Director
Martin W. Sumner	40	Director
Wesley T. Bieligk	35	Director
Gregor P. Böhm	49	Director
Allan M. Holt	62	Director

Charles W. Shaver

Mr. Shaver has been our Chairman of the Board and Chief Executive Officer since February 2013. With over 34 years of leadership roles in the global petrochemical, oil and gas industry, he was most recently the Chief Executive Officer and President of the TPC Group from 2004 to April 2011. Mr. Shaver also served as Vice President and General Manager for General Chemical, a division of Gentek, from 2001 through 2004 and as a Vice President and General Manager for Arch Chemicals from 1999 through 2001. Mr. Shaver began his career with The Dow Chemical Company serving in a series of operational, engineering and business positions from 1980 through 1996. He has an extensive background of leadership roles in a variety of industry organizations, including serving on the American Chemistry Council Board of Directors, the American Chemistry Council Finance Committee and the National Petrochemical and Refiners Association Board and Executive Committee. Mr. Shaver currently serves as a member of the Board of Directors for U.S. Silica and Taminco, Inc. Mr. Shaver earned his B.S. in Chemical Engineering from Texas A&M University. The Board of Directors has concluded that Mr. Shaver should serve as a director because of his leadership role with our company, his experience in the chemical industry and his significant directorship experience.

Robert W. Bryant

Mr. Bryant became our Executive Vice President and Chief Financial Officer in February 2013. Previously, Mr. Bryant served as the Senior Vice President and Chief Financial Officer of Roll Global LLC. Before joining Roll Global in 2007, he was the Executive Vice President of Strategy, New Business Development, and Information Technology at Grupo Industrial Saltillo, S.A.B. de C.V. Prior to joining Grupo Industrial Saltillo in 2004, Mr. Bryant was President of Bryant & Company, which he founded in 2001. Prior positions included serving as Managing Principal with Texas Pacific Group’s Newbridge Latin America, L.P., a Senior Associate with Booz Allen & Hamilton Inc. and an Assistant Investment Officer with the International Finance Corporation (IFC). Mr. Bryant began his career at Credit Suisse First Boston. Mr. Bryant graduated summa cum laude and Phi Beta Kappa with a B.A. in Economics from the University of Florida and received his M.B.A. from the Harvard Business School.

Steven R. Markevich

Mr. Markevich became our Senior Vice President and President, OEM in June 2013. Previously, Mr. Markevich was Chief Executive Officer of GKN Driveline. Prior to that role, from July 2010 to August 2012, he was

President, GKN Sinter Metals, responsible for global operations. From October 2007 to July 2010, Mr. Markevich was President, North American Operations for GKN Sinter Metals, and began his tenure with GKN in 2007 as Vice President, Sales & Marketing. At Siegel-Robert Automotive, he led the company’s commercial strategy, sales, account and program management initiatives. While at Guardian Automotive, Mr. Markevich served in numerous leadership roles and was responsible for all senior level customer relationships. His career began at Deloitte & Touche consulting and the National Steel Corporation. Mr. Markevich holds a finance degree from University of Michigan’s Ross School of Business and is a Certified Public Accountant as well as being certified in Production & Inventory Management (CPIM). He has completed the Global Senior Leadership Program at UCLA and holds memberships in the Society of Automotive Engineers (SAE), Original Equipment Suppliers Association (OESA) and American Powder Metallurgy Institute International (APMI).

Joseph F. McDougall

Mr. McDougall became our Senior Vice President and Chief Human Resources Officer in May 2013. Previously, Mr. McDougall was Vice President, Human Resources, Communications and Six Sigma for Honeywell Performance Materials and Technologies. He served in a number of positions in Honeywell prior to this most recent position including Vice President, Human Resources for their Air Transport Division, Director of Human Resources for Honeywell Corporate from 2004-2007, Director of Compensation, Benefits and HRIS for Honeywell’s Specialty Materials Group from 2003-2004. Prior to joining Honeywell, Mr. McDougall served in human resources leadership roles at the Goodson Newspaper Group and Robert Wood Johnson University Hospital at Hamilton. He started his career as a human resources and benefits consultant. Mr. McDougall holds a B.A. from Rider University and graduated Beta Gamma Sigma with an M.B.A. from The Pennsylvania State University.

Michael F. Finn

Mr. Finn became our Senior Vice President and General Counsel as well as Chief Compliance Officer in April 2013. Mr. Finn also leads Axalta’s Corporate Secretary function. Previously, Mr. Finn was Vice President and General Counsel of General Dynamics’ Advanced Information Systems subsidiary. Before that, he was Vice President, General Counsel and Director of Ethics and Export Compliance at General Dynamics United Kingdom. From 2002 to 2005, Mr. Finn served as Senior Counsel for General Dynamics Corporation. Between 1999 and 2002 he was General Counsel and Vice President at Sideware Inc. and Associate General Counsel and Senior Director of Business Affairs at Teligent Inc. Prior to those roles, Mr. Finn worked in several positions most notably as an Associate at Willkie, Farr & Gallagher and as an Attorney at the Office of the General Counsel at the FCC. Mr. Finn graduated from Indiana University with a degree in Finance and graduated cum laude from New York University’s School of Law.

Michael A. Cash

Mr. Cash became our Senior Vice President and President, Industrial Coatings in August 2013. Prior to joining Axalta, Mr. Cash was Managing Director, Powder Coatings—Asia Pacific Region at AkzoNobel Coatings and previously in charge of AkzoNobel’s powder business throughout the Americas. Mr. Cash also held a number of positions at The Sherwin-Williams Company including Vice President, Automotive International, Vice President of Automotive Marketing and Vice President and Chief Financial Officer of its joint venture with Herberts GmbH, which was then a Hoechst company. Earlier in his career, Mr. Cash was Vice President and Chief Financial Officer of Carstar Automotive, a U.S. autobody repair franchise. Mr. Cash received his B.A. in Business Administration from Miami University (Ohio).

Orlando A. Bustos

Mr. Bustos became a member of our Board of Directors following the Acquisition and has over 25 years of experience in the automotive industry and has held numerous senior executive positions. Mr. Bustos has extensive experience managing global operations, executing complex restructurings and forging new business development in emerging markets, with specific emphasis on China. He is the Chairman and Chief Executive Officer of OHorizons Global, an international management consulting firm focused on the automotive and industrial sectors. Mr. Bustos previously served as Business Leader for Electronics and Controls, OE Powertrain, Hybrid Systems, and Driveline at General Motors Global Powertrain Group and was the Executive Director of Global Purchasing. During his tenure at General Motors, his responsibilities included leading corporate wide initiatives in the areas of globalization, powertrain, operations, and global purchasing and supply chain throughout Europe, South America and Asia. Mr. Bustos is currently on the Board of Directors of the Michigan Science Center, and serves on its executive committee, and of the OHorizons Foundation. Previously, he has been on the Board of Directors of Cooper-Standard, and served on its compensation committee, GMI Diesel Engineering in Japan, Isuzu Motors Polska in Poland, and DMAX in the United States. Mr. Bustos earned a B.S. in Electrical Engineering from the Georgia Institute of Technology and an M.B.A. as a Sloan Fellow from the Massachusetts Institute of Technology. The Board of Directors has concluded that Mr. Bustos should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.

Robert M. McLaughlin

Mr. McLaughlin became a member of our Board of Directors in April 2014. Mr. McLaughlin is Senior Vice President and Chief Financial Officer of Airgas, Inc. and a member of the company’s Management Committee. Airgas is a leading U.S. supplier of industrial, medical and specialty gases, and hardgoods, such as personal protective equipment, welding equipment and other related products. Prior to assuming his current position on October 3, 2006, Mr. McLaughlin served as Vice President and Controller since joining Airgas in 2001. From 1999 to 2001 he served as Vice President of Finance for Asbury Automotive Group. From 1992 to 1999, Mr. McLaughlin was Vice President of Finance and held other senior financial positions at Unisource Worldwide, Inc. He began his career at Ernst & Young in 1979. He was a Certified Public Accountant and earned his Bachelor’s degree in accounting from the University of Dayton. The Board of Directors has concluded that Mr. McLaughlin should serve as a director because he has significant and diverse business experience and has significant experience on all aspects of financial management and strategic planning in a public company environment.

Andreas C. Kramvis

Mr. Kramvis became a member of our Board of Directors in July 2014. Mr. Kramvis is a Vice Chairman of Honeywell focused on enabling the global deployment of HOS Gold, advancing the company’s software initiative through improved software development processes, and driving expansion in High Growth Regions, which are all critical components of Honeywell’s 5-year plan. Prior to this role, Mr. Kramvis served as the President and Chief Executive Officer of Honeywell Performance Materials and Technologies, a global leader in process technology for the oil and gas industry as well as the development and production of high-purity, high-quality performance chemicals and materials. Mr. Kramvis has also served as the President of Honeywell’s Environmental and Combustion Controls business. Intimately familiar with key markets and economies around the world, Mr. Kramvis has managed companies with global scope across five different industries. He is the author of a book titled “Transforming the Corporation: Running a Business in the 21st Century,” which demonstrates how to systematically transform a business for high performance. Andreas is a graduate of Cambridge University, where he studied engineering specializing in electronics and he holds an M.B.A. from Manchester Business School. The Board of Directors has concluded that Mr. Kramvis should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry.

Gregory S. Ledford

Mr. Ledford became a member of our Board of Directors following the Acquisition. Mr. Ledford is a Managing Director at Carlyle and is head of the firm’s Industrial & Transportation team. He joined Carlyle in 1988 and, prior to his appointment as Managing Director, held the positions of Vice President and Principal, responsible for leading Carlyle’s Investments in numerous companies. From 1991 to 1997, he was Chairman and CEO of the Reilly Corp., a former Carlyle portfolio company. In addition, he was Director of Capital Leasing for MCI Telecommunications. Mr. Ledford is a member of the Board of Directors of Allison Transmission, Greater China Intermodal, HD Supply and Veyance Technologies. Mr. Ledford is a graduate of the University of Virginia’s McIntire School of Commerce. He received an M.B.A. from Loyola College. The Board of Directors has concluded that Mr. Ledford should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry.

Martin W. Sumner

Mr. Sumner became a member of our Board of Directors in August 2012. Mr. Sumner is a Managing Director at Carlyle focused on U.S. buyout opportunities in the industrial and transportation sectors. Mr. Sumner has led, or been a key contributor in, Carlyle’s current investments in Allison Transmission and Veyance Technologies where he serves on the Board and is chairman of the audit committee. He previously served on the Board of AxleTech International Holdings prior to its sale to General Dynamics and the Board of United Components prior to its sale to the Rank Group. Mr. Sumner received his M.B.A. from Stanford University, where he was an Arjay Miller Scholar. He received a B.S. in economics, magna cum laude, from the Wharton School of the University of Pennsylvania. The Board of Directors has concluded that Mr. Sumner should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.

Wesley T. Bieligk

Mr. Bieligk became a member of our Board of Directors following the Acquisition. Mr. Bieligk is a Vice President at Carlyle focused on buyout opportunities in the industrial and transportation sectors. Mr. Bieligk is a member of the Board of Directors of Signode Industrial Group and Greater China Intermodal. In addition, he has been actively involved in Carlyle’s investments in Allison Transmission and the Hertz Corporation. Mr. Bieligk received an M.B.A. with honors from The Wharton School at the University of Pennsylvania and a B.S. in commerce with distinction from The McIntire School of Commerce at the University of Virginia. The Board of Directors has concluded that Mr. Bieligk should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.

Gregor P. Böhm

Mr. Böhm became a member of our Board of Directors following the Acquisition. Mr. Böhm is a Managing Director at Carlyle and Co-head of the firm’s Europe Buyout group. He is based in London. Mr. Böhm is a member of the Board of HC Starck, Puccini, Ameos and Alloheim. He has previously served on the Boards of Andritz, Messer Cutting and Welding, Beru, Honsel Edscha, and HT Troplast. Prior to joining Carlyle, Mr. Böhm was a Manager at I.M.M., one of Germany’s leading buyout groups. Prior to that he was an Analyst with Morgan Stanley’s Mergers and Acquisitions department in London. Mr. Böhm is a graduate of Cologne University and earned his M.B.A. from Harvard Business School. The Board of Directors has concluded that Mr. Böhm should serve as a director because he has significant directorship experience and has significant core business skills, including financial and strategic planning.

Allan M. Holt

Mr. Holt became a member of our Board of Directors following the Acquisition. Mr. Holt is a Managing Director at Carlyle and is co-head of the firm’s U.S. Buyout group. He previously was head of Carlyle’s Global Aerospace, Defense, Technology and Business/Government Services team where he led many of Carlyle’s most successful investments. Mr. Holt joined Carlyle in 1992, initially with primary responsibilities as Senior Vice President and Chief Financial Officer of one of Carlyle’s portfolio companies, where he was involved in the negotiation and sale of the business. Mr. Holt is a member of the Boards of Directors of Booz Allen Hamilton Inc., HCR ManorCare Inc., NBTY, Inc. and SS&C Technologies, Inc. Mr. Holt is a graduate of Rutgers

University and received his M.B.A. from the University of California, Berkeley. The Board of Directors has concluded that Mr. Holt should serve as a director because he brings extensive experience regarding the management of public and private companies, and the financial services industry.

Controlled Company

For purposes of the rules of the stock exchange on which our common shares will be listed, we expect to be a “controlled company.” Under stock exchange rules, controlled companies are companies of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company. We expect that Carlyle will continue to own more than 50% of the combined voting power of our common shares upon completion of this offering and will continue to have the right to designate a majority of the members of our Board of Directors for nomination for election and the voting power to elect such directors following this offering. Accordingly, we expect to be eligible to, and we intend to, take advantage of certain exemptions from corporate governance requirements provided in the rules of such stock exchange. Specifically, as a controlled company we would not be required to have (i) a majority of independent directors, (ii) a nominating and corporate governance committee composed entirely of independent directors or (iii) a compensation committee composed entirely of independent directors. Therefore, following this offering we will not have a majority of independent directors, and our nominating and corporate governance and compensation committees will not consist entirely of independent directors. Accordingly, you will not have the same protections afforded to shareholders of companies that are subject to all of the applicable stock exchange rules. The controlled company exemption does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of the Sarbanes-Oxley Act and the stock exchange rules, which require that our audit committee be composed of at least three members, one of whom will be independent upon the listing of our common shares on the stock exchange, a majority of whom will be independent within 90 days of the date of this prospectus, and each of whom will be independent within one year of the date of this prospectus.

Board of Directors Composition

Our Board of Directors currently consists of nine members. Mr. Shaver is our Chairman of the Board of Directors. The exact number of members on our Board of Directors may be modified from time to time by the Board of Directors and the Board of Directors may fill any vacancies subject to the terms of our principal stockholders agreement. Following this offering, our Board of Directors will be divided into three classes whose members serve three-year terms expiring in successive years. Directors hold office until their successors have been duly elected and qualified or until the earlier of their respective death, resignation or removal.

At each annual meeting of shareholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting of shareholders following such election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

In connection with the Acquisition, on February 1, 2013, we entered into a stockholders agreement, which we amended and restated on July 31, 2013 and to which Carlyle and members of management who hold common shares are party. Upon the effectiveness of the registration statement of which this prospectus forms a part, we will also enter into a new principal stockholders agreement. See “Certain Relationships and Related Person Transactions—Stockholders Agreements.”

When considering whether directors and nominees have the experience, qualifications, attributes or skills, taken as a whole, to enable the Board of Directors to satisfy their oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth immediately above. We believe that our directors provide an appropriate diversity of experience and skills relevant to the size and nature of our business.

Board of Directors Committees

Our Board of Directors directs the management of our business and affairs and conducts its business through meetings of the Board of Directors and three standing committees: the executive committee, the audit committee and the compensation committee. Effective upon completion of this offering, we expect that our Board of Directors will also have a nominating and corporate governance committee. In addition, from time to time, other committees may be established under the direction of our Board of Directors when necessary or advisable to address specific issues.

Each of the executive committee, the audit committee and the compensation committee operates, and the nominating and corporate governance committee will operate, under a charter that has been or will be approved by our Board of Directors. A copy of each of the audit committee, compensation committee and nominating and corporate governance committee charters will be available on our website upon completion of this offering.

In addition, the principal stockholders agreement that we expect to enter into upon effectiveness of the registration statement of which this prospectus forms a part will provide that each committee of the Board of Directors will include at least two directors designated by Carlyle (or, as applicable, such smaller number of directors designated by Carlyle as is then serving on the Board), subject to Company’s obligation to comply with any applicable independence requirements.

Executive Committee

Our executive committee, which following this offering will consist of Messrs. Shaver (Chairman), Ledford and Böhm, is responsible for, among its other duties and responsibilities, assisting the board in its decision-marking processes, reviewing certain transactions consummated by the Company or any of its subsidiaries and considering matters concerning the Company that may arise from time to time.

Audit Committee

Our audit committee, which following this offering will consist of Messrs. McLaughlin (Chairman), Kramvis, Sumner and Bieligk, is responsible for, among its other duties and responsibilities, assisting our Board of Directors in overseeing: our accounting and financial reporting processes and other internal control processes, the audits and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent registered public accounting firm, and the performance of our internal audit function and independent registered public accounting firm. Our audit committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm.

Our Board of Directors has determined that Messrs. McLaughlin and Kramvis are each an “audit committee financial expert” as such term is defined under the applicable regulations of the SEC and have the requisite accounting or related financial management expertise and financial sophistication under the applicable rules and regulations of the stock exchange. Our Board of Directors has also determined that Messrs. McLaughlin and Kramvis are independent under Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the stock exchange standard, for purposes of the audit committee. Rule 10A-3 under the Exchange Act requires us to have (i) a majority of independent audit committee members within 90 days of the effectiveness of the registration statement of which this prospectus forms a part and (ii) all independent audit committee members (within the meaning of Rule 10A-3 under the Exchange Act and the stock exchange standard) within one year of the effectiveness of the registration statement of which this prospectus forms a part. We intend to comply with these independence requirements within the appropriate time periods. All members of our audit committee are able to read and understand fundamental financial statements, are familiar with finance and accounting practices and principles and are financially literate.

Compensation Committee

Our compensation committee, which following this offering will consist of Messrs. Sumner (Chairman), Ledford and Bustos, is responsible for, among its other duties and responsibilities, reviewing and approving the compensation philosophy for our Chief Executive Officer, reviewing and approving all forms of compensation and benefits to be provided to our other executive officers and reviewing and overseeing the administration of our equity incentive plans.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee, which following this offering we expect will consist of Messrs. Sumner (Chairman) and Ledford, is responsible for, among its other duties and responsibilities, identifying and recommending candidates to our Board of Directors for election to our Board of Directors, reviewing the composition of members of our Board of Directors and its committees, developing and recommending to the Board of Directors corporate governance guidelines that are applicable to us, and overseeing our Board of Directors and its committees evaluations.

Compensation Committee Interlocks and Insider Participation

During the year ended December 31, 2013, our compensation committee consisted of Messrs. Sumner (Chairman), Ledford and Bustos. None of the members of our compensation committee is currently one of our officers or employees. During the year ended December 31, 2013, none of our executive officers served as a member of the Board of Directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our Board of Directors or our compensation committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our directors and employees, including our executive officers. A copy of the Code of Business Conduct and Ethics will be available on our website and will also be provided to any person without charge. Requests should be made in writing to the Senior Vice President and General Counsel at Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, PA, 19103 or by telephone at (855) 547-1461.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview and analysis of (i) the elements of our compensation program for our named executive officers identified below, (ii) the material compensation decisions made under that program and reflected in the executive compensation tables that follow this Compensation Discussion and Analysis and (iii) the material factors considered in making those decisions. As a company dedicated to a pay-for-performance culture, we intend to provide our named executive officers with compensation that is significantly performance based. Our executive compensation program is designed to align executive pay with our performance on both short and long-term bases, link executive pay to specific, measurable results intended to create value for shareholders, and utilize compensation as a tool to assist us in attracting and retaining the high-caliber executives that we believe are critical to our long-term success.

Compensation for our named executive officers consists primarily of the elements, and their corresponding objectives, identified in the following table.

Compensation Element	Primary Objective
Base salary	To recognize performance of job responsibilities and to attract and retain individuals with superior talent.

Axalta Bonus Plan (annual performance-based compensation, “ABP”)	To promote our near-term performance objectives across the entire workforce and reward individual contributions to the achievement of those objectives. ABP awards for 2013 are shown in the Summary Compensation Table below under the heading “Non-equity Incentive Plan Compensation.”

Discretionary long-term equity incentive awards	To emphasize our long-term performance objectives, encourage the maximization of shareholder value and retain key executives by providing an opportunity to participate in the ownership of our common shares.

Retirement savings (401(k)) and nonqualified deferred compensation	To provide an opportunity for tax-efficient savings and long-term financial security.

Severance and change in control benefits	To encourage the continued attention and dedication of key individuals when considering strategic alternatives.

Other elements of compensation and perquisites	To attract and retain talented executives in a cost-efficient manner by providing benefits with high perceived values at relatively low cost to us.

To serve the foregoing objectives, our overall compensation program is generally designed to be adaptive rather than purely formulaic. Our compensation committee, which was formed in January 2014, has primary authority to determine and approve compensation decisions with respect to our named executive officers. Prior to the formation of our compensation committee, compensation decisions were carried out by our Board of Directors. For 2013, compensation for our named executive officers reflected the dynamics of the markets in which we compete for executive talent, as each of our named executive officers commenced service with us upon, or in some cases shortly following, our becoming a standalone company as a result of the Acquisition. As a result, compensation levels, which included base salaries, bonuses and target non-equity incentive based compensation, and stock option award levels, were determined in significant part based on arm’s-length negotiations with the named executive officers prior to their commencement of service with us.

For the year ended December 31, 2013, our named executive officers (our “NEOs”) are:

•	Charles W. Shaver, Chairman and Chief Executive Officer,

•	Robert W. Bryant, Executive Vice President, Chief Financial Officer,

•	Steven R. Markevich, Senior Vice President and President, OEM,

•	Joseph F. McDougall, Senior Vice President, Chief Human Resources Officer, and

•	Michael F. Finn, Senior Vice President, General Counsel.

Our compensation decisions for the NEOs in 2013 are discussed below in relation to each of the above-described elements of our compensation program. The below discussion is intended to be read in conjunction with the executive compensation tables and related disclosures that follow this Compensation Discussion and Analysis.

Compensation Overview

Our overall compensation program is structured to attract, motivate and retain highly qualified executives by paying them competitively, consistent with our success and their contribution to that success. We believe compensation should be structured to ensure that a significant portion of an executive’s compensation opportunity will be related to factors that directly and indirectly influence shareholder value. Accordingly, we set goals designed to link each NEO’s compensation to our performance and the NEO’s own performance. Consistent with our performance-based philosophy, we provide a base salary to our NEOs and include a significant incentive-based component of their compensation, which includes variable ABP awards based on our financial and operational performance, as well as stock option awards, including a significant amount of premium priced options, granted to our NEOs in connection with our becoming a standalone company as a result of the Acquisition or, if later, upon commencement of employment with us, which option awards are meant to align our NEOs’ interests with our long-term performance.

Total compensation for our NEOs has been allocated between cash and equity compensation, taking into consideration the balance between providing short-term incentives and long-term investment in our financial performance, to align the interests of management with the interests of shareholders. The variable ABP awards and the equity awards are designed to ensure that total compensation reflects our overall success or failure and to motivate the NEOs to meet appropriate performance measures, thereby maximizing total return to shareholders. In connection with this offering, we intend to adopt a new equity incentive plan (the “2014 Equity Incentive Plan” or the “2014 Plan”) and which will be effective prior to the consummation of this offering. The 2014 Plan is discussed in more detail under “—Executive Compensation Plans—2014 Equity Incentive Plan” below.

Determination of Compensation Awards

The compensation committee is provided with the primary authority to determine and approve the compensation paid to our NEOs. The compensation committee is charged with, among other things, reviewing compensation policies and practices to ensure (i) adherence to our compensation philosophies and (ii) that the total compensation paid to our NEOs is fair, reasonable and competitive, taking into account our position within our industry, including our comparative performance, and our NEOs’ level of expertise and experience in their respective positions. Prior to the formation of our compensation committee in January 2014, compensation decisions were carried out by our Board of Directors. In furtherance of the considerations described above, the compensation committee will be primarily responsible for (i) determining any future adjustments to base salary and target bonus levels (representing the bonus that may be awarded expressed as a percentage of base salary or as a dollar amount for the year), (ii) assessing the performance of the Chief Executive Officer and other NEOs for each applicable performance period and (iii) determining the awards to be paid to our Chief Executive Officer and other NEOs under the ABP for each year. To aid the compensation committee in making its determinations, the Chief Executive Officer is expected to (and for 2013 did) provide recommendations to the compensation committee regarding the compensation of all NEOs, excluding himself. The performance of our senior executive management team is expected to be reviewed at least annually by the compensation committee, and we anticipate that the compensation committee will determine any adjustments to each NEO’s compensation at least annually.

In determining compensation levels for our NEOs, we considered each NEO’s particular position and responsibility and relied upon the judgment and industry experience of the members of our Board of Directors, including their knowledge of competitive compensation levels in our industry. We believe that base salaries should be competitive with salaries for executive officers in similar positions and with similar responsibilities in our marketplace. However, in making compensation determinations for 2013, we did not rely on benchmarking or compensation consultants, did not directly compare compensation levels with any other companies, and did not refer to any specific compensation survey or other data. Rather, in alignment with the considerations described above, we determined the total amount of compensation for our NEOs, and the allocation of total compensation among each of our three main components of compensation, in reliance upon the judgment and general industry knowledge of the members of our Board of Directors obtained through years of service with comparably-sized companies in our industry and other similar industries to ensure we attract, develop and retain superior talent.

Stock Ownership Requirements

To directly align the interests of our NEOs with us and our shareholders, our compensation committee has adopted stock ownership guidelines. The guidelines require that, within five years after this offering, the Chief Executive Officer must directly or indirectly own an amount of our common shares equal to five times the Chief Executive Officer’s base salary, and the Chief Executive Officer’s executive and senior vice president direct reports must directly or indirectly own an amount of our common shares equal to two times their respective base salaries. If executives do not comply with the ownership requirement, they must retain 50% of our common shares acquired upon stock option exercises and 75% of our common shares issued upon the vesting of restricted stock, restricted stock unit and performance share grants, in each case, net of applicable taxes. The compensation committee expects to annually review each NEO’s compliance with the stock ownership guidelines based on the NEO’s current base salary and the price of our common shares as of the end of the prior year.

Base Compensation for 2013

Base Salaries

We set base salaries for our NEOs upon their commencement of employment with us in 2013, generally at a level we deemed necessary to attract and retain individuals with superior talent and based on our individual negotiations with our NEOs, each of whom commenced service with us in 2013. Each year we expect to determine base salary adjustments after evaluating the job responsibilities and demonstrated proficiency of the NEOs as assessed by the compensation committee, and for NEOs other than the Chief Executive Officer, in conjunction with recommendations to be made by the Chief Executive Officer. No formulaic base salary increases are provided to the NEOs, and no NEOs have received base salary increases since their commencement of service with us in 2013.

The base salaries for our NEOs are set forth in the following table:

Name and Principal Position	Base Salary ($)
Charles W. Shaver	750,000
Chairman & Chief Executive Officer
Robert W. Bryant	525,000
Executive Vice President, Chief Financial Officer
Steven R. Markevich	500,000
Senior Vice President & President, OEM
Joseph F. McDougall	385,000
Senior Vice President & Chief Human Resources Officer
Michael F. Finn	350,000
Senior Vice President & General Counsel

Sign-on and Retention Bonuses

In 2013, in connection with the commencement of employment with us of certain of our NEOs, we entered into special sign-on and retention bonus arrangements, as follows:

•	Mr. Bryant: Mr. Bryant’s employment agreement provided for a single lump sum sign-on bonus payment of $221,000, provided that he remained employed with us through June 15, 2013.

•	Mr. Markevich: Mr. Markevich received an initial sign-on bonus payment of $250,000 upon his commencement of employment with us in April 2013. Mr. Markevich’s employment agreement also provided for an additional retention bonus payment of $300,000, provided that he remained continuously employed with us through April 15, 2014.

•	Mr. McDougall: Mr. McDougall received an initial sign-on bonus payment of $250,000. Mr. McDougall’s employment agreement also provided for an additional retention bonus payment of $210,000, provided that he remained continuously employed with us through December 31, 2013.

The retention and sign-on bonuses were determined based on individual negotiations with these NEOs and were awarded as an inducement for such NEOs to join and remain with the Company for designated time periods. These payments were also intended to compensate the NEOs for relinquishing unvested equity compensation or other incentive opportunities from their prior employers. The retention and sign-on bonuses were intended as one-time special payments, and we do not presently have any intent to provide our NEOs with any new rights to payments of this type.

Annual Performance-Based Compensation for 2013

We structure our compensation programs to reward NEOs based on our performance and the individual executive’s relative contribution to that performance. This allows NEOs to receive ABP awards in the event certain specified corporate performance measures are achieved. The annual ABP pool is determined by the compensation committee based upon a formula with reference to the extent of achievement of corporate-level performance goals established annually by the compensation committee. The ABP is designed to reward NEOs for contributions made to help us meet our annual performance goals. The amount actually received by NEOs will depend on our performance and individual performance during the year. The compensation committee may make discretionary adjustments to the formulaic ABP awards to reflect its subjective determination of an individual’s impact and contribution to overall corporate performance, as discussed below.

Under the terms of the ABP, the NEOs’ formulaic ABP awards are based on a percentage of their base salaries and currently range from 60% to 100% for target-level performance achievement. Maximum formulaic ABP awards vary according to each executive and are set at levels that we determine are necessary to maintain competitive compensation practices and properly motivate our NEOs by rewarding them for our short-term performance and their contributions to that performance. With the exception of Messrs. Markevich and McDougall, whose employment agreements provided for 2013 only that they would receive an ABP award at least equal to their target level, none of our NEOs were entitled to receive a guaranteed ABP award for 2013. We do not presently intend to provide for any guaranteed ABP amounts for our current NEOs in future years and each of our NEOs ultimately earned ABP amounts for 2013 in excess of target, as described in more detail below.

Once the extent of achievement of corporate ABP performance targets and the formulaic ABP calculations have been determined, the compensation committee may adjust the amount of ABP awards paid upward or downward based upon its overall subjective assessment of each NEO’s performance, business impact, contributions, leadership and attainment of individual objectives established periodically throughout the year, as well as other related factors. In addition, ABP funding amounts may be adjusted by the compensation committee to account for unusual events such as extraordinary transactions, asset dispositions and purchases, and mergers and acquisitions if, and to the extent, the compensation committee does not consider the effect of such events indicative of our performance.

The following chart sets forth the formulaic ABP awards for threshold and target-level performance and the maximum ABP awards for our NEOs:

Name and Principal Position	Formulaic ABP at threshold performance (% of base salary)	Formulaic ABP at target-level performance (% of base salary)	Maximum ABP award (% of base salary)
Charles W. Shaver	60%	100%	200%
Chairman & Chief Executive Officer
Robert W. Bryant	45%	75%	150%
Executive Vice President, Chief Financial Officer
Steven R. Markevich	45%	75%	150%
Senior Vice President & President, OEM
Joseph F. McDougall	36%	60%	120%
Senior Vice President & Chief Human Resources Officer
Michael F. Finn	36%	60%	120%
Senior Vice President & General Counsel

For the year ended December 31, 2013, ABP performance goals were based upon Adjusted EBIT (as defined below), Gross Adjusted Free Cash Flow (as defined below) and individual performance metrics. For this purpose, “Adjusted EBIT” was defined as our consolidated earnings before interest expense or income, income tax expense or income, and other adjustments as defined in the credit agreement governing our Senior Secured Credit Facilities. “Adjusted Free Cash Flow” was defined as net cash flow before debt repayments and repurchases, cash interest expense or income, government price reduction payments and hedging collateral change. Individual performance is generally based on personal contributions, as described in more detail below.

For each performance year, the compensation committee assigns a target, threshold and maximum value to each performance metric. ABP award amounts for performance between the threshold and maximum levels are determined at the beginning of the applicable performance period and depend on the level of achievement for each metric relative to its assigned performance target, in accordance with a predetermined payout matrix. The minimum ABP award under the payout matrix (i.e., 60% of the target ABP award) is payable only upon achievement of the threshold performance goals for each performance metric (i.e., 80% of each performance target). The maximum ABP award under the payout matrix (i.e., 200% of the target ABP award) is payable only upon achievement of maximum-level performance goals for each performance metric (i.e., approximately 133% of each performance target). ABP award amounts increase linearly between threshold and target-level performance and linearly between target and maximum-level performance. The following chart sets forth the weighting of each performance metric, the threshold, target and maximum performance goals, and the actual performance achieved under our ABP program for the year ended December 31, 2013:

Performance Metric	Weighting (%)	Threshold ($ MM)	Target ($ MM)	Maximum ($ MM)	Achieved ($ MM)
Adjusted EBIT(1)	50	635.0	793.7	1031.8	840.1
Adjusted Free Cash Flow(1)	25	430.0	537.4	698.7	—	(2)
Individual Performance(3)	25	—	—	—	—

(1)	Excluding one-time costs and expenses related to the Acquisition.
(2)	As a result of the impact of certain Acquisition-related matters on our free cash flow for 2013, the compensation committee made certain adjustments to our 2013 Adjusted Free Cash Flow targets. This resulted in an achievement level at 3.7% above target and a resulting payout level for this component of 111.1%.
(3)	Individual performance payouts vary by participant, as described below.

For the individual performance component of the ABP, the compensation committee provides each NEO with a discretionary ABP individual performance factor reflecting the committee’s subjective assessments of each NEO’s performance, business impact, contributions and leadership, among other factors. For 2013, the compensation committee considered the following key achievements in determining the ABP individual performance component for each of our NEOs:

•	Mr. Shaver: Mr. Shaver’s individual performance factor reflected several elements, including his overall leadership after the Acquisition. Under Mr. Shaver’s leadership we outperformed financial targets set by the Board of Directors, had a strong operating record on safety and exceeded our Board of Directors’ expectations regarding transition-related items. Mr. Shaver personally recruited a number of senior executives who contributed significantly to our performance.

•	Mr. Bryant: Mr. Bryant’s individual performance factor reflected his leadership of the financial transition after the Acquisition, our overall corporate performance and the quality and experience of the new finance leadership team that was hired in 2013. Mr. Bryant has been instrumental in leading the effort to quickly and effectively make us a standalone company.

•	Mr. Markevich: Mr. Markevich’s individual performance factor reflected his ability to quickly create a strategy for our light vehicle OEM market, including a global plan on retaining and winning key accounts. We believe that Mr. Markevich’s leadership has been a driving force in shaping our light vehicle coatings business into a customer-facing, metric-driven, global business.

•	Mr. McDougall: Mr. McDougall’s individual performance factor reflected the rapid development and deployment of contemporary human resources practices across the Company. In addition, Mr. McDougall led the ongoing initiative to recruit key executives and directors. Mr. McDougall has played an important role in the formation and ongoing operation of our leadership team.

•	Mr. Finn: Mr. Finn’s individual performance factor reflected his significant contributions to the Company, including his legal contributions. Mr. Finn has led the transformation of the General Counsel role while ensuring that all commercial and operational legal matters are appropriately resolved. Mr. Finn has been a key contributor in our overall leadership after the Acquisition.

Based on the considerations described above and our level of performance in relation to the corporate ABP performance targets, the ABP awards earned by Messrs. Shaver, Bryant, McDougall and Finn equaled 136.6% of their respective target ABP awards (or 136.6% of base salary for Mr. Shaver, 102.4% of base salary for Mr. Bryant, and 82.0% of base salary for Mr. McDougall and Mr. Finn). The total ABP award for Mr. Markevich equaled 121.6% of his target ABP award (or 91.2% of his base salary). Based on our overall strong performance, the compensation committee also elected to disregard provisions in Messrs. Shaver’s, Bryant’s and McDougall’s employment agreements providing that their 2013 ABP awards would be prorated to reflect their partial year of service during their first year of employment in 2013.

Discretionary Long-Term Equity Incentive Awards

Our NEOs, along with other key employees, were granted stock options to purchase our common shares in connection with our becoming a separate company as a result of the Acquisition or, if later, at the commencement of their employment with us, and are eligible to receive additional awards of stock options or other equity or equity-based awards under our equity incentive plan at the discretion of the compensation committee. However, we have not historically made annual or regular equity grants to our NEOs or other key employees.

Equity award grants are tied to time-based vesting requirements and the creation of shareholder value. They are designed not only to compensate but also to motivate and retain the recipients by providing an opportunity for the recipients to participate in the ownership of our common shares. The equity award grants to members of the senior management team also promote our long-term compensation objectives by aligning the interests of the executives with the interests of our shareholders.

Generally, stock options granted under our equity incentive plan have vesting schedules that are designed to encourage an optionee’s continued employment and exercise prices that are designed to reward an optionee for our performance. Stock options generally expire ten years from the date of the grant and vest in five equal annual installments, subject to the optionee’s continued employment on each applicable vesting date. For stock options awarded to our NEOs in 2013, the first 20% of their options vested on January 1, 2014, and the remaining shares vest in 20% allotments on each anniversary of January 1, 2014. The stock options are also subject to vesting acceleration in certain circumstances. For more information about vesting acceleration of the stock options, see the discussion below under the heading “—Potential Payments Upon Termination or Change-in-Control.” Vesting of the stock options will not be accelerated upon the completion of this offering.

We have historically granted to key employees options with staggered exercise prices, such that the exercise price of a portion of the option is substantially greater than (in increments of 1.5 times and 2 times) the fair market value of the shares underlying the option on the date of grant, thereby creating incentives for our NEOs and other key employees to seek to generate increased shareholder value.

The number of the stock options awarded to our NEOs during the year ended December 31, 2013 is listed below.

Name	Number of Options Granted
Charles W. Shaver	2,641,305
Robert W. Bryant	898,043
Steven R. Markevich	610,435
Joseph F. McDougall	322,826
Michael F. Finn	293,478

In determining these individual stock option awards for each of our NEOs, we generally took into account their relative levels of responsibility and authority within our organizational structure and their anticipated contributions to our success in driving stockholder value over the long term. Award amounts were also subject to individual negotiations with each NEO in connection with their commencement of employment with us.

Defined Contribution Plans

401(k) Plan

We maintain a defined contribution plan that is tax-qualified under Section 401(k) of the Code (the “401(k) Plan”). The 401(k) Plan permits our eligible salaried employees to defer receipt of portions of their eligible salaries, subject to certain limitations imposed by the Code, by making contributions to the 401(k) Plan, including flexible compensation contributions, Roth contributions, catch-up contributions and after-tax contributions.

We provide matching contributions to the 401(k) Plan in an amount equal to 100% of each participant’s pre-tax contribution up to a maximum of 6% of the participant’s annual eligible salary, subject to certain other limits. In 2013, we made a company contribution to the 401(k) Plan in an amount equal to 3% of eligible salary, subject to other limits. In 2014, the 401(k) Plan was amended to provide matching contributions in an amount equal to 100% of each participant’s pre-tax contribution up to a maximum of 4% of the participant’s annual eligible salary, subject to certain other limits, and a company contribution of up to 2% of the participant’s annual eligible salary, subject to our performance.

Participants are 100% vested in all contributions, including company contributions. The 401(k) Plan is offered on a nondiscriminatory basis to all of our salaried employees, including NEOs.

Deferred Compensation Plan

In addition to the 401(k) Plan, we maintain a retirement savings restoration plan (the “Restoration Plan”), which is a nonqualified deferred compensation plan that for 2013 permitted a select group of our management, including NEOs and other key employees, to defer up to 6% of their compensation in excess of the Code compensation limits. We provided matching contributions to the Restoration Plan in an amount equal to 100% of the participant’s deferral election. We also provided nonelective contributions in an amount equal to 3% of the participant’s compensation in excess of the Code compensation limits. A participant’s deferrals and matching contributions are 100% fully vested and nonelective contributions are fully vested after three years of credited service.

The compensation committee believes that matching and company contributions assist us in attracting and retaining talented employees and executives. The 401(k) Plan and the Restoration Plan provide an opportunity for participants to save money for retirement on a tax-deferred basis and to achieve financial security, thereby promoting retention.

Employment and Severance Arrangements

The compensation committee considers the maintenance of a sound management team to be essential to protecting and enhancing our best interests. To that end, we recognize that the uncertainty that may exist among management with respect to their “at-will” employment with us may result in the departure or distraction of management personnel to our detriment. Accordingly, the compensation committee has determined that severance arrangements are appropriate to encourage the continued attention and dedication of certain members of our management and to allow them to focus on the value to shareholders of strategic alternatives without concern for the impact on their continued employment. Each of the NEOs has an employment agreement that provides for severance benefits upon termination of employment.

Mr. Shaver’s employment agreement has a term beginning on the date of the completion of the Acquisition, which was February 1, 2013, and ending on the third anniversary thereof. The agreement is extended automatically for successive 18 month periods thereafter unless either party delivers notice of non-renewal to the other no later than 45 days before the end of the applicable term. Upon our termination of Mr. Shaver’s employment without cause (which includes our non-extension of the term) or by Mr. Shaver for good reason, subject to his timely execution of a general release of claims against us, Mr. Shaver would be entitled to receive a payment equal to 3.0 times his annual base salary, payable in regular installments over an 18-month period in accordance with our regular payroll practices, and his ABP award earned in the year preceding his termination to the extent unpaid. In addition, if such a termination occurs within one year following a change in control, subject to Mr. Shaver’s timely execution of a general release of claims against us, Mr. Shaver would be entitled to receive a lump-sum payment equal to 4.0 times his annual base salary, instead of installment payments equal to 3.0 times his annual base salary, and an additional lump-sum payment of $60,000. During his employment and for 18 months following termination (or for 24 months following termination if he is entitled to change-in-control payments), Mr. Shaver’s employment agreement prohibits him from competing with our business and from soliciting our employees, customers or distributors to terminate their employment or arrangements with us. “Cause” is defined in Mr. Shaver’s employment agreement to mean (i) his failure to substantially perform his duties (other than a failure resulting from disability) or materially comply with any of our policies, (ii) a determination by our Board of Directors that he has failed to carry out or comply with any lawful and reasonable directive of our Board of Directors, (iii) his breach of a material provision of his employment agreement, (iv) his conviction, plea of no contest, or imposition of unadjudicated probation for any felony or crime involving moral turpitude, (v) his unlawful use (including being under the influence) or possession of illegal drugs on our premises or while performing his duties and responsibilities or (vi) his commission of an act of fraud, embezzlement, misappropriation, willful misconduct or breach of fiduciary duty against us. “Good reason” is defined in Mr. Shaver’s employment agreement to mean: (i) a decrease in Mr. Shaver’s annual base salary, other than a decrease of less than 10% in connection with a contemporaneous decrease in annual base salaries for other senior executives, (ii) a material reduction in authority or responsibilities or (iii) a relocation of Mr. Shaver’s primary office by more than 35 miles from our headquarters.

Mr. Bryant’s employment agreement has a term beginning on the date of completion of the Acquisition, which was February 1, 2013, and ending on the third anniversary thereof. The agreement is extended automatically for successive 18 month periods thereafter unless either party delivers notice of non-renewal to the other no later than 45 days before the end of the applicable term. Upon our termination of Mr. Bryant’s employment without cause (which includes our non-extension of the term) or by Mr. Bryant for good reason, subject to his timely execution of a general release of claims against us, Mr. Bryant would be entitled to receive: (i) a payment equal to 1.0 times his annual base salary, payable in regular installments over a 12-month period in accordance with our regular payroll practices, (ii) his ABP award earned in the year preceding his termination to the extent unpaid and (iii) a prorated portion of his ABP award for the year in which termination occurs with the amount of the award based on actual performance, as determined by our Board of Directors. In addition, if such a termination occurs within one year following a change in control, subject to Mr. Bryant’s timely execution of a general release of claims against us, Mr. Bryant would be entitled to receive a payment equal to 2.0 times his annual base salary, instead of 1.0 times, payable over a 24-month period, instead of a 12-month period. During his employment and for 12 months following termination (or for 18 months following termination if he is entitled to change-in-control payments), Mr. Bryant’s employment agreement prohibits him from competing with our business and from soliciting our employees, customers or distributors to terminate their employment or arrangements with us. “Cause” is defined in Mr. Bryant’s employment agreement to mean (i) his substantial, repeated and willful failure to perform duties as reasonably directed by our Board of Directors, (ii) his material failure to carry out or comply with any lawful and reasonable directive of our Board of Directors or Chief Executive Officer that is not inconsistent with his employment agreement, (iii) his breach of a material provision of his employment agreement or material company policy, (iv) his conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude,(v) his unlawful use (including being under the influence) or possession of illegal drugs on our premises or while performing his duties and responsibilities, (vi) his willful or prolonged and unexcused absence from work (other than by reason of disability due to physical or mental illness) or (vii) his commission of an act of fraud, embezzlement, misappropriation, willful misconduct or material breach of fiduciary duty against us. For purposes of Mr. Bryant’s employment agreement, “good reason” has the same meaning as in Mr. Shaver’s employment agreement.

Mr. Markevich’s employment agreement has a term beginning on May 2, 2013 and ending on the third anniversary thereof. The agreement is extended automatically for successive 12 month periods thereafter unless either party delivers notice of non-renewal to the other no later than 60 days before the end of the applicable term. Upon our termination of Mr. Markevich’s employment without cause (which includes our non-extension of the term) or by Mr. Markevich for good reason, subject to his timely execution of a general release of claims against us, Mr. Markevich would be entitled to receive: (i) a payment equal to 1.5 times his annual base salary, payable in regular installments over an 18-month period in accordance with our regular payroll practices, (ii) his sign-on or retention bonus payments to the extent unpaid and (iii) his ABP award earned in the year preceding his termination to the extent unpaid. In addition, if such a termination occurs within 60 days prior to or one year following a change in control, subject to Mr. Markevich’s timely execution of a general release of claims against us, Mr. Markevich would be entitled to receive a payment equal to 2.0 times his annual base salary, instead of 1.5 times, payable over a 24-month period, instead of an 18-month period. During his employment and for 12 months following termination, Mr. Markevich’s employment agreement prohibits him from competing with our business and, for 18 months following termination, from soliciting our employees, customers or distributors to terminate their employment or arrangements with us. For purposes of Mr. Markevich’s employment agreement, “cause” and “good reason” have the same meanings as in Mr. Shaver’s employment agreement.

Mr. McDougall’s employment agreement has a term beginning on May 1, 2013 and ending on the third anniversary thereof. The agreement is extended automatically for successive 12 month periods thereafter unless either party delivers a notice of non-renewal to the other no later than 60 days before the end of the applicable term. Upon our termination of Mr. McDougall’s employment without cause (which includes our non-extension of the term) or by Mr. McDougall for good reason, subject to his timely execution of a general release of claims against us, Mr. McDougall would be entitled to receive: (i) a payment equal to 1.0 times his annual base salary, payable in regular installments over a 12-month period in accordance with our regular payroll practices, and (ii) his ABP award earned in the year preceding his termination to the extent unpaid. In addition, if such termination occurs within one year following a change in control, subject to Mr. McDougall’s timely execution of a general release of claims against us, Mr. McDougall would be entitled to receive a payment equal to 2.0 times his annual base salary, instead of 1.0 times, payable over a 24-month period, instead of an 12-month period. During his employment and for 12 months following termination, Mr. McDougall’s employment agreement prohibits him from competing with our business and, for 18 months following termination, from soliciting our employees, customers or distributors to terminate their employment or arrangements with us. For purposes of Mr. McDougall’s employment agreement, “cause” has substantially the same meaning as in Mr. Shaver’s employment agreement, except that failing to substantially perform his duty or materially comply with our policies does not constitute “cause;” instead, “cause” includes the Board of Directors’ determination of gross of willful misconduct and mismanagement by Mr. McDougall that is injurious to us or that results in his inability to substantially perform his duties. “Good reason” has the same meaning as in Mr. Shaver’s employment agreement.

Mr. Finn’s employment agreement has a term beginning on March 26, 2013 and ending on the second anniversary thereof. The agreement is extended automatically for successive 12 month periods thereafter unless either party delivers a notice of non-renewal to the other no later than 60 days before the end of the applicable term. Upon our termination of Mr. Finn’s employment without cause (which includes our non-extension of the term) or by Mr. Finn for good reason, subject to his timely execution of a general release of claims against us, Mr. Finn would be entitled to receive: (i) a payment equal to 1.0 times his annual base salary, payable in regular installments over a 12-month period in accordance with our regular payroll practices, (ii) a prorated portion of his ABP award for the year in which termination occurs in a sum no less than his target percentage and (iii) his ABP award earned in the year preceding his termination, to the extent unpaid, in a sum no less than his target percentage (except, if members of senior management generally receive less than target bonus payouts for the applicable year, then Mr. Finn is entitled to receive the average bonus payout levels provided generally to members of senior management). In addition, if such termination occurs within one year following a change in control, subject to Mr. Finn’s timely execution of a general release of claims against us, Mr. Finn would be entitled to receive payments equal to 2.0 times his target ABP award (instead of a prorated portion of his target ABP award), and payments equal to 2.0 times his annual base salary payable over a 24-month period (instead of 1.0 times his annual base salary payable over a 12-month period). During his employment and for 12 months following termination, Mr. Finn’s employment agreement prohibits him from competing with our business and, for 18 months following termination, from soliciting our employees, customers or distributors to terminate their employment or arrangements with us. For purposes of Mr. Finn’s employment agreement, “cause” and “good reason” have the same meanings as in Mr. Shaver’s employment agreement.

“Change in control” is defined in all of our NEOs’ employment agreements to mean: (i) the sale, in one transaction or a series of related transactions (including one or more stock sales, mergers, business combinations, recapitalizations, consolidations, reorganizations, restructurings or similar transactions) of all or substantially all of our consolidated assets to any person (other than Carlyle) or (ii) any transaction or series of related transactions resulting in any person (other than Carlyle) acquiring at least 50% of the aggregate voting power of all of our outstanding voting securities.

Other Elements of Compensation and Perquisites

We provide NEOs with certain personal benefits and perquisites, which we do not consider to be a significant component of executive compensation but which we recognize are an important factor in attracting and retaining talented executives. NEOs are eligible under the same plans as all other employees for medical, dental, vision and short-term disability insurance, and may participate to the same extent as all other employees in our tuition reimbursement program. To induce the NEOs to join the Company after the Acquisition, we agreed to reimburse them for certain relocation and temporary living and commuting expenses. All of our NEOs’ employment agreements stipulate that these were one-time reimbursements for expenses incurred in connection with their commencing employment with us in 2013. In addition, beginning in 2014, we have determined to provide the following additional perquisites to our NEOs and certain other senior management personnel: executive physical, umbrella liability insurance and global travel insurance benefits. The value of personal benefits and perquisites we provided to each of our NEOs in 2013 is set forth below in our Summary Compensation Table.

Summary Compensation Table for 2013

The following table sets forth certain information with respect to the compensation paid to our NEOs for the year ended December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Option Awards(2) ($)	Non-equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Charles W. Shaver	2013	687,500	—	6,163,263	1,024,500	124,863	8,000,126
Chairman & CEO
Robert W. Bryant	2013	481,250	221,000	2,095,508	537,800	204,859	3,540,417
EVP & CFO
Steven R. Markevich	2013	260,417	250,000	1,424,399	456,000	15,712	2,406,528
SVP & President, OEM
Joseph F. McDougall	2013	252,482	460,000	753,288	315,500	19,836	1,801,106
SVP & Chief Human Resources Officer
Michael F. Finn	2013	235,985	—	684,807	286,800	257,990	1,465,582
SVP & General Counsel

(1)	Amounts represent the sign-on and retention bonuses paid to our NEOs in connection with their commencement of service with us in 2013. For additional information, see “—Base Compensation for 2013—Sign-on and Retention Bonuses.”
(2)	Amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. Refer to Note 10 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for information regarding the assumptions used to value these awards.
(3)	Amount represents awards earned under our ABP for 2013. For additional information, see “—Annual Performance-Based Compensation for 2013.”
(4)	Other compensation includes relocation and temporary commuting expenses, and our contributions to the NEOs’ 401(k) and deferred compensation plan accounts as set forth in the following table.

Name	Relocation(1) ($)	Temporary Commute ($)	Employer Contribution to 401(k) ($)	Employer Contribution to NQDC Plan ($)	Total ($)
Charles W. Shaver	36,962	38,776	10,200	38,925	124,863
Robert W. Bryant	161,546	—	22,950	20,363	204,859
Steven R. Markevich	1,161	—	14,063	488	15,712
Joseph F. McDougall	—	—	19,836	—	19,836
Michael F. Finn	236,751	—	21,239	—	257,990

(1)	Amounts shown include tax reimbursement payments of $22,607 for Mr. Bryant and $74,953 for Mr. Finn.

Grants of Plan-Based Awards for 2013

Name	Grant Date	Estimated Future Payouts Under Non- Equity Incentive Plan Awards				All Other Option Awards: Number of Securities Underlying Options (#)(6)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards ($)(7)
		Thres- hold ($)	Target ($)		Maxi- mum ($)
Charles W. Shaver
2013 ABP		450,000	750,000	(1)	1,500,000
2013 Stock options	7/31/2013					1,056,522 924,457 660,326	20.00 15.00 10.00	1,690,246 2,227,431 2,245,585
Robert W. Bryant
2013 ABP		236,250	393,750	(2)	787,500
2013 Stock options	7/31/2013					359,217 314,315 224,511	20.00 15.00 10.00	574,683 757,326 763,499
Steven R. Markevich
2013 ABP		225,000	375,000	(3)	750,000
2013 Stock options	7/31/2013					244,174 213,652 152,609	20.00 15.00 10.00	390,635 514,783 518,981
Joseph F. McDougall
2013 ABP		138,600	231,000	(4)	462,000
2013 Stock options	7/31/2013					129,130 112,989 80,707	20.00 15.00 10.00	206,585 272,241 274,462
Michael F. Finn
2013 ABP		126,000	210,000	(5)	420,000
2013 Stock options	7/31/2013					117,391 102,717 73,370	20.00 15.00 10.00	187,805 247,491 249,511

(1)	Actual award earned under our annual ABP program for 2013 was $1,024,500. See “—Annual Performance-Based Compensation for 2013” above for a discussion of the calculation of this amount.
(2)	Actual award earned under our annual ABP program for 2013 was $537,800. See “—Annual Performance-Based Compensation for 2013” above for a discussion of the calculation of this amount.
(3)	Actual award earned under our annual ABP program for 2013 was $456,000. See “—Annual Performance-Based Compensation for 2013” above for a discussion of the calculation of this amount.
(4)	Actual award earned under our annual ABP program for 2013 was $315,500. See “—Annual Performance-Based Compensation for 2013” above for a discussion of the calculation of this amount.
(5)	Actual award earned under our annual ABP program for 2013 was $286,500. See “—Annual Performance-Based Compensation for 2013” above for a discussion of the calculation of this amount.
(6)	These options became or will become exercisable with respect to 20% of the underlying shares on each of January 1, 2014, January 1, 2015, January 1, 2016, January 1, 2017 and January 1, 2018.
(7)	Amounts represent the aggregate grant date fair value of stock option awards determined in accordance with FASB ASC Topic 718. Refer to Note 10 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for information regarding the assumptions used to value these awards.

Outstanding Equity Awards at December 31, 2013

The following table provides information regarding the stock options held by the NEOs as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Charles W. Shaver	—	1,056,522	—	20.00	7/31/2023
	—	924,457	—	15.00	7/31/2023
	—	660,326	—	10.00	7/31/2023

Robert W. Bryant	—	359,217	—	20.00	7/31/2023
	—	314,315	—	15.00	7/31/2023
	—	224,511	—	10.00	7/31/2023

Steven R. Markevich	—	244,174	—	20.00	7/31/2023
	—	213,652	—	15.00	7/31/2023
	—	152,609	—	10.00	7/31/2023

Joseph F. McDougall	—	129,130	—	20.00	7/31/2023
	—	112,989	—	15.00	7/31/2023
	—	80,707	—	10.00	7/31/2023

Michael F. Finn	—	117,391	—	20.00	7/31/2023
	—	102,717	—	15.00	7/31/2023
	—	73,370	—	10.00	7/31/2023

(1)	No options were exercisable as of December 31, 2013.
(2)	These options became or will become exercisable with respect to 20% of the underlying shares on each of January 1, 2014, January 1, 2015, January 1, 2016, January 1, 2017 and January 1, 2018.

Options Exercised and Shares Vested

None of our NEOs exercised options or became vested in our common shares during the year ended December 31, 2013.

Pension Benefits for 2013

Our NEOs do not participate in any pension plans and received no pension benefits during the year ended December 31, 2013.

Nonqualified Deferred Compensation

Our NEOs participate in a nonqualified deferred compensation plan and received nonqualified deferred compensation during the year ended December 31, 2013 to the extent their eligible compensation exceeded the limit established by the IRS for tax-qualified defined contribution plans. For additional information, see the discussion above under the heading “—Defined Contribution Plans—Deferred Compensation Plan.”

Name	Executive Contributions in Last FY ($)	Company Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Charles W. Shaver	25,950	38,925	—	—	64,875
Robert W. Bryant	13,575	20,363	—	—	33,938
Steven R. Markevich	325	488	—	—	813
Joseph F. McDougall	—	—	—	—	—
Michael F. Finn	—	—	—	—	—

Potential Payments Upon Termination or Change-in-Control

Each of our NEOs has an employment agreement that provides for severance benefits upon termination of employment. See “—Employment and Severance Arrangements” above for a description of the employment and severance arrangements with our NEOs. Assuming a termination of employment effective as of December 31, 2013 (i) by us without cause, (ii) by the executive for good reason or (iii) by us without cause or the executive for good reason within one year following a change in control (or, for Mr. Markevich, within 60 days prior to or one year following a change in control), each of our NEOs would have received the following severance payments and benefits:

Name	Payment Type	Termination Without Cause (Including Non-Extension of Term) ($)	Resignation for Good Reason ($)	Termination Without Cause or Resignation for Good Reason Following a Change in Control ($)
Charles W. Shaver	Salary	2,250,000	2,250,000	3,000,000
	Other			60,000
	Total	2,250,000	2,250,000	3,060,000

Robert W. Bryant	Salary	525,000	525,000	1,050,000
	Bonus(1)
	Total	525,000	525,000	1,050,000

Steven R. Markevich	Salary	750,000	750,000	1,000,000
	Retention Bonus(2)	300,000	300,000	300,000
	Total	1,050,000	1,050,000	1,300,000

Joseph F. McDougall	Salary	385,000	385,000	770,000
	Total	385,000	385,000	770,000

Michael F. Finn	Salary	350,000	350,000	700,000
	Bonus(3)	210,000	210,000	420,000
	Total	560,000	560,000	1,120,000

(1)	Mr. Bryant would have remained eligible to receive his 2013 ABP award, in an amount determined in the discretion of the compensation committee based on performance. The amount actually paid to Mr. Bryant with respect to his 2013 ABP award is set forth in the Summary Compensation Table above under the heading “Non-equity Incentive Plan Compensation.”

(2)	Mr. Markevich would receive his $300,000 retention bonus (otherwise payable for remaining continuously employed through April 15, 2014).
(3)	Mr. Finn would have remained eligible to receive his 2013 ABP award in an amount no less than his target ABP amount of $210,000, or, if within one year following a change in control, 2.0 times that amount. The amount actually paid to Mr. Finn with respect to his 2013 ABP award is set forth in the Summary Compensation Table above under the heading “Non-equity Incentive Plan Compensation.”

In addition, pursuant to our NEOs’ stock option agreements, their stock options are subject to vesting acceleration in the following circumstances.

•	Liquidity Event. A liquidity event generally would occur if Carlyle sold at least 50% of its equity investment in us, or if we sold substantially all of our assets (other than to Carlyle). A liquidity event could include a change in control, which is described below. Each NEO’s options vest and become exercisable immediately prior to a liquidity event if the NEO remains continuously employed from the option grant date through the liquidity event, or if the NEO is terminated by us without cause or by the NEO for good reason within six months prior to the liquidity event.

•	Change in Control. A change in control generally would occur if Carlyle sold at least 50% of our voting securities, or we sold substantially all of our assets (other than to Carlyle). The options vest and become exercisable immediately prior to a change in control if the options do not remain outstanding, or if the successor entity does not assume the options or substitute an equivalent award. The options also vest and become exercisable if the NEO is terminated by us without cause or by the NEO for good reason in connection with a change in control. If such termination occurs within six months prior to a change in control, then the options vest and become exercisable immediately prior to the change in control. If such termination occurs following a change in control (and the options remain outstanding, or the successor entity assumes the options or substitutes an equivalent award), then the options vest and become exercisable immediately prior to the NEO’s termination.

•	Exchange of Shares. An exchange of shares generally would occur if our shares are exchanged for securities listed on a national securities exchange (other than in connection with an initial public offering). The options vest and become exercisable upon the earliest of: (i) six months after such transaction’s effective date; (ii) the date the NEO is terminated by us without cause or due to disability, or by the NEO for good reason, following such transaction or (iii) the date of the NEO’s death following such transaction.

As of December 31, 2013, due to our limited operating history as a standalone company as of such time, it was estimated that the fair market value of our shares did not exceed the exercise price for any of our NEOs’ stock options. As a result, it is believed that no value would have accrued to the NEOs upon the occurrence of a hypothetical vesting acceleration event on December 31, 2013.

Compensation Risk

The compensation committee has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Director Compensation for 2013

Directors, who are our employees or who are representatives of Carlyle, receive no additional compensation for serving on our Board of Directors or its committees. Pursuant to our director compensation program as in effect prior to the consummation of this offering, we pay each of our other directors, which we refer to as our non-employee directors, $75,000 per year in cash for service on our Board of Directors, payable quarterly in arrears. Our non-employee directors are also eligible to receive awards under our equity incentive plans to the same extent as other service providers, except with regard to incentive stock options. Each of our non-employee directors received an option award to purchase up to 32,573 of our common shares in 2014. The option awards were intended as one-time grants tied to the commencement of the director’s service with us. They were granted with an exercise price not less than fair market value on the date of grant and have escalating exercise prices similar to the options granted to our NEOs in 2013. The options vest in annual installments over five years beginning on the date of grant, except that for Mr. Bustos, the options were 20% vested as of the date of grant in recognition of his service with us during 2013.

In 2013, we provided the following compensation to Mr. Bustos, who was the only non-employee director providing services to us in 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
Orlando Bustos	75,000	486,211	561,211

(1)	Represents cash compensation for Mr. Bustos’s service on our Board of Directors in 2013. These amounts were paid in early 2014. Mr. Bustos is also the Chairman and Chief Executive Officer of OHorizons Global, an international management consulting firm. In connection with the Acquisition, prior to Mr. Bustos’s service on our Board of Directors, we also paid consulting fees and expenses to OHorizons. For additional information, please see discussion under the heading “Certain Relationships and Related Person Transactions—OHorizons Consulting Agreement.”
(2)	Amount represents an option award to purchase up to 208,369 of our common shares granted to OHorizons Global as part of the consulting services. The options vest in five equal annual installments with the first installment vesting on January 1, 2014. For additional information, please see discussion under the heading “Certain Relationships and Related Person Transactions—OHorizons Consulting Agreement.” The amount shown is the aggregate grant date fair value of the stock option award determined in accordance with FASB ASC Topic 718. Refer to Note 10 to our Audited Consolidated Financial Statements included elsewhere in this prospectus for information regarding the assumptions used to value these awards. The stock option awards described in the narrative above this director compensation table are not included in this table because they were granted in 2014.

Executive Compensation Plans

2014 Equity Incentive Plan

In connection with this offering, we will adopt the 2014 Plan. We are currently in the process of determining the terms and conditions of the 2014 Plan and will update this disclosure to provide a description of the 2014 Plan prior to the effectiveness of the registration statement of which this prospectus is a part.

Prior Equity Plan

In addition to the 2014 Plan, we also maintain a 2013 Equity Incentive Plan (the “2013 Plan”). Following the adoption of the 2014 Plan, we will not grant any future awards under the 2013 Plan. Our compensation committee administers the 2013 Plan.

Our Board of Directors and shareholders adopted and approved the 2013 Plan. The 2013 Plan authorized us to grant to our and our subsidiaries’ employees, officers, directors and consultants options to purchase our common shares, restricted stock, restricted stock units and other stock-based awards. As of                     , 2014,                      options were outstanding under the 2013 Plan, and no other equity awards are outstanding under the 2013 Plan.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted a written statement of policy for the evaluation of and the approval, disapproval and monitoring of transactions involving us and “related persons.” For the purposes of the policy, “related persons” will include our executive officers, directors, director nominees and shareholders owning five percent or more of our outstanding common shares, and each of their respective immediate family members.

The policy covers any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, the amount involved exceeds $100,000 and a related person had or will have a direct or indirect material interest. Pursuant to this policy, our management will present to our nominating and corporate governance committee each proposed related person transaction, including all relevant facts and circumstances relating thereto. Our nominating and corporate governance committee will then:

•	review the relevant facts and circumstances of each related person transaction, including the financial terms of such transaction, the benefits to us, the availability of other sources for comparable products or services, if the transaction is on terms no less favorable to us than those that could be obtained in arm’s-length dealings with an unrelated third party or employees generally and the extent of the related person’s interest in the transaction; and

•	take into account the impact on the independence of any independent director and the actual or apparent conflicts of interest.

All related person transactions may only be consummated if our nominating and corporate governance has approved or ratified such transaction in accordance with the guidelines set forth in the policy. Certain types of transactions have been pre-approved by our nominating and corporate governance under the policy. These pre-approved transactions include:

•	the purchase of Axalta’s products and resolution of warranty claims relating to Axalta products on an arm’s length basis in the ordinary course of business on terms and conditions generally available to other similarly situated customers;

•	transactions in the ordinary course of business where the interest of the related person arises solely from the ownership of a class of equity securities in our company where all holders of such class of equity securities will receive the same benefit on a pro rata basis;

•	certain employment and compensation arrangements;

•	transactions in the ordinary course of business where the related person’s interest arises only from: (i) his or her position as a director of another entity that is party to the transaction; (ii) an equity interest of less than 10% in another entity that is party to the transaction; or (iii) a limited partnership interest of less than 10%, subject to certain limitations; and

•	transactions related to the provision of certain investment advisory and other services related to the Company’s employee benefit plan where the related person was not a related person at the time the Company engaged the related person for such services.

No director may participate in the approval of a related person transaction for which he or she, or his or her immediate family members, is a related person. In the event that no members of the nominating and corporate governance committee are disinterested with regard to a specific transaction, such transaction will be considered by the audit committee.

Consulting Agreement

On February 1, 2013, in connection with the Acquisition, we entered into a consulting agreement with Carlyle, pursuant to which we pay Carlyle a fee for consulting and oversight services provided to us and our subsidiaries. Pursuant to this agreement, subject to certain conditions, we pay an annual management fee to Carlyle of

$3 million plus expenses. Further, under this agreement Carlyle was entitled to additional reasonable fees and compensation agreed upon by the parties for advisory and other services provided by Carlyle to us from time to time, including additional advisory and other services associated with acquisitions and divestitures or sales of equity or debt instruments. Carlyle also received a one-time transaction fee of $35 million upon consummation of the Acquisition for transactional advisory and other services. Except for this one-time transaction fee, Carlyle did not provide any additional services beyond consulting and oversight services for the years ended December 31, 2013 and 2012. We will pay Carlyle a fee of approximately $13.4 million to terminate the consulting agreement in connection with the consummation of this offering.

Stockholders Agreements

In connection with the Acquisition we entered into a stockholders agreement, which we amended and restated on July 31, 2013, and to which Carlyle, members of management who hold our common shares and certain other of our shareholders are party. Certain of the operative provisions of that stockholders agreement will terminate upon the consummation of this initial public offering; however, the management stockholders party to that agreement will continue to be restricted thereunder from transferring any of their shares for 180 days after the initial public offering. Upon the effectiveness of the registration statement of which this prospectus forms a part, we expect to enter into a new stockholders agreement with Carlyle (the “principal stockholders agreement”). Pursuant to the principal stockholders agreement, we expect our Board of Directors will initially consist of nine members, with Carlyle having the right to designate                      of the board members and, in addition, our principal executive officer shall have the right to serve as a board member, who, for so long as he serves as our Chief Executive Officer, will be Mr. Shaver. The number of board members that Carlyle is entitled to designate is subject to maintaining certain ownership thresholds. If Carlyle loses its right to designate any directors pursuant to the terms of the principal stockholders agreement, these positions will be filled by our stockholders in accordance with our memorandum of association and our amended and restated bye-laws. See “Description of Share Capital” for more information regarding our memorandum of association and our amended and restated bye-laws. In addition, the principal stockholders agreement will provide that each committee of the Board of Directors will include at least two directors designated by Carlyle (or, as applicable, such smaller number of directors designated by Carlyle as is then serving on the Board of Directors), subject to Company’s obligation to comply with any applicable independence requirements.

The principal stockholders agreement will also include provisions pursuant to which we will grant Carlyle the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common shares held by Carlyle or to piggyback on such registration statements in certain circumstances. These shares will represent approximately             % of our common shares after this offering, or         % if the underwriters exercise their option to purchase additional shares in full. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The principal stockholders agreement will also require us to indemnify Carlyle and its affiliates in connection with any registrations of our securities.

Indemnification Agreements

In connection with the completion of this offering, we expect to enter into indemnification agreements with each of our directors and certain of our officers. We expect that these indemnification agreements will provide the directors and officers with contractual rights to indemnification and expense advancement that are, in some cases, broader than the specific indemnification provisions contained under Bermuda law. We believe that these indemnification agreements will be, in form and substance, substantially similar to those commonly entered into in transactions of like size and complexity sponsored by private equity firms.

Employment Agreements

See “Compensation Discussion and Analysis—Employment, Severance and Change in Control Arrangements” for information regarding the employment agreements that we have entered into with certain of our executive officers.

OHorizons Consulting Agreement

In connection with the Acquisition, we paid consulting fees and expenses to OHorizons, an international management consulting network, of approximately $2.1 million, of which $0.1 million was incurred in the Successor year ended December 31, 2013 and the remainder was incurred in the Successor period from August 24, 2012 through December 31, 2012. One of our directors, Orlando Bustos, is the Chairman and Chief Executive Officer of OHorizons Global. As part of the compensation for the consulting services, we granted OHorizons Global an option award to purchase up to 208,369 of our common shares that had a fair value of approximately $0.5 million.

Service King Collision Repair

Service King Collision Repair, an affiliate of Carlyle, has purchased products from our distributors in the past and may continue to do so in the future. In August 2013, we entered into a new long-term sales agreement with Service King to be their exclusive provider of coatings. Terms of the agreement are consistent with industry standards. Related party sales for the Successor year ended December 31, 2013 were $2.0 million.

Common Share Purchases by Officers and Directors

Since August 24, 2012, certain of our officers and directors have purchased an aggregate 949,340 of our common shares at fair market value with an aggregate purchase price of approximately $10 million.

PRINCIPAL AND SELLING SHAREHOLDERS

We had 135,544,000 common shares outstanding as of June 30, 2014 prior to the             -for-             stock split described elsewhere in this prospectus, which were owned by 20 shareholders. As of June 30, 2014, certain investment funds affiliated with Carlyle owned approximately 99.5% of our common shares, while the remainder is owned by our Chairman and Chief Executive Officer and certain of our current employees.

The following table sets forth information with respect to the beneficial ownership of our common shares as of June 30, 2014, and as adjusted to reflect the common shares offered hereby, by:

•	each person known to own beneficially more than 5% of the capital stock, including each of our selling shareholders;

•	each of our directors;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial” owner of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of securities as to which such person has no economic interest.

The following table does not give effect to the             -for-             stock split described elsewhere in this prospectus. Except as otherwise indicated in these footnotes, each of the beneficial owners listed has, to our knowledge, sole voting and investment power with respect to the shares of capital stock and the business address of each such beneficial owner is c/o Axalta Coating Systems Ltd., Two Commerce Square, 2001 Market Street, Suite 3600, Philadelphia, Pennsylvania 19103.

Shares Beneficially Owned After the Offering
	Shares Beneficially Owned Prior to the Offering		Excluding Exercise of Option to Purchase Additional Shares			Including Exercise of Option to Purchase Additional Shares
Name of Beneficial Owner	Number	Percent	Number	Percent		Number	Percent
Principal Shareholders
Investments funds affiliated with The Carlyle Group(1)					%			%
Executive Officers and Directors
Charles W. Shaver
Robert W. Bryant
Stephen K. Markevich
Joseph F. McDougall
Michael F. Finn
Orlando A. Bustos
Robert M. McLaughlin
Andreas C. Kramvis
Martin W. Sumner
Wesley T. Bieligk
Gregor P. Böhm
Allan M. Holt
Gregory S. Ledford
All executive officers and directors as a group (14 persons)

*	Denotes less than 1.0% of beneficial ownership.

(1)	Includes shares held by Carlyle Partners V SA1 Cayman, L.P. (“CPV SA1”), shares held by Carlyle Partners V SA2 Cayman, L.P. (“CPV SA2”), shares held by Carlyle Partners V SA3 Cayman, L.P. (“CPV SA3”), shares held by Carlyle Partners V-A Cayman, L.P. (“CPV-A”), shares held by CP V Coinvestment A Cayman, L.P. (“CPV Coinvest A”), shares held by CP V Coinvestment B Cayman, L.P. (“CPV Coinvest B”), shares held by Carlyle Coatings Partners, L.P. (“CCP” and, together with CPV SA1, CPV SA2, CPV SA3, CPV-A, CPV Coinvest A and CPV Coinvest B, the “Carlyle Cayman Shareholders”) and shares held by CEP III Participations, S.à r.l. SICAR (“CEP III” and, together with the Carlyle Cayman Shareholders, the “Carlyle Shareholders”).

Carlyle Group Management L.L.C. is the general partner of The Carlyle Group L.P., which is a publicly traded entity listed on NASDAQ. The Carlyle Group L.P. is the managing member of Carlyle Holdings II GP L.L.C., which is the general partner of Carlyle Holdings II L.P., which is the general partner of TC Group Cayman Investment Holdings, L.P., which is the general partner of TC Group Cayman Investment Holdings Sub L.P., which is the sole member of CP V General Partner, L.L.C. and the sole shareholder of CEP III Managing GP Holdings, Ltd. CP V General Partner, L.L.C. is the general partner of TC Group V Cayman, L.P., which is the general partner of each of the Carlyle Cayman Shareholders. CEP III Managing GP Holdings, Ltd. is the general partner of CEP III Managing GP, L.P., which is the general partner of Carlyle Europe Partners III, L.P., which is the sole shareholder of CEP III.

Voting and investment determinations with respect to the shares held by the Carlyle Cayman Shareholders are made by an investment committee of TC Group V, L.P. comprised of Daniel D’Aniello, William Conway, David Rubenstein, Louis Gerstner, Allan Holt, Peter Clare, Gregor Böhm, Kewsong Lee and Thomas Mayrhofer. Voting and investment determinations with respect to the shares held by the CEP III are made by an investment committee of CEP III Managing GP, L.P. comprised of Daniel D’Aniello, William Conway, David Rubenstein, Louis Gerstner, Allan Holt, Kewsong Lee and Thomas Mayrhofer. Each member of the investment committees disclaims beneficial ownership of such shares.

The address for each of TC Group Cayman Investment Holdings, L.P., TC Group Cayman Investment Holdings Sub L.P., TC Group V Cayman, L.P. and the Carlyle Cayman Shareholders is c/o Intertrust Corporate Services, 190 Elgin Avenue, George Town, Grand Cayman, E9 KY1-9005, Cayman Islands. The address for CEP III is c/o The Carlyle Group, 2, avenue Charles de Gaulle, L -1653 Luxembourg, Luxembourg. The address of each of the other persons or entities named in this footnote is c/o The Carlyle Group, 1001 Pennsylvania Ave. NW, Suite 220 South, Washington, D.C. 20004-2505.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes certain provisions of our amended and restated memorandum of association and our amended and restated bye-laws that will become effective as of the closing of this offering. Such summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our amended and restated memorandum of association and amended and restated bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our amended and restated memorandum of association and amended and restated bye-laws.

General

We are an exempted company incorporated under the laws of Bermuda. We are registered with the Registrar of Companies in Bermuda under registration number 46832. We were incorporated on August 24, 2012 under the name Flash Bermuda Co. Ltd. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

The objects of our business are unrestricted, and the Company has the capacity of a natural person. We can therefore undertake activities without restriction on our capacity.

Prior to the closing of this offering our shareholders will approve certain amendments to our bye-laws that will become effective upon closing of this offering. The following description assumes that such amendments have become effective.

Since our incorporation, other than an increase in our authorized share capital to 1,000,000,000 shares, there have been no material changes to our share capital, mergers, amalgamations or consolidations of us or any of our subsidiaries, no material changes in the mode of conducting our business, no material changes in the types of products produced or services rendered. On May 9, 2013, we changed our name from Flash Bermuda Co. Ltd. to Axalta Coating Systems Bermuda Co., Ltd., and on August 8, 2014, we changed our name from Axalta Coating Systems Bermuda Co., Ltd. to Axalta Coating Systems Ltd. There have been no bankruptcy, receivership or similar proceedings with respect to us or our subsidiaries.

There have been no public takeover offers by third parties for our shares nor any public takeover offers by us for the shares of another company that have occurred during the last or current financial years.

We intend to apply for listing of our common shares on                     under the symbol “        ”.

Initial settlement of our common shares will take place on the closing date of this offering through The Depository Trust Company (“DTC”) in accordance with its customary settlement procedures for equity securities registered through DTC’s book-entry transfer system. Each person beneficially owning common shares registered through DTC must rely on the procedures thereof and on institutions that have accounts therewith to exercise any rights of a holder of the common shares.

Share Capital

Immediately following the completion of this offering, our authorized share capital will consist of issued common shares, par value $1.00 per share, and undesignated shares, par value $1.00 per share that our Board of Directors is authorized to designate from time to time as common shares or as preference shares. Upon completion of this offering, there will be                     common shares issued and outstanding, excluding                     common shares issuable upon exercise of options granted as of June 30, 2014 and                     issued and outstanding restricted shares as of June 30, 2014, and no preference shares issued and outstanding. All of our issued and outstanding common shares prior to completion of this offering are and will be fully paid.

Pursuant to our amended and restated bye-laws, subject to the requirements of any stock exchange on which our shares will be listed and to any resolution of the shareholders to the contrary, our Board of Directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our amended and restated bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares.

Preference Shares

Pursuant to Bermuda law and our amended and restated bye-laws, our Board of Directors may, by resolution, establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the Board of Directors without any further shareholder approval. Such rights, preferences, powers and limitations, as may be established, could have the effect of discouraging an attempt to obtain control of the company.

Dividend Rights

Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than its liabilities. Under our amended and restated bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our Board of Directors, subject to any preferred dividend right of the holders of any preference shares.

Any cash dividends payable to holders of our common shares listed on                     will be paid to                     , our paying agent in the United States for disbursement to those holders.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 75% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing one-third of the issued shares of the relevant class is present. Our amended and restated bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other class or series of preference shares, to vary the rights attached to any other class or series of preference shares.

Transfer of Shares

Our Board of Directors may, in its absolute discretion and without assigning any reason, refuse to register the transfer of a share on the basis that it is not fully paid. Our Board of Directors may also refuse to recognize an instrument of transfer of a share unless it is accompanied by the relevant share certificate and such other evidence of the transferor’s right to make the transfer as our Board of Directors shall reasonably require. Subject to these restrictions, a holder of common shares may transfer the title to all or any of his common shares by completing a form of transfer in the form set out in our amended and restated bye-laws (or as near thereto as circumstances admit) or in such other common form as our Board of Directors may accept. The instrument of transfer must be signed by the transferor and transferee, although in the case of a fully paid share our Board of Directors may accept the instrument signed only by the transferor.

Where our shares are listed or admitted to trading on any appointed stock exchange, such as             , they will be transferred in accordance with the rules and regulations of such exchange.

Meetings of Shareholders

Under Bermuda law, a company is required to convene at least one general meeting of shareholders each calendar year, which we refer to as the annual general meeting. However, the shareholders may by resolution waive this requirement, either for a specific year or period of time, or indefinitely. When the requirement has been so waived, any shareholder may, on notice to the company, terminate the waiver, in which case an annual general meeting must be called. We have chosen not to waive the convening of an annual general meeting.

Bermuda law provides that a special general meeting of shareholders may be called by the Board of Directors of a company and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Bermuda law also requires that shareholders be given at least five days’ advance notice of a general meeting, but the accidental omission to give notice to any person does not invalidate the proceedings at a meeting. Our amended and restated bye-laws provide that our Board of Directors may convene an annual general meeting and the chairman or a majority of our directors then in office may convene a special general meeting. Under our amended and restated bye-laws, at least 14 days’ notice of an annual general meeting or ten days’ notice of a special general meeting must be given to each shareholder entitled to vote at such meeting. This notice requirement is subject to the ability to hold such meetings on shorter notice if such notice is agreed: (i) in the case of an annual general meeting by all of the shareholders entitled to attend and vote at such meeting; or (ii) in the case of a special general meeting by a majority in number of the shareholders entitled to attend and vote at the meeting holding not less than 95% in nominal value of the shares entitled to vote at such meeting. Subject to the rules of             , the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy in excess of 50% of all issued and outstanding common shares.

Access to Books and Records and Dissemination of Information

Members of the general public have a right to inspect the public documents of a company available at the office of the Registrar of Companies in Bermuda. These documents include a company’s amended and restated memorandum of association, including its objects and powers, and certain alterations to the amended and restated memorandum of association. The shareholders have the additional right to inspect the bye-laws of the company, minutes of general meetings and the company’s audited financial statements, which must be presented in the annual general meeting. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than thirty days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records.

Election and Removal of Directors

Our amended and restated bye-laws provide that our Board of Directors shall consist of such number of directors as the Board of Directors may determine. After this offering, our Board of Directors will consist of nine directors. Our Board of Directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2015, 2016 and 2017, respectively. At each succeeding annual general meeting, successors to the class of directors whose term expires at the annual general meeting will be elected for a three-year term.

A shareholder holding not less than         % of the common shares in issue may propose for election as a director someone who is not an existing director or is not proposed by our Board of Directors. Where a Director is to be elected at an annual general meeting, notice of any such proposal for election must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not less than 30 days before or after such anniversary the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a Director is to be elected at a special general meeting, that notice must be given not later than 7 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

For so long as investment funds affiliated with Carlyle owns more than 50% of the common shares in issue, a director may be removed with or without cause by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Once investment funds affiliated with Carlyle cease to own more than 50% of the common shares in issue, a director may be removed, only with cause, by the shareholders, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Proceedings of Board of Directors

Our amended and restated bye-laws provide that our business is to be managed and conducted by our Board of Directors. Bermuda law permits individual and corporate directors and there is no requirement in our bye-laws or Bermuda law that directors hold any of our shares. There is also no requirement in our amended and restated bye-laws or Bermuda law that our directors must retire at a certain age.

The compensation of our directors is determined by the Board of Directors, and there is no requirement that a specified number or percentage of “independent” directors must approve any such determination. Our directors may also be paid all travel, hotel and other reasonable out-of-pocket expenses properly incurred by them in connection with our business or their duties as directors.

A director who discloses a direct or indirect interest in any contract or arrangement with us as required by Bermuda law is not entitled to vote in respect of any such contract or arrangement in which he or she is interested unless the chairman of the relevant meeting of the Board of Directors determines that such director is not disqualified from voting.

Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act.

Our amended and restated bye-laws provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty, and that we shall advance funds to our officers and directors for expenses incurred in their defense upon receipt of an undertaking to repay the funds if any allegation of fraud or dishonesty is proved. Our amended and restated bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.

Amendment of Memorandum of Association and Bye-laws

Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders. Our amended and restated bye-laws provide that no bye-law shall be rescinded, altered or amended, and no new bye-law shall be made, unless it shall have been approved by a resolution of our Board of Directors and by a resolution of our shareholders including the affirmative vote of a majority of all votes entitled to be cast on the resolution.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital or any class thereof have the right to apply to the Supreme Court of Bermuda for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment that alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Supreme Court of Bermuda. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their number as they may appoint in writing for the purpose. No application may be made by shareholders voting in favor of the amendment.

Amalgamations and Mergers

The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s Board of Directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

Under Bermuda law, in the event of an amalgamation or merger of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation or merger and who is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Shareholder Suits

Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner that is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our amended and restated bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the SEC that in the opinion of the SEC, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Capitalization of Profits and Reserves

Pursuant to our amended and restated bye-laws, our Board of Directors may (i) capitalize any part of the amount of our share premium or other reserve accounts or any amount credited to our profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata (except in connection with the conversion of shares) to the shareholders; or (ii) capitalize any sum standing to the credit of a reserve account or sums otherwise available for dividend or distribution by paying up in full, partly paid or nil paid shares of those shareholders who would have been entitled to such sums if they were distributed by way of dividend or distribution.

Registrar or Transfer Agent

A register of holders of the common shares will be maintained by Codan Services Limited in Bermuda, and a branch register will be maintained in the United States by                     , which will serve as branch registrar and transfer agent.

Untraced Shareholders

Our amended and restated bye-laws provide that our Board of Directors may forfeit any dividend or other monies payable in respect of any shares that remain unclaimed for six years from the date when such monies became due for payment. In addition, we are entitled to cease sending dividend warrants and checks by post or otherwise to a shareholder if such instruments have been returned undelivered to, or left uncashed by, such shareholder on at least two consecutive occasions or, following one such occasion, reasonable enquires have failed to establish the shareholder’s new address. This entitlement ceases if the shareholder claims a dividend or cashes a dividend check or a warrant.

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

The Bermuda Monetary Authority has given its consent for the issue and free transferability of all of the common shares that are the subject of this offering to and between residents and non-residents of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes                     . Approvals or permissions given by the Bermuda Monetary Authority do not constitute a guarantee by the Bermuda Monetary Authority as to our performance or our creditworthiness. Accordingly, in giving such consent or permissions, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda shall be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus. Certain issues and transfers of common shares involving persons deemed resident in Bermuda for exchange control purposes require the specific consent of the Bermuda Monetary Authority.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common shares, and no predictions can be made about the effect, if any, that market sales of our common shares or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, the actual sale of, or the perceived potential for the sale of, our common shares in the public market may have an adverse effect on the market price for our common shares and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to this Offering and Ownership of our Common Shares—Future sales of our common shares in the public market could lower our share price, and any additional capital raised by us through the sale of equity or convertible debt securities may dilute your ownership in us and may adversely affect the market price of our common shares.” Upon the completion of this offering, we will have outstanding                      common shares. Of these shares,                     common shares will be freely transferable without restriction or further registration under the Securities Act by persons other than “affiliates,” as that term is defined in Rule 144 under the Securities Act. Generally, the balance of our outstanding common shares are “restricted securities” within the meaning of Rule 144 under the Securities Act, subject to the limitations and restrictions that are described below. Common shares purchased by our affiliates will be “restricted securities” under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 promulgated under the Securities Act.

Lock-Up Agreements

In connection with this offering, we, our executive officers and directors and Carlyle have agreed, subject to certain exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with our common shares, for 180 days after the date of this prospectus without first obtaining the written consent of                     . See “Underwriting.”

Rule 144

In general, under Rule 144 as in effect on the date of this prospectus, beginning 90 days after the consummation of this offering, a person (or persons whose common shares are required to be aggregated) who is an affiliate and who has beneficially owned our common shares for at least six months is entitled to sell in any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares then outstanding, which will equal approximately shares immediately after consummation of this offering; or

•	the average weekly trading volume in our shares on the stock exchange on which our common shares will be listed during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such a sale.

Sales by our affiliates under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. An “affiliate” is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with an issuer.

Under Rule 144, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least six months (including the holding period of any prior owner other than an affiliate), would be entitled to sell those shares subject only to availability of current public information about us, and after beneficially owning such shares for at least 12 months (including the holding period of any prior owner other than an affiliate), would be entitled to sell an unlimited number of shares without restriction. To the extent that our affiliates sell their common shares, other than pursuant to Rule 144 or a registration statement, the purchaser’s holding period for the purpose of effecting a sale under Rule 144 commences on the date of transfer from the affiliate.

Rule 701

In general, under Rule 701 as in effect on the date of this prospectus, any of our employees, directors, officers, consultants or advisors who purchased shares from us in reliance on Rule 701 in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering, or who purchased shares from us after that date upon the exercise of options granted before that date, are eligible to resell such shares 90 days after the effective date of this offering in reliance upon Rule 144. If such person is not an affiliate, such sale may be made subject only to the manner of sale provisions of Rule 144. If such a person is an affiliate, such sale may be made under Rule 144 without compliance with the holding period requirement, but subject to the other Rule 144 restrictions described above.

S-8 Registration Statement

In conjunction with this offering, we expect to file a registration statement on Form S-8 under the Securities Act, which will register up to                      common shares available for issuance under our equity incentive plans. That registration statement will become effective upon filing, and                      common shares covered by such registration statement are eligible for sale in the public market immediately after the effective date of such registration statement, subject to Rule 144 volume limitations applicable to affiliates, vesting restrictions with us and the lock-up agreements described above.

Registration Rights

We intend to enter into a principal stockholders agreement in connection with the completion of this offering, pursuant to which we will grant Carlyle the right to cause us, in certain instances, at our expense, to file registration statements under the Securities Act covering resales of our common shares held by Carlyle or to piggyback on such registration statements in certain circumstances. These shares will represent approximately         % of our common shares after this offering, or         % if the underwriters exercise their option to purchase additional shares in full. These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates. The principal stockholders agreement will also require us to indemnify certain of our shareholders and their affiliates in connection with any registrations of our securities.

BERMUDA COMPANY CONSIDERATIONS

Our corporate affairs are governed by our memorandum of association and bye-laws and by the corporate law of Bermuda. The provisions of the Companies Act, which applies to us, differ in certain material respects from laws generally applicable to U.S. companies incorporated in the State of Delaware and their stockholders. The following is a summary of significant differences between the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us and our shareholders and the provisions of the Delaware General Corporation Law applicable to U.S. companies organized under the laws of Delaware and their stockholders.

Bermuda	Delaware

Shareholder meetings

–       May be called by the board of directors and must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings.

– May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors.

– May be held in or outside Bermuda.	– May be held in or outside of Delaware.

– Notice:	– Notice:

– Shareholders must be given at least five days’ advance notice of a general meeting, but the unintentional failure to give notice to any person does not invalidate the proceedings at a meeting.	– Written notice shall be given not less than ten nor more than 60 days before the meeting.

– Notice of general meetings must specify the place, the day and hour of the meeting and in the case of special general meetings, the general nature of the business to be considered.

–       Whenever stockholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

Shareholder’s voting rights

– Shareholders may act by written consent to elect directors. Shareholders may not act by written consent to remove a director or auditor.	– With limited exceptions, stockholders may act by written consent to elect directors unless prohibited by the certificate of incorporation.

–       Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast. Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

– Any person authorized to vote may authorize another person or persons to act for him or her by proxy.

–       The voting rights of shareholders are regulated by a company’s bye-laws and, in certain circumstances, by the Companies Act. The bye-laws may specify the number to constitute a quorum and if the bye-laws permit, a general

–       For stock corporations, the certificate of incorporation or bylaws may specify the number to constitute a quorum, but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of

Bermuda	Delaware

meeting of the shareholders of a company may be held with only one individual present if the requirement for a quorum is satisfied.	such specifications, a majority of shares entitled to vote shall constitute a quorum.

– Our bye-laws provide that when a quorum is once present in general meeting it is not broken by the subsequent withdrawal of any shareholders.	– When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any stockholders.

– The bye-laws may provide for cumulative voting, although our bye-laws do not.	– The certificate of incorporation may provide for cumulative voting.

–       The amalgamation or merger of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation or merger agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation or merger agreement, and the quorum for such meeting must be two or more persons holding or representing more than one-third of the issued shares of the company.

–       Any two or more corporations existing under the laws of the state may merge into a single corporation pursuant to a board resolution and upon the majority vote by stockholders of each constituent corporation at an annual or special meeting.

–       Every company may at any meeting of its board of directors sell, lease or exchange all or substantially all of its property and assets as its board of directors deems expedient and in the best interests of the company to do so when authorized by a resolution adopted by the holders of a majority of issued and outstanding shares of a company entitled to vote.

–       Every corporation may at any meeting of the board sell, lease or exchange all or substantially all of its property and assets as its board deems expedient and for the best interests of the corporation when so authorized by a resolution adopted by the holders of a majority of the outstanding stock of a corporation entitled to vote.

–       Any company that is the wholly owned subsidiary of a holding company, or one or more companies which are wholly owned subsidiaries of the same holding company, may amalgamate or merge without the vote or consent of shareholders provided that the approval of the board of directors is obtained and that a director or officer of each such company signs a statutory solvency declaration in respect of the relevant company.

–       Any corporation owning at least 90% of the outstanding shares of each class of another corporation may merge the other corporation into itself and assume all of its obligations without the vote or consent of stockholders; however, in case the parent corporation is not the surviving corporation, the proposed merger shall be approved by a majority of the outstanding stock of the parent corporation entitled to vote at a duly called stockholder meeting.

– Any mortgage, charge or pledge of a company’s property and assets may be authorized without the consent of shareholders subject to any restrictions under the bye-laws.

–       Any mortgage or pledge of a corporation’s property and assets may be authorized without the vote or consent of stockholders, except to the extent that the certificate of incorporation otherwise provides.

Bermuda	Delaware
Directors

–       The board of directors must consist of at least one director.

–       The number of directors is fixed by the bye-laws, and any changes to such number must be approved by the board of directors and/or the shareholders in accordance with the company’s bye-laws.

–       Removal:

–       Under our bye-laws, as long as Carlyle holds a majority of the common shares in issue, any or all directors may be removed, with or without cause by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal. Once Carlyle ceases to own a majority of our common shares in issue, any or all directors may be removed only with cause by the holders of a majority of the shares entitled to vote at a special meeting convened and held in accordance with the bye-laws for the purpose of such removal.

–       The board of directors must consist of at least one member.

–       Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate of incorporation.

–       Removal:

–       Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote unless the certificate of incorporation otherwise provides.

–       In the case of a classified board, stockholders may effect removal of any or all directors only for cause.

Duties of directors

–       The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our Board of Directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

–       a duty to act in good faith in the best interests of the company;

–       a duty not to make a personal profit from opportunities that arise from the office of director;

–       a duty to avoid conflicts of interest; and

–       a duty to exercise powers for the purpose for which such powers were intended.

–       Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to stockholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its stockholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the stockholders generally.

Bermuda	Delaware

–       The Companies Act imposes a duty on directors and officers of a Bermuda company:

–       to act honestly and in good faith with a view to the best interests of the company; and

–       to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

–       The Companies Act also imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company. Under Bermuda law, directors and officers generally owe fiduciary duties to the company itself, not to the company’s individual shareholders, creditors or any class thereof. Our shareholders may not have a direct cause of action against our directors.

–       In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Takeovers

–       An acquiring party is generally able to acquire compulsorily the common shares of minority holders of a company in the following ways:

–       By a procedure under the Companies Act known as a “scheme of arrangement.” A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme of arrangement.

–       By acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the

–       Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, and in the event the parent corporate does not own all of the stock of the subsidiary, dissenting stockholders of the subsidiary are entitled to certain appraisal rights.

–       Delaware law also provides, subject to certain exceptions, that if a person acquires 15% of voting stock of a company, the person is an “interested stockholder” and may not engage in “business combinations” with the company for a period of three years from the time the person acquired 15% or more of voting stock.

Bermuda	Delaware

offeror may, at any time within two months beginning with the date on which the approval was obtained, by notice compulsorily acquire the shares of any nontendering shareholder on the same terms as the original offer unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

–       Where the acquiring party or parties hold not less than 95% of the shares or a class of shares of the company, by acquiring, pursuant to a notice given to the remaining shareholders or class of shareholders, the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Dissenter’s rights of appraisal

–       A dissenting shareholder (that did not vote in favor of the amalgamation or merger) of a Bermuda exempted company is entitled to be paid the fair value of his or her shares in an amalgamation or merger.

–       With limited exceptions, appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation.

–       The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets.

Dissolution

–       Under Bermuda law, a solvent company may be wound up by way of a shareholders’ voluntary liquidation. Prior to the company entering liquidation, a majority of the directors shall each make a statutory declaration, which states that the directors have made a full enquiry into the affairs of the company and have formed the opinion that the company will be able to pay its debts within a period of 12 months of the commencement of the winding up and must file the statutory declaration

–       Under Delaware law, a corporation may voluntarily dissolve (i) if a majority of the board of directors adopts a resolution to that effect and the holders of a majority of the issued and outstanding shares entitled to vote thereon vote for such dissolution; or (ii) if all stockholders entitled to vote thereon consent in writing to such dissolution.

Bermuda	Delaware

with the Registrar of Companies in Bermuda. The general meeting will be convened primarily for the purposes of passing a resolution that the company be wound up voluntarily and appointing a liquidator. The winding up of the company is deemed to commence at the time of the passing of the resolution.

Shareholder’s derivative actions

–       Class actions and derivative actions are generally not available to shareholders under Bermuda law. Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

–       In any derivative suit instituted by a stockholder of a corporation, it shall be averred in the complaint that the plaintiff was a stockholder of the corporation at the time of the transaction of which he complains or that such stockholder’s stock thereafter devolved upon such stockholder by operation of law.

TAXATION

The following sets forth material Bermuda and U.S. federal income tax consequences of an investment in our common shares. It is based upon laws and relevant interpretations thereof as of the date of this prospectus, all of which are subject to change. This discussion does not address all possible tax consequences relating to an investment in our common shares, such as the tax consequences under U.S. state, local and other tax laws.

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

U.S. Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax consequences to U.S. Holders (defined below) (and solely to the extent described below under “—FATCA,” to non-U.S. persons) under present law of an investment in our common shares. The discussion below applies only to U.S. Holders that acquire our common shares in this offering, hold our common shares as capital assets and that have the U.S. dollar as their functional currency. The discussion below is based on the Code, existing and, in some cases, proposed U.S. Treasury regulations, as well as judicial and administrative interpretations thereof, all as of date of this prospectus. All of the foregoing authorities are subject to change or differing interpretation, which change or differing interpretation could apply retroactively and could affect the tax consequences described below. There can be no assurance that the U.S. Internal Revenue Service will not assert a different position concerning any of the tax consequences discussed below or that any such position would not be sustained by a court. This summary does not address any estate or gift tax consequences or any state, local, or non-U.S. tax consequences, nor does it address the Medicare contribution tax on net investment income.

The following discussion does not deal with the tax consequences to any particular investor and does not describe all of the tax consequences to persons in special tax situations such as:

•	banks;

•	certain financial institutions;

•	regulated investment companies;

•	insurance companies;

•	broker dealers;

•	traders that elect to mark to market;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	certain U.S. expatriates;

•	persons holding our common shares as part of a straddle, hedging, constructive sale, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the company’s voting stock;

•	persons that are resident or ordinarily resident in or have a permanent establishment in a jurisdiction outside the United States;

•	persons who acquired our common shares pursuant to the exercise of any employee share option or otherwise as compensation; or

•	persons holding our common shares through partnerships or other pass-through entities.

PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE U.S. FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” applies to a holder that is a beneficial owner of our common shares and is, for U.S. federal income tax purposes,

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized under the laws of the United States, any State or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	a trust that (1) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

The tax treatment of an entity taxable as a partnership for U.S. federal income tax purposes that holds our common shares generally will depend on such partner’s status and the activities of the partnership.

Dividends

Subject to the passive foreign investment company rules discussed below, the gross amount of distributions made by the Company with respect to our common shares (including the amount of any non-U.S. taxes withheld therefrom, if any) generally will be includable in a U.S. Holder’s gross income in the year received as dividend income, but only to the extent that such distributions are paid out of the Company’s current or accumulated earnings and profits as determined under U.S. federal income tax principles. The Company does not currently maintain calculations of its earnings and profits under U.S. federal income tax principles because the Company currently has no intentions of making distributions to its shareholders. Nevertheless, the Company may compute and maintain calculations of its earnings and profits under U.S. federal income tax principles if and when the Company’s decision on distributions changes. Absent a calculation by the Company of its earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect to treat all cash distributions as dividends for such purposes. The dividends will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other U.S. corporations. With respect to certain non-corporate U.S. Holders (including individuals), dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) our common shares are readily tradable on an established securities market in the United States, (2) the Company is neither a PFIC (as defined below) nor treated as such with respect to the U.S. Holder for the taxable year in which the dividend is paid and the preceding taxable year and (3) certain holding period requirements are met. Under U.S. Internal Revenue Service authority, common or ordinary shares generally are considered, for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the                     , as our common shares are.

The dividends will generally be foreign source and considered “passive category” income, and non-U.S. taxes withheld therefrom, if any, may be creditable against the U.S. Holder’s U.S. federal income tax liability, subject to applicable limitations. If the Company is a “United States-owned foreign corporation,” however, a portion of the dividends allocable to the Company’s U.S. source earnings and profits may be re-characterized as U.S. source. A “United States-owned foreign corporation” is any foreign corporation in which U.S. persons own, directly or indirectly, 50% or more (by vote or by value) of the stock. In general, United States-owned foreign corporations with less than 10% of earnings and profits attributable to sources within the United States are excepted from these rules. The rules governing the treatment of foreign taxes and foreign tax credits are complex, and U.S. Holders should consult their tax advisors about the impact of these rules in their particular situations.

Sale or Other Disposition of Common Shares

Subject to the passive foreign investment company rules discussed below, upon a sale or other disposition of our common shares, a U.S. Holder will recognize a capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount realized and the U.S. Holder’s tax basis in such common shares. Any such gain or loss generally will be U.S. source gain or loss and will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in our common shares exceeds one year. Non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income tax on long-term capital gain at preferential rates. The deductibility of capital losses is subject to significant limitations.

Passive Foreign Investment Company

We would be classified as a passive foreign investment company (a “PFIC”), for any taxable year if either: (a) at least 75% of our gross income is “passive income” for purposes of the PFIC rules or (b) at least 50% of the value of our assets (determined on the basis of a quarterly average) produce or are held for the production of passive income. For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the stock. Under the PFIC rules, if we were considered a PFIC at any time that a U.S. Holder holds our common shares, we would continue to be treated as a PFIC with respect to such holder’s investment unless (i) we cease to be a PFIC and (ii) the U.S. Holder has made a “deemed sale” election under the PFIC rules.

Based on the anticipated market price of our common shares in this offering and expected price of our common shares following this offering, and the composition of our income and assets as well as current and expected operations, we do not expect to be treated as a PFIC for U.S. federal income tax purposes for the current taxable year or in the foreseeable future. This is a factual determination, however, that must be made annually after the close of each taxable year. Therefore, there can be no assurance that we will not be classified as a PFIC for the current taxable year or for any future taxable year.

If we are considered a PFIC at any time that a U.S. Holder holds our common shares, any gain recognized by the U.S. Holder on a sale or other disposition of our common shares, as well as the amount of any “excess distribution” (defined below) received by the U.S. Holder, would be allocated ratably over the U.S. Holder’s holding period for our common shares. The amounts allocated to the taxable year of the sale or other disposition (or the taxable year of receipt, in the case of an excess distribution) and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed. For the purposes of these rules, an excess distribution is the amount by which any distribution received by a U.S. Holder on its ordinary shares exceeds 125% of the average of the annual distributions on our common shares received during the preceding three years or the U.S. Holder’s holding period, whichever is shorter. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of our common shares.

If we are treated as a PFIC with respect to a U.S. Holder for any taxable year, the U.S. Holder will be deemed to own shares in any of our subsidiaries that are also PFICs and generally be subject to the treatment described above with respect to any distribution on or disposition of such shares. An election for mark-to-market treatment, however, would likely not be available with respect to any such subsidiaries. If we are considered a PFIC, a U.S. Holder will also be subject to information reporting requirements on an annual basis. U.S. Holders should consult their own tax advisors about the potential application of the PFIC rules to an investment in our common shares.

U.S. Information Reporting and Backup Withholding

Dividend payments with respect to our common shares and proceeds from the sale, exchange or redemption of our common shares may be subject to information reporting to the U.S. Internal Revenue Service and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status may be required to provide such certification on U.S. Internal Revenue Service Form W-9. U.S. Holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability, and such holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the U.S. Internal Revenue Service and furnishing any required information.

Information With Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to our common shares, subject to certain exceptions (including an exception for common shares held in accounts maintained by certain U.S. financial institutions). U.S. Holders should consult their tax advisors regarding their reporting obligations with respect to their ownership and disposition of our common shares.

FATCA

Provisions under Sections 1471 through 1474 of the Code and applicable Treasury Regulations commonly referred to as “FATCA” generally impose 30% withholding on certain “withholdable payments” and, in the future, may impose such withholding on “foreign passthru payments” made by a “foreign financial institution” (each as defined in the Code) that has entered into an agreement with the U.S. Internal Revenue Service to perform certain diligence and reporting obligations with respect to the foreign financial institution’s U.S.-owned accounts. The applicable Treasury Regulations treat an entity as a “financial institution” if it is a holding company formed in connection with or availed of by a private equity fund or other similar investment vehicle established with an investment strategy of investing, reinvesting, or trading in financial assets. The United States has entered into an IGA with Bermuda, which modifies the FATCA withholding regime described above, although the U.S. Internal Revenue Service and Bermuda tax authorities have not yet provided final guidance regarding compliance with the Bermuda IGA. It is not clear whether we would be treated as a financial institution subject to the diligence, reporting and withholding obligations under FATCA or the Bermuda IGA. Furthermore, it is not yet clear how the Bermuda IGA will address foreign passthru payments. Prospective investors should consult their tax advisors regarding the potential impact of FATCA, the Bermuda IGA and any non-U.S. legislation implementing FATCA, on their investment in our common shares.

UNDERWRITING

Citigroup Global Markets Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, the selling shareholders and the underwriters, we and the selling shareholders have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us and the selling shareholders, the number of our common shares set forth opposite its name below.

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Deutsche Bank Securities Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Barclays Capital Inc.
Credit Suisse Securities (USA) LLC
Morgan Stanley & Co. LLC

Total

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and the selling shareholders have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officers’ certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The representatives have advised us and the selling shareholders that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $             per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The following table shows the public offering price and underwriting discount that we and the selling shareholders are to pay to the underwriters in connection with this offering. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Paid by Us		Paid by the Selling Shareholder		Total
	No Exercise	Full Exercise	No Exercise	Full Exercise	No Exercise	Full Exercise
Per Share	$	$	$	$	$	$
Total	$	$	$	$	$	$

The expenses of the offering, including expenses incurred by the selling shareholders but not including the underwriting discount, are estimated at $         million, and are payable by us.

The selling shareholders have granted an option to the underwriters to purchase up to                      additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option within 30 days of the date of this prospectus. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

We, our executive officers and directors and certain of our existing security holders, including the selling shareholders, have agreed, subject to certain exceptions, not to sell or transfer any common shares or securities convertible into, exchangeable for, exercisable for, or repayable with common shares, for 180 days after the date of this prospectus without first obtaining the written consent of                     . Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common shares;

•	any option or contract to purchase any common shares;

•	purchase any option or contract to sell any common shares;

•	grant any option, right or warrant for the sale of any common shares;

•	lend or otherwise dispose of or transfer any common shares;

•	request or demand that we file a registration statement related to the common shares; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common shares whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to common shares and to securities convertible into or exchangeable or exercisable for or repayable with common shares. It also applies to common shares owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of the lock-up period referred to above, we issue an earnings release or material news or a material event relating to us occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, we have agreed to extend the restrictions described above until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We will apply to list our common shares on                      under the symbol “        ”.

Before this offering, there has been no public market for our common shares. The initial public offering price will be determined through negotiations between us and the representatives. In addition to prevailing market conditions, the factors to be considered in determining the initial public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, us and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future net sales; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the shares may not develop. It is also possible that after the offering the common shares will not trade in the public market at or above the initial public offering price.

The underwriters do not expect to sell more than 5% of the common shares in the aggregate to accounts over which they exercise discretionary authority.

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our common shares. However, the representatives may engage in transactions that stabilize the price of the common shares, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common shares in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common shares or preventing or retarding a decline in the market price of our common shares. As a result, the price of our common shares may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the exchange on which our common shares will be listed, in the over-the-counter market or otherwise.

None of us, the selling shareholders or any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares. In addition, none of us, the selling shareholders or any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the representatives may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The representatives may allocate a limited number of common shares for sale to its online brokerage customers. An electronic prospectus is available on Internet web sites maintained by the representatives. Other than the prospectus in electronic format, the information on the web sites of the representatives is not part of this prospectus.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking, commercial banking and other services for us for which they received or will receive customary fees and expenses. Furthermore, certain of the underwriters and their respective affiliates may, from time to time, enter into arm’s-length transactions with us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of ours. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC were initial purchasers in connection with our offering of the Senior Notes.

Affiliates of Citigroup Global Markets Inc., Goldman, Sachs & Co., Deutsche Bank Securities Inc., J.P. Morgan Securities LLC, Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Morgan Stanley & Co. LLC are lenders and/or agents under the Senior Secured Credit Facilities.

Other than in the United States, no action has been taken by us, the selling shareholders or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive;

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

We, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, us, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (“FINMA”), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

LEGAL MATTERS

The validity of the common shares and certain other matters of Bermuda law will be passed upon for us by Conyers, Dill & Pearman Pte. Ltd., our special Bermuda counsel. Certain matters of U.S. federal and New York State law will be passed upon for us by Latham & Watkins LLP, Washington, District of Columbia, and for the underwriters by Cravath, Swaine & Moore LLP, New York, New York.

EXPERTS

The consolidated financial statements of Axalta Coating Systems Ltd. as of December 31, 2013 and 2012 and for the year ended December 31, 2013 and for the period August 24, 2012 to December 31, 2012, and the combined financial statements of the Predecessor, Dupont Performance Coatings, a business formerly owned by E. I. du Pont de Nemours and Company, as of December 31, 2012 and 2011 and for the period January 1, 2013 to January 31, 2013 and for the years ended December 31, 2012 and 2011, included in this Prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 pursuant to the Securities Act. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed.

You may inspect a copy of the registration statement and the exhibits and schedules to the registration statement without charge at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You can receive copies of these documents upon payment of a duplicating fee by writing to the SEC. The SEC maintains a web site at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. You can also inspect our registration statement on this web site.

Upon completion of this offering, we will become subject to the information and reporting requirements of the Exchange Act pursuant to Section 13 thereof. Our filings with the SEC (other than those exhibits specifically incorporated by reference into the registration statement of which this prospectus forms a part) are not incorporated by reference into this prospectus.

ENFORCEMENT OF JUDGMENTS

We are a Bermuda exempted company. As a result, the rights of holders of our common shares will be governed by Bermuda law and our memorandum of association and bye-laws. The rights of shareholders under Bermuda law may differ from the rights of shareholders of companies incorporated in other jurisdictions. A number of our directors and some of the named experts referred to in this prospectus are not residents of the United States, and a substantial portion of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process on those persons in the United States or to enforce in the United States judgments obtained in U.S. courts against us or those persons based on the civil liability provisions of the U.S. securities laws. It is doubtful whether courts in Bermuda will enforce judgments obtained in other jurisdictions, including the United States, against us or our directors or officers under the securities laws of those jurisdictions or entertain actions in Bermuda against us or our directors or officers under the securities laws of other jurisdictions. Our registered address in Bermuda is Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Page(s)
Unaudited Condensed Consolidated Financial Statements:

Condensed Consolidated Statements of Operations of Axalta Coating Systems Ltd. for the six months ended June 30, 2014 and June 30, 2013 (Successor) and Combined Statement of Operations of DuPont Performance Coatings for the period from January 1, 2013 through January 31, 2013 (Predecessor)

F-2

Condensed Consolidated Statements of Comprehensive Income (Loss) of Axalta Coating Systems Ltd. for the six months ended June 30, 2014 and June 30, 2013 (Successor) and Combined Statement of Comprehensive Income of DuPont Performance Coatings for the period from January 1, 2013 through January 31, 2013 (Predecessor)

F-3

Condensed Consolidated Balance Sheets of Axalta Coating Systems Ltd. as of June 30, 2014 and December 31, 2013 (Successor)	F-4

Condensed Consolidated Statements of Cash Flows of Axalta Coating Systems Ltd. for the six months ended June 30, 2014 and June 30, 2013 (Successor) and Combined Statement of Cash Flows of DuPont Performance Coatings for the period from January 1, 2013 through January 31, 2013 (Predecessor)

F-5

Notes to Unaudited Condensed Consolidated Financial Statements	F-6

Audited Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm	F-32

Consolidated Statements of Operations of Axalta Coating Systems Ltd. for the year ended December  31, 2013 (Successor) and for the period from August 24, 2012 through December 31, 2012 (Successor) and Combined Statements of Operations of DuPont Performance Coatings for the period from January 1, 2013 through January  31, 2013 (Predecessor) and for the years ended December 31, 2012 and 2011 (Predecessor)

F-34

Consolidated Statements of Comprehensive Income (Loss) of Axalta Coating Systems Ltd. for the year ended December 31, 2013 (Successor) and for the period from August 24, 2012 through December 31, 2012 (Successor) and Combined Statements of Comprehensive Income of DuPont Performance Coatings for the period from January 1, 2013 through January 31, 2013 (Predecessor) and for the years ended December 31, 2012 and 2011

F-35

Consolidated Balance Sheets of Axalta Coating Systems Ltd. as of December 31, 2013 and December  31, 2012 (Successor) and Combined Balance Sheet of DuPont Performance Coatings as of December 31, 2012 (Predecessor)

F-36

Consolidated Statement of Changes in Stockholders’ Equity of Axalta Coating Systems Ltd. for the year ended December 31, 2013 (Successor) and for the period from August 24, 2012 through December 31, 2012 (Successor) and Combined Statement of Changes in Stockholders’ Equity of DuPont Performance Coatings for the period from January 1, 2013 through January 31, 2013 (Predecessor) and for the years ended December 31, 2012 and 2011 (Predecessor)

F-37

Consolidated Statement of Cash Flows of Axalta Coating Systems Ltd. for the year ended December  31, 2013 (Successor) and for the period from August 24, 2012 through December 31, 2012 (Successor) and Combined Statements of Cash Flows of DuPont Performance Coatings for the period from January 1, 2013 through January  31, 2013 (Predecessor) and for the years ended December 31, 2012 and 2011 (Predecessor)

F-39

Notes to Consolidated Financial Statements	F-40

AXALTA COATING SYSTEMS LTD.

Condensed Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Operations (Unaudited)

(Dollars in millions, except share and per share data)

	Successor		Predecessor
	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Period from January 1, 2013 through January 31, 2013
Net sales	$2,174.0	$1,783.6	$326.2
Other revenue	14.7	13.7	1.1

Total revenue	2,188.7	1,797.3	327.3
Cost of goods sold and other operating charges	1,446.0	1,327.6	232.2
Selling, general and administrative expenses	497.3	397.0	70.8
Research and development expenses	23.4	18.5	3.7
Amortization of acquired intangibles	42.4	38.0	—
Merger and acquisition related expenses	—	28.1	—

Income (loss) from operations	179.6	(11.9)	20.6

Interest expense, net	119.9	96.8	—
Bridge financing commitment fees	—	25.0	—
Other expense, net	2.9	59.1	5.0

Income (loss) before income taxes	56.8	(192.8)	15.6
Provision (benefit) for income taxes	10.0	(6.4)	7.1

Net income (loss)	46.8	(186.4)	8.5
Less: Net income attributable to noncontrolling interests	2.6	2.3	0.6

Net income (loss) attributable to controlling interests	$44.2	$(188.7)	$7.9

Earnings (loss) per common share attributable to Axalta (basic and diluted)	$0.33	$(1.37)
Weighted average shares outstanding, basic and diluted	135,544,000	135,000,000

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Condensed Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Comprehensive Income (Loss) (Unaudited)

(Dollars in millions)

	Successor		Predecessor
	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Period from January 1, 2013 through January 31, 2013
Net income (loss)	$46.8	$(186.4)	$8.5
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	(9.9)	13.1	—
Unrealized gain (loss) on securities	0.8	(1.4)	0.2
Unrealized gain (loss) on derivatives	(5.0)	7.4	—
Unrealized gain on pension and other benefit plan obligations	4.8	—	1.1

Other comprehensive income (loss), before tax	(9.3)	19.1	1.3

Income tax (provision) benefit related to items of other comprehensive income (loss)	1.0	(2.4)	(0.5)

Other comprehensive income (loss), net of tax	(8.3)	16.7	0.8

Comprehensive income (loss)	38.5	(169.7)	9.3

Less: Comprehensive income attributable to noncontrolling interests	2.6	2.3	0.6

Comprehensive income (loss) attributable to controlling interests	$35.9	$(172.0)	$8.7

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Condensed Consolidated (Successor) Balance Sheets (Unaudited)

(Dollars in millions)

	Successor
	June 30, 2014	December 31, 2013
Assets
Current assets:
Cash and cash equivalents	$350.3	$459.3
Restricted cash	1.9	—
Accounts and notes receivable, net	953.8	865.9
Inventories	576.4	550.2
Prepaid expenses and other assets	63.4	50.2
Deferred income taxes	18.1	30.0

Total current assets	1,963.9	1,955.6

Net property, plant, and equipment	1,621.3	1,622.6
Goodwill	1,110.1	1,113.6
Identifiable intangibles, net	1,394.4	1,439.6
Deferred financing costs, net	86.7	100.1
Deferred income taxes	287.9	273.6
Other assets	227.5	223.2

Total assets	$6,691.8	$6,728.3

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$527.1	$478.5
Current portion of borrowings	43.7	46.7
Deferred income taxes	6.3	5.5
Other accrued liabilities	415.4	472.7

Total current liabilities	992.5	1,003.4

Long-term borrowings	3,861.1	3,876.9
Deferred income taxes	270.4	280.4
Other liabilities	327.9	367.3

Total liabilities	$5,451.9	$5,528.0

Commitments and contingent liabilities (Note 7)
Stockholders’ equity
Common stock, $1.00 par, 1,000,000,000 shares authorized, 135,544,000 shares issued and outstanding at June 30, 2014 and; 135,544,000 shares issued and outstanding at December 31, 2013	$135.5	$135.5
Capital in excess of par	1,231.1	1,227.3
Accumulated deficit	(221.2)	(265.4)
Accumulated other comprehensive income	25.7	34.0

Total stockholders’ equity	1,171.1	1,131.4
Noncontrolling interests	68.8	68.9

Total stockholders’ equity and noncontrolling interests	1,239.9	1,200.3

Total liabilities, stockholders’ equity and noncontrolling interests	$6,691.8	$6,728.3

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Condensed Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Successor		Predecessor
	Six months ended June 30, 2014	Six months ended June 30, 2013	Period from January 1, 2013 through January 31, 2013
Operating activities:
Net income (loss)	$46.8	$(186.4)	$8.5
Adjustment to reconcile net (loss) income to cash provided by (used for) operating activities:
Depreciation and amortization	152.9	140.6	9.9
Amortization of financing costs and original issue discount	16.3	14.7	—
Fair value step up of acquired inventory sold	—	103.7	—
Bridge financing commitment fees	—	25.0	—
Debt modification fees	3.1	—	—
Deferred income taxes	(14.9)	(59.3)	9.1
Unrealized (gains) losses on derivatives	3.8	(7.6)	—
Realized and unrealized foreign exchange (gains) losses, net	(19.2)	35.2	4.5
Stock-based compensation	3.8	—	—
Other non-cash, net	(7.5)	(1.6)	(3.9)
Decrease (increase) in operating assets:
Accounts and notes receivable	(112.3)	(37.8)	25.8
Inventories	(24.3)	35.5	(19.3)
Prepaid expenses and other assets	(41.4)	(23.5)	3.1
Increase (decrease) in operating liabilities:
Accounts payable	59.5	47.6	(29.9)
Other accrued liabilities	(47.5)	77.4	(43.8)
Other liabilities	(5.4)	(1.9)	(1.7)

Cash provided by (used for) operating activities	13.7	161.6	(37.7)

Investing activities:
Acquisition of DuPont Performance Coatings (net of cash acquired)	—	(4,827.0)	—
Purchase of property, plant and equipment	(100.8)	(23.4)	(2.4)
Purchase of interest rate cap	—	(3.1)
Settlement of foreign currency contract	—	(19.4)	—
Restricted cash	(1.9)	—	—
Purchase of intangibles	(0.2)	—	(6.3)
Purchase of investment in affiliate	—	—	(1.2)
Proceeds from sale of assets	0.1	0.7	1.6

Cash used for investing activities	(102.8)	(4,872.2)	(8.3)

Financing activities:
Proceeds from Senior Secured Credit Facilities, net	—	2,817.3	—
Issuance of Senior Notes	—	1,089.4	—
Proceeds from short-term borrowings	16.7	5.0	—
Payments on short-term borrowings	(17.2)	(10.8)	—
Payments of deferred financing costs	—	(126.0)	—
Payments of long-term debt	(7.1)	—	—
Bridge financing commitment fees	—	(25.0)	—
Dividends paid to noncontrolling interests	(1.6)	(4.1)	—
Debt modification fees	(3.0)	—	—
Equity contribution	—	1,350.0	—
Net transfer from DuPont	—	—	43.0

Cash provided by (used for) financing activities	(12.2)	5,095.8	43.0

Increase (decrease) in cash and cash equivalents	(101.3)	385.2	(3.0)
Effect of exchange rate changes on cash	(7.7)	—	—
Cash and cash equivalents at beginning of period	459.3	—	28.7

Cash and cash equivalents at end of period	$350.3	$385.2	$25.7

The accompanying notes are an integral part of these financial statements.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(1)	BASIS OF PRESENTATION OF THE INTERIM UNAUDITED CONDENSED CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The interim condensed consolidated and combined financial statements included herein are unaudited. In the opinion of management, these statements include all adjustments, consisting only of normal, recurring adjustments, necessary for a fair statement of the financial position of Axalta Coating Systems Ltd. (formerly known as Flash Bermuda Co. Ltd. or Axalta Coating Systems Bermuda Co., Ltd.), a Bermuda exempted Limited Liability Company and its consolidated subsidiaries (“Axalta” or the “Company”) at June 30, 2014 and December 31, 2013, the results of operations for the six months ended June 30, 2014 and 2013 and cash flows for the six months ended June 30, 2014 and June 30, 2013. These interim unaudited condensed consolidated and combined financial statements should be read in conjunction with the consolidated and combined financial statements and notes included in Axalta’s Annual Report. The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States.

The results of operations for the six months ended June 30, 2014 are not necessarily indicative of the results to be expected for a full year.

The acquisition by Axalta and certain of its indirect subsidiaries of all the capital stock, other equity interests and assets of certain entities which, together with their subsidiaries, comprised the assets and legal entities, which together with their subsidiaries, compromised the DuPont Performance Coatings business (“DPC’) (“Acquisition”) closed on February 1, 2013. The accompanying condensed consolidated balance sheets of Axalta at June 30, 2014 and December 31, 2013 and related interim consolidated statements of operations and consolidated statements of comprehensive income for the six months ended June 30, 2014 and 2013 and of cash flows for the six months ended June 30, 2014 and 2013 are labeled as “Successor.” The consolidated financial statements for the Successor include the accounts of Axalta and its subsidiaries, and entities in which a controlling interest is maintained.

The accompanying combined statements of operations and statements of comprehensive income for the period from January 1, 2013 through January 31, 2013 and of cash flows for the period from January 1, 2013 through January 31, 2013, do not include adjustments or transactions attributable to the Acquisition, and are labeled as “Predecessor”. As a result of the application of acquisition accounting as of the closing date of the Acquisition, the financial statements for the Successor periods and the Predecessor periods are presented on a different basis and are, therefore, not comparable.

During the Predecessor periods, DPC operated either as a reportable segment or part of a reportable segment within E. I. du Pont de Nemours and Company, a corporation incorporated under the laws of the State of Delaware (“DuPont”); consequently, standalone financial statements were not historically prepared for DPC. The accompanying combined financial statements of DPC have been prepared from DuPont’s historical accounting records and are presented on a standalone basis as if the operations had been conducted independently from DuPont. In this context, prior to presale structuring activities occurring in the latter part of 2012, no direct ownership relationship existed among all of the various legal entities comprising DPC. The Predecessor combined financial statements include the historical operations, assets and liabilities of the legal entities that are considered to comprise the DPC business.

DPC comprised certain standalone legal entities for which discrete financial information was available, as well as portions of legal entities for which discrete financial information was not available (shared entities). Discrete financial information was not available for DPC within shared entities as DuPont did not record every transaction at the DPC level, but rather at the DuPont corporate level. For shared entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to DPC as discussed in Note 6.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

The Predecessor interim unaudited combined statements of operations include all revenues and costs directly attributable to DPC, including costs for facilities, functions and services used by DPC. Costs for certain functions and services performed by centralized DuPont organizations were directly charged to DPC based on usage or other allocations methods. The results of operations also include allocations of (i) costs for administrative functions and services performed on behalf of DPC by centralized staff groups within DuPont, (ii) DuPont’s general corporate expenses, and (iii) certain pension and other postretirement benefit costs. As more fully described in Note 12, current and deferred income taxes and related tax expense were determined on the standalone results of the DPC operations in each country as if it were a separate taxpayer (i.e., following the separate return methodology).

All charges and allocations of cost for facilities, functions and services performed by DuPont organizations were deemed paid by DPC to DuPont, in cash, in the period in which the costs were recorded in the Predecessor combined statement of operations. Allocations to DPC of current income taxes payable were deemed to have been remitted, in cash, to DuPont in the period the related tax expense was recorded. Allocations of current income taxes receivable were deemed to have been remitted to DPC, in cash, by DuPont in the period in which the receivable applies only to the extent that a refund of such taxes could have been recognized by DPC on a standalone basis under the law of the relevant taxing jurisdiction.

DuPont used a centralized approach to cash management and financing its operations. Accordingly, cash, cash equivalents, debt and interest expense were not allocated to DPC in the Predecessor combined financial statements. Transactions between DPC and DuPont were accounted for through the parent company net investment. DPC purchased materials and services from, and sold materials and services to, DuPont operations not included in the defined scope of DPC. Transactions between DuPont and DPC were deemed to be settled immediately through the parent company net investment. Cash, cash equivalents, debt and interest expense in the Predecessor interim unaudited combined balance sheet and statement of operations represent cash, cash equivalents, debt and interest expense held locally by certain of DPC’s majority owned joint ventures. DuPont’s current and long-term debt was not pushed down to the Predecessor interim unaudited combined financial statements because it was not specifically identifiable to DPC.

All of the allocations and estimates in the Predecessor interim unaudited combined financial statements were based on assumptions that management of DuPont and DPC believed were reasonable. However, the Predecessor interim unaudited combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future or if DPC had been a separate, standalone entity during the Predecessor periods presented.

Certain of our joint ventures are accounted for on a one-month lag basis, the effect of which is not material.

(a)	Reclassification

Certain reclassifications have been made to Net Sales, Other expense, net, and Selling, general and administrative expenses on the Predecessor combined statements of operations to conform to the Successor presentation.

As we have completed our accounting associated with the Acquisition, the finalization of our valuations and the refinement of our assumptions impacted the recognized values assigned to assets acquired and liabilities assumed. As a result, Net sales, depreciation expense, and income tax benefit were retrospectively adjusted to reflect a $4.6 million increase, a $7.9 million increase and a $2.6 million decrease, respectively, for the six months ended June 30, 2013.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(2)	RECENT ACCOUNTING GUIDANCE

Accounting Guidance Issued But Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09 (Accounting Standard Codification 606), “Revenue from Contracts with Customers”, which sets forth the guidance that an entity should use related to revenue recognition. This ASU is effective for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is not permitted. We are in the process of assessing the impact the adoption of this ASU will have on our financial position, results of operations and cash flows.

(3)	ACQUISITION OF DUPONT PERFORMANCE COATINGS

On August 30, 2012, we entered into a purchase agreement with DuPont whereby, Axalta and certain of its subsidiaries acquired from DuPont and its affiliates certain assets of DPC and all of the capital stock and other equity interests of certain entities engaged in the DPC business (the “Acquisition Agreement”) pursuant to which we acquired the assets and legal entities of DPC from DuPont for a purchase price of $4,925.9 million plus or minus a working capital adjustment and pension adjustment. Axalta and DuPont finalized the working capital and pension adjustments to the purchase price which resulted in a reduction to the purchase price of $18.6 million to $4,907.3 million.

We accounted for the Acquisition as a business combination in accordance with ASC 805, Business Combinations, using the acquisition method of accounting. At December 31, 2013, the amounts presented for the Acquisition were finalized.

The following table summarizes the fair values of the net assets acquired as of the February 1, 2013 Acquisition date adjusted for measurement period adjustments:

	February 1, 2013 (As Initially Reported)	Measurement Period Adjustments	February 1, 2013 (As Adjusted)
Cash and cash equivalents	$79.7	$—	$79.7
Accounts and notes receivable—trade, net	855.8	22.7	878.5
Inventories	673.0	3.0	676.0
Prepaid expenses and other	8.2	(1.3)	6.9
Net property, plant and equipment	1,707.7	(1.8)	1,705.9
Identifiable intangibles, net	1,539.3	(19.0)	1,520.3
Other assets—noncurrent	98.8	19.1	117.9
Accounts payable	(409.1)	(6.9)	(416.0)
Other accrued liabilities	(232.0)	7.5	(224.5)
Other liabilities	(331.1)	(35.3)	(366.4)
Deferred income taxes	(312.9)	223.2	(89.7)
Noncontrolling interests	(66.7)	—	(66.7)

Net assets acquired before goodwill on acquisition	3,610.7	211.2	3,821.9
Goodwill on acquisition	1,315.2	(229.8)	1,085.4

Net assets acquired	$4,925.9	$(18.6)	$4,907.3

The measurement period adjustments reflect new information obtained about facts and circumstances that existed at the closing date of the Acquisition, primarily related to indemnification assets, inventories, other miscellaneous

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

current assets and liabilities, property, plant and equipment, intangible assets, and the related deferred income taxes. With the exception of those items detailed in Note 1, no measurement period adjustments had a material impact on the statement of operations or cash flows requiring retrospective application.

The determination of Goodwill was recognized for the Acquisition as the excess of the purchase price over the net assets recognized and represents the future economic benefits arising from other assets acquired for purposes of creating a standalone entity, which cannot be individually identified and separately recognized.

The fair values of intangible assets were estimated using an income approach, either the excess earnings method (customer relationships) or the relief from royalty method (technology and trademarks). Under the excess earnings method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows attributable solely to the intangible asset over its remaining useful life. Under the relief from royalty method, fair value is measured by estimating future revenue associated with the intangible asset over its useful life and applying a royalty rate to the revenue estimate. These intangible assets enable us to develop new products to meet the evolving business needs as well as competitively produce our existing products.

The fair value of real properties acquired was based on the consideration of their highest and best use in the market. The fair values of property, plant, and equipment, other than real properties, were based on the consideration that unless otherwise identified, they will continue to be used “as is” and as part of the ongoing business. In contemplation of the in-use premise and the nature of the assets, the fair value was developed primarily using a cost approach. The determination of the fair value of assets acquired and liabilities assumed involves assessing factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the date of the acquisition.

The fair value of the noncontrolling interests, related to acquired joint ventures, were estimated by applying an income approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a fair value measurement categorized within Level 3 of the fair value hierarchy. Key assumptions included a discount rate, a terminal value based on a range of long-term sustainable growth rates and adjustments because of the lack of control that market participants would consider when measuring the fair value of the noncontrolling interests.

The Company was formed on August 24, 2012 for the purpose of consummating the Acquisition of DPC and, consequently has no financial statements as of and for periods prior to that date. Prior to the Acquisition, we generated no revenue and incurred no expenses other than merger and acquisition costs and debt financing costs in anticipation of the Acquisition. We incurred merger and acquisition related costs of $29.0 million which were expensed during the Successor period August 24, 2012 through December 31, 2012 and incurred debt financing costs of $4.6 million which were recorded as Other assets and Other accrued liabilities as of December 31, 2012 (Successor). The $33.6 million of merger and acquisition related costs and debt financing costs incurred were accrued as a component of Other accrued liabilities at December 31, 2012 (Successor). The amounts were paid at closing of the Acquisition with proceeds from the borrowings under the Senior Secured Credit Facilities.

The following unaudited supplemental pro forma information presents the financial results as if the acquisition of DPC had occurred on January 1, 2012. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2012, nor is it indicative of any future results.

Six Months Ended June 30, 2013
(Unaudited)
Net sales	$2,109.8
Net loss	$(66.3)

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

The 2013 supplemental pro forma net loss was adjusted to exclude $53.1 million of acquisition-related costs incurred in 2013 and $123.1 million of non-recurring expense consisting primarily of $103.7 million related to the fair market value adjustment to acquisition-date inventory.

(4)	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

(a)	Goodwill

The following table shows changes in the carrying amount of goodwill for the Successor six months ended June 30, 2014 by reportable segment:

	Performance Coatings	Transportation Coatings	Total
At January 1, 2014	$1,038.8	$74.8	$1,113.6
Purchase accounting adjustments	11.6	0.8	12.4
Foreign currency translation	(14.8)	(1.1)	(15.9)

June 30, 2014	$1,035.6	$74.5	$1,110.1

During the six months ended June 30, 2014 we identified and recorded purchase accounting adjustments of $12.4 million related to corrections subsequent to the end of the purchase accounting measurement period.

The following table shows changes in the carrying amount of goodwill for the Predecessor year ended December 31, 2012 and the Predecessor period from January 1, 2013 to January 31, 2013 by reportable segment:

	Performance Coatings	Transportation Coatings	Total
At January 1, 2012	$517.9	$70.9	$588.8
Foreign currency translation	—	—	—

December 31, 2012	$517.9	$70.9	$588.8

Foreign currency translation	—	—	—

January 31, 2013	$517.9	$70.9	$588.8

(b)	Identifiable Intangible Assets

The following table summarizes the gross carrying amounts and accumulated amortization of identifiable intangible assets by major class:

June 30, 2014	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted average amortization periods
Technology	$425.1	$(57.9)	$367.2	10.0
Trademarks—indefinite-lived	284.4	—	284.4	Indefinite
Trademarks—definite-lived	41.7	(4.1)	37.6	14.8
Customer relationships	760.3	(56.1)	704.2	19.4
Non-compete agreements	1.5	(0.5)	1.0	4.0

Total	$1,513.0	$(118.6)	$1,394.4

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

December 31, 2013	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted average amortization periods
Technology	$425.2	$(37.3)	$387.9	10.0
Trademarks—indefinite-lived	284.4	—	284.4	Indefinite
Trademarks—definite-lived	41.7	(2.6)	39.1	14.8
Customer relationships	761.9	(34.9)	727.0	19.4
Non-compete agreements	1.5	(0.3)	1.2	4.0

Total	$1,514.7	$(75.1)	$1,439.6

Activity related to in process research and development projects for the six months ended June 30, 2014:

	Beginning Balance at January 1, 2014	Completed	Abandoned	Ending Balance at June 30, 2014
In Process Research and Development	$15.7	$(4.1)	$(0.1)	$11.5

Amortization expense for the Predecessor period from January 1, 2013 through January 31, 2013 was $2.6 million, which was primarily reported as a reduction in Net sales. Amortization expense for the Successor six months ended June 30, 2014 was $42.4 million. Amortization of acquired intangibles, including the impairment loss of $3.2 million associated with abandoned in process research and development projects, for the Successor six months ended June 30, 2013 was $38.0 million.

The estimated amortization expense for the remainder of 2014 and for each of the succeeding five years is:

2014	$42.1
2015	$84.2
2016	$84.2
2017	$83.8
2018	$83.8
2019	$83.8

(5)	RESTRUCTURING

(a)	Successor Periods

In accordance with the applicable guidance for Nonretirement Postemployment Benefits, we accounted for termination benefits and recognized liabilities when the loss was considered probable that employees were entitled to benefits and the amounts could be reasonably estimated.

Since the Acquisition date, we have incurred costs associated with involuntary termination benefits associated with our continued efforts to establish Axalta as a standalone company from DuPont. During the six months ended June 30, 2014 and 2013 we incurred restructuring costs of $1.4 million and $6.5 million, respectively. These amounts are recorded within Selling, general, and administrative expenses in the condensed consolidated statement of operations.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

The following tables summarize the activities related to the restructuring reserves, recorded within Other accrued liabilities, and expenses for the Successor six months ended June 30, 2014 and June 30, 2013, respectively:

Year to Date June 30, 2014
Balance at December 31, 2013	$98.4
Expense Recorded	1.4
Payments Made	(29.2)
Foreign Currency Changes	(1.3)

Balance at June 30, 2014	$69.3

Year to Date June 30, 2013
Balance at February 1, 2013	$0.5
Expense Recorded	6.5
Payments Made	(1.6)
Foreign Currency Changes	—

Balance at June 30, 2013	$5.4

(b)	Predecessor Periods

During the Predecessor period there was no expense recorded associated with involuntary termination benefits.

(6)	RELATIONSHIP WITH DUPONT

Predecessor Periods

Historically, the DPC businesses were managed and operated in the normal course of business with other affiliates of DuPont. Accordingly, certain shared costs were allocated to DPC and reflected as expenses in the standalone Predecessor interim unaudited combined financial statements. Management of DuPont considered the allocation methodologies used to be reasonable and appropriate reflections of the historical DuPont expenses attributable to DPC for purposes of the standalone combined financial statements of DPC; however, the expenses reflected in the Predecessor interim unaudited combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if DPC had operated as a separate, standalone entity. In addition, the expenses reflected in the Predecessor interim unaudited combined financial statements may not be indicative of related expenses that will be incurred in the future by us.

(1)	Cash Management and Financing

Except for its joint ventures, DPC participated in DuPont’s centralized cash management and financing programs. Disbursements were made through centralized accounts payable systems which were operated by DuPont, while cash receipts were transferred to centralized accounts maintained by DuPont. As cash was disbursed and received by DuPont, it was accounted for by DPC through the parent company net investment. All short and long-term debt requirements of the DPC business were financed by DuPont and financing decisions for wholly owned subsidiaries and majority owned joint ventures were determined by DuPont’s central treasury operations.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(2)	Allocated Corporate Costs

The Predecessor interim unaudited combined financial statements include significant transactions with DuPont involving leveraged functional services (such as information systems, accounting, other financial services, purchasing and legal) and general corporate expenses that were provided to DPC by centralized DuPont organizations. Throughout the Predecessor periods covered by the combined financial statements of DPC, the costs of these leveraged functions and services were directly charged or allocated to DPC using methods management believes were reasonable. The methods for directly charging specifically identifiable functions and services to DPC included negotiated usage rates and dedicated employee assignments. The method for allocating shared leveraged functional services to DPC was based on proportionate formulas involving controllable fixed costs and in certain instances was allocated to DPC based on demand. Controllable fixed costs are fixed costs less depreciation and amortization and nonrecurring transactions. The methods for allocating general corporate expenses to DPC were based on revenue. However, the expenses reflected in the Predecessor interim unaudited combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if DPC had operated as a separate, standalone entity.

The allocated leveraged functional service expenses and general corporate expenses included in cost of goods sold and other operating charges, selling, general, and administrative expenses and research and development expenses in the Predecessor interim unaudited combined statement of operations were as follows:

Predecessor
Period from January 1, 2013 through January 31, 2013
Cost of goods sold and other operating charges	$14.2
Selling, general, and administrative expenses	1.4
Research and development expenses	0.1

Total	$15.7

Allocated leveraged functional service expenses and general corporate expenses are recorded in the Predecessor combined statement of operations as follows:

Predecessor
Period from January 1, 2013 through January 31, 2013
Leveraged functional services	$14.2
General corporate expenses	1.5

Total	$15.7

(3)	Purchases from and Sales to Other DuPont Businesses

Throughout the Predecessor periods covered by the Predecessor combined financial statements, DPC purchased materials (Titanium Dioxide and DuPont Sontara® maintenance wipes) from DuPont and its non-DPC businesses.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

Purchases include the following amounts:

Predecessor
Period from January 1, 2013 through January 31, 2013
DPC purchases of products from other DuPont businesses	$7.9

Total	$7.9

There were no material sales to other DuPont businesses during the periods covered by the Predecessor interim unaudited condensed combined financial statements.

(7)	COMMITMENTS AND CONTINGENT LIABILITIES

(a)	Guarantees

In connection with the Acquisition, we assumed certain guarantee obligations which directly guaranteed various debt obligations under agreements with third parties related to the following: equity affiliates, customers, suppliers and other affiliated companies.

At both June 30, 2014 and December 31, 2013, we had directly guaranteed $1.6 million of such obligations. These guarantees represent the maximum potential amount of future (undiscounted) payments that we could be required to make under the guarantees in the event of default by the guaranteed parties. No amounts were accrued at June 30, 2014 and December 31, 2013.

We assess the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

(b)	Other

We are subject to various pending lawsuits and other claims including civil, regulatory, and environmental matters. Certain of these lawsuits and other claims may impact us. These litigation matters may involve indemnification obligations by third parties and/or insurance coverage covering all or part of any potential damage awards against DuPont and/or us. All of the above matters are subject to many uncertainties and, accordingly, we cannot determine the ultimate outcome of the lawsuits at this time.

The potential effects, if any, of these matters on the consolidated financial statements of Axalta will be recorded in the period in which they are probable and estimable, and such effects could be material.

In addition to the aforementioned matters, we are party to various legal proceedings in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the consolidated financial statements of Axalta.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(8)	LONG-TERM EMPLOYEE BENEFITS

Components of Net Periodic Benefit Cost

The following table sets forth the components of net periodic benefit cost for the Successor six months ended June 30, 2014 and June 30, 2013 and the Predecessor period from January 1, 2013 through January 31, 2013:

	Pension Benefits
	Successor		Predecessor
	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Period from January 1, 2013 through January 31, 2013
Components of net periodic benefit cost:
Net periodic benefit cost:
Service cost	$8.4	$7.4	$1.6
Interest cost	12.0	8.6	1.7
Expected return on plan assets	(7.4)	(5.5)	(1.8)
Amortization of actuarial (gain) loss	(0.2)	—	1.1
Amortization of prior service cost	—	—	—

Net periodic benefit cost	$12.8	$10.5	$2.6

	Other Long-Term Employee Benefits
	Successor		Predecessor
	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Period from January 1, 2013 through January 31, 2013
Components of net periodic benefit cost:
Net periodic benefit cost:
Service cost	$0.1	$—	$—
Interest cost	0.1	—	—
Amortization of actuarial (gain) loss	—	—	—
Amortization of prior service cost	—	—	—

Net periodic benefit cost	$0.2	$—	$—

Significant events

During the six months ended June 30, 2014, the Company executed an amendment to one of our Non-U.S. defined benefit pension plans. The amendment effectively eliminated the accrual of future benefits for all participants as of March 31, 2014, resulting in a curtailment gain of $5.6 million. As the plan had unrealized losses in excess of the reduction of the projected benefit obligation at the date of amendment, the gain was recorded as a reduction of the projected benefit obligation and a corresponding gain within Accumulated other comprehensive income.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(9)	STOCK-BASED COMPENSATION

(a)	Successor period

During the six months ended June 30, 2014, we recognized $3.8 million in stock-based compensation expense which was allocated to cost of goods sold and other operating charges, selling, general and administrative expenses, and research and development expenses. There was no stock-based compensation expense incurred during the Successor six months ended June 30, 2013.

At June 30, 2014, there was $13.1 million of unrecognized compensation cost relating to outstanding unvested stock options. Compensation expense is recognized for the fair values of the stock options over the requisite service period of the awards using the graded-vesting attribution method.

There were no material issuances of stock options during the six months ended June 30, 2014. At June 30, 2014, only stock options have been granted under the Equity Incentive Plan.

(b)	Predecessor periods

DuPont maintained certain stock-based compensation plans for the benefit of certain of its officers, directors and employees, including, prior to the Acquisition, certain DPC employees. DPC recognized stock-based compensation within the interim unaudited combined statement of operations based upon fair values. The fair value of awards granted totaled $2.0 million for the Predecessor period from January 1, 2013 through January 31, 2013.

Total stock-based compensation expense included in the interim unaudited combined statement of operations was $0.1 million for the Predecessor period from January 1, 2013 through January 31, 2013.

(10)	RELATED PARTY TRANSACTIONS

(a)	The Carlyle Group L.P. and its affiliates (“Carlyle”)

We entered into a consulting agreement with Carlyle Investment Management L.L.C. (“Carlyle Investment”), an affiliate of Carlyle pursuant to which Carlyle Investment provides certain consulting services to Axalta. Under this agreement, subject to certain conditions, we are required to pay an annual consulting fee to Carlyle Investment of $3.0 million payable in equal quarterly installments and reimburse Carlyle Investment for out-pocket expenses incurred in providing the consulting services. In addition, we may pay Carlyle additional fees associated with other future transactions. During the Successor six months ended June 30, 2014 and 2013, we recorded expense of $1.6 million and $1.3 million, related to this consulting agreement, respectively. In addition, Carlyle Investment also received a one-time fee of $35.0 million upon effectiveness of the Acquisition for services rendered in connection with the Acquisition and related acquisition financing. Of this amount, $21.0 million was recorded as merger and acquisition expenses and $14.0 million was recorded as a component of deferred financing costs in the Successor six months ended June 30, 2013.

(b)	Service King Collision Repair

Service King Collision Repair, a portfolio company of funds affiliated with Carlyle, has purchased products from our distributors in the past and may continue to do so in the future. In August 2013, we entered into a new long-term sales agreement with Service King to be their exclusive provider of coatings. Terms of the agreement are consistent with industry standards. Related party sales through our distribution network for the Successor six months ended June 30, 2014 were $4.0 million. During the Successor six months ended June 30, 2013 and the Predecessor period from January 1, 2013 through January 31, 2013, sales to Service King Collision Repair were immaterial.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(c)	Other

A director of the Company is the Chairman and Chief Executive Officer of an international management consulting firm focused on the automotive and industrial sectors. In connection with the Acquisition, we incurred consulting fees and expenses from the consulting firm of $0.1 million, during the Successor six months ended June 30, 2013. We also granted the consulting firm a stock option award to purchase up to 208,369 of our common shares which had a fair value of $0.5 million.

(11)	OTHER EXPENSE, NET

	Successor		Predecessor
	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Period from January 1, 2013 through January 31, 2013
Exchange (gain)/losses	$(14.5)	$59.6	$4.5
Management fee and expenses	1.6	1.3	—
Miscellaneous expense (income)	15.8	(1.8)	0.5

Total	$2.9	$59.1	$5.0

(12)	INCOME TAXES

During the second quarter of 2014, documentation was secured to support tax deductions related to pre-acquisition activities. As a result of these findings, we recorded a discrete tax benefit of $21.1 million in the six months ended June 30, 2014, which is primarily related to an adjustment for unrecognized tax benefits of $9.8 million and the reversal of interest and penalties of $7.1 million. Interest and penalties associated with unrecognized tax benefits are recognized as components of Provision (benefit) for income taxes. Additionally, we amended our income tax return related to this matter, resulting in additional tax benefits of $4.2 million. The total tax benefit of $21.1 million was partially offset by the reduction in indemnity assets of $12.5 million related to the pre-acquisition tax liabilities noted above, which resulted in a reduction to Other expense, net.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(13)	EARNINGS PER COMMON SHARE

Basic earnings per common share excludes the dilutive impact of potentially dilutive securities and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per common share includes the effect of potential dilution from the exercise of outstanding stock options and unvested restricted stock. Potentially dilutive securities have been excluded in the weighted average number of common shares used for the calculation of earnings per share in periods of net loss because the effect of such securities would be anti-dilutive. A reconciliation of the Company’s basic and diluted earnings per common share was as follows (in millions, except shares and earnings per share):

	Successor
	Six Months Ended
	2014	2013
Net income (loss) attributable to Axalta	$44.2	$(188.7)
Pre-Acquisition net income (loss) attributable to Axalta	—	(3.9)

Net income (loss) to common shareholders(1)	44.2	(184.8)
Basic and diluted weighted average shares outstanding(1)	135,544,000	135,000,000

Earnings per Common Share:
Basic net income (loss) per share	$0.33	$(1.37)
Diluted net income (loss) per share	$0.33	$(1.37)

(1)	As of February 1, 2013, the date of the Acquisition, the Company received the initial Equity Contribution of $1,350.0 million. Accordingly, the net income (loss) to common shareholders and the weighted average shares outstanding calculation is based on the period from February 1, 2013 to June 30, 2013.

The number of anti-dilutive shares that have been excluded in the computation of diluted earnings per share for the Successor six months ended June 30, 2014 were 10.1 million. There were no potentially dilutive securities outstanding during the Successor six months ended June 30, 2013.

Basic and diluted weighted average shares outstanding have been adjusted to reflect the Company’s 100,000 for 1 stock split which occurred in July of 2013.

(14)	ACCOUNTS AND NOTES RECEIVABLE, NET

	June 30, 2014	December 31, 2013
Accounts receivable—trade, net	$722.3	$637.5
Miscellaneous(a)	231.5	228.4

Total	$953.8	$865.9

(a)	Miscellaneous includes service revenue receivables, trade notes receivable, non-income taxes, rebates from suppliers, advances to employees and indemnification assets, which, pursuant to the terms of the Acquisition Agreement, DuPont agreed to indemnify us with respect to certain pre-Acquisition employee-related, environmental and tax liabilities.

Accounts and notes receivable are carried at amounts that approximate fair value. Accounts receivable—trade, net are net of allowances of $8.9 million and $6.5 million at June 30, 2014 and December 31, 2013, respectively. Bad debt expense for the Successor six months ended June 30, 2014 and June 30, 2013 was $2.2 million and $0.7 million, respectively. For the Predecessor period from January 1, 2013 through January 31, 2013, bad debt expense was $0.2 million.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(15)	INVENTORIES

	June 30, 2014	December 31, 2013
Finished products	$345.5	$329.3
Semi-finished products	89.9	90.2
Raw materials and supplies	141.0	130.7

Total	$576.4	$550.2

Inventories, including stores and supplies inventories, are valued at the lower of cost or market with cost being determined on the weighted average cost method. Stores and supplies inventories were $22.6 million and $21.2 million at June 30, 2014 and December 31, 2013, respectively.

(16)	NET PROPERTY, PLANT and EQUIPMENT

Depreciation expense amounted to $87.5 million for the Successor six months ended June 30, 2014. For the Successor six months ended June 30, 2013, depreciation expense amounted to $88.4 million. Depreciation expense amounted to $7.2 million for the Predecessor period from January 1, 2013 through January 31, 2013.

	June 30, 2014	December 31, 2013
Land	$99.6	$98.9
Buildings	423.0	411.0
Equipment	1,248.7	1,178.6
Construction in progress	129.9	117.7

Total	1,901.2	1,806.2
Accumulated depreciation	(279.9)	(183.6)

Net property, plant, and equipment	$1,621.3	$1,622.6

(17)	OTHER ACCRUED LIABILITIES

	June 30, 2014	December 31, 2013
Compensation and other employee-related costs	$139.9	$168.0
Restructuring	69.3	98.4
Discounts, rebates, and warranties	75.3	65.0
Miscellaneous	130.9	141.3

Total	$415.4	$472.7

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(18)	LONG-TERM BORROWINGS

Borrowings and capital lease obligations are summarized as follows:

	June 30, 2014	December 31, 2013
Dollar Term Loan	$2,277.0	$2,282.8
Euro Term Loan	539.3	547.7
Dollar Senior Notes	750.0	750.0
Euro Senior Notes	340.4	344.9
Short-term borrowings	15.2	18.2
Unamortized original issue discount	(17.1)	(20.0)

	$3,904.8	$3,923.6
Less:
Short term borrowings	$15.2	$18.2
Current portion of long-term borrowings	28.5	28.5

Long-term debt	$3,861.1	$3,876.9

(a)	Senior Secured Credit Facilities, as amended

On February 3, 2014, Dutch B B.V., as “Dutch Borrower”, and its indirect wholly-owned subsidiary, Axalta US Holdings, as “US Borrower”, executed the second amendment to the Senior Secured Credit Facilities. The Senior Secured Credit Facilities are governed by a credit agreement (the “Credit Agreement”). The Amendment (i) converted all of the outstanding Dollar Term Loans ($2,282.8 million) into a new class of term loans (the “New Dollar Term Loans”), and (ii) converted all of the outstanding Euro Term Loans (€397.0 million) into a new class of term loans (the “New Euro Term Loans”). The New Dollar Term Loans are subject to a floor of 1.00%, plus an applicable rate after the Amendment Effective Date. The applicable rate for such New Dollar Term Loans is 3.00% per annum for Eurocurrency Rate Loans, as defined in the Credit Agreement and 2.00% per annum for Base Rate Loans, as defined in the Credit Agreement. The applicable rate for both Eurocurrency Rate Loans as well as Base Rate Loans is subject to a further 25 basis point reduction if the Total Net Leverage Ratio as defined in the Credit Agreement is less than or equal to 4.50:1.00. The New Euro Term Loans are also subject to a floor of 1.00%, plus an applicable rate after the Amendment Effective Date. The applicable rate for such New Euro Term Loans is 3.25% per annum for Eurocurrency Rate Loans. New Euro Term Loans may not be Base Rate Loans. The applicable rate is subject to a further 25 basis point reduction if the Total Net Leverage Ratio is less than or equal to 4.50:1.00.

The Senior Secured Credit Facilities are secured by substantially all assets of Axalta Coating Systems Dutch A B. V. (“Dutch A B.V.”) and the guarantors of the Dutch Borrower. The Dollar Term Loan and Euro Term Loan mature on February 1, 2020 and the Revolving Credit Facility matures on February 1, 2018. Principal is paid quarterly on both the Dollar Term Loan and the Euro Term Loan based on 1% per annum of the original principal amount with the unpaid balance due at maturity.

Interest is payable quarterly on both the Dollar Term Loan and the Euro Term Loan. Prior to the Amendment, interest on the Dollar Term Loan was subject to a floor of 1.25% for Eurocurrency Rate Loans plus an applicable rate of 3.50%. For Base Rate Loans, the interest was subject to a floor of the greater of the federal funds rate plus 0.50%, the Prime Lending Rate, an Adjusted Eurocurrency Rate , or 2.25% plus an applicable rate of 2.50%. Interest on the Euro Term Loan, a Eurocurrency Loan, was subject to a floor of 1.25% plus an applicable rate of 4.00%.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

Under the Amendment, interest on any outstanding borrowings under the Revolving Credit Facility is subject to a floor of 1.00% for Eurocurrency Rate Loans plus an applicable rate of 3.50% (subject to an additional step-down to 3.25%). For Base Rate Loans, the interest is subject to a floor of the greater of the federal funds rate plus 0.50%, the Prime Lending Rate , an Adjusted Eurocurrency Rate, or 2.00% plus an applicable rate of 2.50% (subject to an additional step-down to 2.25).

Under circumstances described in the Credit Agreement, the Company may increase available revolving or term facility borrowings up to $400.0 million.

Any indebtedness under the Senior Secured Credit Facilities may be voluntarily prepaid in whole or in part, in minimum amounts, subject to the make-whole provisions set forth in the Credit Agreement. Such indebtedness is subject to mandatory prepayments amounting to the proceeds of asset sales over $25.0 million annually, proceeds from certain debt issuances not otherwise permitted under the Credit Agreement and 50% (subject to a step-down to 25.0% or 0% if the First Lien Leverage Ratio falls below 4.25:1 or 3.50:1, respectively) of Excess Cash Flow. We are subject to customary negative covenants as well as a financial covenant which is a maximum First Lien Leverage Ratio. This is applicable only when greater than 25% of the Revolving Credit Facility (including letters of credit) is outstanding at the end of the fiscal quarter.

Deferred financing costs of $92.9 million and original issue discounts of $25.7 million were incurred at the inception of the Senior Secured Credit Facilities. These amounts are amortized as interest expense over the life of the Senior Secured Credit Facilities. The breakout of the deferred financing costs and original issue discount at June 30, 2014 is as follows:

	Deferred Financing Costs	Original Issue Discount
Beginning Balance at February 1, 2013	$92.9	$25.7
Amortization expense for the year ended December 31, 2013	(19.9)	(5.7)

Unamortized balance at December 31, 2013	73.0	20.0
Amortization expense for the six months ended June 30, 2014	(10.3)	(2.9)

Unamortized Balance at June 30, 2014	$62.7	$17.1

Amortization expense related to deferred financing costs, net for the six months ended June 30, 2014 and 2013 were $10.3 million and $8.9 million, respectively. Amortization expense related to original issue discounts for the six months ended June 30, 2014 and 2013 were $2.9 million and $3.0 million, respectively.

At June 30, 2014, there were no borrowings under the Revolving Credit Facility. At June 30, 2014, letters of credit issued under the Revolving Credit Facility totaled $21.5 million which reduced the availability under the Revolving Credit Facility to $378.5 million.

(b)	Significant Terms of the Senior Notes

On February 1, 2013, Dutch B B.V., as “Dutch Issuer”, and Axalta US Holdings, as “US Issuer”, (collectively the “Issuers”) issued $750.0 million aggregate principal amount of 7.375% senior unsecured notes due 2021 (the “Dollar Senior Notes”) and related guarantees thereof. Additionally, Dutch B.B.V. issued €250.0 million aggregate principal amount of 5.750% senior secured notes due 2021 (the “Euro Senior Notes”) and related guarantees thereof. Cash fees related to the issuance of the Senior Notes were $33.1 million, are recorded within Deferred financing costs, net and are amortized as interest expense over the life of the Notes. At June 30, 2014 and December 31, 2013, the remaining

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

unamortized balance was $24.0 million and $27.1 million, respectively. The expense related to the amortization of the Deferred financing costs for the six months ended June 30, 2014 and 2013 was $3.1 million and $2.8 million, respectively.

The Senior Notes are unconditionally guaranteed on a senior basis by certain of the Issuers’ subsidiaries.

The indentures governing the Senior Notes contain covenants that restrict the ability of the Issuers and their subsidiaries to, among other things, incur additional debt, make certain payments including payment of dividends or repurchase equity interest of the Issuers, make loans or acquisitions or capital contributions and certain investments, incur certain liens, sell assets, merge or consolidate or liquidate other entities, and enter into transactions with affiliates.

(i) Euro Senior Notes

The Euro Senior Notes were sold at par and are due February 1, 2021. The Euro Senior Notes bear interest at 5.750% payable semi-annually on February 1 and August 1. Cash fees related to the issuance of the Euro Senior Notes were $10.2 million, and are recorded within “Deferred financing costs, net” and are amortized into interest expense over the life of the Senior Notes. At June 30, 2014 and December 31, 2013, the remaining unamortized balance was $7.3 million and $8.3 million, respectively.

On or after February 1, 2016, we have the option to redeem all or part of the Euro Senior Notes at the following redemption prices (expressed as percentages of principal amount):

Period	Euro Notes Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2016, we may at our option redeem in the aggregate up to 40% of the original aggregate principal amount of the Euro Senior Notes with the net cash proceeds of one or more Equity Offerings (as defined in the indenture governing the Euro Senior Notes), at a redemption price of 105.750% plus accrued and unpaid interest, if any, to the redemption date.

In addition, we have the option to redeem up to 10% of the Euro Senior Notes during any 12-month period from issue date until February 1, 2016 at a redemption price of 103.0%, plus accrued and unpaid interest, if any, to the redemption date.

Upon the occurrence of certain events constituting a change of control, holders of the Euro Senior Notes have the right to require us to repurchase all or any part of the Euro Senior Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.

The indebtedness evidenced by the Euro Senior Notes and related guarantees is secured on a first-lien basis by the same assets that secure the obligations under the Senior Secured Credit Facilities, subject to permitted liens and applicable local law limitations, is senior in right of payment to all future subordinated indebtedness of the Issuers, is equal in right of payment to all existing and future senior indebtedness of the Issuers and is effectively senior to any unsecured indebtedness of the Issuers, including the Dollar Senior Notes, to the extent of the value securing the Euro Senior Notes.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(ii) Dollar Senior Notes

The Dollar Senior Notes were sold at par and are due May 1, 2021. The Dollar Senior Notes bear interest at 7.375% payable semi-annually on February 1 and August 1. Cash fees related to the issuance of the Dollar Senior Notes were $22.9 million, are recorded within “Deferred financing costs, net” and are amortized as interest expense over the life of the Senior Notes. At June 30, 2014 and December 31, 2013, the remaining unamortized balance was $16.7 million and $18.8 million, respectively.

On or after February 1, 2016, we have the option to redeem all or part of the Dollar Senior Notes at the following redemption prices (expressed as percentages of principal amount)

Period	Dollar Notes Percentage
2016	105.531%
2017	103.688%
2018	101.844%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2016, we may at our option redeem in the aggregate up to 40% of the original aggregate principal amount of the Dollar Senior Notes with the net cash proceeds of one or more Equity Offerings (as defined in the indenture governing the Dollar Senior Notes), at a redemption price of 107.375% plus accrued and unpaid interest, if any, to the redemption date.

Upon the occurrence of certain events constituting a change of control, holders of the Dollar Senior Notes have the right to require us to repurchase all or any part of the Dollar Senior Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.

The indebtedness evidenced by the Dollar Senior Notes is senior unsecured indebtedness of the Issuers, is senior in right of payment to all future subordinated indebtedness of the Issuers and is equal in right of payment to all existing and future senior indebtedness of the Issuers. The Dollar Senior Notes are effectively subordinated to any secured indebtedness of the Issuers (including indebtedness of the Issuers outstanding under the Senior Secured Credit Facilities and the Euro Senior Notes) to the extent of the value of the assets securing such indebtedness.

(c)	Short-term borrowings

On September 12, 2013, we entered into short-term borrowings in the amount of $27.8 million to partially fund the acquisition of a real estate investment property which closed in October 2013. The short-term borrowings associated with this acquisition have a maturity date of September 12, 2014, accrue interest at a rate of 11% per annum and had an outstanding balance of $2.7 million and $17.8 million at June 30, 2014 and December 31, 2013, respectively. Other miscellaneous short-term borrowings had an outstanding balance of $12.5 million and $0.4 million at June 30, 2014 and December 31, 2013, respectively.

(d)	Bridge financing commitment fees

On August 30, 2012, we signed a debt commitment letter, which was subsequently amended and restated, that included a bridge facility comprised of $1,100.0 million of unsecured U.S. bridge loans and a $300.0 million of secured bridge loans (the “Bridge Facility”), which was to be utilized to partially fund the Acquisition in the event that permanent financing was not obtained. Drawings under

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

the Bridge Facility were subject to certain conditions. Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities, the commitments under the Bridge Facility terminated. Commitment fees related to the Bridge Facility of $21.0 million and associated fees of $4.0 million were expensed upon the termination of the Bridge Facility during the six months ended June 30, 2013.

(e)	Future repayments

Below is a schedule of required future repayments of all borrowings outstanding at June 30, 2014.

Remainder of 2014	$18.9
2015	39.0
2016	28.4
2017	28.4
2018	28.5
Thereafter	3,778.7

$3,921.9

(19)	FAIR VALUE ACCOUNTING

(a)	Assets measured at fair value on a nonrecurring basis

During the Successor six months ended June 30, 2014, we recorded a loss of $0.1 million associated with the abandonment of certain in process research and development projects acquired in the Acquisition. During the Successor six months ended June 30, 2013 we recorded an impairment loss of $3.2 million associated with the abandonment of certain in process research and development projects acquired in the Acquisition. During the Predecessor period from January 1, 2013 through January 31, 2013, no assets were adjusted to their fair values on a nonrecurring basis. See Note 4 for further discussion related to the fair values of in process research and development projects acquired in the Acquisition.

(b)	Fair value of financial instruments

Cash and cash equivalents—The carrying amount of cash equivalents approximates fair value because the original maturity is less than 90 days.

Accounts and notes receivable—The carrying amount of accounts and notes receivable approximates fair value because of their short outstanding terms.

Available for sale securities—The fair values of available for sale securities at June 30, 2014 and December 31, 2013 were $5.1 million and $4.9 million, respectively. The fair value was based upon either Level 1 inputs when the securities are actively traded with quoted market prices or Level 2 when the securities are not frequently traded.

Accounts payable—The carrying amount of accounts payable approximates fair value because of their short outstanding terms.

Short-term borrowings—The carrying value of short-term bank borrowings equals fair value because their interest rates reflect current market rates.

Long-term borrowings—The fair values of the Dollar Senior Notes and Euro Senior Notes at June 30, 2014 were $815.6 million and $364.2 million, respectively. The fair values at December 31, 2013 were $798.8 million and $362.1 million, respectively. The estimated fair values of these notes are based on

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

recent trades, as reported by a third party pricing service. Due to the infrequency of trades of the Dollar Senior Notes and the Euro Senior Notes, these inputs are considered to be Level 2 inputs.

The fair values of the Dollar Term Loan and the Euro Term Loan at June 30, 2014 were $2,279.8 million and $543.9 million, respectively. The fair values at December 31, 2013 were $2,297.1 million and $552.5 million, respectively. The estimated fair values of the Dollar Term Loan and the Euro Term Loan are based on recent trades, as reported by a third party pricing service. Due to the infrequency of trades of the Dollar Term Loan and the Euro Term Loan, these inputs are considered to be Level 2 inputs.

(20)	DERIVATIVE AND OTHER HEDGING INSTRUMENTS

We selectively use derivative instruments to reduce market risk associated with changes in foreign currency exchange rates and interest rates. The use of derivatives is intended for hedging purposes only and we do not enter into derivative instruments for speculative purposes. A description of each type of derivative used to manage risk is included in the following paragraphs.

During the Successor six months ended June 30, 2013, we entered into a foreign currency contract to hedge the variability of the US dollar equivalent of the original borrowings under the Euro Term Loan and the proceeds from the issuance of Euro Senior Notes. Changes in the fair value of this instrument were recorded in current period earnings and were presented in Other (income) expense, net as a component of Exchange (gains) losses. Losses related to the settlement of forward contracts recognized during the Successor six months ended June 30, 2013 totaled $19.4 million. Cash flows resulting from the settlement of the derivative instrument on February 1, 2013 are reported as investing activities.

During the Successor six months ended June 30, 2013, we entered into five interest rate swaps with notional amounts totaling $1,173.0 million to hedge interest rate exposures relate to our variable rate borrowings under the Senior Secured Credit Facilities. The maturity date of the interest rate swaps is September 29, 2017. The interest rate swaps were designated and qualified as cash flow hedges.

The following table presents the location and fair values using Level 2 inputs of derivative instruments included in our interim unaudited condensed consolidated and combined balance sheet:

	June 30, 2014	December 31, 2013
Other assets:
Interest rate swaps	$5.6	$10.5
Interest rate cap	0.3	3.4

Total assets	$5.9	$13.9

Other liabilities:
Interest rate swaps	$2.0	$1.2
Other accrued liabilities:
Foreign currency contracts	—	—

Total liabilities	$2.0	$1.2

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of other comprehensive income (“OCI”) and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

The following table sets forth the locations and amounts recognized during the six months ended June 30, 2014 and June 30, 2013 for these cash flow hedges.

	Amount of (Gain) Loss Recognized in OCI on Derivatives (Effective Portion)		Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI to Income (Effective Portion)		Location of (Gain) Loss Recognized in Income on Derivatives (Ineffective Portion)	Amount of (Gain) Loss Recognized in Income on Derivatives (Ineffective Portion)
Derivatives in Cash Flow Hedging Relationships	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013		Six Months Ended June 30, 2014	Six Months Ended June 30, 2013		Six Months Ended June 30, 2014	Six Months Ended June 30, 2013
Interest rate contracts	$5.0	$(7.4)	Interest expense, net	$3.2	$1.1	Interest expense, net	$0.7	$(5.9)

Also during the Successor six months ended June 30, 2013, the Company purchased a €300.0 million 1.5% interest rate cap on its Euro Term Loan which matures on September 29, 2017. The company paid a premium of $3.1 million for the interest rate cap. The interest rate cap was not designated as a hedge and the changes in the fair value of the derivative instruments are recorded in current period earnings and are presented in interest expense.

During the Predecessor period, DPC, through DuPont, entered into contractual arrangements (derivatives) to reduce its exposure to foreign currency risk. The foreign currency derivative program was utilized for financial risk management and consisted of forward contracts. The derivative instruments were not designated as hedging instruments. Changes in the fair value of the derivative instruments are recorded in current period earnings and are presented in Other (income) expense, net as a component of exchange (gains) losses.

Fair value gains and losses of derivative contracts, as determined using Level 2 inputs, that do not qualify for hedge accounting treatment are recorded in income as follows:

		Successor		Predecessor
Derivatives Not Designated as Hedging Instruments under ASC 815	Location of (Gain) Loss Recognized in Income on Derivatives	Six Months Ended June 30, 2014	Six Months Ended June 30, 2013	Period from January 1, 2013 through January 31, 2013
Foreign currency forward contract	Other (income) expense, net as a component of Exchange (gain) loss	$1.9	$21.4	$2.0
Interest rate cap	Interest expense, net	3.1	(1.7)	—

		$5.0	$19.7	$2.0

(21)	SEGMENTS

We operate our business in two segments, Performance Coatings and Transportation Coatings. Our segments are based on the type and concentration of customers served, service requirements, methods of distribution and major product lines.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

Through our Performance Coatings segment we provide high-quality liquid and powder coatings solutions to a fragmented and local customer base. We are one of only a few suppliers with the technology to provide precise color matching and highly durable coatings systems. The end-markets within this segment are refinish and industrial.

Through our Transportation Coatings segment we provide advanced coating technologies to OEMs of light and commercial vehicles. These increasingly global customers require a high level of technical support coupled with cost-effective, environmentally responsible coatings systems that can be applied with a high degree of precision, consistency and speed.

	Successor
	Performance Coatings	Transportation Coatings	Total
For the six months ended June 30, 2014
Net sales(1)	$1,281.1	$892.9	$2,174.0
Equity in earnings in unconsolidated affiliates	0.5	0.3	0.8
Adjusted EBITDA(2)	261.2	146.6	407.8
Investment in unconsolidated affiliates	8.3	8.0	16.3
Capital Expenditures	61.5	39.3	100.8

	Successor
	Performance Coatings	Transportation Coatings	Total
For the six months ended June 30, 2013
Net sales(1)	$1,036.4	$747.2	$1,783.6
Equity in earnings in unconsolidated affiliates	1.3	0.1	1.4
Adjusted EBITDA(2)	212.9	94.6	307.5
Investment in unconsolidated affiliates	6.7	11.6	18.3
Capital Expenditures	14.5	8.9	23.4

	Predecessor
	Performance Coatings	Transportation Coatings	Total
January 1 through January 31, 2013
Net sales(1)	$186.8	$139.4	$326.2
Equity in earnings (losses) in unconsolidated affiliates	—	(0.3)	(0.3)
Adjusted EBITDA(2)	15.0	17.7	32.7
Investment in unconsolidated affiliates	2.0	6.7	8.7
Capital Expenditures	1.5	0.9	2.4

(1)	The Company has no intercompany sales.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(2)	The primary measure of segment operating performance is Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization and other unusual items impacting operating results. Adjusted EBITDA is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects the Company’s core operating performance. Reconciliation of Adjusted EBITDA to income (loss) before income taxes follows:

	Successor		Predecessor
	Six Months Ended June 30,		January 1 through January 31,
	2014	2013	2013
Adjusted EBITDA	$407.8	$307.5	$32.7
Inventory step-up(a)	—	(103.7)	—
Merger and acquisition related costs(b)	—	(28.1)	—
Financing fees(c)	(3.1)	(25.0)	—
Foreign exchange remeasurement losses(d)	14.5	(59.6)	(4.5)
Long-term employee benefit plan adjustments(e)	(4.5)	(3.0)	(2.3)
Termination benefits and other employee related costs(f)	(5.9)	(17.2)	(0.3)
Consulting and advisory fees(g)	(20.7)	(21.9)	—
Transition-related costs(h)	(47.5)	(7.4)	—
Non-cash adjustments(i)	(11.0)	0.2	(0.1)
Dividends in respect of noncontrolling interest(j)	1.6	4.1	—
Management fee expense(k)	(1.6)	(1.3)	—

EBITDA	329.6	44.6	25.5
Interest expense, net	(119.9)	(96.8)	—
Depreciation and amortization	(152.9)	(140.6)	(9.9)

Income (loss) before income taxes	$56.8	$(192.8)	$15.6

(a)	During the Successor Six Months Ended June 30, 2013, we recorded a non-cash fair value adjustment associated with our acquisition accounting for inventories. These amounts increased cost of goods sold by $103.7 million.
(b)	In connection with the Acquisition, we incurred $28.1 million of merger and acquisition costs during the Successor Six Months Ended June 30, 2013. These costs consisted primarily of investment banking, legal and other professional advisory services costs.
(c)	On August 30, 2012, we signed a debt commitment letter which included the Bridge Facility. Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities, the commitments under the Bridge Facility terminated. Commitment fees related to the Bridge Facility of $21.0 million and associated fees of $4.0 million were expensed upon payment and the termination of the Bridge Facility. In connection with the refinancing of the Senior Secured Credit Facilities in February 2014 (discussed further in Note 18), we recognized $3.1 million of costs.
(d)	Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, including a $19.4 million loss related to the acquisition date settlement of a foreign currency contract used to hedge the variability of Euro-based financing.
(e)

For the Successor Six Months Ended June 30, 2014 and 2013, eliminates the non-service cost components of employee benefits costs. For the Predecessor period January 1, 2013 through January 31, 2013, eliminates (1) all U.S. pension and other long-term employee benefit costs that

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

were not assumed as part of the Acquisition and (2) the non-service cost component of the pension and other long-term employee benefit costs for the foreign pension plans that were assumed as part of the Acquisition.
(f)	Represents expenses primarily related to employee termination benefits, including our initiative to improve the overall cost structure within the European region, and other employee-related costs considered one-time in nature.
(g)	Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services rendered in conjunction with the transition from DuPont to a standalone entity.
(h)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.
(i)	Represents costs for certain unusual or non-operational (gains) and losses and the non-cash impact of natural gas and currency hedge losses allocated to DPC by DuPont, stock-based compensation, asset impairments, equity investee dividends, indemnity income associated with the Transaction, and loss (gain) on sale and disposal of property, plant and equipment.
(j)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned.
(k)	Pursuant to Axalta’s management agreement with Carlyle Investment Management, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta is required to pay an annual management fee of $3.0 million and out-of-pocket expenses.

Segment information for the Predecessor period has been recast to conform to the Successor segment presentation.

Asset information is not reviewed or included with our internal management reporting. Therefore, the Company has not disclosed asset information for each reportable segment.

(22)	ACCUMULATED OTHER COMPREHENSIVE INCOME

The following table reconciles changes in Accumulated other comprehensive income (“AOCI”) by component:

	Unrealized Currency Translation Adjustments	Pension and Other Long- term Employee Benefit Adjustments	Unrealized loss on securities	Unrealized Gain on Derivatives	Accumulated Other Comprehensive Income
Successor Balance, December 31, 2013	$24.3	$7.5	$(0.9)	$3.1	$34.0
Current year deferrals to AOCI	(9.9)	(0.6)	0.8	0.1	(9.6)
Pension curtailment gain	—	4.7	—	—	4.7
Reclassifications from AOCI to Net income	—	(0.2)	—	(3.2)	(3.4)

Net Change	(9.9)	3.9	0.8	(3.1)	(8.3)

Successor Balance, June 30, 2014	$14.4	$11.4	$(0.1)	$—	$25.7

The income tax related to the adjustment for pension and other long-term employee benefits for the Successor six months ended June 30, 2014 was $0.9 million. The cumulative income tax cost related to the

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

adjustment for pension and other long-term employee benefits at June 30, 2014 and December 31, 2013 was $4.4 million and $3.5 million, respectively. The income tax related to the change in the unrealized gain on derivatives for the Successor six months ended June 30, 2014 were $1.9 million. The cumulative income tax cost related to the adjustment for unrealized gain on derivatives at June 30, 2014 and December 31, 2013 was $0.0 million and $1.9 million, respectively.

	Unrealized Currency Translation Adjustments	Pension and Other Long- term Employee Benefit Adjustments	Unrealized loss on securities	Unrealized Gain on Derivatives	Accumulated Other Comprehensive Income
Successor Balance, December 31, 2012	$—	$—	$—	$—	$—
Current year deferrals to AOCI	13.1	—	(1.0)	5.7	17.8
Reclassifications from AOCI to Net income	—	—	—	(1.1)	(1.1)

Net Change	13.1	—	(1.0)	4.6	16.7

Successor Balance, June 30, 2013	$13.1	$—	$(1.0)	$4.6	$16.7

The income tax related to the adjustment for pension and other long-term employee benefits for the Successor six months ended June 30, 2013 was $0.0 million. The cumulative income tax cost related to the adjustment for pension and other long-term employee benefits at June 30, 2013 was $0.0 million. The income tax related to the change in the unrealized gain on derivatives for the Successor six months ended June 30, 2013 was $2.8 million. The cumulative income tax cost related to the adjustment for unrealized gain on derivatives at June 30, 2013 was $2.8 million. The income tax related to the change in the unrealized loss on securities for the Successor six months ended June 30, 2013 was $0.5 million. The cumulative income tax benefit related to the adjustment for unrealized loss on securities at June 30, 2013 was $0.5 million.

	Unrealized Currency Translation Adjustments	Pension and Other Long- term Employee Benefit Adjustments	Unrealized loss on securities	Unrealized Gain on Derivatives	Accumulated Other Comprehensive Income
Predecessor Balance, December 31, 2012	$—	$(142.3)	$1.4	$—	$(140.9)
Current year deferrals to AOCI	—	0.7	0.2	—	0.9
Reclassifications from AOCI to Net income	—	—	—	—	—

Net Change	—	(141.6)	1.6	—	(140.0)

Predecessor Balance, January 31, 2013	$—	$(141.6)	$1.6	$—	$(140.0)

The income tax related to the adjustment for pension and other long-term employee benefits for the Predecessor one month ended January 31, 2013 was $0.4 million. The cumulative income tax benefit related to the adjustment for pension and other long-term employee benefits at January 31, 2013 was $76.3 million. The income tax related to the change in the unrealized gain on derivatives for the Predecessor one month ended January 31, 2013 was $0.0 million. The cumulative income tax cost related to the adjustment for unrealized gain on derivatives at January 31, 2013 was $0.0 million. The income tax related to the change in the unrealized loss on securities for the Predecessor one month ended January 31, 2013 was $0.1 million. The cumulative income tax cost related to the adjustment for unrealized loss on securities at January 31, 2013 was $0.9 million.

Condensed Notes to Interim Condensed Consolidated (Successor) and Combined (Predecessor)

Financial Statements (Unaudited)

(Dollars in millions, unless otherwise noted)

(23)	SUBSEQUENT EVENTS

These interim unaudited condensed consolidated and combined financial statements reflect management’s evaluation of subsequent events, through August 14, 2014, the date the interim unaudited condensed consolidated and combined financial statements were available to be issued.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Axalta Coating Systems Ltd.

In our opinion, the accompanying combined balance sheet as of December 31, 2012 and the related combined statements of operations, of comprehensive income (loss), of changes in DuPont’s net investment in DuPont Performance Coatings and of cash flows for the period from January 1, 2013 through January 31, 2013, and for each of the two years in the period ended December 31, 2012 present fairly, in all material respects, the financial position of DuPont Performance Coatings (Predecessor), a business formerly owned by E. I. du Pont de Nemours and Company, at December 31, 2012 and the results of their operations and their cash flows for the period from January 1, 2013 through January 31, 2013, and for each of the two years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

March 31, 2014, except for Note 25 to the combined financial statements, as to which the date is August 20, 2014

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Axalta Coating Systems Ltd.

In our opinion, the accompanying consolidated balance sheets as of December 31, 2013 and 2012 and the related consolidated statements of operations, of comprehensive income (loss), of changes in stockholders’ equity and of cash flows for the year ended December 31, 2013 and for the period from August 24, 2012 to December 31, 2012 present fairly, in all material respects, the financial position of Axalta Coating Systems Ltd. and its subsidiaries (Successor) at December 31, 2013 and 2012 and the results of their operations and their cash flows for the year ended December 31, 2013 and for the period from August 24, 2012 to December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

March 31, 2014, except for Note 25 and the earnings per common share data included in the consolidated statement of operations and in Note 14 to the consolidated financial statements, as to which the date is August 20, 2014

AXALTA COATING SYSTEMS LTD.

Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Operations

(Dollars in millions, except per share and share data)

	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Net sales	$3,951.1	$—	$326.2	$4,219.4	$4,281.5
Other revenue	35.7	—	1.1	37.4	34.3

Total revenue	3,986.8	—	327.3	4,256.8	4,315.8
Cost of goods sold and other operating charges	2,772.8	—	232.2	2,932.6	3,074.5
Selling, general and administrative expenses	1,040.6	—	70.8	873.4	869.1
Research and development expenses	40.5	—	3.7	41.5	49.6
Amortization of acquired intangibles	79.9	—	—	—	—
Merger and acquisition related expenses	28.1	29.0	—	—	—

Income (loss) from operations	24.9	(29.0)	20.6	409.3	322.6

Interest expense, net	228.3	—	—	—	0.2
Bridge financing commitment fees	25.0	—	—	—	—
Other expense, net	48.5	—	5.0	16.3	20.2

Income (loss) before income taxes	(276.9)	(29.0)	15.6	393.0	302.2
Provision (benefit) for income taxes	(46.5)	—	7.1	145.2	120.7

Net income (loss)	(230.4)	(29.0)	8.5	247.8	181.5
Less: Net income attributable to noncontrolling interests	6.0	—	0.6	4.5	2.1

Net income (loss) attributable to controlling interests	$(236.4)	$(29.0)	$7.9	$243.3	$179.4
Loss per common share attributable to Axalta (basic and diluted)	$(1.72)	$—
Weighted average shares outstanding, basic and diluted	135,077,265	—

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Comprehensive Income (Loss)

(Dollars in millions)

	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Net income (loss)	$(230.4)	$(29.0)	$8.5	$247.8	$181.5
Other comprehensive income (loss), before tax:
Foreign currency translation adjustments	24.3	—	—	—	—
Unrealized gain (loss) on securities	(0.9)	—	0.2	0.3	1.9
Unrealized gain on derivatives	5.0	—	—	—	—
Unrealized gain (loss) on pension and other benefit plan obligations	11.0	—	1.1	(99.6)	(26.5)

Other comprehensive income (loss), before tax	39.4	—	1.3	(99.3)	(24.6)

Income tax benefit (provision) related to items of other comprehensive income	(5.4)	—	(0.5)	34.8	8.6

Other comprehensive income (loss), net of tax	34.0	—	0.8	(64.5)	(16.0)

Comprehensive income (loss)	(196.4)	(29.0)	9.3	183.3	165.5

Less: Comprehensive income attributable to noncontrolling interests	6.0	—	0.6	4.5	2.1

Comprehensive income (loss) attributable to controlling interests	$(202.4)	$(29.0)	$8.7	$178.8	$163.4

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Balance Sheets

	Successor		Predecessor
(Dollars in millions)	December 31, 2013	December 31, 2012	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$459.3	$—	$28.7
Accounts and notes receivable—trade, net	865.9	—	807.3
Inventories	550.2	—	471.0
Prepaid expenses and other	50.2	—	23.5
Deferred income taxes	30.0	—	24.0

Total current assets	1,955.6	—	1,354.5

Net property, plant, and equipment	1,622.6	—	708.8
Goodwill	1,113.6	—	588.8
Identifiable intangibles, net	1,439.6	—	66.9
Deferred financing costs, net	100.1	—	—
Investments in affiliates	15.8	—	7.9
Other assets	481.0	4.6	151.7

Total assets	$6,728.3	$4.6	$2,878.6

Liabilities, Stockholders’ Equity and DuPont’s Net Investment in DuPont Performance Coatings
Current liabilities:
Accounts payable	$478.5	$—	$441.7
Current portion of borrowings	46.7	—	0.2
Deferred income taxes	5.5	—	11.5
Other accrued liabilities	472.7	33.6	295.9

Total current liabilities	1,003.4	33.6	749.3

Long-term borrowings	3,876.9	—	—
Accrued pensions and other long-term employee benefits	313.2	—	338.2
Deferred income taxes	280.4	—	27.9
Other liabilities	54.1	—	66.2

Total liabilities	5,528.0	33.6	1,181.6

Commitments and contingent liabilities (Note 8)
Stockholders’ equity and DuPont’s net investment:
Common stock, $1.00 par, 1,000,000,000 shares authorized, 135,544,000 shares issued and outstanding at December 31, 2013; 100 shares issued and outstanding at December 31, 2012	135.5	—	—
Capital in excess of par	1,227.3	—	—
DuPont’s net investment in DuPont Performance Coatings	—	—	1,804.3
Accumulated deficit	(265.4)	(29.0)	—
Accumulated other comprehensive income (loss)	34.0	—	(140.9)

Total stockholders’ equity and DuPont’s net investment	1,131.4	(29.0)	1,663.4
Noncontrolling interests	68.9	—	33.6

Total stockholders’ equity, DuPont’s net investment, noncontrolling interests	1,200.3	(29.0)	1,697.0

Total liabilities, stockholders’ equity, DuPont’s net investment and noncontrolling interests	$6,728.3	$4.6	$2,878.6

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Consolidated Statement of Changes in Stockholders’ Equity (Successor) and

Combined Statement of Changes in DuPont’s Net Investment in DuPont Performance Coatings (Predecessor)

(Dollars in millions)

	Predecessor
	DuPont’s Net Investment in DuPont Performance Coatings	Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests	Total
Predecessor
Balance January 1, 2011	$1,790.3	$(60.4)	$34.8	$1,764.7
Comprehensive income:
Net income	179.4	—	2.1	181.5
Net unrealized gain on securities, net of tax benefit of $0.7	—	1.3	—	1.3
Pension benefit plans, net of tax of $9.3	—	(17.2)	—	(17.2)

Total comprehensive income	179.4	(15.9)	2.1	165.6

Net transfers to DuPont	(123.0)	—	(2.1)	(125.1)

Balance December 31, 2011	$1,846.7	$(76.3)	$34.8	$1,805.2

Predecessor
Balance December 31, 2011	$1,846.7	$(76.3)	$34.8	$1,805.2
Comprehensive income:
Net income	243.3	—	4.5	247.8
Net unrealized gain on securities, net of tax benefit of $0.1	—	0.2	—	0.2
Pension benefit plans, net of tax of $34.9	—	(64.8)	—	(64.8)

Total comprehensive income	243.3	(64.6)	4.5	183.2

Net transfers to DuPont	(283.8)	—	(3.9)	(287.7)
Deconsolidation of joint venture	(1.9)	—	(1.8)	(3.7)

Balance December 31, 2012	$1,804.3	$(140.9)	$33.6	$1,697.0

Predecessor
Balance December 31, 2012	$1,804.3	$(140.9)	$33.6	$1,697.0
Comprehensive income:
Net income	7.9	—	0.6	8.5
Net unrealized gain on securities, net of tax of $0.1	—	0.2	—	0.2
Pension benefit plans, net of tax of $0.4	—	0.7	—	0.7

Total comprehensive income	7.9	0.9	0.6	9.4

Net transfers from DuPont	43.0	—	—	43.0
Dividends declared to noncontrolling interests	—	—	(1.5)	(1.5)

Balance January 31, 2013	$1,855.2	$(140.0)	$32.7	$1,747.9

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Consolidated Statement of Changes in Stockholders’ Equity (Successor) and

Combined Statement of Changes in DuPont’s Net Investment in DuPont Performance Coatings (Predecessor)

(Dollars in millions)

	Successor
	Common Stock	Capital In Excess Of Par	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interests	Total
Successor
Balance August 24, 2012	$—	$—	$—	$—	$—	$—
Comprehensive loss:
Net loss	—	—	(29.0)	—	—	(29.0)

Total comprehensive loss	—	—	(29.0)	—	—	(29.0)

Balance December 31, 2012	$—	$—	$(29.0)	$—	$—	$(29.0)

Comprehensive loss:
Net (loss) income	$—	$—	$(236.4)	$—	$6.0	$(230.4)
Net unrealized loss on securities, net of tax of $0.0	—	—	—	(0.9)	—	(0.9)
Net realized and unrealized gain on derivatives, net of tax of $1.9	—	—	—	3.1	—	3.1
Long-term employee benefit plans, net of tax of $3.5	—	—	—	7.5	—	7.5
Foreign currency translation	—	—	—	24.3	—	24.3

Total comprehensive (loss) income	—	—	(236.4)	34.0	6.0	(196.4)
Equity contributions	0.1	1,355.3	—	—	—	1,355.4
Recognition of stock-based compensation	—	7.4	—	—	—	7.4
Capitalization of capital in excess of par	135.4	(135.4)	—	—	—	—
Noncontrolling interests of acquired subsidiaries	—	—	—	—	66.7	66.7
Dividends declared to noncontrolling interests	—	—	—	—	(3.8)	(3.8)

Balance December 31, 2013	$135.5	$1,227.3	$(265.4)	$34.0	$68.9	$1,200.3

The accompanying notes are an integral part of these financial statements.

AXALTA COATING SYSTEMS LTD.

Consolidated (Successor) and DuPont Performance Coatings Combined (Predecessor)

Statements of Cash Flows

(Dollars in millions)

	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Operating activities:
Net (loss) income	$(230.4)	$(29.0)	$8.5	$247.8	$181.5
Adjustment to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	300.7	—	9.9	110.7	108.7
Provision for uncollectible accounts	5.4	—	0.2	5.0	4.6
Amortization of financing costs and original issue discount	31.6	—	—	—	—
Fair value step up of acquired inventory sold	103.7	—	—	—	—
Bridge financing commitment fees	25.0	—	—	—	—
Deferred income taxes	(122.5)	—	9.1	9.1	3.5
Realized and unrealized foreign exchange losses, net	48.9	—	4.5	—	—
Stock-based compensation	7.4	—	—	—	—
Other non-cash, net	7.8	—	(4.1)	2.6	(1.5)
Decrease (increase) in operating assets:
Trade accounts and notes receivable	(6.4)	—	25.8	(58.9)	(5.4)
Restricted cash	—	—	—	(3.6)	(13.1)
Inventories	33.9	—	(19.3)	5.7	6.1
Prepaid expenses and other assets	(90.9)	—	3.1	5.0	2.3
Increase (decrease) in operating liabilities:
Accounts payable	67.1	—	(29.9)	53.1	(3.0)
Accounts payable, related parties	—	—	—	1.8	13.0
Other accrued liabilities	193.1	29.0	(43.8)	36.4	(44.7)
Other liabilities	2.4	—	(1.7)	(25.9)	(15.8)

Cash provided by (used for) operating activities	376.8	—	(37.7)	388.8	236.2

Investing activities:
Acquisition of DuPont Performance Coatings (net of cash acquired)	(4,827.6)	—	—	—	—
Purchase of property, plant and equipment	(107.3)	—	(2.4)	(73.2)	(82.7)
Investment in real estate property	(54.5)	—	—	—	—
Purchase of interest rate cap	(3.1)	—	—	—	—
Settlement of foreign currency contract	(19.4)	—	—	—	—
Purchase of intangibles	—	—	(6.3)	(21.6)	(41.7)
Purchase of investment in affiliate	—	—	(1.2)	0.1	0.3
Proceeds from sale of assets	0.7	—	1.6	6.5	7.5

Cash used for investing activities	(5,011.2)	—	(8.3)	(88.2)	(116.6)

Financing activities:
Proceeds from Senior Secured Credit Facilities, net	2,817.3	—	—	—	—
Issuance of Senior Notes	1,089.4	—	—	—	—
Proceeds from short-term borrowings	38.8	—	—	—	0.4
Payments on short-term borrowings	(25.3)	—	—	(0.7)	(0.4)
Payments on long-term debt	(21.3)	—	—	—	—
Payments of deferred financing costs	(126.0)	—	—	—	—
Bridge financing commitment fees	(25.0)	—	—	—	—
Dividends paid to noncontrolling interests	(5.2)	—	—	—	—
Equity contribution	1,355.4	—	—	—	—
Net transfer (to) from DuPont	—	—	43.0	(289.9)	(125.1)

Cash provided by (used for) financing activities	5,098.1	—	43.0	(290.6)	(125.1)

Increase (decrease) in cash and cash equivalents	463.7	—	(3.0)	10.0	(5.5)
Effect of exchange rate changes on cash	(4.4)	—	—	(0.1)	2.4
Cash and cash equivalents at beginning of period	—	—	28.7	18.8	21.9

Cash and cash equivalents at end of period	$459.3	$—	$25.7	$28.7	$18.8

Supplemental cash flow information
Cash paid during the year for:
Interest, net of amounts capitalized	$171.9	$—	$—	$—	$0.2
Income taxes, net of refunds	$83.1	$—	$13.3	$15.9	$19.6

The accompanying notes are an integral part of these financial statements.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(1)	GENERAL AND DESCRIPTION OF THE BUSINESS

Axalta Coating Systems Ltd. (formerly known as Flash Bermuda Co., Ltd. or Axalta Coating Systems Bermuda Co., Ltd.) (“Axalta” or the “Company”), a Bermuda exempted limited liability company formed at the direction of The Carlyle Group L.P. (“Carlyle”), was incorporated on August 24, 2012 for the purpose of consummating the acquisition of DuPont Performance Coatings (“DPC”), a business formerly owned by E. I. du Pont de Nemours and Company (“DuPont”), including certain assets of DPC and all of the capital stock and other equity interests of certain entities engaged in the DPC business (the “Acquisition”). Axalta, through its wholly-owned indirect subsidiaries, acquired DPC on February 1, 2013.

Axalta is a holding company with no business operations or assets other than cash, cash equivalents, certain indemnity receivables from DuPont and 100% of the ownership interest of Axalta Coating Systems Dutch Co. Top Coöperatief U.A. (formerly known as Flash Dutch Co. Top Coöperatief U.A.), which itself is a holding company with no operations or assets other than 100% of the capital stock of Axalta Coating Systems Dutch Holdings A B.V. (formerly known as Flash Dutch 1 B.V.) (“Dutch A B.V.”), which itself is a holding company with no operations or assets other than 100% of the capital stock of Axalta Coating Systems Dutch Holdings B B.V. (formerly known as Dutch 2 B.V.) (“Dutch B B.V.”). Dutch B B.V., together with its indirect wholly-owned subsidiary, Axalta Coating Systems U.S. Holdings, Inc. (formerly known as U.S. Coatings Acquisition Inc.) (“Axalta US Holdings”), are co-borrowers under the Senior Secured Credit Facilities and co-issuers of the Senior Notes (each as defined below). Our global operations are conducted by indirect wholly-owned subsidiaries and indirect majority-owned subsidiaries.

The purchase price for the Acquisition was funded by (i) an equity contribution of $1,350.0 million into the Company by affiliates of Carlyle (the “Equity Contribution”), (ii) proceeds from borrowings under senior secured credit facilities (the “Senior Secured Credit Facilities”) consisting of a $2,300.0 million Dollar Term Loan facility and a €400.0 million Euro Term Loan facility both of which are due February 1, 2020 and (iii) proceeds from the issuance of $750.0 million aggregate principal amount of 7.375% senior unsecured notes due 2021 and the issuance of €250.0 million aggregate principal amount of 5.750% senior secured notes due 2021 (collectively the “Senior Notes”). The Senior Secured Credit Facilities and the Senior Notes are more fully described in Note 22.

Axalta is a leading global manufacturer, marketer and distributor of innovative high performance coatings products primarily serving the transportation industry. Products are offered in four key end markets including the refinish automotive aftermarket, industrial, light vehicle or automotive original equipment manufacturers (“OEM”) market, and commercial vehicle market. These products include high performance liquid and powder coatings for motor vehicles OEMs, the motor vehicle aftermarket, and general industrial applications, such as coatings for heavy equipment, pipes, appliances and electrical insulation. Aftermarket coatings products are marketed using the Standox, Spies Hecker, Cromax and Nason brand names. Standox, Spies Hecker and Cromax are focused on the high-end motor vehicle aftermarkets, while Nason is primarily focused on economy coating applications.

Axalta is globally operated with manufacturing facilities, sales centers, administrative offices and warehouses located throughout the world. Axalta’s operations are primarily located in the United States, Canada, Brazil, Mexico, Austria, Belgium, Germany, France, the United Kingdom and China.

(2)	BASIS OF PRESENTATION OF THE CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

The Acquisition closed on February 1, 2013. The accompanying consolidated balance sheets of Axalta as of December 31, 2013 and December 31, 2012 and related consolidated statements of operations and consolidated statements of comprehensive income for the year ended December 31, 2013 and for the period

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

from August 24, 2012 through December 31, 2012 and consolidated statements of cash flows and of changes in stockholders’ equity for the year ended December 31, 2013 and the period from August 24, 2012 through December 31, 2012 are labeled as “Successor”. The Successor financial statements as of December 31, 2013 and for the year ended December 31, 2013 were prepared reflecting acquisition accounting and other transaction adjustments resulting from the Acquisition. The consolidated financial statements for the Successor include the accounts of Axalta and its subsidiaries, and entities in which a controlling interest is maintained.

The accompanying combined balance sheet of DPC as of December 31, 2012 and the related combined statements of operations and statements of comprehensive income for the period from January 1, 2013 through January 31, 2013 and for the years ended December 31, 2012 and 2011 and consolidated statements of cash flows and of changes in parent company net investment for the period from January 1, 2013 through January 31, 2013 and for the years ended December 31, 2012 and 2011, do not include adjustments or transactions attributable to the Acquisition, and are labeled as “Predecessor”. As a result of the application of acquisition accounting as of the closing date of the Acquisition, the financial statements for the Successor periods and the Predecessor periods are presented on a different basis and are, therefore, not comparable.

During the Predecessor periods, DPC operated either as a reportable segment or part of a reportable segment within DuPont; consequently, standalone financial statements were not historically prepared for DPC. The accompanying combined financial statements of DPC have been prepared from DuPont’s historical accounting records and are presented on a standalone basis as if the operations had been conducted independently from DuPont. In this context, prior to presale structuring activities occurring in the latter part of 2012, no direct ownership relationship existed among all of the various legal entities comprising DPC. Accordingly, DuPont and its subsidiaries’ net investment in these operations is shown in lieu of stockholders’ equity in the Predecessor combined financial statements. The Predecessor combined financial statements include the historical operations, assets and liabilities of the legal entities that are considered to comprise the DPC business.

DPC comprised certain standalone legal entities for which discrete financial information was available, as well as portions of legal entities for which discrete financial information was not available (shared entities). Discrete financial information was not available for DPC within shared entities as DuPont did not record every transaction at the DPC level, but rather at the DuPont corporate level. For shared entities for which discrete financial information was not available, allocation methodologies were applied to certain accounts to allocate amounts to DPC as discussed in Note 7.

The Predecessor combined statements of operations include all revenues and costs directly attributable to DPC, including costs for facilities, functions and services used by DPC. Costs for certain functions and services performed by centralized DuPont organizations were directly charged to DPC based on usage or other allocations methods. The results of operations also include allocations of (i) costs for administrative functions and services performed on behalf of DPC by centralized staff groups within DuPont, (ii) DuPont’s general corporate expenses, and (iii) certain pension and other postretirement benefit costs. As more fully described in Note 13, current and deferred income taxes and related tax expense were determined on the standalone results of the DPC operations in each country as if it were a separate taxpayer (i.e., following the separate return methodology).

All charges and allocations of cost for facilities, functions and services performed by DuPont organizations were deemed paid by DPC to DuPont, in cash, in the period in which the costs were recorded in the Predecessor combined statement of operations. Allocations to DPC of current income taxes payable were deemed to have been remitted, in cash, to DuPont in the period the related tax expense was recorded. Allocations of current income taxes receivable were deemed to have been remitted to DPC, in cash, by DuPont in the period in which the receivable applies only to the extent that a refund of such taxes could have been recognized by DPC on a standalone basis under the law of the relevant taxing jurisdiction.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

DuPont used a centralized approach to cash management and financing its operations. Accordingly, cash, cash equivalents, debt and interest expense were not allocated to DPC in the Predecessor combined financial statements. Transactions between DPC and DuPont were accounted for through the parent company net investment. DPC purchased materials and services from, and sold materials and services to, DuPont operations not included in the defined scope of DPC. Transactions between DuPont and DPC were deemed to be settled immediately through the parent company net investment. Cash, cash equivalents, debt and interest expense in the Predecessor combined balance sheet and statement of operations represent cash, cash equivalents, debt and interest expense held locally by certain of DPC’s majority owned joint ventures. DuPont’s current and long-term debt was not pushed down to the Predecessor combined financial statements because it was not specifically identifiable to DPC.

All of the allocations and estimates in the Predecessor combined financial statements were based on assumptions that management of DuPont and DPC believed were reasonable. However, the Predecessor combined financial statements included herein may not be indicative of the financial position, results of operations and cash flows of the Company in the future or if DPC had been a separate, standalone entity during the Predecessor periods presented.

Certain of our joint ventures are accounted for on a one-month lag basis, the effect of which is not material.

Certain reclassifications have been made to Other revenue and Other expense, net, on the Predecessor combined statements of operations to conform to the Successor presentation.

(3)	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of Axalta and its subsidiaries and the combined financial statements of DPC have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation of the financial statements have been included.

(a)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the closing date of the Acquisition and the date of the financial statements and the reported amounts of sales and expenses during the period. The estimates and assumptions include, but are not limited to, receivable and inventory valuations, fixed asset valuations, valuations of goodwill and identifiable intangible assets, including analysis of impairment, valuations of long-term employee benefit obligations, income taxes, environmental matters, litigation, stock-based compensation, restructuring, and allocations of costs. Our estimates are based on historical experience, facts and circumstances available at the time and various other assumptions that are believed to be reasonable. Actual results could differ materially from those estimates.

(b)	Accounting for Business Combinations

We account for business combinations under the acquisition method of accounting. This method requires the recording of acquired assets, including separately identifiable intangible assets and assumed liabilities at their acquisition date fair values. The method records any excess purchase price over the fair value of acquired net assets as goodwill.

The determination of the fair value of assets acquired, liabilities assumed, and noncontrolling interests involves assessments of factors such as the expected future cash flows associated with individual assets

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

and liabilities and appropriate discount rates at the closing date of the Acquisition. When necessary, we consult with external advisors to help determine fair value. For non-observable market values, we determine fair value using acceptable valuation principles (e.g., multiple excess earnings, relief from royalty and cost methods).

We included the results of operations from the acquisition date in the financial statements for all businesses acquired.

(c)	Principles of Consolidation and Combination

The consolidated financial statements of the Successor (“the Successor statements”) include the accounts of Axalta and its subsidiaries, and entities in which a controlling interest is maintained. For those consolidated subsidiaries in which the Company’s ownership is less than 100%, the outside stockholders’ interests are shown as noncontrolling interests. Investments in companies in which Axalta, directly or indirectly, owns 20% to 50% of the voting stock and has the ability to exercise significant influence over operating and financial policies of the investee are accounted for using the equity method of accounting. As a result, Axalta’s share of the earnings or losses of such equity affiliates is included in the accompanying consolidated statement of operations and our share of these companies’ stockholders’ equity is included in “Investments in affiliates” in the accompanying consolidated balance sheet.

The combined financial statements for the Predecessor (“the Predecessor statements”) include the combined assets, liabilities, revenues, and expenses of DPC.

We eliminated all intercompany accounts and transactions in the preparation of the accompanying consolidated and combined financial statements.

On September 4, 2012, the three partners of the DPC majority-owned DuPont Powder Coatings Saudi Company Ltd. (“DPC Saudi”), a non-US joint venture, signed a new shareholder resolution agreement requiring all partners to unanimously agree to all financial decisions and payments of the business. As a result, DPC concluded that consolidating DPC Saudi was no longer appropriate due to a lack of financial control in the operations of the business. Consequently, DPC deconsolidated the joint venture, and accounted for it under the equity method of accounting in the Predecessor statements. This joint venture investment in DPC Saudi was not an asset acquired from DuPont in the Acquisition. The deconsolidation of DPC Saudi resulted in a loss of $1.0 million for the year ended December 31, 2012, which was recorded in Selling, general and administrative expenses in the combined statement of operations.

(d)	Revenue Recognition

We recognize revenue after completing the earnings process. We recognize revenue for product sales when we ship products to the customer in accordance with the terms of the agreement, when title and risk of loss have been transferred, collectability is reasonably assured and pricing is fixed or determinable.

For a majority of our product sales, title transfers at the shipping point. We recognize revenue—for certain OEM customers—based on the application of paint to the customers’ cars.

We accrue for sales returns and other allowances based on our historical experience.

We incur up-front costs in order to obtain contracts with certain customers. During the Successor periods, we capitalized these up-front costs as a component of Other assets. During the Predecessor periods, we capitalized costs as a component of Identifiable intangibles, net. We amortize the related amounts over the estimated life of the contract as a reduction of net sales.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

We include the amounts billed to customers for shipping and handling fees in net sales and costs incurred for the delivery of goods as cost of goods sold and other operating charges in the statement of operations.

Recognition for licensing and royalty income occurs in accordance with agreed upon terms, when performance obligations are satisfied, the amount is fixed or determinable, and collectability is reasonably assured.

(e)	Other Revenue

Other revenue includes various elements of income resulting from the normal operation of our business. Other revenue includes, but is not limited to, income for services provided to customers and royalty income.

(f)	Cash and Cash Equivalents

Cash equivalents represent highly liquid investments with maturities of three months or less from time of purchase. They are carried at cost plus accrued interest, which approximates fair value because of the short-term maturity of these instruments. Cash balances may exceed government insured limits in certain jurisdictions. During the Predecessor periods, cash and cash equivalents represented balances held by DPC’s majority owned joint ventures as DPC participated in DuPont’s centralized cash management and financing programs (see Note 7 for additional information).

(g)	Fair Value Measurements

GAAP defines a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following valuation techniques are used to measure fair value for assets and liabilities:

Level 1—Quoted market prices in active markets for identical assets or liabilities;

Level 2—Significant other observable inputs (e.g., quoted prices for similar items in active markets, quoted prices for identical or similar items in markets that are not active, inputs other than quoted prices that are observable such as interest rate and yield curves, and market-corroborated inputs); and

Level 3—Unobservable inputs for the asset or liability, which are valued based on management’s estimates of assumptions that market participants would use in pricing the asset or liability.

(h)	Derivatives and Hedging

The Company from time to time utilizes derivatives to manage exposures to currency exchange rates and interest rate risk. The fair values of all derivatives are recognized as assets or liabilities at the balance sheet date. Changes in the fair value of these instruments are reported in income or Accumulated other comprehensive income (“AOCI”), depending on the use of the derivative and whether it qualifies for hedge accounting treatment.

Gains and losses on derivatives that are designated and qualify as cash flow hedging instruments are recorded in AOCI, to the extent the hedges are effective, until the underlying transactions are recognized in income. To the extent effective, gains and losses on derivative and nonderivative

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

instruments used as hedges of the Company’s net investment in foreign operations are recorded in AOCI as part of the cumulative translation adjustment. The ineffective portions of cash flow hedges and hedges of net investment in foreign operations, if any, are recognized in income immediately.

Gains and losses on derivatives designated and qualifying as fair value hedging instruments, as well as the offsetting losses and gains on the hedged items, are reported in income in the same accounting period. Derivatives not designated as hedging instruments are marked-to-market at the end of each accounting period with the results included in income.

Cash flows from derivatives are recognized in the consolidated and combined statements of cash flows in a manner consistent with the underlying transactions.

(i)	Receivables and Allowance for Doubtful Accounts

Receivables are recognized net of an allowance for doubtful accounts receivable. The allowance for doubtful accounts receivable reflects the best estimate of losses inherent in the accounts receivable portfolio determined on the basis of historical experience, specific allowances for known troubled accounts and other available evidence. Accounts receivable are written down or off when a portion or all of such account receivable is determined to be uncollectible.

(j)	Inventories

Inventories of the Successor are valued at the lower of cost or market with cost being determined on the weighted average cost method. Elements of cost in inventories include:

•	raw materials,

•	direct labor, and

•	manufacturing overhead.

Stores and supplies are valued at the lower of cost or market; cost is generally determined by the average cost method. Inventories deemed to have costs greater than their respective market values are reduced to net realizable value based upon a review of on-hand inventories and historical and forecasted usage, as well as price determination or changes in price levels, recorded as a loss in the period recognized.

Inventories of the Predecessor were valued on the basis of cost as determined by the last-in, first-out (“LIFO”) method.

(k)	Property, Plant and Equipment

(1)	Successor periods

Property, plant and equipment of the Successor acquired in the Acquisition were recorded at fair value as of the acquisition date and are depreciated using the straight-line method. Subsequent additions to property, plant and equipment, including the fair value of any asset retirement obligations upon initial recognition of the liability, are recorded at cost and are depreciated using the straight-line method.

Property, plant and equipment acquired in the Acquisition are depreciated over their estimated remaining useful lives. The weighted average estimated remaining useful lives of property, plant and equipment acquired in connection with the Acquisition was approximately 11 years. Subsequent property, plant and equipment additions are depreciated over useful lives generally ranging from 15 to 25 years. We amortize capitalizable costs associated with internal use computer software on a straight-line basis generally over five to seven years.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(2)	Predecessor periods

Property, plant and equipment of the Predecessor were carried at cost and were depreciated using the straight-line method. Property, plant and equipment placed in service prior to 1995 were depreciated using the sum-of-the-years’ digits method or other substantially similar methods. Substantially all Predecessor buildings and equipment were depreciated over useful lives ranging from 15 to 25 years.

(l)	Goodwill and Other Identifiable Intangible Assets

Goodwill represents the excess of purchase price over the fair values of underlying net assets acquired in an acquisition. Goodwill and indefinite-lived intangible assets are tested for impairment on an annual basis as of October 1; however, these tests are performed more frequently if events or changes in circumstances indicate that the asset may be impaired. The fair value methodology is based on prices of similar assets or other valuation methodologies including discounted cash flow techniques.

When testing goodwill and indefinite-lived intangible assets for impairment, we first have an option to assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not (more than 50%) that an impairment exists. Such qualitative factors may include the following: macroeconomic conditions; industry and market considerations; cost factors; overall financial performance; and other relevant entity-specific events. In the event the qualitative assessment indicates that an impairment is more likely than not, we would be required to perform a quantitative impairment test, otherwise no further analysis is required.

Under the quantitative goodwill impairment test, the evaluation of impairment involves comparing the current fair value of each reporting unit to its carrying value, including goodwill. If the carrying amount of a reporting unit, including goodwill, exceeds the estimated fair value, then individual assets (including identifiable intangible assets) and liabilities of the reporting unit are estimated at fair value. The excess of the estimated fair value of the reporting unit over the estimated fair value of its net assets would establish the implied value of goodwill. The excess of the recorded amount of goodwill over the implied value is then charged to earnings as an impairment loss.

Definite-lived intangible assets, such as technology, trademarks, customer relationships and non-compete agreements are amortized over their estimated useful lives, generally for periods ranging from four to 20 years. The reasonableness of the useful lives of these assets is regularly evaluated. Once these assets are fully amortized, they are removed from the balance sheet. We evaluate these assets for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable.

(m)	Impairment of Long-Lived Assets

The carrying value of long-lived assets to be held and used is evaluated when events or changes in circumstances indicate the carrying value may not be recoverable. The carrying value of a long-lived asset is considered impaired when the total projected undiscounted cash flows from the asset are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. The fair value methodology used is an estimate of fair market value and is based on prices of similar assets or other valuation methodologies including present value techniques. Long-lived assets to be disposed of other than by sale are classified as held for use until their disposal. Long-lived assets to be disposed of by sale are classified as held for sale and are reported at the lower of carrying amount or fair market value less cost to sell. Depreciation is discontinued for long-lived assets classified as held for sale.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(n)	Research and Development

Research and development costs incurred in the normal course of business are expensed as incurred. In process research and development projects acquired in a business combination are recorded as intangible assets at their fair value as of the acquisition date. Subsequent costs related to acquired in process research and development projects are expensed as incurred. Research and development intangible assets are considered indefinite-lived until the abandonment or completion of the associated research and development efforts. Upon completion of the research and development process, the carrying value of acquired in process research and development projects is reclassified as a finite-lived asset and is amortized over its useful life.

(o)	Environmental Liabilities and Expenditures

Accruals for environmental matters are recorded in cost of goods sold and other operating charges when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. Accrued environmental liabilities are not discounted. Claims for recovery from third parties, if any, are reflected separately as an asset.

Costs related to environmental remediation are charged to expense in the period incurred. Other environmental costs are also charged to expense in the period incurred, unless they increase the value of the property or reduce or prevent contamination from future operations, in which case, they are capitalized and amortized.

(p)	Litigation

We accrue for liabilities related to litigation matters when available information indicates that the liability is probable and the amount can be reasonably estimated. Legal costs such as outside counsel fees and expenses are charged to expense in the period incurred.

(q)	Income Taxes

(1)	Successor periods

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax basis. Deferred tax assets are also recognized for operating losses and tax credit carry forwards. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates applicable in the years in which they are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in income in the period that includes the enactment date.

Where we do not intend to indefinitely reinvest earnings of our foreign subsidiaries, we provide for income taxes and foreign withholding taxes, where applicable, on undistributed earnings. We do not provide for income taxes on undistributed earnings of our foreign subsidiaries that are intended to be indefinitely reinvested.

We recognize the benefit of an income tax position only if it is “more likely than not” that the tax position will be sustained. The tax benefits recognized are measured based on the largest benefit that has a greater than 50% likelihood of being realized. Additionally, we recognize interest and penalties

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

accrued related to unrecognized tax benefits as a component of provision for income taxes. The current portion of unrecognized tax benefits is included in “Income taxes payable” and the long-term portion is included in the long-term income tax payable in the consolidated balance sheets.

(2)	Predecessor periods

For all Predecessor periods presented, although DPC was included in the consolidated income tax return of DuPont, DPC’s income taxes are computed and reported under the “separate return method.” Use of the separate return method may result in differences when the sum of the amounts allocated to standalone tax provisions are compared with amounts presented in combined financial statements. In that event, related deferred tax assets and liabilities could be significantly different from those presented herein for the Predecessor periods. Certain tax attributes, e.g., net operating loss carryforwards, which were reflected in the DuPont consolidated financial statements may or may not exist at the standalone DPC level.

(r)	Foreign Currency Translation

(1)	Successor periods

The reporting currency is the U.S. dollar. In most cases, our non-U.S. based subsidiaries use their local currency as the functional currency for their respective business operations. Assets and liabilities of these operations are translated into U.S. dollars at end-of-period exchange rates; income and expenses are translated using the average exchange rates for the reporting period. Resulting cumulative translation adjustments are recorded as a component of stockholders’ equity in the consolidated balance sheet in Accumulated other comprehensive income (loss).

Gains and losses from transactions denominated in currencies other than the functional currencies are included in the consolidated statement of operations in Other expense, net.

(2)	Predecessor periods

The reporting currency is the U.S. dollar. For the Predecessor period, DuPont management determined that the U.S. dollar was the functional currency of DPC’s legal entities and this functional currency was appropriate for the economic environment in which DPC operated during the period covered by the Predecessor combined financial statements. For these legal entities, foreign currency denominated asset and liability amounts were remeasured into U.S. dollars at the end-of-period exchange rates. Nonmonetary assets, such as inventories, prepaid expenses, fixed assets and intangible assets were remeasured in U.S. dollars at historical exchange rates. Foreign currency denominated income and expense elements were remeasured into U.S. dollars at average exchange rates in effect during the year, except for expenses related to nonmonetary assets, which were remeasured at historical exchange rates.

(s)	Employee Benefits

(1)	Successor periods

In connection with the Acquisition, we assumed certain defined benefit plan obligations and related plan assets for current employees of non-U.S. subsidiaries and certain defined benefit plan obligations and plan assets of former employees of subsidiaries in Austria, Germany and the United Kingdom. All defined pension plan obligations for current and former employees in the

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

United States, as well as defined pension plan obligations of former employees of non-U.S. subsidiaries, except for the aforementioned subsidiaries in Austria, Germany and the United Kingdom, were retained by DuPont.

Defined benefit plans specify an amount of pension benefit that an employee will receive on retirement, usually dependent on factors such as age, years of service and compensation. The net obligation in respect of defined benefit plans is calculated separately for each plan by estimating the amount of the future benefits that employees have earned in return for their service in the current and prior periods. These benefits are then discounted to determine the present value of the obligations and are then adjusted for the impact of any unamortized prior service costs. As required by ASC 805, Business Combinations, all unamortized prior service costs and actuarial gains (losses) existing at the closing date of the Acquisition were eliminated in the determination of the fair value of the pension funded status at acquisition. The net obligation is then determined with reference to the fair value of the plan assets (if any). The discount rate used is the yield on bonds that are denominated in the currency in which the benefits will be paid and that have maturity dates approximating the terms of the obligations. The calculations are performed by qualified actuaries using the projected unit credit method.

(2)	Predecessor periods

Certain of DPC’s employees participated in defined benefit pension and other long-term employee benefit plans (the Plans) accounted for in accordance with ASC 715, Compensation—Retirement Benefits. Certain DPC employees were previously covered under DuPont and DuPont subsidiaries’ sponsored plans which were accounted for in accordance with accounting guidance in ASC 715. The majority of pension and other long-term employee expenses during the Predecessor periods were specifically identified by employee. In addition, a portion of expenses was allocated in shared entities and reported within both costs of goods sold and other operating charges, selling, general and administrative and research and development expenses in the combined statements of operations. For the U.S. pension plan and other long-term employee benefit plans (the U.S. plans), DuPont considered DPC employees to be part of a multiemployer plan of DuPont. The expense related to the current and former employees of DPC is included in the Predecessor combined financial statements. Non-U.S. pensions and other long-term employee benefit plans (the non-U.S. plans) were accounted for as single employer plans where DPC recorded assets, liabilities and expenses related to the current DPC workforce.

(t)	Stock-based compensation

Our stock-based compensation for the Successor period, comprised of Axalta stock options, is measured at fair value on the grant date or date of modification, as applicable. We recognize compensation expense on a graded-vesting attribution basis over the requisite service period.

DuPont maintained certain stock compensation plans for the benefit of certain of its officers, directors and employees, including DPC’s employees in the Predecessor periods. DPC accounted for all share-based payments to employees, including grants of stock options, based upon their fair values.

For additional information on our stock-based compensation plan, see Note 10.

(u)	Earnings Per Common Share

Basic earnings per common share is computed by dividing net income attributable to Axalta’s common stockholders by the weighted average number of shares outstanding during the period. Diluted earnings

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

per common share is computed by dividing net income attributable to Axalta’s common stockholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding related to potentially dilutive securities; Anti-dilutive securities are excluded from the calculation. These potentially dilutive securities consist of stock options.

(v)	New Accounting Guidance

In July 2013, the Financial Accounting Standards Board (“FASB”) issued ASU 2013-11, “Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists”. We have elected to early adopt the guidance to present the unrecognized tax benefit as a reduction of the net operating losses reported within deferred tax assets within the consolidated balance sheet as of December 31, 2013, net of the unrecognized tax benefit. See Note 13 for detail.

In March 2013, the FASB issued ASU 2013-05, “Foreign Currency Matters (Topic 830): Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity”, issuing clarifying guidance on the accounting for the release of the cumulative translation adjustment when a parent sells either a part or all of its investment in a foreign entity. This guidance is effective prospectively for annual reporting periods beginning on or after January 1, 2014, and the interim periods within those annual periods. Management does not expect the adoption of this guidance to have a material impact on our financial position or results of operations.

In February 2013, the FASB issued ASU 2013-02, “Comprehensive Income (Topic 220): Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income,” issuing changes to the reporting of amounts reclassified out of accumulated other comprehensive income. These changes require an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required to be reclassified in its entirety to net income. For other amounts that are not required to be reclassified in their entirety to net income in the same reporting period, an entity is required to cross-reference other disclosures that provide additional detail about those amounts. These requirements are to be applied to each component of accumulated other comprehensive income. This guidance is effective prospectively for annual reporting periods beginning on or after January 1, 2014, and the interim periods within those annual periods. Other than the additional disclosure requirements, the adoption of these changes is not expected to have an impact on our financial position or results of operations.

(4)	ACQUISITION OF DUPONT PERFORMANCE COATINGS

On August 30, 2012, we entered into a purchase agreement (the “Acquisition Agreement”) with DuPont pursuant to which we acquired DPC from DuPont for a purchase price of $4,925.9 million plus or minus a working capital adjustment and pension adjustment. Axalta and DuPont finalized the working capital and pension adjustments to the purchase price which resulted in a reduction to the purchase price of $18.6 million to $4,907.3 million.

We accounted for the Acquisition as a business combination in accordance with ASC 805, Business Combinations using the acquisition method of accounting. Following an acquisition, we had a period of not more than twelve months from the closing date of the acquisition to finalize the acquisition date fair values of assets acquired and liabilities assumed, including valuations of identifiable intangible assets and property,

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

plant and equipment. The determination of fair values of acquired intangible assets and property, plant and equipment, involves a variety of assumptions, including estimates associated with remaining useful lives. At December 31, 2013, the amounts presented for the Acquisition have been finalized.

The following table summarizes the fair values of the net assets acquired as of the February 1, 2013 Acquisition date adjusted for measurement period adjustments:

	February 1, 2013 (As Initially Reported)	Measurement Period Adjustments	February 1, 2013 (As Adjusted)
Cash and cash equivalents	$79.7	$—	$79.7
Accounts and notes receivable—trade, net	855.8	22.7	878.5
Inventories	673.0	3.0	676.0
Prepaid expenses and other	8.2	(1.3)	6.9
Net property, plant and equipment	1,707.7	(1.8)	1,705.9
Identifiable intangibles, net	1,539.3	(19.0)	1,520.3
Other assets—noncurrent	98.8	19.1	117.9
Accounts payable	(409.1)	(6.9)	(416.0)
Other accrued liabilities	(232.0)	7.5	(224.5)
Other liabilities	(331.1)	(35.3)	(366.4)
Deferred income taxes	(312.9)	223.2	(89.7)
Noncontrolling interests	(66.7)	—	(66.7)

Net assets acquired before goodwill on acquisition	3,610.7	211.2	3,821.9
Goodwill on acquisition	1,315.2	(229.8)	1,085.4

Net assets acquired	$4,925.9	$(18.6)	$4,907.3

The measurement period adjustments reflect new information obtained about facts and circumstances that existed at the closing date of the Acquisition, primarily related to indemnification assets, inventories, other miscellaneous assets and liabilities, property, plant and equipment, intangible assets, and finalization of our opening balance sheet tax basis and the related deferred income taxes.

The determination of Goodwill in the amount of $1,085.4 million was recognized for the Acquisition as the excess of the purchase price over the net assets recognized and represents the future economic benefits arising from other assets acquired for purposes of creating a standalone entity, which cannot be individually identified and separately recognized.

The fair values of intangible assets were estimated using an income approach, either the excess earnings method (customer relationships) or the relief from royalty method (technology and trademarks). Under the excess earnings method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows attributable solely to the intangible asset over its remaining useful life. Under the relief from royalty method, fair value is measured by estimating future revenue associated with the intangible asset over its useful life and applying a royalty rate to the revenue estimate. These intangible assets enable us to develop new products to meet the evolving business needs as well as competitively produce our existing products.

The fair value of real properties acquired was based on the consideration of their highest and best use in the market. The fair values of property, plant, and equipment, other than real properties, were based on the consideration that unless otherwise identified, they will continue to be used “as is” and as part of the ongoing business. In contemplation of the in-use premise and the nature of the assets, the fair value was developed primarily using a cost approach. The determination of the fair value of assets acquired and liabilities assumed involves assessing factors such as the expected future cash flows associated with individual assets and liabilities and appropriate discount rates at the date of the acquisition.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

The fair value of the noncontrolling interests, related to acquired joint ventures, were estimated by applying an income approach. This fair value measurement is based on significant inputs that are not observable in the market and thus represents a fair value measurement categorized within Level 3 of the fair value hierarchy. Key assumptions included a discount rate, a terminal value based on a range of long-term sustainable growth rates and adjustments because of the lack of control that market participants would consider when measuring the fair value of the noncontrolling interests.

The Company was formed on August 24, 2012 for the purpose of consummating the Acquisition of DPC and, consequently has no financial statements as of and for periods prior to that date. Prior to the Acquisition, we generated no revenue and incurred no expenses other than merger and acquisition costs and debt financing costs in anticipation of the Acquisition. We incurred merger and acquisition related costs of $29.0 million which were expensed during the Successor period August 24, 2012 through December 31, 2012 and incurred debt financing costs of $4.6 million which were recorded as Other assets and Other accrued liabilities as of December 31, 2012 (Successor). The $33.6 million of merger and acquisition related costs and debt financing costs incurred were accrued as a component of Other accrued liabilities at December 31, 2012 (Successor) (see Note 20). The amounts were paid at closing of the Acquisition with proceeds from the borrowings under the Senior Secured Credit Facilities.

The following unaudited supplemental pro forma information presents the financial results as if the acquisition of DPC had occurred on January 1, 2012. This supplemental pro forma information has been prepared for comparative purposes and does not purport to be indicative of what would have occurred had the acquisition been made on January 1, 2012, nor is it indicative of any future results.

	Year Ended December 31,
	2013	2012
	(Unaudited)	(Unaudited)
Net sales	$4,277.3	$4,219.4
Net loss	$(96.3)	$(282.5)

The 2013 supplemental pro forma net loss was adjusted to exclude $53.1 million ($43.5 million, net of pro forma income tax impact) of acquisition-related costs incurred in 2013 and $123.1 million ($88.6 million, net of pro forma income tax impact) of non-recurring expense consisting primarily of $103.7 million related to the fair market value adjustment to acquisition-date inventory. The 2012 supplemental pro forma net loss was adjusted to include these charges.

(5)	GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

(a)	Goodwill

The following table shows changes in the carrying amount of goodwill for the Successor year ended December 31, 2013 by reportable segment:

	Performance Coatings	Transportation Coatings	Total
At January 1, 2013	$—	$—	$—
Goodwill resulting from Acquisition	1,012.5	72.9	1,085.4
Foreign currency translation	26.3	1.9	28.2

December 31, 2013	$1,038.8	$74.8	$1,113.6

The goodwill recognized at December 31, 2013 that is expected to be deductible for income tax purposes is $617.3 million.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

The following table shows changes in the carrying amount of goodwill for the Predecessor year ended December 31, 2012 and the Predecessor period from January 1, 2013 to January 31, 2013 by reportable segment:

	Performance Coatings	Transportation Coatings	Total
At January 1, 2012	$517.9	$70.9	$588.8
Foreign currency translation	—	—	—

December 31, 2012	$517.9	$70.9	$588.8

Foreign currency translation	—	—	—

January 31, 2013	$517.9	$70.9	$588.8

(b)	Identifiable Intangible Assets

The following table summarizes the gross carrying amounts and accumulated amortization of identifiable intangible assets by major class:

	Successor
December 31, 2013	Gross Carrying Amount	Accumulated Amortization	Net Book Value	Weighted average amortization periods
Technology	$425.2	$(37.3)	$387.9	10.0
Trademarks—indefinite-lived	284.4	—	284.4	Indefinite
Trademarks—definite-lived	41.7	(2.6)	39.1	14.8
Customer relationships	761.9	(34.9)	727.0	19.4
Non-compete agreements	1.5	(0.3)	1.2	4.0

Total	$1,514.7	$(75.1)	$1,439.6

	Predecessor
December 31, 2012	Gross Carrying Amount	Accumulated Amortization	Net Book Value
Technology	$65.0	$(65.0)	$—
Trademarks	0.2	(0.2)	—
Customer agreements	124.2	(67.8)	56.4
Customer lists	13.2	(2.7)	10.5

Total	$202.6	$(135.7)	$66.9

The increase in identifiable intangibles between December 31, 2012 (Predecessor) and December 31, 2013 (Successor) was due to the Acquisition (see Note 4).

The fair value of in process research and development projects acquired in the Acquisition was determined using the cost method. Activity related to in process research and development projects for the year ended December 31, 2013:

	Balance at Acquisition	Completed	Abandoned	December 31, 2013
In Process research and development	$25.4	$(6.5)	$(3.2)	$15.7

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

In the Successor year ended December 31, 2013, amortization expense for acquired intangibles was $79.9 million, which included a loss of $3.2 million associated with abandoned acquired in process research and development projects, all of which was related to the Acquisition.

Amortization expense for the Predecessor period from January 1, 2013 through January 31, 2013 and the Predecessor years ended December 31, 2012 and 2011 was $2.6 million, $25.7 million, and $24.0 million, respectively, which were primarily reported as a reduction in net sales.

The estimated amortization expense related to the fair value of acquired intangible assets for each of the succeeding five years is:

2014	$87.0
2015	$87.0
2016	$87.0
2017	$87.0
2018	$86.7

(6)	RESTRUCTURING

In accordance with the applicable guidance for Nonretirement Postemployment Benefits, we have accounted for our termination benefits and the recognized liabilities when the loss was considered probable that employees were entitled to benefits and the amounts could be reasonably estimated.

(a)	Successor Periods

During the Successor year ended December 31, 2013, we incurred $120.7 million, associated with the involuntary termination benefits associated with our continued efforts to establish Axalta as a standalone company from DuPont. These amounts are recorded within Selling, general and administrative expenses in the statement of operations.

The following table summarizes the activities related to the Successor year ended December 31, 2013 restructuring reserves:

December 31, 2013
Balance at February 1, 2013*	$0.5
Expense recorded	120.7
Payments	(23.7)
Foreign currency translation	0.9

Balance at December 31, 2013	$98.4

*	Represents restructuring liability assumed at the date of Acquisition.

(b)	Predecessor Periods

At December 31, 2012 and 2011 of the Predecessor period, total liabilities relating to restructuring activities were $2.1 million and $7.0 million, respectively. There was no expense recorded during the Predecessor periods January 1, 2013 through January 31, 2013 associated with restructuring. For the Predecessor years ended 2012 and 2011 there were reductions in expense resulting from changes in estimates of $0.3 million and $2.6 million, respectively, related to changes in previous estimates.

(1)	2009 Restructuring Program

In the second quarter of 2009, in response to global economic recession, DPC committed to an initiative to address the steep and extended downturn in the motor vehicle market, and the

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

extension of the downturn into industrial markets. The plan was designed to restructure asset and fixed cost bases in order to improve long-term competitiveness, simplify business processes, and maximize pre-tax operating income. The plan included the elimination of 221 positions by severance principally located in the United States of America (U.S.).

The following table summarizes the activities related to the 2009 restructuring program during the Predecessor periods ended December 31, 2012 and 2011:

Employee Separation Costs
Balance at December 31, 2010	$33.4
Payments	(27.9)
Foreign currency translation	1.6
Change in estimate	(1.4)

Balance at December 31, 2011	$5.7
Payments	(4.2)
Foreign currency translation	(0.2)
Change in estimate	(0.3)

Balance at December 31, 2012	$1.0

(2)	2008 Restructuring Program

During 2008, in response to the challenging economic environment, DPC initiated a global restructuring program to reduce costs and improve profitability across its business. The program included the elimination of 1,593 positions by severance principally located in Western Europe and the U.S. primarily supporting the motor vehicle market.

The following table summarizes the activities related to the 2008 restructuring program during the Predecessor periods ended December 31, 2012 and 2011:

	Employee Separation Costs	Other Non- personnel charges	Total
Balance at December 31, 2010	$8.8	$—	$8.8
Payments	(6.6)	—	(6.6)
Foreign currency translation	0.2	—	0.2
Change in estimate	(1.2)	—	(1.2)

Balance at December 31, 2011	$1.2	$—	$1.2
Payments	(0.3)	—	(0.3)

Balance at December 31, 2012	$0.9	$—	$0.9

(7)	RELATIONSHIP WITH DUPONT

Predecessor Periods

Historically, the DPC businesses were managed and operated in the normal course of business with other affiliates of DuPont. Accordingly, certain shared costs were allocated to DPC and reflected as expenses in the standalone Predecessor combined financial statements. Management of DuPont considered the allocation methodologies used to be reasonable and appropriate reflections of the

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

historical DuPont expenses attributable to DPC for purposes of the standalone combined financial statements of DPC; however, the expenses reflected in the Predecessor combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if DPC had operated as a separate, standalone entity. In addition, the expenses reflected in the Predecessor combined financial statements may not be indicative of related expenses that will be incurred in the future by us.

(a)	Cash Management and Financing

Except for its joint ventures, DPC participated in DuPont’s centralized cash management and financing programs. Disbursements were made through centralized accounts payable systems which were operated by DuPont, while cash receipts were transferred to centralized accounts maintained by DuPont. As cash was disbursed and received by DuPont, it was accounted for by DPC through the parent company net investment. All short and long-term debt requirements of the DPC business were financed by DuPont and financing decisions for wholly owned subsidiaries and majority owned joint ventures were determined by DuPont’s central treasury operations.

(b)	Allocated Corporate Costs

The Predecessor combined financial statements include significant transactions with DuPont involving leveraged functional services (such as information systems, accounting, other financial services, purchasing and legal) and general corporate expenses that were provided to DPC by centralized DuPont organizations. Throughout the Predecessor periods covered by the combined financial statements of DPC, the costs of these leveraged functions and services were directly charged or allocated to DPC using methods management believes were reasonable. The methods for directly charging specifically identifiable functions and services to DPC included negotiated usage rates and dedicated employee assignments. The method for allocating shared leveraged functional services to DPC was based on proportionate formulas involving controllable fixed costs and in certain instances was allocated to DPC based on demand. Controllable fixed costs are fixed costs less depreciation and amortization and nonrecurring transactions. The methods for allocating general corporate expenses to DPC were based on revenue. However, the expenses reflected in the Predecessor combined financial statements may not be indicative of the actual expenses that would have been incurred during the periods presented if DPC had operated as a separate, standalone entity.

The allocated leveraged functional service expenses and general corporate expenses included in cost of goods sold and other operating charges, selling, general, and administrative expenses and research and development expenses in the Predecessor combined statement of operations were as follows:

	Predecessor
	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Cost of goods sold and other operating charges	$14.2	$224.7	$254.9
Selling, general, and administrative expenses	1.4	21.6	22.9
Research and development expenses	0.1	2.2	3.1

Total	$15.7	$248.5	$280.9

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Allocated leveraged functional service expenses and general corporate expenses are recorded in the Predecessor combined statement of operations as follows:

	Predecessor
	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Leveraged functional services	$14.2	$226.4	$256.7
General corporate expenses	1.5	22.1	24.2

Total	$15.7	$248.5	$280.9

(c)	Shared Sites

DPC conducted manufacturing operations at 35 plant sites globally. DPC shared three of these plant sites with other non-DPC DuPont manufacturing operations. Additionally, DPC shared warehouse, sales centers, office space, and research and development facilities with other DuPont businesses. In general, the property, plant, and equipment primarily or exclusively used by DPC for these shared locations are included in the Predecessor combined balance sheet.

The full historical cost, accumulated depreciation and depreciation expense for assets at shared manufacturing plant sites and other facilities where DPC was the primary or exclusive user of the assets have been included in the Predecessor combined balance sheet and statement of operations. Accordingly, when the use of a DPC primary asset was shared with a non-DPC DuPont business (manufacturing or otherwise), the cost for the non-DPC usage was deemed to have been charged to the non-DPC business. The amounts credited to cost of goods sold and other operating charges in the Predecessor combined statement of operations for the use of a DPC primary asset by non-DPC businesses, were less than $0.3 million for the Predecessor period from January 1, 2013 through January 31, 2013 and $1.0 million for each of the Predecessor years ended December 31, 2012 and December 31, 2011.

At shared manufacturing plant sites and other facilities where DPC was not the primary or exclusive user of the assets, the assets were excluded from the Predecessor combined balance sheet. Accordingly, where DPC used these shared assets, DPC was deemed to have been charged a cost for its usage of these shared assets by the other DuPont businesses. The amounts charged to the cost of goods sold and other operating charges in the Predecessor combined statement of operations for the DPC usage of the shared assets were less than $0.2 million for the Predecessor period from January 1, 2013 through January 31, 2013 and $0.4 million and $0.5 million for the Predecessor years ended December 31, 2012 and December 31, 2011, respectively.

(d)	Purchases from and Sales to Other DuPont Businesses

Throughout the Predecessor periods covered by the Predecessor combined financial statements, DPC purchased materials (Titanium Dioxide and DuPont Sontara® maintenance wipes) from DuPont and its non-DPC businesses.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Purchases include the following amounts:

	Predecessor
	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
DPC purchases of products from other DuPont businesses	$7.9	$91.7	$88.9

There were no material sales to other DuPont businesses during the periods covered by the Predecessor combined financial statements.

(8)	COMMITMENTS AND CONTINGENT LIABILITIES

(a)	Guarantees

In connection with the Acquisition, we assumed certain guarantee obligations which directly guarantee various debt obligations under agreements with third parties related to the following: equity affiliates, customers, suppliers and other affiliated companies.

At December 31, 2013 (Successor) and December 31, 2012 (Predecessor), we had directly guaranteed $1.6 million and $14.3 million of such obligations, respectively. These guarantees represent the maximum potential amount of future (undiscounted) payments that we could be required to make under the guarantees in the event of default by the guaranteed parties. No amounts were accrued at December 31, 2013 (Successor) and December 31, 2012 (Predecessor).

We assess the payment/performance risk by assigning default rates based on the duration of the guarantees. These default rates are assigned based on the external credit rating of the counterparty or through internal credit analysis and historical default history for counterparties that do not have published credit ratings. For counterparties without an external rating or available credit history, a cumulative average default rate is used.

(b)	Product Warranty

We warrant that our products meet standard specifications. Our product warranty liability at December 31, 2013 (Successor) and December 31, 2012 (Predecessor) was $0.6 million and $0.2 million, respectively. Estimates for warranty costs are based on historical claims experience.

(c)	Operating Lease Commitments

We use various leased facilities and equipment in our operations. The terms for these leased assets vary depending on the lease agreement. Net rental expense under operating leases was $45.0 million for the Successor year ended December 31, 2013. Net rental expense under operating leases was $4.6 million, $43.6 million and $40.5 million for the Predecessor period from January 1, 2013 through January 31, 2013 and the Predecessor years ended December 31, 2012 and December 31, 2011, respectively.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

At December 31, 2013, future minimum payments under non-cancelable operating leases were as follows over each of the next five years and thereafter:

Operating Leases
2014	$34.3
2015	27.8
2016	22.5
2017	15.9
2018	13.1
Thereafter	25.0

Total minimum payments	$138.6

(d)	Brazilian Tax Dispute

In 1996, the Brazilian Tax Authority issued an assessment challenging DuPont’s position that certain raw material purchases were exempt from Brazilian excise taxes. A judicial deposit was made, which is restricted from use for any other purposes, for the amount of the proposed assessment to avoid interest and penalty charges during the litigation. In November 2008, DuPont received a definitive unfavorable ruling, but filed an appeal to recover the interest earned on the deposit. The interest earned was not reflected in the Predecessor combined balance sheet at December 31, 2012. At December 31, 2012 (Predecessor), the accrued tax liability and related judicial deposit was $24.7 million, respectively. Pursuant to the Acquisition Agreement, DuPont retained the accrued tax liability and related judicial deposit. Accordingly, no liability or related deposit is recorded in the Successor consolidated balance sheet at December 31, 2013.

(e)	Other

We are subject to various pending lawsuits and other claims including civil, regulatory, and environmental matters. Certain of these lawsuits and other claims may impact us. These litigation matters may involve indemnification obligations by third parties and/or insurance coverage covering all or part of any potential damage awards against DuPont and/or us. All of the above matters are subject to many uncertainties and, accordingly, we cannot determine the ultimate outcome of the lawsuits at this time.

The potential effects, if any, on the consolidated financial statements of Axalta will be recorded in the period in which these matters are probable and estimable, and such effects, could be material.

In addition to the aforementioned matters, we are party to various legal proceedings in the ordinary course of business. Although the ultimate resolution of these various proceedings cannot be determined at this time, management does not believe that such proceedings, individually or in the aggregate, will have a material adverse effect on the consolidated financial statements of Axalta.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(9)	LONG-TERM EMPLOYEE BENEFITS

(a)	Defined Benefit Plans and Other Long-Term Employee Benefits

Successor period

Defined Benefit Pensions

In connection with the Acquisition, we assumed certain defined benefit plan obligations for both current and former employees of subsidiaries in Austria, the United Kingdom and Germany. In addition, we assumed certain defined benefit plan obligations for current employees of other non-U.S. subsidiaries. All defined benefit pension plan obligations for current and former employees in the U.S., as well as defined benefit pension plan obligations of former employees of non-U.S. subsidiaries, except for the aforementioned subsidiaries in the United Kingdom, Austria and Germany, were retained by DuPont.

The defined benefit obligations for remaining current employees of non-U.S. subsidiaries assumed by Axalta were carved out of defined benefit pension plans retained by DuPont. We have created new defined benefit pension plans for all effected participants. The Acquisition Agreement required DuPont to transfer assets generally in the form of cash, insurance contracts or marketable securities from DuPont’s funded defined benefit pension plans to our defined benefit pension plans within 180 days of the closing date of the Acquisition. The determination of asset transfers has been completed at December 31, 2013 for all plans except the plan covering our Canadian employees.

During the Predecessor period, DuPont had accounted for the benefit obligations of all the defined benefit plans as though the employees were participants in a multiemployer plan in the Predecessor period. For multiemployer plans, ASC 805, Business Combinations, requires an obligation to the plan for a portion of its unfunded benefit obligations to be established at the acquisition date when withdrawal from the multiemployer plan is probable. As withdrawal from the DuPont defined benefit pension plan and related transfer of plan assets was required pursuant to the Acquisition Agreement, an estimate of the unfunded benefit obligations was recorded as of the Acquisition date. The plan assets have been or will be directly transferred to the pension trust. Accordingly, assumed defined benefit obligations are presented net of the plan assets transferred, or to be transferred in the case of Canada, by DuPont.

Other Long-Term Employee Benefits

We also assumed in connection with the Acquisition certain long-term employee health care and life insurance benefits for certain eligible employees in Canada and Brazil. These programs require retiree contributions based on retiree-selected coverage levels for certain retirees

Predecessor period

DuPont offered various long-term benefits to its employees. DuPont offered U.S. plans that were shared amongst its businesses. In these cases, the costs, assets, and liabilities of participating employees in these plans are reflected in the Predecessor combined financial statements as though DPC participated in a multiemployer plan. The total cost of the plan was determined by actuarial valuation and the business received an allocation of the cost of the plan based upon several factors, including a percentage of salaries, headcount and fixed costs.

For the non-U.S. plans, the Predecessor combined financial statements have been prepared as though the DPC employees who participated in the non-U.S. plans were considered separate plans. As such a

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

portion of DuPont’s liabilities, assets and expenses are included in the Predecessor combined financial statements. Pension asset allocation for funded plans outside of the U.S. was based on either predominant local country calculation, or in other cases, by relative benefit obligation of the standalone DPC plan.

Defined Benefit Pensions

DuPont had both funded and unfunded noncontributory defined benefit pension plans covering a majority of the U.S. employees hired before January 1, 2007, including U.S. employees of DPC. The benefits under these plans were based primarily on years of service and employees’ pay near retirement. DuPont’s funding policy was consistent with the funding requirements of federal laws and regulations.

Pension coverage for employees of DuPont’s non-U.S. subsidiaries was provided, to the extent deemed appropriate, through separate plans. Obligations under such plans were funded by depositing funds with trustees, covered by insurance contracts, or were unfunded.

Other Long-Term Employee Benefits

DuPont and its Canadian and Brazilian subsidiaries provided medical, dental and life insurance benefits to pensioners and survivors, and disability and life insurance protection to employees. The associated plans for retiree benefits were unfunded and the cost of the approved claims was paid from DuPont funds. Essentially all of the cost and liabilities for these retiree benefit plans were attributable to DuPont’s U.S. plans. The retiree medical plan was contributory with pensioners and survivors’ contributions adjusted annually to achieve a 50/50 target sharing of cost increases between DuPont and pensioners and survivors. In addition, limits were applied to DuPont’s portion of the retiree medical cost coverage. U.S. employees hired after December 31, 2006 were not eligible to participate in the postretirement medical, dental and life insurance plans.

Employee life insurance and disability benefit plans were insured in many countries. However, primarily in the U.S., such plans were generally self-insured or were fully experience rated. Expenses for self-insured and fully experience rated plans are reflected in the Predecessor combined financial statements.

Participation in the U.S. Plans

DPC participated in DuPont’s U.S. plans as though they were participants in a multiemployer plan with the other businesses of DuPont. The following table presents pension expense allocated by DuPont to DPC for DuPont’s significant plans in which DPC participated.

		Predecessor
Plan Name	EIN/Pension Number	January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
DuPont Pension and Retirement Plan	51-0014090/001	$4.2	$40.6	$31.5
All Other Plans		$0.7	$16.7	$18.4

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(b)	Obligations and Funded Status

The measurement date used to determine defined benefit and other long-term employee benefit obligations was December 31. The following table sets forth the changes to the projected benefit obligations (“PBO”) and plan assets for the Successor year ended December 31, 2013 and Predecessor year ended December 31, 2012 and the funded status and amounts recognized in the accompanying consolidated and combined balance sheets at December 31, 2013 (Successor) and December 31, 2012 (Predecessor) for the Company’s defined benefit pension and other long-term benefit plans:

	Defined Benefits		Other Long-Term Employee Benefits
	Successor	Predecessor	Successor	Predecessor
Obligations and Funded Status	2013	2012	2013	2012
Change in benefit obligation:
Projected benefit obligation at beginning of year	$—	$476.2	$—	$7.4
Fair value of assumed obligation at Acquisition date	579.5	—	5.2	—
Service cost	17.0	14.8	0.2	0.3
Interest cost	21.2	22.0	0.2	0.5
Participant contributions	1.0	1.1	—	—
Actuarial losses (gains)—net	(5.8)	144.2	(0.7)	2.9
Plan curtailments and settlements	(1.4)	—	—	—
Benefits paid	(20.7)	(23.6)	—	—
Amendments	(0.4)	(1.0)	—	(6.0)
Currency translation adjustment	12.6	—	(0.3)	—

Projected benefit obligation at end of year	$603.0	$633.7	$4.6	$5.1

Change in plan assets:
Fair value of plan assets at beginning of year	$—	$229.8	$—	$—
Fair value of plan assets at Acquisition date	250.7	—	—	—
Actual return on plan assets	16.0	37.2	—	—
Employer contributions	28.6	42.6	—	—
Participant contributions	1.0	1.1	—	—
Benefits paid	(20.7)	(23.6)	—	—
Settlements	(0.6)	—	—	—
Currency translation adjustment	6.3	—	—	—

Fair value of plan assets at end of year	$281.3	$287.1	$—	$—

Funded status, net	$(321.7)	$(346.6)	$(4.6)	$(5.1)

Amounts recognized in the consolidated and combined balance sheets consist of:
Other assets	$0.2	$0.2	$—	$—
Other accrued liabilities	(13.3)	(13.8)	—	—
Accrued pension and other long-term employee benefits	(308.6)	(333.1)	(4.6)	(5.1)

Net amount recognized	$(321.7)	$(346.7)	$(4.6)	$(5.1)

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

The PBO is the actuarial present value of benefits attributable to employee service rendered to date, including the effects of estimated future pay increases. The accumulated benefit obligation (“ABO”) is the actuarial present value of benefits attributable to employee service rendered to date, but does not include the effects of estimated future pay increases.

The following table reflects the ABO for all defined benefit pension plans as of December 31, 2013 and 2012. Further, the table reflects the aggregate PBO, ABO and fair value of plan assets for pension plans with PBO in excess of plan assets and for pension plans with ABO in excess of plan assets.

	December 31, 2013	December 31, 2012
ABO	$541.5	$567.6
Plans with PBO in excess of plan assets:
PBO	$595.7	$623.1
ABO	$534.9	$558.8
Fair value plan assets	$273.8	$276.3
Plans with ABO in excess of plan assets:
PBO	$537.8	$620.3
ABO	$488.9	$558.0
Fair value plan assets	$227.2	$274.7

The pretax amounts not yet reflected in net periodic benefit cost and included in Accumulated other comprehensive income (loss) include the following:

Defined Benefits:	Successor	Predecessor
	2013	2012	2011
Accumulated net actuarial gains (losses)	$10.0	$(216.2)	$(112.6)
Accumulated prior service (cost) credit	0.4	(1.4)	(1.9)

Total	$10.4	$(217.6)	$(114.5)

Other Long-Term Employee Benefits:	Successor	Predecessor
	2013	2012	2011
Accumulated net actuarial gains (losses)	$0.6	$3.1	$(0.4)
Accumulated prior service (cost) credit	—	(1.8)	(4.4)

Total	$0.6	$1.3	$(4.8)

The accumulated actuarial gains (losses), net for pensions and other long-term employee benefits relate primarily to differences between the actual net periodic expense and the expected net periodic expense resulting from differences in the significant assumptions, including primarily return on assets, discount rates and healthcare trends, used in these estimates.

The estimated pre-tax amounts that are expected to be amortized from Accumulated other comprehensive income (loss) into net periodic benefit cost during 2014 for the defined benefit plans and other long-term employee benefit plans is as follows:

	2014
	Defined Benefits	Other Long-Term Employee Benefits
Amortization of prior service (cost) credit	$—	$—
Amortization of net actuarial loss (gain)	(0.4)	—

Total	$(0.4)	$—

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(c)	Components of Net Periodic Pension Benefit Cost

The following table sets forth the components of net periodic pension benefit cost for the Successor year ended December 31, 2013 and for the Predecessor years ended December 31, 2012 and 2011:

	Pension Benefits
	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Components of net periodic benefit cost and amounts recognized in other comprehensive (income) loss:
Net periodic benefit (credit) cost:
Service cost	$17.0	$—	$1.6	$14.8	$15.7
Interest cost	21.2	—	1.8	22.0	23.0
Expected return on plan assets	(11.9)	—	(1.9)	(18.4)	(18.8)
Amortization of actuarial loss, net	—	—	1.1	5.2	3.5
Amortization of prior service cost	—	—	—	0.2	0.3
Settlement loss	—	—	—	3.9	—

Net periodic benefit cost	26.3	—	2.6	27.7	23.7

Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net actuarial (gain) loss, net	(10.6)	—	—	112.7	26.0
Amortization of actuarial loss, net	—	—	(1.1)	(5.2)	(3.5)
Prior service (benefit)	(0.4)	—	—	(0.3)	—
Amortization of prior service cost	—	—	—	(0.2)	(0.3)
Settlement (gain) loss	—	—	—	(3.9)	—
Net translation adjustment	0.6	—	—	—	—

Total (gain) loss recognized in other comprehensive income	$(10.4)	$—	$(1.1)	$103.1	$22.2

Total recognized in net periodic benefit cost and other comprehensive income	$15.9	$—	$1.5	$130.8	$45.9

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

	Other Long-Term Employee Benefits
	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Components of net periodic benefit cost and amounts recognized in other comprehensive (income) loss:
Net periodic benefit credit cost:
Service cost	$0.2	$—	$—	$0.3	$0.1
Interest cost	0.2	—	—	0.5	0.2
Amortization of actuarial loss, net	—	—	—	—	—
Amortization of prior service cost	—	—	—	0.2	—

Net periodic benefit cost	0.4	—	—	1.0	0.3

Changes in plan assets and benefit obligations recognized in other comprehensive (income) loss:
Net (gain) loss	(0.7)	—	—	2.7	—
Amortization of loss	—	—	—	—	—
Prior service (benefit) cost	—	—	—	(5.9)	4.3
Amortization of prior service (benefit) cost	—	—	—	(0.2)	—
Net translation adjustment	0.1	—	—	—	—

Total (benefit) loss recognized in other comprehensive income	$(0.6)	$—	$—	$(3.4)	$4.3

Total recognized in net periodic benefit cost and other comprehensive income	$(0.2)	$—	$—	$(2.4)	$4.6

(d)	Assumptions

We used the following assumptions in determining the benefit obligations and net periodic benefit cost:

	Successor	Predecessor
	2013	2012	2011
Defined benefits
Weighted-average assumptions:
Discount rate to determine benefit obligations	4.11%	3.38%	4.73%
Discount rate to determine net cost	4.15%	4.73%	4.91%
Rate of future compensation increases to determine benefit obligation	3.52%	3.16%	3.33%
Rate of future compensation increases to determine net cost	3.69%	3.33%	3.24%
Rate of return on plan assets to determine net cost	5.22%	7.71%	7.97%

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

	Successor	Predecessor
	2013	2012	2011
Other Long-Term Employee benefits
Weighted-average assumptions:
Discount rate to determine benefit obligations	4.80%	4.86%	7.69%
Discount rate to determine net cost	4.20%	7.28%	5.75%
Rate of future compensation increases to determine benefit obligations	—%	3.00%	4.00%
Rate of future compensation increases to determine net cost	—%	4.00%	4.25%

The discount rates used reflect the expected future cash flow based on plan provisions, participant data as of the closing date of the Acquisition and the currencies in which the expected future cash flows will occur. For the majority of our defined benefit pension obligations, we utilize prevailing long-term high quality corporate bond indices applicable to the respective country at the measurement date. In countries where established corporate bond markets do not exist, we utilize other index movement and duration analysis to determine discount rates. The long-term rate of return on plan assets assumptions reflect economic assumptions applicable to each country and assumptions related to the preliminary assessments regarding the type of investments to be held by the respective plans.

Estimated future benefit payments

The following reflects the total benefit payments expected to be paid for defined benefits:

Year ended December 31,	Benefits
2014	$33.3
2015	$21.6
2016	$24.5
2017	$22.6
2018	$26.2
2019—2023	$156.9

The following reflects the total benefit payments expected to be paid for other long-term employee benefits:

Year ended December 31,	Benefits
2014	$—
2015	$—
2016	$—
2017	$0.1
2018	$0.1
2019—2023	$0.7

(e)	Plan Assets

As discussed above, the defined benefit pension plans for the subsidiaries in Austria, the United Kingdom and Germany represent single-employer plans and the related plan assets are invested within separate trusts. The defined benefit plan obligations for remaining current employees of non-U.S. subsidiaries assumed by us were carved out of the defined benefit pension plans retained by DuPont. At December 31, 2013, DuPont had completed the asset transfers for all funded plans except the plan

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

covering our Canadian employees. The Canadian plan assets continue to be invested and managed by DuPont until the required regulatory approvals are received at which time the assets will be transferred to a newly created trust.

Equity securities include varying market capitalization levels. U.S. equity investments are primarily large-cap companies. Fixed income investments include corporate issued, government issued and asset backed securities. Corporate debt investments include a range of credit risk and industry diversification. Other investments include real estate and private market securities such as interests in private equity and venture capital partnerships.

Fair value calculations may not be indicative of net realizable value or reflective of future fair values. Furthermore, although we believe the valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The table below presents the fair values of the defined benefit pension plan assets by level within the fair value hierarchy, as described in Note 3, at December 31, 2013 and 2012, respectively.

	Fair value measurements at December 31, 2013
	Total	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$6.7	$6.7	$—	$—
U.S. equity securities	13.6	13.2	0.4	—
Non-U.S. equity securities	71.3	70.8	0.5	—
Debt—government issued	34.4	34.4	—	—
Debt—corporate issued	52.2	49.3	2.9	—
Hedge Funds	0.4	0.2	0.2	—
Private market securities	59.5	—	0.2	59.3
Real estate	0.3	—	—	0.3

	238.4	$174.6	$4.2	$59.6

Pension trust receivables	42.9

Total	$281.3

	Fair value measurements at December 31, 2012
	Total	Level 1	Level 2	Level 3
Asset Category:
Cash and cash equivalents	$6.2	$5.9	$0.3	$—
U.S. equity securities	25.9	14.9	11.0	—
Non-U.S. equity securities	116.1	55.5	60.6	—
Debt—government issued	66.1	19.9	46.2	—
Debt—corporate issued	58.3	7.5	50.8	—
Debt—asset-backed	2.1	0.9	1.2	—
Hedge Funds	0.3	—	0.3	—
Private market securities	10.9	—	0.4	10.5
Real estate	1.7	—	—	1.7
Derivatives—asset position	0.7	0.2	0.5	—

	288.3	$104.8	$171.3	$12.2

Pension trust receivables	0.6
Pension trust payables	(1.8)

Total	$287.1

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Level 3 assets are primarily ownership interests in investment partnerships and trusts that own private market securities and real estate. The tables below present a roll forward of activity for these assets for the years ended December 31, 2013 and 2012:

	Level 3 assets
	Total	Private market securities	Real estate
Ending balance at December 31, 2012	$12.2	$10.5	$1.7
Realized (loss)	(0.1)	—	(0.1)
Change in unrealized gain	0.2	0.2	—
Purchases, sales and settlements	45.6	46.9	(1.3)
Transfers out of Level 3	1.7	1.7	—

Ending balance at December 31, 2013	$59.6	$59.3	$0.3

	Level 3 assets
	Total	Debt- corporate issued	Private market securities	Real estate
Ending balance at December 31, 2011	$10.1	$—	$8.8	$1.3
Change in unrealized gain	2.8	0.1	2.4	0.3
Purchases, sales and settlements	(0.6)	—	(0.7)	0.1
Transfers out of Level 3	(0.1)	(0.1)	—	—

Ending balance at December 31, 2012	$12.2	$—	$10.5	$1.7

(f)	Assumptions and Sensitivities

The discount rate is determined as of each measurement date, based on a review of yield rates associated with long-term, high-quality corporate bonds. The calculation separately discounts benefit payments using the spot rates from a long-term, high-quality corporate bond yield curve.

The long-term rate of return assumption represents the expected average rate of earnings on the funds invested to provide for the benefits included in the benefit obligations. The long-term rate of return assumption is determined based on a number of factors, including historical market index returns, the anticipated long-term asset allocation of the plans, historical plan return data, plan expenses and the potential to outperform market index returns. The expected long-term rate of return on assets was 5.22% for 2013. For 2014, the expected long-term rate of return is 5.23%.

A significant factor used in estimating future per capita cost of covered healthcare benefits for our retirees and us is the healthcare cost trend rate assumption. The rate used at December 31, 2013 was 5.00% and is assumed to remain at that level thereafter. Increasing the assumed healthcare cost trend rates by one percentage point would result in additional annual costs of approximately $0.1 million. Decreasing the assumed health care cost trend rates by one percentage point would result in a decrease of approximately $0.1 million in annual costs. The effect on other long-term employee benefit obligations at December 31, 2013 of a one percentage point increase would be $1.1 million. The effect of a one percentage point decrease would be $0.9 million.

(g)	Anticipated Contributions to Defined Benefit Plan

For funded pension plans, our funding policy is to fund amounts for pension plans sufficient to meet minimum requirements set forth in applicable benefit laws and local tax laws. Based on the same

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

assumptions used to measure our benefit obligations at December 31, 2013 we expect to contribute $18.9 million to our defined benefit plans and $0.0 million to our other long-term employee benefit plans during 2014. No plan assets are expected to be returned to the Company in 2014.

(h)	Defined Contribution Plans

The Company sponsors defined contribution plans in both its US and non-US subsidiaries, under which salaried and certain hourly employees may defer a portion of their compensation. Eligible participants may contribute to the plan up to the allowable amount as determined by the plan of their regular compensation before taxes. All contributions and Company matches are invested at the direction of the employee. Company matching contributions vest immediately and aggregated $29.1 million for the Successor year ended December 31, 2013.

(10)	STOCK-BASED COMPENSATION

(a)	Successor period

During the year ended December 31, 2013, we recognized $7.4 million in stock-based compensation expense which was allocated to costs of goods sold and other operating charges, selling, general and administrative expenses, and research and development expenses.

(1)	Description of Equity Incentive Plan

On July 31, 2013, Axalta’s Board of Directors approved the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan (the “2013 Plan”) which reserved an aggregate of 11,739,138 shares of common stock of the Company for issuance to employees, directors and consultants. The 2013 Plan provides for the issuance of stock options, restricted stock or other stock-based awards. Options and restricted shares granted pursuant to the equity incentive plan must be authorized by the Board of Directors of Axalta or a designated committee thereof. At December 31, 2013, only stock options have been granted.

The terms of the options may vary with each grant and are determined by the Compensation Committee within the guidelines of the equity incentive plan. Options currently vest over 4.4 to 5 years, and vesting of a portion of the options could accelerate in the event of certain changes in control. Option life cannot exceed ten years. On July 31, 2013, we granted approximately 2.4 million, 3.4 million and 3.8 million in non-qualified stock options to certain employees with strike prices of $10, $15 and $20 (per share), respectively.

(2)	Stock Options

Information related to the number of shares under options follows:

December 31, 2013
Weighted-Average Expected Term	7.81 years
Weighted-Average Volatility	28.61%
Weighted-Average Dividend Rate	—
Weighted-Average Discount Rate	2.13%

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

The Black-Scholes option pricing model was used to estimate fair values of the options as of the date of the grant. The weighted average fair value of options granted in 2013 was $2.33 per share. Principal assumptions used in applying the Black-Scholes model were as follows:

Key Assumptions	$10 Awards—Assumptions	$15/$20 Awards—Assumptions
Volatility	30.0%	28.2%
Risk-Free Interest Rate	1.8%	2.2%
Grant date fair value	$10/per share	$10/per share
Expected term	6.5 years	8.25 years

To estimate the expected stock option term for the $10 stock options referred to above, we used the simplified method as the options were granted at fair value and Axalta, a privately-held company, has no exercise history. Based upon this simplified method the $10 per share stock options have an expected term of 6.5 years. The strike price for the $15 per share and $20 per share tranches of options exceeded fair value at the grant date which required the use of an estimate of an implicitly longer holding period, resulting in the term of 8.25 years.

We do not anticipate paying cash dividends in the foreseeable future and, therefore, use an expected dividend yield of zero. Volatility is based upon the peer groups as the Company is privately-held. Because Axalta is not publicly traded, the market value of the stock was estimated based upon the Acquisition transaction as there have been no significant changes in operations since the closing date of February 1, 2013 which occurred within a relatively short time period compared to dates of the option grants.

The exercise price and market value per share amounts presented above were as of the date the stock options were granted.

A summary of stock option award activity as of December 31 2013 and changes during the year then ended, is presented below:

	Awards	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Life (yrs.)
Outstanding at January 1, 2013	—
Granted	9,623,210	$15.75
Exercised	—	—
Forfeited	(50,479)	15.75

Outstanding at December 31, 2013	9,572,731	$15.75

Vested and expected to vest at December 31, 2013	9,572,731	$15.75	—	9.59
Exercisable at December 31, 2013	—	—	—	—

Compensation cost is recorded net of anticipated forfeitures. The forfeiture rate assumption is the estimated annual rate at which unvested awards are expected to be forfeited during the vesting period. Periodically, management will assess whether it is necessary to adjust the estimated rate to reflect changes in actual forfeitures or changes in expectations. At December 31, 2013, the Company has estimated its annual forfeiture rate at 0% due to its limited history and expectations of forfeitures.

At December 31, 2013, there was $15.0 million of unrecognized compensation cost relating to outstanding unvested stock options expected to be recognized over the weighted average period of 3.9 years. Compensation expense is recognized for the fair values of the stock options over the requisite service period of the awards using the graded-vesting attribution method.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(b)	Predecessor periods

DuPont maintained certain stock-based compensation plans for the benefit of certain of its officers, directors’ and employees, including, prior to the Acquisition, certain DPC employees. DPC recognized stock-based compensation within the combined statement of operations based upon fair values. The fair value of awards granted totaled $2.0 million for the Predecessor year ended December 31, 2012.

Total stock-based compensation expense included in the combined statement of operations was $0.1 million, $0.5 million and $1.9 million for the Predecessor period from January 1, 2013 through January 31, 2013 and the Predecessor year ended December 31, 2012 and Predecessor year ended December 31, 2011, respectively.

(11)	RELATED PARTY TRANSACTIONS

(a)	Carlyle

We entered into a consulting agreement with Carlyle Investment Management L.L.C. (“Carlyle Investment”), an affiliate of Carlyle pursuant to which Carlyle Investment provides certain consulting services to Axalta. Under this agreement, subject to certain conditions, we are required to pay an annual consulting fee to Carlyle Investment of $3.0 million payable in equal quarterly installments and reimburse Carlyle Investment for out-pocket expenses incurred in providing the consulting services. In addition, we may pay Carlyle additional fees associated with other future transactions. During the Successor year ended December 31, 2013, we recorded expense of $3.1 million, related to this consulting agreement. In addition, Carlyle Investment also received a one-time fee of $35.0 million upon effectiveness of the Acquisition for services rendered in connection with the Acquisition and related acquisition financing. Of this amount, $21.0 million was recorded as merger and acquisition expenses and $14.0 million was recorded as a component of deferred financing costs in the Successor year ended December 31, 2013.

(b)	Service King Collision Repair

Service King Collision Repair, a portfolio company of funds affiliated with Carlyle, has purchased products from our distributors in the past and may continue to do so in the future. In August 2013, we entered into a new long-term sales agreement with Service King to be their exclusive provider of coatings. Terms of the agreement are consistent with industry standards. Related party sales for the Successor year ended December 31, 2013 were $2.0 million.

(c)	Other

A director of the Company is the Chairman and Chief Executive Officer of an international management consulting firm focused on the automotive and industrial sectors. In connection with the Acquisition, we incurred consulting fees and expenses from the consulting firm of approximately $2.1 million, of which $0.1 million was incurred in the Successor year ended December 31, 2013 and the remainder was incurred in the Successor period from August 24, 2012 through December 31, 2012. As part of the compensation for the consulting services, we granted the consulting firm a stock option award to purchase up to 208,369 of our common shares which had a fair value of approximately $0.5 million.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(12)	OTHER EXPENSE, NET

	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Exchange losses	$48.9	$—	$4.5	$17.7	$23.4
Management fee and expenses	3.1	—	—	—	—
Miscellaneous	(3.5)	—	0.5	(1.4)	(3.2)

Total	$48.5	$—	$5.0	$16.3	$20.2

(13)	INCOME TAXES

Domestic and Foreign Components of Income Before Income Taxes

	Successor		Predecessor
($ millions)	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Domestic	$(158.4)	$—	$(1.5)	$82.8	$59.7
Foreign	(118.5)	(29.0)	17.1	310.2	242.5

Total	(276.9)	(29.0)	15.6	393.0	302.2

Provision for Income Taxes

	Successor
	Year Ended December 31, 2013			Period from August 24, 2012 through December 31, 2012
	Current	Deferred	Total	Current	Deferred	Total
U.S. Federal	$—	$(46.2)	$(46.2)	$—	$—	$—
State	2.3	(1.7)	0.6	—	—	—
Foreign	73.7	(74.6)	(0.9)	—	—	—

Total	$76.0	$(122.5)	$(46.5)	$—	$—	$—

	Predecessor
	Period from January 1, 2013 through January 31, 2013			Year Ended December 31, 2012			Year Ended December 31, 2011
	Current	Deferred	Total	Current	Deferred	Total	Current	Deferred	Total
U.S. Federal	$(8.8)	$7.0	$(1.8)	$30.9	$(4.5)	$26.4	$16.4	$3.9	$20.3
State	0.1	(0.2)	(0.1)	6.6	(0.4)	6.2	3.0	0.3	3.3
Foreign	6.7	2.3	9.0	98.6	14.0	112.6	97.8	(0.7)	97.1

Total	$(2.0)	$9.1	$7.1	$136.1	$9.1	$145.2	$117.2	$3.5	$120.7

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Reconciliation to US Statutory Rate

	Successor				Predecessor
$ millions	Year Ended December 31, 2013		Period from August 24, 2012 through December 31, 2012		Period from January 1 2013 through January 31, 2013		Year Ended December 31, 2012		Year Ended December 31, 2011
Statutory U.S. federal income tax / rate(1)	$(96.9)	35.0%	$(10.1)	35.0%	$5.5	35.0%	$137.6	35.0%	$105.8	35.0%
Foreign income taxed at rates other than 35%	(32.2)	11.6	10.1	(35.0)	1.0	6.6	(10.9)	(2.8)	(9.1)	(3.0)
Changes in valuation allowances	55.5	(20.0)	—	—	1.4	8.9	9.8	2.5	14.8	4.9
Foreign exchange loss	5.4	(2.0)	—	—	0.5	3.1	4.7	1.2	7.0	2.3
Unrecognized tax benefits(2)	36.8	(13.3)	—	—	—	—	—	—	—	—
Non-deductible acquisition-related costs	11.9	(4.3)	—	—	—	—	—	—	—	—
Unremitted Earnings	4.9	(1.8)	—	—	—	—	—	—	—	—
Capital Loss(3)	(46.7)	16.9	—	—	—	—	—	—	—	—
Withholding taxes	5.1	(1.8)	—	—	—	—	—	—	—	—
Non-deductible interest	6.4	(2.3)	—	—	—	—	—	—	—	—
Other—net	3.3	(1.2)	—	—	(1.3)	(8.0)	4.0	1.1	2.2	0.7

Total income tax (benefit)/ effective tax rate	$(46.5)	16.8%	$—	—%	$7.1	45.6%	$145.2	37.0%	$120.7	39.9%

(1)	The U.S. statutory rate has been used as management believes it is more meaningful to the Company.
(2)	Within this amount the Company recorded an unrecognized tax benefit of $22.8 million related to non-deductible interest and debt acquisition costs, which is fully offset by a $22.8 million reduction to the valuation allowance.
(3)	The Company recognized a tax benefit of $46.7 million related to a capital loss, which is fully offset by a $46.7 million increase to the valuation allowance.

Deferred Tax Balances

	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Year Ended December 31, 2012
Deferred Tax Asset
Tax loss and credit carryforwards(1)	$113.9	$—	$96.1
Goodwill and Intangibles	89.4	—	—
Compensation & Employee Benefits	79.1	—	78.9
Accruals & Other Reserves	40.5	—	8.5
Interest Expense	8.6	—	—
Accounts Receivable & Other Assets	—	—	23.1

Total deferred tax assets	331.5	—	206.6
Less: Valuation Allowance	(63.9)	—	(58.7)
Net, Deferred tax assets	267.6	—	147.9
Deferred Tax Liabilities
Inventory	(1.3)	—	(5.0)
Property, Plant & Equipment	(218.5)	—	(64.5)
Accounts Receivable & Other Assets	(8.4)	—	—
Equity Investment & Other Securities	(5.8)	—	—
Unremitted earnings	(15.9)	—	—
Other	—	—	(0.4)

Total deferred tax liabilities	(249.9)	—	(69.9)

Net Deferred Tax Asset/(Liability)	$17.7	$—	$78.0

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012	Year Ended December 31, 2012
Current asset	$30.0	$—	$24.0
Current liability	(5.5)	—	(11.5)
Non-current assets	273.6	—	93.4
Non-current liability	(280.4)	—	(27.9)

Net deferred tax asset/(liability)	$17.7	$—	$78.0

(1)	Included in this amount is a capital loss carryforward of approximately $41.1 million related to a Luxembourg entity, which is fully offset by a valuation allowance.

At December 31, 2013, the Company had $83.5 million of net operating and capital loss carryforwards (tax effected) in certain non-U.S. jurisdictions, net of uncertain tax positions. Of these, $53.2 million have no expiration, and the remaining $30.3 million will expire in years through 2023. In the U.S., there were approximately $25.9 million of federal net operating loss carryforwards which will expire in 2033 and $0.8 million of state net operating loss carryforwards, which will expire in years through 2033. Tax credit carryforwards at December 31, 2013 amounted to $3.7 million, which are subject to expiration in 2023 through 2033.

The Company had valuation allowances that primarily related to the realization of recorded tax benefits on tax loss carryforwards from operations in the United Kingdom, Luxembourg and Austria of $63.9 million at December 31, 2013.

The Company has determined that the undistributed earnings of our subsidiaries will not be permanently reinvested, and accordingly, has provided a deferred tax liability totaling $15.9 million on such income. For the year ended December 31, 2013, the Company has included in the deferred income tax provision a total of $4.9 million, of which $4.0 million relates to subsidiary earnings and $0.9 million related to tax law changes.

Total Gross Unrecognized Tax Benefits

	Successor			Predecessor
	Year Ended December 31, 2013	Period from August 24, 2012 through December 31, 2012		Period from January 1 2013 through January 31, 2013		Year Ended December 31, 2012		Year Ended December 31, 2011
Balance at January 1	$—	$		$		$		$
Increases related to acquisition	11.3		—		—		—		—
Increases related to positions taken on items from prior years	—		—		—		—		—
Decreases related to positions taken on items from prior years	—		—		—		—		—
Increases related to positions taken in the current year	29.3		—		—		—		—
Settlement of uncertain tax positions with tax authorities	—		—		—		—		—
Decreases due to expiration of statutes of limitations	—		—		—		—		—

Balance at December 31	$40.6		$—		$—		$—		$—

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

At December 31, 2013, the total amount of unrecognized tax benefits was $40.6 million, of which $17.8 million would impact the effective tax rate, if recognized. The net increase in the balance from the beginning of the year relates to current year tax positions and the recording of unrecognized tax benefits pursuant to the acquisition of DPC on February 1, 2013. As of December 31, 2013, we do not anticipate that the liability for unrecognized tax benefits will materially change within the next twelve months.

The Company includes interest expense and penalties related to unrecognized tax benefits as part of the provision for income taxes. Accrued interest and penalties are included within the related tax liability line in the balance sheet. Interest and penalties associated with unrecognized tax benefits are recognized as components of the “Provision for income taxes,” and totaled $7.4 million in 2013. The Company’s accrual for interest and penalties was $7.1 million at December 31, 2013.

The Company is subject to income tax in approximately 40 jurisdictions outside the U.S. The Company’s significant operations outside the U.S. are located in Belgium, Germany, United Kingdom, Venezuela and China. The statute of limitations varies by jurisdiction with 2008 being the oldest tax year still open in the material jurisdictions. The Company is currently under audit in certain jurisdictions for tax years under responsibility of the predecessor. Pursuant to the acquisition agreement, all tax liabilities related to these tax years will be indemnified by DuPont.

As of December 31, 2013, we had $47.7 million of unrecognized tax benefits, including interest and penalties. Due to the high degree of uncertainty regards future timing of cash flows associated with these liabilities, we are unable to estimate the years in which settlement will occur with the respective taxing authorities.

(14)	EARNINGS PER COMMON SHARE

Basic earnings per common share excludes the dilutive impact of potentially dilutive securities and is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per common share includes the effect of potential dilution from the exercise of outstanding stock options and unvested restricted stock. Potentially dilutive securities have been excluded in the weighted average number of common shares used for the calculation of earnings per share in periods of net loss because the effect of such securities would be anti-dilutive. A reconciliation of the Company’s basic and diluted earnings per common share was as follows (in millions, except shares and earnings per share):

	Successor Year Ended December 31, 2013	Successor Period from August 24, 2012 through December 31, 2012
Net loss attributable to Axalta	$(236.4)	$(29.0)
Pre-Acquisition net loss attributable to Axalta	(3.9)	(29.0)

Net loss to common shareholders(1)	(232.5)	—
Basic and diluted weighted average shares outstanding(1)	135,077,265	—

Earnings per Common Share:
Basic net loss per share	$(1.72)	—
Diluted net loss per share	$(1.72)	—

(1)	As of February 1, 2013, the date of the Acquisition, the Company received the initial Equity Contribution of $1,350.0 million. Accordingly, the net loss to common shareholders and the weighted average shares outstanding calculation is based on the period from February 1, 2013 to December 31, 2013.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

The number of anti-dilutive shares (stock options) that have been excluded in the computation of diluted earnings per share for the Successor year ended December 31, 2013 were 9.6 million. There were no anti-dilutive shares for the Successor period ending December 31, 2012.

Basic and diluted weighted average shares outstanding have been adjusted to reflect the Company’s 100,000 for 1 stock split which occurred in July of 2013.

(15)	ACCOUNTS AND NOTES RECEIVABLE—TRADE, NET

	Successor	Successor	Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Accounts receivable—trade, net	$637.5	$—	$681.5
Notes receivable—trade, net(b)	44.7	—	35.9
Non-income taxes(c)	47.3	—	41.8
Miscellaneous(d)	136.4	—	48.1

Total	$865.9	$—	$807.3

(a)	Notes receivable—trade, net primarily consist of loans with terms of one year or less and are primarily concentrated in China and Europe.
(b)	During the Successor periods, VAT receivables and payables are computed and allocated at the legal entity level. During the Predecessor period, VAT receivables and payables were generally computed on a legal entity level and allocated to the DPC business. In certain jurisdictions, these receivables and payables may not be transferable outside of the legal entities.
(c)	Miscellaneous includes service revenue receivables, rebates from suppliers, advances to employees and an indemnification asset. Pursuant to the terms of the Acquisition Agreement, DuPont agreed to indemnify us with respect to certain pre-Acquisition employee-related, environmental and tax liabilities. The indemnification asset represents estimated amounts due from DuPont pursuant to the indemnification terms.

Accounts and notes receivable are carried at amounts that approximate fair value. Accounts receivable—trade, net are net of allowances of $6.5 million and $29.6 million at December 31, 2013 (Successor) and December 31, 2012 (Predecessor), respectively. Our allowances were adjusted from $30.9 million as of the Predecessor period ended January 31, 2013 to $0 as part of purchase accounting on February 1, 2013. Bad debt expense was $5.4 million for the Successor year ended December 31, 2013, $0.2 million for the Predecessor period from January 1, 2013 through January 31, 2013 and $5.0 million and $4.6 million for the Predecessor years ended December 31, 2012 and December 31, 2011, respectively.

(16)	INVENTORIES

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Finished products	$329.3	$—	$321.5
Semi-finished products	90.2	—	98.2
Raw materials and supplies	130.7	—	132.0

	550.2	—	551.7
Adjustment of inventories to a LIFO basis	—	—	(80.7)

Total	$550.2	$—	$471.0

76

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Inventories of the Predecessor were valued on the basis of cost as determined by the LIFO method. Inventories valued under the LIFO method comprised 56.0% of inventories before the LIFO adjustments at December 31, 2012 (Predecessor), respectively. Stores and supplies inventories of $21.2 million and $20.1 million at December 31, 2013 (Successor) and December 31, 2012 (Predecessor) were valued under the average cost method.

(17)	NET PROPERTY, PLANT AND EQUIPMENT

Depreciation expense amounted to $174.3 million for the Successor year ended December 31, 2013. Depreciation expense amounted to $7.2 million for the Predecessor period from January 1, 2013 through January 31, 2013 and $82.9 million and $84.7 million for the Predecessor years ended December 31, 2012 and December 31, 2011, respectively. Property, plant and equipment include gross assets under capital leases of $1.8 million and $1.7 million at December 31, 2012 and December 31, 2011, respectively (Predecessor).

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Land	$98.9	$—	$26.0
Buildings	411.0	—	420.2
Equipment	1,178.6	—	1,565.5
Construction in progress	117.7	—	61.9

Total	1,806.2	—	2,073.6
Accumulated depreciation	(183.6)	—	(1,364.8)

Net property, plant, and equipment	$1,622.6	$—	$708.8

(18)	OTHER ASSETS

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Available for sale securities	$4.9	$—	$11.5
Deferred income taxes—non-current	273.6	—	93.4
Miscellaneous(a)	202.5	4.6	46.8

Total	$481.0	$4.6	$151.7

(a)	Miscellaneous other assets primarily relates to an acquisition of real estate of $54.5 million, advances and deposits (which at December 31, 2012 (Predecessor) include a judicial deposit of $24.7 million related to a Brazilian tax dispute. See Note 8), capitalized contract-related costs, and derivative assets (see Note 24).

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(19)	ACCOUNTS PAYABLE

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Trade payables	$428.8	$—	$389.9
Non-income taxes(a)	40.5	—	43.0
Miscellaneous	9.2	—	8.8

Total	$478.5	$—	$441.7

(a)	During the Successor periods, VAT receivables and payables are computed and allocated at the legal entity level. During the Predecessor period, VAT receivables and payables were generally computed on a legal entity level and allocated to the Axalta business. In certain jurisdictions, these receivables and payables may not be transferable outside of the legal entities.

(20)	OTHER ACCRUED LIABILITIES

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Compensation and other employee-related costs	$168.0	$—	$167.9
Current portion of long-term employee benefit plans	13.3	—	13.8
Restructuring	98.4	—	2.1
Discounts, rebates, and warranties	65.0	—	82.2
Income taxes payable	25.1	—	—
Derivative liabilities	1.2	—	11.6
Miscellaneous(a)	101.7	33.6	18.3

Total	$472.7	$33.6	$295.9

(a)	Miscellaneous at December 31, 2013 (Successor) primarily includes accruals of $54.9 million for professional fees and other costs related to the separation from DuPont, accrued interest of $31.8 million, additional expenses for IT transition and headquarters facility costs, as well as other normal, recurring accruals for operating expenses.

Miscellaneous at December 31, 2012 (Successor) represents the accrual for merger and acquisition-related costs and debt financing costs incurred prior the Acquisition. The amounts were paid at closing of the Acquisition with proceeds from the borrowings under the Senior Secured Credit Facilities.

(21)	OTHER LIABILITIES

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Employee-related costs	$19.5	$—	$30.1
Accrued litigation(a)	0.5	—	28.9
Environmental remediation	5.2	—	3.3
Long-term income taxes payable	20.1	—	—
Miscellaneous	8.8	—	3.9

Total	$54.1	$—	$66.2

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(a)	Accrued litigation at December 31, 2012 (Predecessor) includes $24.7 million related to a Brazilian tax dispute. Pursuant to the Acquisition Agreement, DuPont retained the accrued tax liability and related judicial deposit. Accordingly, no liability or related deposit is recorded in the Successor consolidated balance sheet at December 31, 2013. See further discussion of the Brazilian tax dispute in Note 8.

(22)	LONG-TERM BORROWINGS

Borrowings and capital lease obligations are summarized as follows:

	Successor	Predecessor
	December 31, 2013	December 31, 2012
Dollar Term Loan	$2,282.8	$—
Euro Term Loan	547.7	—
Dollar Senior Notes	750.0	—
Euro Senior Notes	344.9	—
Short-term borrowings	18.2	—
Capital lease obligation	—	0.2
Unamortized original issue discount	(20.0)	—

	$3,923.6	$0.2
Less:
Short term borrowings	18.2	—
Current portion of long-term borrowings	28.5	0.2

Long-term debt	$3,876.9	$—

(a)	Senior Secured Credit Facilities

On February 1, 2013, Dutch B B.V., as “Dutch Borrower”, and its indirect wholly-owned subsidiary, Axalta US Holdings, as “US Borrower”, entered into the Senior Secured Credit Facilities comprising a $2,300.0 million senior secured US dollar term loan (the “Dollar Term Loan”), a €400.0 million senior secured Euro term loan (the “Euro Term Loan”) and a $400.0 million senior secured revolving facility (the “Revolving Credit Facility”). Costs of $92.9 million related to the issuance of the Senior Secured Credit Facilities are recorded within “Deferred financing costs, net” and are being amortized as interest expense over the life of the Senior Secured Credit Facilities. At December 31, 2013, the remaining unamortized balance was $73.0 million. Original issue discount of $25.7 million related to the Senior Secured Credit Facilities is recorded as a reduction of the principal amount of the borrowings and is amortized as interest expense over the life of the Senior Secured Credit Facilities. At December 31, 2013, the remaining unamortized original issue discount was $20.0 million. At December 31, 2013, there were no borrowings under the Revolving Credit Facility. At December 31, 2013, letters of credit issued under the Revolving Credit Facility totaled $20.7 million which reduced the availability under the Revolving Credit Facility. Availability under the Revolving Credit Facility was $379.3 million at December 31, 2013.

On February 3, 2014, the Co-Borrowers entered into a repricing amendment to the Senior Secured Credit Facilities. See Note 27 for further details on this amendment.

The Senior Secured Credit Facilities are secured by substantially all assets of Axalta Coating Systems Dutch A B. V. (“Dutch A B.V.”) and the guarantors of the Dutch Borrower. The Senior Secured Credit

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Facilities are governed by a credit agreement (the “Credit Agreement”). The Dollar Term Loan and Euro Term Loan mature on February 1, 2020 and the Revolving Credit Facility matures on February 1, 2018. Principal is paid quarterly on both the Dollar Term Loan and the Euro Term Loan based on 1% per annum of the original principal amount with the unpaid balance due at maturity.

Interest is payable quarterly on both the Dollar Term Loan and the Euro Term Loan. Interest on the Dollar Term Loan is subject to a floor of 1.25% for Eurocurrency Rate Loans plus an applicable rate of 3.50%. For Base Rate Loans, the interest is subject to a floor of the greater of the federal funds rate plus 0.50%, the Prime Lending Rate, an Adjusted Eurocurrency Rate, or 2.25% plus an applicable rate of 2.50%. Interest on the Euro Term Loan, a Eurocurrency Loan, is subject to a floor of 1.25% plus an applicable rate of 4.00%.

Interest on any outstanding borrowings under the Revolving Credit Facility is subject to a floor of 1.25% for Eurocurrency Rate Loans plus an applicable rate of 3.50% (subject to an additional step-down to 3.25%). For Base Rate Loans, the interest is subject to a floor of the greater of the federal funds rate plus 0.50%, the Prime Lending Rate, an Adjusted Eurocurrency Rate, or 2.25% plus an applicable rate of 2.50% (subject to an additional step-down to 2.25).

Under circumstances described in the Credit Agreement, the Company may increase available revolving or term facility borrowings up to $400.0 million.

Any indebtedness under the Senior Secured Credit Facilities may be voluntarily prepaid in whole or in part, in minimum amounts, subject to the make-whole provisions set forth in the Credit Agreement. Such indebtedness is subject to mandatory prepayments amounting to the proceeds of asset sales over $25.0 million annually, proceeds from certain debt issuances not otherwise permitted under the Credit Agreement and 50% (subject to a step-down to 25.0% or 0% if the First Lien Leverage Ratio falls below 4.25:1 or 3.5:1, respectively) of Excess Cash Flow. We are subject to customary negative covenants as well as a financial covenant which is a maximum first lien leverage ratio. This is applicable only when greater than 25% of the Revolving Credit Facility (including letters of credit) is outstanding at the end of the fiscal quarter.

(b)	Significant Terms of the Senior Notes

On February 1, 2013, Dutch B B.V., as “Dutch Issuer”, and Axalta US Holdings, as “US Issuer”, (collectively the “Issuers”) issued $750.0 million aggregate principal amount of 7.375% senior unsecured notes due 2021 (the “Dollar Senior Notes”) and related guarantees thereof. Additionally, Dutch B.B.V. issued €250.0 million aggregate principal amount of 5.750% senior secured notes due 2021 (the “Euro Senior Notes”, together with the Dollar Senior Notes, the “Senior Notes”) and related guarantees thereof. Cash fees related to the issuance of the Senior Notes were $33.1 million, are recorded within “Deferred financing costs, net” and are amortized as interest expense over the life of the Senior Notes. At December 31, 2013, the remaining unamortized balance is $27.1 million.

The Senior Notes are unconditionally guaranteed on a senior basis by certain of the Issuers’ subsidiaries.

The indentures governing the Senior Notes contain covenants that restrict the ability of the Issuers and their subsidiaries to, among other things, incur additional debt, make certain payments including payment of dividends or repurchase equity interest of the Issuers, make loans or acquisitions or capital contributions and certain investments, incur certain liens, sell assets, merge or consolidate or liquidate other entities, and enter into transactions with affiliates.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(i) Euro Senior Notes

The Euro Senior Notes were sold at par and are due February 1, 2021. The Euro Senior Notes bear interest at 5.750% payable semi-annually on February 1 and August 1. Cash fees related to the issuance of the Euro Senior Notes were $10.2 million, are recorded within “Deferred financing costs, net” and are amortized as interest expense over the life of the Senior Notes. At December 31, 2013, the remaining unamortized balance is $8.3 million.

On or after February 1, 2016, we have the option to redeem all or part of the Euro Senior Notes at the following redemption prices (expressed as percentages of principal amount):

Period	Euro Notes Percentage
2016	104.313%
2017	102.875%
2018	101.438%
2019 and thereafter	100.000%

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2016, we may at our option redeem in the aggregate up to 40% of the original aggregate principal amount of the Euro Senior Notes with the net cash proceeds of one or more Equity Offerings (as defined in the indenture governing the Euro Senior Notes), at a redemption price of 105.750%, plus accrued and unpaid interest, if any, to the redemption date.

In addition, we have the option to redeem up to 10% of the Euro Senior Notes during any 12-month period from issue date until February 1, 2016 at a redemption price of 103.0%, plus accrued and unpaid interest, if any, to the redemption date.

Upon the occurrence of certain events constituting a change of control, holders of the Euro Senior Notes have the right to require us to repurchase all or any part of the Euro Senior Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.

The indebtedness evidenced by the Euro Senior Notes and related guarantees is secured on a first-lien basis by the same assets that secure the obligations under the Senior Secured Credit Facilities, subject to permitted liens and applicable local law limitations, is senior in right of payment to all future subordinated indebtedness of the Issuers, is equal in right of payment to all existing and future senior indebtedness of the Issuers and is effectively senior to any unsecured indebtedness of the Issuers, including the Dollar Senior Notes, to the extent of the value securing the Euro Senior Notes.

(ii) Dollar Senior Notes

The Dollar Senior Notes were sold at par and are due May 1, 2021. The Dollar Senior Notes bear interest at 7.375% payable semi-annually on February 1 and August 1. Cash fees related to the issuance of the Dollar Senior Notes were $22.9 million, are recorded within “Deferred financing costs, net” and are amortized as interest expense over the life of the Senior Notes. At December 31, 2013, the remaining unamortized balance is $18.8 million.

On or after February 1, 2016, we have the option to redeem all or part of the Dollar Senior Notes at the following redemption prices (expressed as percentages of principal amount)

Period	Dollar Notes Percentage
2016	105.531%
2017	103.688%
2018	101.844%
2019 and thereafter	100.000%

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Notwithstanding the foregoing, at any time and from time to time prior to February 1, 2016, we may at our option redeem in the aggregate up to 40% of the original aggregate principal amount of the Dollar Senior Notes with the net cash proceeds of one or more Equity Offerings (as defined in the indenture governing the Dollar Senior Notes), at a redemption price of 107.375%, plus accrued and unpaid interest, if any, to the redemption date.

Upon the occurrence of certain events constituting a change of control, holders of the Dollar Senior Notes have the right to require us to repurchase all or any part of the Dollar Senior Notes at a purchase price equal to 101% of the principal amount plus accrued and unpaid interest, if any, to the repurchase date.

The indebtedness evidenced by the Dollar Senior Notes is senior unsecured indebtedness of the Issuers, is senior in right of payment to all future subordinated indebtedness of the Issuers and is equal in right of payment to all existing and future senior indebtedness of the Issuers. The Dollar Senior Notes are effectively subordinated to any secured indebtedness of the Issuers (including indebtedness of the Issuers outstanding under the Senior Secured Credit Facilities and the Euro Senior Notes) to the extent of the value of the assets securing such indebtedness.

(c)	Short-term borrowings

On September 12, 2013, we entered into short-term borrowings in the amount of $27.8 million to partially fund the acquisition of a real estate investment property which closed in October 2013. The short-term borrowings associated with this acquisition have a maturity date of September 12, 2014, accrue interest at a rate of 11% per annum and have an outstanding balance of $17.8 million at December 31, 2013. Other miscellaneous short-term borrowings have an outstanding balance of $0.4 million at December 31, 2013.

(d)	Bridge financing commitment fees

On August 30, 2012, we signed a debt commitment letter, which was subsequently amended and restated, that included a bridge facility comprised of $1,100.0 million of unsecured U.S. bridge loans and a $300.0 million of secured bridge loans (the “Bridge Facility”), which was to be utilized to partially fund the Acquisition in the event that permanent financing was not obtained. Drawings under the Bridge Facility were subject to certain conditions. Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities, the commitments under the Bridge Facility terminated. Commitment fees related to the Bridge Facility of $21.0 million and associated fees of $4.0 million were expensed upon the termination of the Bridge Facility.

(e)	Future repayments

Below is a schedule of required future repayments of all borrowings outstanding at December 31, 2013 (in millions).

2014	$46.7
2015	28.5
2016	28.5
2017	28.5
2018	28.5
Thereafter	3,782.9

Total	$3,943.6

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(23)	FAIR VALUE ACCOUNTING

(a)	Assets measured at fair value on a nonrecurring basis

During the Successor year ended December 31, 2013, we recorded a loss of $3.2 million associated with the abandonment of certain in process research and development projects acquired in the Acquisition. During the Successor period from August 24, 2012 through December 31, 2012, Predecessor period from January 1, 2013 through January 31, 2013, and the Predecessor year ended December 31, 2012, no assets were adjusted to their fair values on a nonrecurring basis. See Note 5 for further discussion related to the fair value of in process research and development projects acquired in the Acquisition.

(b)	Fair value of financial instruments

Cash and cash equivalents—The carrying amount of cash equivalents approximates fair value because the original maturity is less than 90 days.

Accounts and notes receivable—The carrying amount of accounts and notes receivable approximates fair value because of their short outstanding terms.

Available for sale securities—The fair value of available for sale securities at December 31, 2013 and December 31, 2012 was $4.9 million and $11.5 million, respectively. The fair value was based upon Level 1 inputs where the securities are actively traded with quoted market prices.

Accounts payable—The carrying amount of accounts payable approximates fair value because of their short outstanding terms.

Short-term bank borrowings—The carrying value of short-term bank borrowings equals fair value because their interest rates reflect current market rates.

Long-term borrowings—The fair values of the Dollar Senior Notes and Euro Senior Notes at December 31, 2013 were $798.8 million and $362.1 million, respectively. The estimated fair values of these notes are based on recent trades, as reported by a third party bond pricing service. Due to the infrequency of trades of the Dollar Senior Notes and the Euro Senior Notes, these inputs are considered to be Level 2 inputs.

The fair values of the Dollar Term Loan and the Euro Term Loan at December 31, 2013 were $2,297.1 million and $552.5 million, respectively. The estimated fair values of the Dollar Term Loan and the Euro Term Loan are based on recent trades, as reported by a third party bond pricing service. Due to the infrequency of trades of the Dollar Term Loan and the Euro Term Loan, these inputs are considered to be Level 2 inputs.

(24)	DERIVATIVE AND OTHER HEDGING INSTRUMENTS

We selectively use derivative instruments to reduce market risk associated with changes in foreign currency exchange rates and interest rates. The use of derivatives is intended for hedging purposes only and we do not enter into derivative instruments for speculative purposes. A description of each type of derivative used to manage risk is included in the following paragraphs.

During the Successor year ended December 31, 2013, we entered into a foreign currency contract to hedge the variability of the US dollar equivalent of the original borrowings under the Euro Term Loan and the proceeds from the issuance of Euro Senior Notes. Changes in the fair value of this instrument were recorded in current period earnings and were presented in Other expense, net as a component of Exchange (gains) losses. Losses related to the settlement of forward contracts recognized during the Successor year ended

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

December 31, 2013 totaled $19.4 million. Cash flows resulting from the settlement of the derivative instrument on February 1, 2013 are reported as investing activities.

During the Successor year ended December 31, 2013, we entered into five interest rate swaps with notional amounts totaling $1,173.0 million to hedge interest rate exposures related to variable rate borrowings under the Senior Secured Credit Facilities. The interest rate swaps are in place until September 29, 2017. The interest rate swaps are designated and qualified as effective cash flow hedges.

The following table presents the location and fair values using Level 2 inputs of derivative instruments included in our consolidated and combined balance sheet:

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
Foreign currency contracts	$—	$—	$2.8
Other assets:
Interest rate swaps	10.5	—	—
Interest rate cap	3.4	—	—

Total assets	$13.9	$—	$2.8

Other accrued liabilities:
Interest rate swaps	1.2	—	—
Foreign currency contracts	—	—	11.6

Total liabilities	$1.2	$—	$11.6

For derivative instruments that are designated and qualify as cash flow hedges, the effective portion of the gain or loss on the derivative is reported as a component of “Accumulated other comprehensive loss” and reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. Gains and losses on the derivative representing either hedge ineffectiveness or hedge components excluded from the assessment of effectiveness are recognized in current earnings.

The following table sets forth the locations and amounts recognized during the year ended December 31, 2013 for these cash flow hedges.

Derivatives in Cash Flow Hedging Relationships	Amount of (Gain) Loss Recognized in OCI on Derivatives (Effective Portion)	Location of (Gain) Loss Reclassified from Accumulated OCI into Income (Effective Portion)	Amount of (Gain) Loss Reclassified from Accumulated OCI to Income (Effective Portion)	Location of (Gains) Losses Recognized in Income on Derivatives (Ineffective Portion)	Amount of (Gain) Loss Recognized in Income on Derivatives (Ineffective Portion)
Interest rate contracts	$(5.0)	Interest expense, net	$4.4	Interest expense, net	$(4.3)

Also during the Successor year ended December 31, 2013, we purchased a €300.0 million 1.5% interest rate cap on our Euro Term Loan that is in place until September 29, 2017. We paid a premium of $3.1 million for the interest rate cap. The interest rate cap was not designated as a hedge and the changes in the fair value of the derivative instrument is recorded in current period earnings and is included in interest expense.

DPC, through DuPont, entered into contractual arrangements (derivatives) to reduce its exposure to foreign currency risk. The foreign currency derivative program was utilized for financial risk management and consisted of forward contracts. The derivative instruments were not designated as hedging instruments. Changes in the fair value of the derivative instruments are recorded in current period earnings and are presented in Other expense, net as a component of exchange (gains) losses.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Fair value gains and losses of derivative contracts, as determined using Level 2 inputs, that do not qualify for hedge accounting treatment are recorded in income as follows:

		Successor	Predecessor
Derivatives Not Designated as Hedging Instruments under ASC 815	Location of (Gain) Loss Recognized in Income on Derivatives	Year Ended December 31, 2013	Period from January 1, 2013 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
Foreign currency forward contract	Other expense, net as a component of Exchange (gains) losses	$20.9	$2.0	$3.9	$—
Interest rate cap	Interest expense, net	(0.3)	—	—	—

		$20.6	$2.0	$3.9	$—

(25)	SEGMENTS

We operate our business in two segments, Performance Coatings and Transportation Coatings. Our segments are based on the type and concentration of customers served, service requirements, methods of distribution and major product lines.

Through our Performance Coatings segment we provide high-quality liquid and powder coatings solutions to a fragmented and local customer base. We are one of only a few suppliers with the technology to provide precise color matching and highly durable coatings systems. The end-markets within this segment are refinish and industrial.

Through our Transportation Coatings segment we provide advanced coating technologies to OEMs of light and commercial vehicles. These increasingly global customers require a high level of technical support coupled with cost-effective, environmentally responsible coatings systems that can be applied with a high degree of precision, consistency and speed.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

	Successor
	Performance Coatings	Transportation Coatings	Total
For the Year ended December 31, 2013

Net sales(1)	$2,325.3	$1,625.8	$3,951.1
Equity in earnings in unconsolidated affiliates	1.8	0.3	2.1
Adjusted EBITDA(2)	500.2	198.8	699.0
Investment in unconsolidated affiliates	7.7	8.1	15.8
Capital Expenditures	56.6	50.7	107.3

	Predecessor
	Performance Coatings	Transportation Coatings	Total
January 1 through January 31, 2013

Net sales(1)	$186.8	$139.4	$326.2
Equity in earnings (losses) in unconsolidated affiliates	—	(0.3)	(0.3)
Adjusted EBITDA(2)	15.0	17.7	32.7
Investment in unconsolidated affiliates	2.0	6.7	8.7
Capital Expenditures	1.5	0.9	2.4

	Predecessor
	Performance Coatings	Transportation Coatings	Total
For the Year ended December 31, 2012

Net sales(1)	$2,479.5	$1,739.9	$4,219.4
Equity in earnings in unconsolidated affiliates	—	0.6	0.6
Adjusted EBITDA(2)	426.0	151.6	577.6
Investment in unconsolidated affiliates	0.8	7.1	7.9
Capital Expenditures	39.8	33.4	73.2

	Predecessor
	Performance Coatings	Transportation Coatings	Total
For the Year ended December 31, 2011

Net sales(1)	$2,623.7	$1,657.8	$4,281.5
Equity in earnings in unconsolidated affiliates	—	0.9	0.9
Adjusted EBITDA(2)	415.9	62.5	478.4
Investment in unconsolidated affiliates	—	6.4	6.4
Capital Expenditures	49.8	32.9	82.7

(1)	The Company has no intercompany sales.
(2)	The primary measure of segment operating performance is Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization and other unusual items impacting operating results. Adjusted EBITDA is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects the Company’s core operating performance. Reconciliation of Adjusted EBITDA to income (loss) before income taxes follows:

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

	Successor		Predecessor
	Year ended December 31,	August 24 through December 31,	January 1 through January 31,	Year ended December 31,
	2013	2012	2013	2012	2011
Adjusted EBITDA	$699.0	$—	$32.7	$577.6	$478.4

Inventory step-up(a)	(103.7)	—	—	—	—
Merger and acquisition related costs(b)	(28.1)	(29.0)	—	—	—
Financing fees(c)	(25.0)	—	—	—	—
Foreign exchange remeasurement losses(d)	(48.9)	—	(4.5)	(17.7)	(23.4)
Long-term employee benefit plan adjustments(e)	(9.5)	—	(2.3)	(36.9)	(32.8)
Termination benefits and other employee related costs(f)	(147.5)	—	(0.3)	(8.6)	2.6
Consulting and advisory fees(g)	(54.7)	—	—	—	—
Transition-related costs(h)	(29.3)	—	—	—	—
Non-cash adjustments(i)	(2.3)	—	(0.1)	(12.6)	(14.7)
Dividends in respect of noncontrolling interest(j)	5.2	—	—	1.9	1.0
Management fee expense(k)	(3.1)	—	—	—	—

EBITDA	252.1	(29.0)	25.5	503.7	411.1
Interest expense, net	(228.3)	—	—	—	(0.2)
Depreciation and amortization	(300.7)	—	(9.9)	(110.7)	(108.7)

Income before income taxes	$(276.9)	$(29.0)	$15.6	$393.0	$302.2

(a)	During the Successor Year Ended December 31, 2013, we recorded a non-cash fair value adjustment associated with our acquisition accounting for inventories. These amounts increased cost of goods sold by $103.7 million.
(b)	In connection with the Acquisition, we incurred $28.1 million and $29.0 million of merger and acquisition costs during the Successor years ended December 31, 2013 and December 31, 2012, respectively. These costs consisted primarily of investment banking, legal and other professional advisory services costs.
(c)	On August 30, 2012, we signed a debt commitment letter, which included the Bridge Facility. Upon the issuance of the Senior Notes and the entry into the Senior Secured Credit Facilities, the commitments under the Bridge Facility terminated. Commitment fees related to the Bridge Facility of $21.0 million and associated fees of $4.0 million were expensed upon the payment and termination of the Bridge Facility.
(d)	Eliminates foreign exchange gains and losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, including a $19.4 million loss related to the acquisition date settlement of a foreign currency contract used to hedge the variability of Euro-based financing.
(e)	For the Successor Year Ended December 31, 2013, eliminates the non-service cost components of employee benefit costs. For the Predecessor period January 1, 2013 through January 31, 2013 and the Predecessor years ended December 31, 2012 and 2011, eliminates (1) all U.S. pension and other long-term employee benefit costs that were not assumed as part of the Acquisition and (2) the non-service cost component of the pension and other long-term employee benefit costs for the foreign pension plans that were assumed as part of the Acquisition.
(f)	Represents expenses primarily related to employee termination benefits, including our initiative to improve the overall cost structure within the European region, and other employee-related costs considered one-time in nature.
(g)	Represents fees paid to consultants, advisors, and other third-party professional organizations for professional services rendered in conjunction with the transition from DuPont to a standalone entity.
(h)	Represents charges associated with the transition from DuPont to a standalone entity, including branding and marketing, information technology related costs, and facility transition costs.

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

(i)	Represent costs for certain unusual or non-operational (gains) and losses and the non-cash impact of natural gas and currency hedge losses allocated to DPC by DuPont, stock-based compensation, asset impairments, equity investee dividends, indemnity income associated with the Transaction, and loss (gain) on sale and disposal of property, plant and equipment.
(j)	Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned.
(k)	Pursuant to Axalta’s management agreement with Carlyle Investment Management, L.L.C., an affiliate of Carlyle, for management and financial advisory services and oversight provided to Axalta and its subsidiaries, Axalta is required to pay an annual management fee of $3.0 million plus out-of-pocket expenses.

Segment information for the Predecessor periods has been recast to conform to the Successor segment presentation.

Asset information is not regularly reviewed at a segment level. Therefore, the Company has not disclosed asset information for each reportable segment.

Geographic Area Information:

The information within the following tables provides disaggregated information related to our net sales and long-lived assets.

Net sales by region were as follows:

	Successor		Predecessor
	Year Ended December 31, 2013	Period from August 24 through December 31, 2012	Period from January 1 through January 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011
North America	$1,165.4	$—	$81.6	$1,238.6	$1,172.1
EMEA	1,540.4	—	141.0	1,675.4	1,853.8
Asia Pacific	593.7	—	51.7	595.0	551.0
Latin America	651.6	—	51.9	710.4	704.6

Total(a)	$3,951.1	$—	$326.2	$4,219.4	$4,281.5

Net long-lived assets by region were as follows:

	Successor		Predecessor
	December 31, 2013	December 31, 2012	December 31, 2012
North America	$483.8	$—	$197.9
EMEA	623.5	—	292.7
Asia Pacific	218.1	—	100.8
Latin America	297.2	—	117.4

Total	$1,622.6	$—	$708.8

(a)

Net Sales are attributed to countries based on location of the customer. Sales to external customers in China represented approximately 10% of the total for the Successor year ended December 31, 2013, 11% for the

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

Predecessor period ended January 31, 2013 and 8% and 7% in the Predecessor years ended December 31, 2012 and 2011, respectively. Sales to external customers in Germany represented approximately 10% of the total for the Successor year ended December 31, 2013 and 11% for the Predecessor period ended January 31, 2013 and 16 % and 11 % in the Predecessor years ended December 31, 2012 and 2011, respectively. Canada, which is included in the North America region, represents approximately 3% of total sales in all periods.
(b)	Long-lived assets, which consist of property, plant and equipment, net, are provided for the Successor Year End December 31, 2013 and the Predecessor year ended December 31, 2012. Canada long-lived assets amounted to approximately $21.1 million in the Successor Year Ended December 31, 2013 and $18.2 million in the Predecessor year ended December 31, 2012.

(26)	ACCUMULATED OTHER COMPREHENSIVE INCOME

	Unrealized Currency Translation Adjustments	Pension and Other Long-term Employee Benefit Adjustments	Unrealized loss on securities	Unrealized Gain on Derivatives	Accumulated Other Comprehensive Income
Successor Balance, December 31, 2012	$—	$—	$—	$—	$—
Current year deferrals to AOCI	24.3	7.5	(0.9)	7.5	38.4
Reclassifications from AOCI to Net income	—	—	—	(4.4)	(4.4)

Net Change	24.3	7.5	(0.9)	3.1	34.0

Successor Balance, December 31, 2013	$24.3	$7.5	$(0.9)	$3.1	$34.0

The income tax related to the adjustment for pension and other long-term employee benefits for the Successor year ended December 31, 2013 was $3.5 million. The cumulative income tax benefit related to the adjustment for pension and other long-term employee benefits at December 31, 2013 was $3.5 million. The income tax related to the change in the unrealized gain on derivatives for the Successor year ended December 31, 2013 was $1.9 million. The cumulative income tax benefit related to the adjustment for unrealized gain on derivatives at December 31, 2013 was $1.9 million.

	Unrealized Currency Translation Adjustments	Pension and Other Long-term Employee Benefit Adjustments	Unrealized loss on securities	Unrealized Gain on Derivatives	Accumulated Other Comprehensive Income
Predecessor Balance, December 31, 2012	$—	$(142.3)	$1.4	$—	$(140.9)
Current year deferrals to AOCI	—	0.7	0.2	—	0.9
Reclassifications from AOCI to Net income	—	—	—	—	—

Net Change	—	(141.6)	1.6	—	(140.0)

Predecessor Balance, January 31, 2013	$—	$(141.6)	$1.6	$—	$(140.0)

The income tax related to the adjustment for pension and other long-term employee benefits for the Predecessor one month ended January 31, 2013 was $0.4 million. The cumulative income tax benefit related to the adjustment for pension and other long-term employee benefits at January 31, 2013 was $76.3 million. The income tax related to the change in the unrealized gain on derivatives for the Predecessor one month ended January 31, 2013 was $0.0 million. The cumulative income tax cost related to the adjustment for unrealized gain on derivatives at

Notes to Consolidated (Successor) and Combined (Predecessor) Financial Statements

(Dollars in millions, unless otherwise noted)

January 31, 2013 was $0.0 million. The income tax related to the change in the unrealized loss on securities for the Predecessor one month ended January 31, 2013 was $0.1 million. The cumulative income tax cost related to the adjustment for unrealized loss on securities at January 31, 2013 was $0.9 million.

(27)	SUBSEQUENT EVENTS

These consolidated and combined financial statements reflect management’s evaluation of subsequent events, through March 31, 2014, the date the consolidated and combined financial statements were available to be issued.

(a)	Amendment to Senior Secured Credit Facilities

On February 3, 2014 (the “Amendment Effective Date”), the Co-Borrowers completed an amendment (the “Amendment”) to the Senior Secured Credit Facilities. The Amendment (i) converted all of the outstanding Dollar Term Loans ($2,282.8 million) into a new class of term loans under the credit agreement governing the Senior Secured Credit Facilities (the “New Dollar Term Loans”), and (ii) converted all of the outstanding Euro Term Loans (€397.0 million) into a new class of term loans under the credit agreement governing the Senior Secured Credit Facilities (the “New Euro Term Loans”). The New Dollar Term Loans are subject to a floor of 1.00% for Eurocurrency loans and 2.00% for Base Rate Loans, plus an applicable rate after the Amendment Effective Date. The applicable rate is 3.00% per annum for Eurocurrency Rate Loans (as defined in the credit agreement governing the Senior Secured Credit Facilities) and 2.00% per annum for Base Rate Loans (as defined in the credit agreement governing the Senior Secured Credit Facilities). The applicable rate for both Eurocurrency Rate Loans as well as Base Rate Loans is subject to a further 25 basis point reduction if the Total Net Leverage Ratio (as defined in the credit agreement governing the Senior Secured Credit Facilities) is less than or equal to 4.50:1.00. The New Euro Term Loans are also subject to a floor of 1.00%, plus an applicable rate after the Amendment Effective Date. The applicable rate is 3.25% per annum for Eurocurrency Rate Loans. The applicable rate is subject to a further 25 basis point reduction if the Total Net Leverage Ratio is less than or equal to 4.50:1.00.

The Company incurred $2.9 million of fees associated with the Amendment.

130 Doing business in over 130 countries	**45** 45 training centers to support our refinish customers around the globe	**35** 35 manufacturing plants around the world	**7** Seven Research and Development centers on four continents

AXALTA

Through and including             (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

            Shares

Axalta Coating Systems Ltd.

Common Shares

PROSPECTUS

Citigroup	Goldman, Sachs & Co.	Deutsche Bank Securities	J.P. Morgan

BofA Merrill Lynch	Barclays	Credit Suisse	Morgan Stanley

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC Registration Fee		$12,880
FINRA Filing Fee		15,550
Printing and Engraving Expense
Legal Fees
Accounting Fees
Blue Sky Fees
Stock Exchange Listing Fees
Transfer Agent Fee
Miscellaneous

Total	$

Item 14.	Indemnification of Directors and Officers

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Item 15.	Recent Sales of Unregistered Securities.

The information presented in this Item 15 does not give effect to the     -for-     stock split, which will occur with the filing of our amended and restated memorandum of association and the adoption of our amended and restated bye-laws immediately prior to this offering. Since August 24, 2012, we have granted to our officers and employees options to purchase an aggregate of 10,143,813 of our common shares with per share exercise prices equal to $10.00, $12.17, $15.00 and $20.00 under our equity incentive plan, which we refer to as the existing equity incentive plan.

Since August 24, 2012, certain of our officers and employees have exercised options granted under the 2013 Plan to purchase a total of 212,007 of our common shares for an aggregate purchase price of approximately $2.9 million. Since August 24, 2012, certain of our officers and directors have purchased an aggregate of 949,340 of our common shares at an aggregate purchase price of approximately $10 million.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. Individuals who purchased stock as described above represented their intention to acquire the stock for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

Item 16.	Exhibits and Financial Statement Schedules.

(A)	Exhibits

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

2.1	Purchase Agreement, dated as of August 30, 2012, by and between E. I. du Pont de Nemours and Company and Flash Bermuda Co. Ltd. (n/k/a Axalta Coating System Ltd.)

2.2	Amendment to Purchase Agreement, dated as of January 31, 2013, by and between E. I. du Pont de Nemours and Company and Flash Bermuda Co. Ltd. (n/k/a Axalta Coating System Ltd.)

3.1*	Form of Amended and Restated Memorandum of Association of Axalta Coating Systems Ltd.

3.2*	Form of Amended and Restated Bye-laws of Axalta Coating Systems Ltd.

4.1	Indenture governing the 7.375% Senior Notes due 2021, dated February 1, 2013 (the “Dollar Senior Notes Indenture”), among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.2	Form of 7.375% Senior Note due 2021 (included in Exhibit 4.1)

4.3	First Supplemental Indenture to the Dollar Senior Notes Indenture, dated April 26, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.4	First Supplemental Indenture to the Dollar Senior Notes Indenture, dated May 10, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.5	Third Supplemental Indenture to the Dollar Senior Notes Indenture, dated July 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.6	Fourth Supplemental Indenture to the Dollar Senior Notes Indenture, dated July 29, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.7	Fifth Supplemental Indenture to the Dollar Senior Notes Indenture, dated September 17, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.8	Sixth Supplemental Indenture to the Dollar Senior Notes Indenture dated September 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

4.9	Seventh Supplemental Indenture to the Dollar Senior Notes Indenture, dated December 27, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.10	Eighth Supplemental Indenture to the Dollar Senior Notes Indenture, dated July 1, 2014, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.11	Indenture governing the 5.750% Senior Secured Notes due 2021, dated February 1, 2013 (the “Euro Senior Notes Indenture”), among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) as Issuers, the Guarantors named therein, Wilmington Trust, National Association, as Trustee and Collateral Agent, Citigroup Global Markets Deutschland AG, as registrar, and Citibank B.A. London Branch, as Paying Agent and Authenticating Agent

4.12	Form of 5.750% Senior Secured Note due 2021 (included in Exhibit 4.11)

4.13	First Supplemental Indenture to the Euro Senior Notes Indenture, dated April 26, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.14	First Supplemental Indenture to the Euro Senior Notes Indenture, dated May 10, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.15	Third Supplemental Indenture to the Euro Senior Notes Indenture, dated July 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.16	Fourth Supplemental Indenture to the Euro Senior Notes Indenture, dated July 29, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.17	Fifth Supplemental Indenture to the Euro Senior Notes Indenture, dated September 17, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.18	Sixth Supplemental Indenture to the Euro Senior Notes Indenture, dated September 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.19	Seventh Supplemental Indenture to the Euro Senior Notes Indenture, dated December 27, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.20	Eighth Supplemental Indenture to the Euro Senior Notes Indenture, dated July 1, 2014, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1*	Form of Opinion of Latham & Watkins LLP

10.1	Credit Agreement, dated as of February 1, 2013 (the “Credit Agreement”), among Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) and U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.), as Borrowers, Flash Dutch 1 B.V. (n/k/a Axalta Coating Systems Dutch Holding A B.V.) as Holdings, Coatings Co. U.S. Inc. (n/k/a Axalta Coating Systems U.S., Inc.), as U.S. Holdings, Barclays Bank PLC as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto

10.2	Amendment No. 1 Agreement, to the Credit Agreement, dated as of May 24, 2013, among Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) as Dutch Borrower, Axalta Coating Systems U.S. Holdings, Inc. as U.S. Borrower and Barclays Bank PLC, as Administrative Agent

10.3	Second Amendment to Credit Agreement, dated as of February 3, 2014, by and among Axalta Coating Systems Dutch Holding B B.V. (the “Dutch Borrower”), and Axalta Coating Systems U.S. Holdings, Inc. (the “U.S. Borrower” and together with the Dutch Borrower, collectively, the “Borrowers”), Axalta Coating Systems U.S., Inc. (f/k/a Coatings Co. U.S. Inc.) (“U.S. Holdings”), Axalta Coating Systems Dutch Holding A B.V. (“Holdings”), and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”), as collateral agent (in such capacity, the “Collateral Agent”), and as designated 2014 Specified Refinancing Term Lender (in such capacity, the “Designated 2014 Specified Refinancing Term Lender”)

10.4	Security Agreement, dated February 1, 2013, among the Grantors referred to therein and Barclays Bank PLC, as Collateral Agent

10.5	Security Agreement, dated February 1, 2013, among the Grantors referred to therein and Wilmington Trust, National Association, as Collateral Agent

10.6	Intellectual Property Security Agreement, dated February 1, 2013, between U.S. Coatings IP Co. LLC (n/k/a Axalta Coating Systems USA IP Co. LLC) and Barclays Bank PLC, as collateral agent

10.7	Intellectual Property Security Agreement, dated February 1, 2013, between the U.S. Coatings IP Co. LLC (n/k/a Axalta Coating Systems USA IP Co. LLC) and Wilmington Trust, National Association, as collateral agent

10.8	Subsidiary Guaranty, dated as of February 1, 2013, among the Guarantors named therein, the Additional Guarantors referred to therein and Barclays bank PLC as Administrative Agent

10.9	Holdings Guaranty, dated as of February 1, 2013, between Flash Dutch 1 B.V. (n/k/a Axalta Coating Systems Dutch Holding A B.V.) and Barclays Bank PLC as Administrative Agent

10.10	First Lien Intercreditor Agreement, dated as of February 1, 2013, among Barclays Bank PLC as Bank Collateral Agent under the Credit Agreement, and as Notes Foreign Collateral Agent under the Indenture, Wilmington Trust, National Association, as Notes Collateral Agent under the Indenture, each Grantor party thereto and each Additional Agent from time to time party thereto

10.11	Share Pledge Agreement in respect of shares in DuPont Performance Coatings Belgium BVBA (n/k/a Axalta Coating Systems Belgium BVBA), dated 1 February 2013, between Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), Teodur B.V. and Barclays Bank PLC, as collateral agent

10.12	Share Pledge Agreement in respect of shares in DuPont Performance Coatings Belgium BVBA (n/k/a Axalta Coating Systems Belgium BVBA), dated 1 February 2013, between Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), Teodur B.V. and Wilmington Trust, National Association, as collateral agent

10.13	Bank Accounts Pledge Agreement, entered into September 17, 2013, among Axalta Coating Systems Brasil Ltda., Wilmington Trust, National Association, as Notes Collateral Agent, and Barclays Bank PLC, as Collateral Agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.14	Quota Pledge Agreement, entered into September 17, 2013, among Brazil Coatings Co. Participações Ltda., Axalta Coating Systems Dutch Holding 2 B.V., Barclays Bank PLC, as Collateral Agent, and Wilmington Trust, National Association, as Notes Collateral Agent

10.15	Security Agreement, dated as of May 10, 2013, between Axalta Coating Systems Canada Company (f/k/a DuPont Performance Coatings Canada Company), Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.), the additional grantors from time to time party thereto, and Barclays Bank PLC, as collateral agent for the secured parties

10.16	Security Agreement, dated as of May 10, 2013, between Axalta Coating Systems Canada Company (f/k/a DuPont Performance Coatings Canada Company), Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.), the additional grantors from time to time party thereto, and Wilmington Trust, National Association, as collateral agent for the secured parties

10.17	Securities Account Pledge Agreement in relation to the shares issued by France Coatings Co. (n/k/a Axalta Coating Systems France Holding SAS), dated 26 April 2013, between Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.), Barclays Bank PLC, as notes foreign collateral agent, and France Coatings Co. (n/k/a Axalta Coating Systems France Holding SAS)

10.18	Pledge of Receivables Agreement, dated 26 April 2013, between Lux FinCo Coatings S.à r.l. (n/k/a Axalta Coating Systems Finance 1 S.à r.l.) and Barclays Bank PLC, as notes foreign collateral agent

10.19	Securities Account Pledge Agreement in relation to the shares issued by DuPont Performance Coatings France SAS (n/k/a Axalta Coating Systems France SAS), dated 26 April 2013, between France Coatings Co. (n/k/a Axalta Coating Systems France Holding SAS), Barclays Bank PLC, as notes foreign collateral agent, and DuPont Performance Coatings France SAS (n/k/a Axalta Coating Systems France SAS)

10.20	Account Pledge Agreement, made on 29 July 2013, between Axalta Coating Systems Verwaltungs GmbH (f/k/a Flash German Co. GmbH), Axalta Coating Systems Deutschland Holding GmbH & Co. KG (f/k/a Germany Coatings GmbH & Co. KG), Axalta Coating Systems Beteiligungs GmbH (f/k/a Germany Coatings Co GmbH), Standox GmbH, Spies Hecker GmbH, Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as notes collateral agent under the EUR Notes Indenture

10.21	Global Assignment Agreement, made on 29 July 2013, between Axalta Coating Systems Deutschland Holding GmbH & Co. KG (f/k/a Germany Coatings GmbH & Co. KG) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.22	Global Assignment Agreement, made on 29 July 2013, between Axalta Coating Systems Beteiligungs GmbH (f/k/a Germany Coatings Co GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.23	Global Assignment Agreement, made on 29 July 2013, between Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.24	Global Assignment Agreement, made on 29 July 2013, between Spies Hecker GmbH and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.25	Global Assignment Agreement, made on 29 July 2013, between Standox GmbH and Barclays Bank PLC, as collateral agent and collateral sub-agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.26	Partnership Interest Pledge Agreement, made on 29 July 2013, between Axalta Coating Systems Luxembourg Holding 2 S.à r.l. (f/k/a Luxembourg Coatings S.à r.l.), Axalta Coating Systems Verwaltungs GmbH (f/k/a Flash German Co. GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as notes collateral agent under the EUR Notes Indenture

10.27	Share Pledge Agreement, made on 24 July 2013, between Axalta Coating Systems Beteiligungs GmbH (f/k/a Germany Coatings Co GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as notes collateral agent under the EUR Notes Indenture

10.28	Security Purpose Agreement, made on 29 July 2013, between Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.29	Security Transfer Agreement, made on 29 July 2013, between Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.30	Global Assignment Agreement, made on 1 July 2014, between Axalta Coating Systems Logistik Germany GmbH & Co. KG and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.31	Partnership Interest Pledge Agreement, made on 1 July 2014, between Axalta Coating Systems Germany GmbH, Axalta Coating Systems Verwaltungs GmbH (f/k/a Flash German Co. GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association as collateral agent under the EUR Note Indenture

10.32	Account Pledge Agreement, made on 1 July 2014, between Axalta Coating Systems Logistik Germany GmbH & Co. KG, Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as collateral agent under the EUR Notes Indenture

10.33	Security Transfer Agreement, made on 1 July 2014, between Axalta Coating Systems Logistik Germany GmbH & Co. KG and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.34	Pledge Agreement without Transfer of Possession, dated September 18, 2013, between Axalta Coating Systems México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.35	Pledge Agreement without Transfer of Possession, dated September 18, 2013, between Axalta Coating Systems Servicios México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings Servicios México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.36

Equity Interest Pledge Agreement, dated September 18, 2013, among Axalta Coating Systems LA Holding II B.V. (f/k/a DuPont Performance Coatings LA Holding II B.V.), Axalta Coating Systems México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings México, S. de R.L. de C.V.), Axalta Coating Systems Servicios México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings Servicios México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.37

Equity Interest Pledge Agreement, dated September 18, 2013, among Axalta Coating Systems LA Holding II B.V. (f/k/a DuPont Performance Coatings LA Holding II B.V.), Axalta Coating Systems Servicios México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings Servicios México, S. de R.L. de C.V.), Axalta Coating Systems México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.38

Share Pledge Agreement, dated September 18, 2013, between Axalta Powder Coating Systems USA, Inc. (f/k/a DuPont Powder Coatings USA, Inc.), Axalta Powder Coating Systems México, S.A. de C.V. (f/k/a DuPont Powder Coatings de México, S.A. de C.V.) and Barclays Bank PLC, as collateral agent

10.39	Debenture, dated 1 February 2013, by Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), DuPont Performance Coatings (U.K.) Limited (n/k/a Axalta Coating Systems UK Limited), and DuPont Powder Coatings UK Limited (n/k/a Axalta Powder Coating Systems UK Limited), in favour of Wilmington Trust, National Association, as collateral agent appointed pursuant to the Secured Notes Indenture

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.40	Debenture, dated 1 February 2013, by Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), DuPont Performance Coatings (U.K.) Limited (n/k/a Axalta Coating Systems UK Limited), and DuPont Powder Coatings UK Limited (n/k/a Axalta Powder Coating Systems UK Limited), in favour of Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.41	Security Over Shares Agreement, dated 1 February 2013, between Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.) and Wilmington Trust, National Association, as collateral agent appointed pursuant to the Secured Notes Indenture

10.42	Security Over Shares Agreement, dated 1 February 2013, between Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.) and Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.43	Debenture, dated 25 March 2014, by Axalta Coating Systems U.K. (2) Limited in favour of Wilmington Trust, National Association, as collateral agent under the Secured Notes Indenture

10.44	Debenture, dated 25 March 2014, by Axalta Coating Systems U.K. (2) Limited in favour of Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.45	Security Over Shares Agreement, dated 25 March 2014, between Axalta Coating Systems Belgium BVBA and Wilmington Trust, National Association, as collateral agent appointed pursuant to the Secured Notes Indenture

10.46	Security Over Shares Agreement, dated 25 March 2014, between Axalta Coating Systems Belgium BVBA and Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.47*	Stockholders Agreement

10.48*	Form of Indemnification Agreement

10.49*	Employment Agreement between Charles W. Shaver and Coatings Co. U.S. Inc., dated October 26, 2012

10.50*	Employment Agreement between Robert W. Bryant and Coatings Co. U.S. Inc., dated January 12, 2013

10.51*	Employment Agreement between Steven R. Markevich and Coatings Co. U.S. Inc., dated May 2, 2013

10.52*	Employment Agreement between Joseph F. McDougall and Coatings Co. U.S. Inc., dated May 1, 2013

10.53*	Employment Agreement between Michael Finn and Coatings Co. U.S. Inc., dated March 26, 2013

10.54*	Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan

10.55*	Form of Stock Option Agreement under the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan

10.56*	Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

10.57*	Form of Stock Option Agreement under the Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

10.58*	Form of Restricted Stock Agreement under the Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

10.59*	Form of Restricted Stock Unit Agreement under the Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

10.60*	Axalta Coating Systems LLC Retirement Savings Restoration Plan

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.61*	Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan

10.62*	Form of Principal Stockholders Agreement

21.1	List of Subsidiaries

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included in the signature pages to this registration statement)

*	To be filed by amendment.

(B)	Financial Statement Schedules

Item 17.	Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer, or controlling person of us in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i)	for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Philadelphia, state of Pennsylvania, on August 20, 2014.

AXALTA COATING SYSTEMS LTD.

By:	/s/ Charles W. Shaver
Charles W. Shaver Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Charles W. Shaver and Robert Bryant, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or their or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date
/s/ Charles W. Shaver	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 20, 2014
Charles W. Shaver

/s/ Robert W. Bryant	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 20, 2014
Robert W. Bryant

/s/ Sean M. Lannon	Vice President and Global Controller (Principal Accounting Officer)	August 20, 2014
Sean M. Lannon

/s/ Orlando A. Bustos	Director	August 20, 2014
Orlando A. Bustos

/s/ Robert M. McLaughlin	Director	August 20, 2014
Robert M. McLaughlin

/s/ Andreas C. Kramvis	Director	August 20, 2014
Andreas C. Kramvis

/s/ Martin W. Sumner	Director	August 20, 2014
Martin W. Sumner

/s/ Wesley T. Bieligk	Director	August 20, 2014
Wesley T. Bieligk

Signature	Title	Date

/s/ Gregor P. Böhm	Director	August 20, 2014
Gregor P. Böhm

/s/ Allan M. Holt	Director	August 20, 2014
Allan M. Holt

/s/ Gregory S. Ledford	Director	August 20, 2014
Gregory S. Ledford

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

1.1*	Form of Underwriting Agreement

2.1	Purchase Agreement, dated as of August 30, 2012, by and between E. I. du Pont de Nemours and Company and Flash Bermuda Co. Ltd. (n/k/a Axalta Coating Systems Ltd.)

2.2	Amendment to Purchase Agreement, dated as of January 31, 2013, by and between E. I. du Pont de Nemours and Company and Flash Bermuda Co. Ltd. (n/k/a Axalta Coating Systems Ltd.)

3.1*	Form of Amended and Restated Memorandum of Association of Axalta Coating Systems Ltd.

3.2*	Form of Amended and Restated Bye-laws of Axalta Coating Systems Ltd.

4.1	Indenture governing the 7.375% Senior Notes due 2021, dated February 1, 2013 (the “Dollar Senior Notes Indenture”), among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.2	Form of 7.375% Senior Note due 2021 (included in Exhibit 4.1)

4.3	First Supplemental Indenture to the Dollar Senior Notes Indenture, dated April 26, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.4	First Supplemental Indenture to the Dollar Senior Notes Indenture, dated May 10, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.5	Third Supplemental Indenture to the Dollar Senior Notes Indenture, dated July 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.6	Fourth Supplemental Indenture to the Dollar Senior Notes Indenture, dated July 29, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.7	Fifth Supplemental Indenture to the Dollar Senior Notes Indenture, dated September 17, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.8	Sixth Supplemental Indenture to the Dollar Senior Notes Indenture dated September 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.9	Seventh Supplemental Indenture to the Dollar Senior Notes Indenture, dated December 27, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

4.10	Eighth Supplemental Indenture to the Dollar Senior Notes Indenture, dated July 1, 2014, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee

4.11	Indenture governing the 5.750% Senior Secured Notes due 2021, dated February 1, 2013 (the “Euro Senior Notes Indenture”), among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) as Issuers, the Guarantors named therein, Wilmington Trust, National Association, as Trustee and Collateral Agent, Citigroup Global Markets Deutschland AG, as registrar, and Citibank B.A. London Branch, as Paying Agent and Authenticating Agent

4.12	Form of 5.750% Senior Secured Note due 2021 (included in Exhibit 4.11)

4.13	First Supplemental Indenture to the Euro Senior Notes Indenture, dated April 26, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.14	First Supplemental Indenture to the Euro Senior Notes Indenture, dated May 10, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.15	Third Supplemental Indenture to the Euro Senior Notes Indenture, dated July 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.16	Fourth Supplemental Indenture to the Euro Senior Notes Indenture, dated July 29, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.17	Fifth Supplemental Indenture to the Euro Senior Notes Indenture, dated September 17, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.18	Sixth Supplemental Indenture to the Euro Senior Notes Indenture, dated September 18, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.19	Seventh Supplemental Indenture to the Euro Senior Notes Indenture, dated December 27, 2013, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

4.20	Eighth Supplemental Indenture to the Euro Senior Notes Indenture, dated July 1, 2014, among U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.) and Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.), as Issuers, the Guarantors named therein and Wilmington Trust, National Association, as Trustee and Collateral Agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

5.1*	Form of Opinion of Latham & Watkins LLP

10.1	Credit Agreement, dated as of February 1, 2013 (the “Credit Agreement”), among Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) and U.S. Coatings Acquisition Inc. (n/k/a Axalta Coating Systems U.S. Holdings, Inc.), as Borrowers, Flash Dutch 1 B.V. (n/k/a Axalta Coating Systems Dutch Holding A B.V.) as Holdings, Coatings Co. U.S. Inc. (n/k/a Axalta Coating Systems U.S., Inc.), as U.S. Holdings, Barclays Bank PLC as Administrative Agent, Collateral Agent, Swing Line Lender and L/C Issuer, and the other Lenders party thereto

10.2	Amendment No. 1 Agreement, to the Credit Agreement, dated as of May 24, 2013, among Flash Dutch 2 B.V. (n/k/a Axalta Coating Systems Dutch Holding B B.V.) as Dutch Borrower, Axalta Coating Systems U.S. Holdings, Inc. as U.S. Borrower and Barclays Bank PLC, as Administrative Agent

10.3	Second Amendment to Credit Agreement, dated as of February 3, 2014, by and among Axalta Coating Systems Dutch Holding B B.V. (the “Dutch Borrower”), and Axalta Coating Systems U.S. Holdings, Inc. (the “U.S. Borrower” and together with the Dutch Borrower, collectively, the “Borrowers”), Axalta Coating Systems U.S., Inc. (f/k/a Coatings Co. U.S. Inc.) (“U.S. Holdings”), Axalta Coating Systems Dutch Holding A B.V. (“Holdings”), and Barclays Bank PLC, as administrative agent (in such capacity, the “Administrative Agent”), as collateral agent (in such capacity, the “Collateral Agent”), and as designated 2014 Specified Refinancing Term Lender (in such capacity, the “Designated 2014 Specified Refinancing Term Lender”)

10.4	Security Agreement, dated February 1, 2013, among the Grantors referred to therein and Barclays Bank PLC, as Collateral Agent

10.5	Security Agreement, dated February 1, 2013, among the Grantors referred to therein and Wilmington Trust, National Association, as Collateral Agent

10.6	Intellectual Property Security Agreement, dated February 1, 2013, between U.S. Coatings IP Co. LLC (n/k/a Axalta Coating Systems USA IP Co. LLC) and Barclays Bank PLC, as collateral agent

10.7	Intellectual Property Security Agreement, dated February 1, 2013, between the U.S. Coatings IP Co. LLC (n/k/a Axalta Coating Systems USA IP Co. LLC) and Wilmington Trust, National Association, as collateral agent

10.8	Subsidiary Guaranty, dated as of February 1, 2013, among the Guarantors named therein, the Additional Guarantors referred to therein and Barclays bank PLC as Administrative Agent

10.9	Holdings Guaranty, dated as of February 1, 2013, between Flash Dutch 1 B.V. (n/k/a Axalta Coating Systems Dutch Holding A B.V.) and Barclays Bank PLC as Administrative Agent

10.10	First Lien Intercreditor Agreement, dated as of February 1, 2013, among Barclays Bank PLC as Bank Collateral Agent under the Credit Agreement, and as Notes Foreign Collateral Agent under the Indenture, Wilmington Trust, National Association, as Notes Collateral Agent under the Indenture, each Grantor party thereto and each Additional Agent from time to time party thereto

10.11	Share Pledge Agreement in respect of shares in DuPont Performance Coatings Belgium BVBA (n/k/a Axalta Coating Systems Belgium BVBA), dated 1 February 2013, between Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), Teodur B.V. and Barclays Bank PLC, as collateral agent

10.12	Share Pledge Agreement in respect of shares in DuPont Performance Coatings Belgium BVBA (n/k/a Axalta Coating Systems Belgium BVBA), dated 1 February 2013, between Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), Teodur B.V. and Wilmington Trust, National Association, as collateral agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.13	Bank Accounts Pledge Agreement, entered into September 17, 2013, among Axalta Coating Systems Brasil Ltda., Wilmington Trust, National Association, as Notes Collateral Agent, and Barclays Bank PLC, as Collateral Agent

10.14	Quota Pledge Agreement, entered into September 17, 2013, among Brazil Coatings Co. Participações Ltda., Axalta Coating Systems Dutch Holding 2 B.V., Barclays Bank PLC, as Collateral Agent, and Wilmington Trust, National Association, as Notes Collateral Agent

10.15	Security Agreement, dated as of May 10, 2013, between Axalta Coating Systems Canada Company (f/k/a DuPont Performance Coatings Canada Company), Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.), the additional grantors from time to time party thereto, and Barclays Bank PLC, as collateral agent for the secured parties

10.16	Security Agreement, dated as of May 10, 2013, between Axalta Coating Systems Canada Company (f/k/a DuPont Performance Coatings Canada Company), Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.), the additional grantors from time to time party thereto, and Wilmington Trust, National Association, as collateral agent for the secured parties

10.17	Securities Account Pledge Agreement in relation to the shares issued by France Coatings Co. (n/k/a Axalta Coating Systems France Holding SAS), dated 26 April 2013, between Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.), Barclays Bank PLC, as notes foreign collateral agent, and France Coatings Co. (n/k/a Axalta Coating Systems France Holding SAS)

10.18	Pledge of Receivables Agreement, dated 26 April 2013, between Lux FinCo Coatings S.à r.l. (n/k/a Axalta Coating Systems Finance 1 S.à r.l.) and Barclays Bank PLC, as notes foreign collateral agent

10.19	Securities Account Pledge Agreement in relation to the shares issued by DuPont Performance Coatings France SAS (n/k/a Axalta Coating Systems France SAS), dated 26 April 2013, between France Coatings Co. (n/k/a Axalta Coating Systems France Holding SAS), Barclays Bank PLC, as notes foreign collateral agent, and DuPont Performance Coatings France SAS (n/k/a Axalta Coating Systems France SAS)

10.20	Account Pledge Agreement, made on 29 July 2013, between Axalta Coating Systems Verwaltungs GmbH (f/k/a Flash German Co. GmbH), Axalta Coating Systems Deutschland Holding GmbH & Co. KG (f/k/a Germany Coatings GmbH & Co. KG), Axalta Coating Systems Beteiligungs GmbH (f/k/a Germany Coatings Co GmbH), Standox GmbH, Spies Hecker GmbH, Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as notes collateral agent under the EUR Notes Indenture

10.21	Global Assignment Agreement, made on 29 July 2013, between Axalta Coating Systems Deutschland Holding GmbH & Co. KG (f/k/a Germany Coatings GmbH & Co. KG) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.22	Global Assignment Agreement, made on 29 July 2013, between Axalta Coating Systems Beteiligungs GmbH (f/k/a Germany Coatings Co GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.23	Global Assignment Agreement, made on 29 July 2013, between Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.24	Global Assignment Agreement, made on 29 July 2013, between Spies Hecker GmbH and Barclays Bank PLC, as collateral agent and collateral sub-agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.25	Global Assignment Agreement, made on 29 July 2013, between Standox GmbH and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.26	Partnership Interest Pledge Agreement, made on 29 July 2013, between Axalta Coating Systems Luxembourg Holding 2 S.à r.l. (f/k/a Luxembourg Coatings S.à r.l.), Axalta Coating Systems Verwaltungs GmbH (f/k/a Flash German Co. GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as notes collateral agent under the EUR Notes Indenture

10.27	Share Pledge Agreement, made on 24 July 2013, between Axalta Coating Systems Beteiligungs GmbH (f/k/a Germany Coatings Co GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as notes collateral agent under the EUR Notes Indenture

10.28	Security Purpose Agreement, made on 29 July 2013, between Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.29	Security Transfer Agreement, made on 29 July 2013, between Axalta Coating Systems Germany GmbH (f/k/a DuPont Performance Coatings GmbH) and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.30	Global Assignment Agreement, made on 1 July 2014, between Axalta Coating Systems Logistik Germany GmbH & Co. KG and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.31	Partnership Interest Pledge Agreement, made on 1 July 2014, between Axalta Coating Systems Germany GmbH, Axalta Coating Systems Verwaltungs GmbH (f/k/a Flash German Co. GmbH), Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association as collateral agent under the EUR Note Indenture

10.32	Account Pledge Agreement, made on 1 July 2014, between Axalta Coating Systems Logistik Germany GmbH & Co. KG, Barclays Bank PLC, as collateral agent under the Credit Agreement, and Wilmington Trust, National Association, as collateral agent under the EUR Notes Indenture

10.33	Security Transfer Agreement, made on 1 July 2014, between Axalta Coating Systems Logistik Germany GmbH & Co. KG and Barclays Bank PLC, as collateral agent and collateral sub-agent

10.34

Pledge Agreement without Transfer of Possession, dated September 18, 2013, between Axalta Coating Systems México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.35

Pledge Agreement without Transfer of Possession, dated September 18, 2013, between Axalta Coating Systems Servicios México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings Servicios México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.36

Equity Interest Pledge Agreement, dated September 18, 2013, among Axalta Coating Systems LA Holding II B.V. (f/k/a DuPont Performance Coatings LA Holding II B.V.), Axalta Coating Systems México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings México, S. de R.L. de C.V.), Axalta Coating Systems Servicios México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings Servicios México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.37

Equity Interest Pledge Agreement, dated September 18, 2013, among Axalta Coating Systems LA Holding II B.V. (f/k/a DuPont Performance Coatings LA Holding II B.V.), Axalta Coating Systems Servicios México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings Servicios México, S. de R.L. de C.V.), Axalta Coating Systems México, S. de R.L. de C.V. (f/k/a/ DuPont Performance Coatings México, S. de R.L. de C.V.) and Barclays Bank PLC, as collateral agent

10.38	Share Pledge Agreement, dated September 18, 2013, between Axalta Powder Coating Systems USA, Inc. (f/k/a DuPont Powder Coatings USA, Inc.), Axalta Powder Coating Systems México, S.A. de C.V. (f/k/a DuPont Powder Coatings de México, S.A. de C.V.) and Barclays Bank PLC, as collateral agent

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.39	Debenture, dated 1 February 2013, by Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), DuPont Performance Coatings (U.K.) Limited (n/k/a Axalta Coating Systems UK Limited), and DuPont Powder Coatings UK Limited (n/k/a Axalta Powder Coating Systems UK Limited), in favour of Wilmington Trust, National Association, as collateral agent appointed pursuant to the Secured Notes Indenture

10.40	Debenture, dated 1 February 2013, by Coatings Co (UK) Limited (n/k/a Axalta Coating Systems UK Holding Limited), DuPont Performance Coatings (U.K.) Limited (n/k/a Axalta Coating Systems UK Limited), and DuPont Powder Coatings UK Limited (n/k/a Axalta Powder Coating Systems UK Limited), in favour of Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.41	Security Over Shares Agreement, dated 1 February 2013, between Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.) and Wilmington Trust, National Association, as collateral agent appointed pursuant to the Secured Notes Indenture

10.42	Security Over Shares Agreement, dated 1 February 2013, between Flash Lux Co S.à r.l. (n/k/a Axalta Coating Systems Luxembourg Holding S.à r.l.) and Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.43	Debenture, dated 25 March 2014, by Axalta Coating Systems U.K. (2) Limited in favour of Wilmington Trust, National Association, as collateral agent under the Secured Notes Indenture

10.44	Debenture, dated 25 March 2014, by Axalta Coating Systems U.K. (2) Limited in favour of Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.45	Security Over Shares Agreement, dated 25 March 2014, between Axalta Coating Systems Belgium BVBA and Wilmington Trust, National Association, as collateral agent appointed pursuant to the Secured Notes Indenture

10.46	Security Over Shares Agreement, dated 25 March 2014, between Axalta Coating Systems Belgium BVBA and Barclays Bank PLC, as collateral agent appointed pursuant to the Credit Agreement

10.47*	Stockholders Agreement

10.48*	Form of Indemnification Agreement

10.49*	Employment Agreement between Charles W. Shaver and Coatings Co. U.S. Inc., dated October 26, 2012

10.50*	Employment Agreement between Robert W. Bryant and Coatings Co. U.S. Inc., dated January 12, 2013

10.51*	Employment Agreement between Steven R. Markevich and Coatings Co. U.S. Inc., dated May 2, 2013

10.52*	Employment Agreement between Joseph F. McDougall and Coatings Co. U.S. Inc., dated May 1, 2013

10.53*	Employment Agreement between Michael Finn and Coatings Co. U.S. Inc., dated March 26, 2013

10.54*	Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan

10.55*	Form of Stock Option Agreement under the Axalta Coating Systems Bermuda Co., Ltd. 2013 Equity Incentive Plan

10.56*	Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

EXHIBIT NO.	DESCRIPTION OF EXHIBIT

10.57*	Form of Stock Option Agreement under the Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

10.58*	Form of Restricted Stock Agreement under the Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

10.59*	Form of Restricted Stock Unit Agreement under the Axalta Coating Systems Ltd. 2014 Equity Incentive Plan

10.60*	Axalta Coating Systems LLC Retirement Savings Restoration Plan

10.61*	Axalta Coating Systems, LLC Nonqualified Deferred Compensation Plan

10.62*	Form of Principal Stockholders Agreement

21.1	List of Subsidiaries

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Powers of Attorney (included in the signature pages to this registration statement)

*	To be filed by amendment.